EXHIBIT 99.01
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D. C. 20549

                                -----------------

                                    FORM 10-Q

/X/            QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(D) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

                FOR THE QUARTERLY PERIOD ENDED SEPTEMBER 30, 1997

                                       OR

/ /           TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(D) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

               FOR THE TRANSITION PERIOD FROM ________ TO _______

                              --------------------

                          COMMISSION FILE NUMBER 1-9924

                              --------------------


                              TRAVELERS GROUP INC.

             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           DELAWARE                                         52-1568099
(STATE OR OTHER JURISDICTION OF                          (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)                           IDENTIFICATION NO.)

                 388 GREENWICH STREET, NEW YORK, NEW YORK 10013
               (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES) (ZIP CODE)

                                 (212) 816-8000
              (REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE)

                              --------------------

INDICATE BY CHECK MARK WHETHER THE REGISTRANT (1) HAS FILED ALL REPORTS REQUIRED TO BE FILED BY SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934 DURING THE PRECEDING 12 MONTHS (OR FOR SUCH SHORTER PERIOD THAT THE REGISTRANT WAS REQUIRED TO FILE SUCH REPORTS), AND (2) HAS BEEN SUBJECT TO
SUCH FILING REQUIREMENTS FOR THE PAST 90 DAYS. YES X    NO
                                               -----   -----

INDICATE THE NUMBER OF SHARES OUTSTANDING OF EACH OF THE ISSUER'S CLASSES OF COMMON STOCK AS OF THE LATEST PRACTICABLE DATE:

          COMMON STOCK OUTSTANDING AS OF OCTOBER 31, 1997: 958,284,705

(ADJUSTED TO GIVE EFFECT TO THE THREE-FOR-TWO STOCK SPLIT PAYABLE ON NOVEMBER 19, 1997)


                              TRAVELERS GROUP INC.

                        TABLE OF CONTENTS
                        -----------------

                  Part I - Financial Information




Item 1.   Financial Statements:                          PAGE NO.
                                                         --------

          Condensed Consolidated Statement of
          Income (Unaudited) - Three and Nine
          Months Ended September 30, 1997 and 1996          3

          Condensed Consolidated Statement of
          Financial Position - September 30, 1997
          (Unaudited) and December 31, 1996                 4

          Condensed Consolidated Statement of
          Changes in Stockholders' Equity
          (Unaudited) - Nine Months Ended
          September 30, 1997                                5

          Condensed Consolidated Statement of Cash
          Flows (Unaudited) - Nine Months Ended
          September 30, 1997 and 1996                       6

          Notes to Condensed Consolidated
          Financial Statements - (Unaudited)                7


Item 2.   Management's Discussion and Analysis of
          Financial Condition and Results of
          Operations                                       14


                   Part II - Other Information

Item 1.  Legal Proceedings                                 35

Item 6.  Exhibits and Reports on Form 8-K                  36

Exhibit Index                                              37

Signatures                                                 39


                                  TRAVELERS GROUP INC. and Subsidiaries
                          CONDENSED CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)
                            (In millions of dollars, except per share amounts)



                                                        Three Months Ended          Nine Months Ended
                                                          September 30,               September 30,
                                                       ---------------------      ----------------------
                                                           1997      1996            1997         1996
------------------------------------------------------ ---------- ---------- ---- ---------- -----------

REVENUES
Insurance premiums                                       $2,226    $2,197          $6,670      $5,513
Commissions and fees                                      1,050       794           2,768       2,560
Interest and dividends                                    1,694     1,484           4,900       4,027
Finance related interest and other charges                  372       292             999         863
Principal transactions                                      252       243             766         786
Asset management and administration fees                    433       343           1,195         991
Other income                                                449       269           1,079         823
------------------------------------------------------ ---------- ---------- ---- ---------- -----------
  Total revenues                                          6,476     5,622          18,377      15,563
------------------------------------------------------ ---------- ---------- ---- ---------- -----------
EXPENSES
Policyholder benefits and claims                          1,898     1,947           5,709       5,537
Non-insurance compensation and benefits                   1,110       904           3,060       2,834
Insurance underwriting, acquisition and operating           820       799           2,424       2,166
Interest                                                    735       580           2,084       1,640
Provision for consumer finance credit losses                 63        60             208         188
Other operating                                             489       404           1,365       1,254
------------------------------------------------------ ---------- ---------- ---- ---------- -----------
   Total expenses                                         5,115     4,694          14,850      13,619
------------------------------------------------------ ---------- ---------- ---- ---------- -----------

Gain (loss) on sale of subsidiaries and affiliates            -         -               -         397
------------------------------------------------------ ---------- ---------- ---- ---------- -----------
Income before income taxes and minority interest          1,361       928           3,527       2,341
Provision for income taxes                                  483       323           1,246         684
Minority interest, net of income taxes                       55        44             153           -
------------------------------------------------------ ---------- ---------- ---- ---------- -----------
Income from continuing operations                           823       561           2,128       1,657
Discontinued operations, net of income taxes:
   Gain on disposition                                        -        31               -          31
------------------------------------------------------ ---------- ---------- ---- ---------- -----------
Net income                                                 $823      $592          $2,128      $1,688
====================================================== ========== ========== ==== ========== ===========

Net income per share of common stock
   and common stock equivalents(1)
   Continuing operations                                  $0.83      $0.56        $  2.13      $  1.66
   Discontinued operations                                 -          0.03           -            0.03
------------------------------------------------------ ---------- ---------- ---- ---------- -----------
Net income                                                $0.83      $0.59        $  2.13      $  1.69
====================================================== ========== ========== ==== ========== ===========
Weighted average number of common shares outstanding
   and common stock equivalents(1)                        970.5      958.5          969.9        955.8
====================================================== ========== ========== ==== ========== ===========


See Notes to Condensed Consolidated Financial Statements.

(1) Current and prior year information has been restated to reflect a stock split (see Note 1 of Notes to Condensed Consolidated Financial Statements).



                                  TRAVELERS GROUP INC. and Subsidiaries
                          CONDENSED CONSOLIDATED STATEMENT OF FINANCIAL POSITION
                                         (In millions of dollars)


                                                                          September 30,    December 31,
                                                                              1997             1996
----------------------------------------------------------------------- ------------------ --------------
ASSETS                                                                     (Unaudited)

Cash and cash equivalents
  (including $1,642 and $1,256 segregated under federal and other
     regulations)                                                            $ 2,127            $ 1,868
Investments and real estate held for sale:
   Fixed maturities, primarily available for sale at market value
     (amortized cost - $46,376 and $43,277)                                   47,874             43,998
   Equity securities, at market (cost - $1,492 and $1,113)                     1,609              1,157
   Mortgage loans                                                              3,662              3,812
   Real estate held for sale                                                     491                459
   Policy loans                                                                1,875              1,910
   Short-term and other                                                        4,159              5,173
----------------------------------------------------------------------- ------------------ --------------
   Total investments and real estate held for sale                            59,670             56,509
----------------------------------------------------------------------- ------------------ --------------
Securities borrowed or purchased under agreements to resell                   32,329             25,280
Brokerage receivables                                                          8,129              7,305
Trading securities owned, at market value                                     15,518             12,465
Net consumer finance receivables                                              10,401              7,885
Reinsurance recoverables                                                       9,838             10,234
Value of insurance in force and deferred policy acquisition costs              2,752              2,563
Cost of acquired businesses in excess of net assets                            3,364              2,933
Separate and variable accounts                                                10,997              9,023
Other receivables                                                              5,145              4,869
Other assets                                                                   9,161             10,133
----------------------------------------------------------------------- ------------------ --------------
Total assets                                                                $169,431           $151,067
======================================================================= ================== ==============
LIABILITIES
Investment banking and brokerage borrowings                                 $  5,083           $  3,217
Short-term borrowings                                                          3,284              1,557
Long-term debt                                                                12,297             11,327
Securities loaned or sold under agreements to repurchase                      30,013             24,449
Brokerage payables                                                             6,220              5,809
Trading securities sold not yet purchased, at market value                     9,989              8,378
Contractholder funds                                                          14,590             13,621
Insurance policy and claims reserves                                          44,004             43,944
Separate and variable accounts                                                10,987              8,949
Accounts payable and other liabilities                                        15,919             14,702
----------------------------------------------------------------------- ------------------ --------------
  Total liabilities                                                          152,386            135,953
----------------------------------------------------------------------- ------------------ --------------
ESOP Preferred stock -- Series C (net of note guarantee of $17 and $35)          137                129
----------------------------------------------------------------------- ------------------ --------------
TRV-obligated mandatorily redeemable preferred securities of subsidiary trusts holding solely junior subordinated debt securities of
TRV                                                                            1,000              1,000
----------------------------------------------------------------------- ------------------ --------------
TAP-obligated mandatorily redeemable preferred securities of subsidiary trusts holding solely junior subordinated debt securities of
TAP                                                                              900                900
----------------------------------------------------------------------- ------------------ --------------
STOCKHOLDERS' EQUITY (1)
Preferred stock, at aggregate liquidation value                                  800                675
Common stock ($.01 par value; authorized shares: 1.5 billion;
  issued shares: 1997 - 1,115,428,926 shares and 1996 - 1,114,623,201
    shares)                                                                       11                 11
Additional paid-in capital                                                     7,747              7,213
Retained earnings                                                              9,233              7,452
Treasury stock, at cost (1997 - 155,628,353 shares and 1996 -
  158,255,102 shares)                                                         (3,275)            (2,446)
Unrealized gain (loss) on investment securities                                  930                469
Other, principally unearned compensation                                        (438)              (289)
----------------------------------------------------------------------- ------------------ --------------
  Total stockholders' equity                                                  15,008             13,085
----------------------------------------------------------------------- ------------------ --------------
Total liabilities and stockholders' equity                                  $169,431           $151,067
======================================================================= ================== ==============

See Notes to Condensed Consolidated Financial Statements.

(1) Current and prior year information has been restated to reflect a stock split (see Note 1 of Notes to Condensed Consolidated Financial Statements).



                                  TRAVELERS GROUP INC. and Subsidiaries
             CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (UNAUDITED)
                                         (In millions of dollars)


NINE MONTHS ENDED SEPTEMBER 30, 1997                                          Amount          Shares(1)
----------------------------------------------------------------------- ----------------- -----------------

PREFERRED STOCK, AT AGGREGATE LIQUIDATION VALUE                                            (in thousands)
Balance, beginning of year                                                   $   675             8,700
Redemption of preferred stock                                                   (675)           (8,700)
Issuance of preferred stock                                                      800             3,200
----------------------------------------------------------------------- ----------------- -----------------
Balance, end of period                                                       $   800             3,200
======================================================================= ================= =================
COMMON STOCK AND ADDITIONAL PAID-IN CAPITAL

Balance, beginning of year(1)                                                $ 7,224         1,114,623
Issuance of shares pursuant to employee benefit plans                            541
Exercise of common stock warrants                                                 10               806
Cost of issuance of preferred stock                                              (17)
----------------------------------------------------------------------- ----------------- -----------------
Balance, end of period                                                         7,758         1,115,429
----------------------------------------------------------------------- ----------------- -----------------
RETAINED EARNINGS
Balance, beginning of year                                                     7,452
Net income                                                                     2,128
Common dividends                                                                (289)
Preferred dividends                                                              (58)
----------------------------------------------------------------------- -----------------
Balance, end of period                                                         9,233

----------------------------------------------------------------------- -----------------
TREASURY STOCK, AT COST
Balance, beginning of year(1)                                                 (2,446)         (158,255)
Issuance of shares pursuant to employee benefit plans, net of shares
  tendered for payment of option exercise price and withholding taxes            (67)           22,441
Treasury stock acquired                                                         (762)          (19,814)
----------------------------------------------------------------------- ----------------- -----------------
Balance, end of period                                                        (3,275)         (155,628)
----------------------------------------------------------------------- ----------------- -----------------
UNREALIZED GAIN (LOSS) ON INVESTMENT SECURITIES

Balance, beginning of year                                                       469
Net change in unrealized gains and losses on investment securities,
  net of tax                                                                     461
----------------------------------------------------------------------- -----------------
Balance, end of period                                                           930

----------------------------------------------------------------------- -----------------
OTHER, PRINCIPALLY UNEARNED COMPENSATION
Balance, beginning of year                                                      (289)
Issuance of restricted stock, net of amortization                               (147)
Other                                                                             (2)
----------------------------------------------------------------------- -----------------
Balance, end of period                                                          (438)
----------------------------------------------------------------------- -----------------
TOTAL COMMON STOCKHOLDERS' EQUITY AND COMMON SHARES OUTSTANDING              $14,208           959,801
======================================================================================== =================
TOTAL STOCKHOLDERS' EQUITY                                                   $15,008
======================================================================= =================

See Notes to Condensed Consolidated Financial Statements.

(1) Current and prior year information has been restated to reflect a stock split (see Note 1 of Notes to Condensed Consolidated Financial
      Statements).




                                  TRAVELERS GROUP INC. and Subsidiaries
                        CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)
                                         (In millions of dollars)



NINE MONTHS ENDED SEPTEMBER 30,                                             1997         1996
----------------------------------------------------------------------- ----------- -------------

CASH FLOWS FROM OPERATING ACTIVITIES
Income from continuing operations before income taxes and minority
  interest                                                                 $  3,527 $  2,341
Adjustments to reconcile income from continuing operations before income taxes and minority interest to net cash provided by (used in)
    operating activities:
    Amortization of deferred policy acquisition costs and value of
      insurance in force                                                      1,073      864
    Additions to deferred policy acquisition costs                           (1,272)   (1,009)
    Depreciation and amortization                                               287      256
    Provision for consumer finance credit losses                                208      188
    Changes in:
       Trading securities, net                                               (1,442)     427
       Securities borrowed, loaned and repurchase agreements, net            (1,485)      13
       Brokerage receivables net of brokerage payables                         (413)   (1,372)
       Insurance policy and claims reserves                                     287      369
       Other, net                                                             2,082    1,115
Net cash flows provided by operating activities of discontinued
  operations                                                                   --         48
-----------------------------------------------------------------------    -------- --------
Net cash provided by (used in) operations                                     2,852    3,240
Income taxes paid                                                              (980)    (532)
-----------------------------------------------------------------------    -------- --------
  Net cash provided by (used in) operating activities                         1,872    2,708
-----------------------------------------------------------------------    -------- --------
CASH FLOWS FROM INVESTING ACTIVITIES
Consumer loans originated or purchased                                       (3,552)  (2,453)
Consumer loans repaid or sold                                                 2,233    1,898
Purchases of fixed maturities and equity securities                         (19,516) (23,764)
Proceeds from sales of investments and real estate:
  Fixed maturities available for sale and equity securities                  14,330   19,785
  Mortgage loans                                                                312      201
  Real estate and real estate joint ventures                                    387      180
Proceeds from maturities of investments:
  Fixed maturities                                                            2,572    2,483
  Mortgage loans                                                                507      570
Other investments, primarily short-term, net                                   (553)    (117)
Business acquisition                                                         (1,618)  (4,160)
Other, net                                                                     (458)     (40)
-----------------------------------------------------------------------    --------  --------
  Net cash provided by (used in) investing activities                        (5,356)   (5,417)
-----------------------------------------------------------------------    --------  --------
CASH FLOWS FROM FINANCING ACTIVITIES

Dividends paid                                                                 (347)    (291)
Issuance of preferred stock                                                     783     --
Redemption of preferred stock                                                  (675)    --
Subsidiary issuance of preferred stock                                         --        900
Subsidiary's sale of Class A common stock                                      --      1,453
Treasury stock acquired                                                        (762)    (432)
Stock tendered for payment of withholding taxes                                (280)    (146)
Issuance of long-term debt                                                    1,716    1,590
Payments and redemptions of long-term debt                                     (747)    (468)
Net change in short-term  borrowings (including investment banking and
  brokerage borrowings)                                                       3,593      783
Contractholder fund deposits                                                  2,450    1,329
Contractholder fund withdrawals                                              (1,991)  (2,194)
Other, net                                                                        3      (46)
-----------------------------------------------------------------------    -------- --------
  Net cash provided by (used in) financing activities                         3,743    2,478
-----------------------------------------------------------------------    -------- --------
Change in cash and cash equivalents                                             259     (231)
Cash and cash equivalents at beginning of period                              1,868    1,866
-----------------------------------------------------------------------    -------- --------
Cash and cash equivalents at end of period                                 $  2,127 $  1,635
-----------------------------------------------------------------------    -------- --------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

Cash paid during the period for interest                                   $  2,018 $  1,595
=======================================================================    ======== ========
SUPPLEMENTAL DISCLOSURE OF BUSINESS ACQUISITIONS:
 Assets and liabilities of business acquired:

  Invested assets                                                          $   --   $ 13,969
  Net consumer finance receivables                                            1,156     --
  Reinsurance recoverables and other assets                                     482   10,386
  Insurance policy and claim reserves                                          --    (18,302)
  Other liabilities                                                             (20)  (1,893)
-----------------------------------------------------------------------    -------- --------
      Cash payment related to business acquisition                         $  1,618 $  4,160
=======================================================================    ======== ========

See Notes to Condensed Consolidated Financial Statements.


                   TRAVELERS GROUP INC. and Subsidiaries
      NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1.  BASIS OF PRESENTATION
    ---------------------

    The accompanying condensed consolidated financial statements as of September 30, 1997 and for the three-month and nine-month periods ended September 30, 1997 and 1996 are unaudited and include the accounts of Travelers Group Inc. (TRV) and its subsidiaries (collectively, the Company). In the opinion of management all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation have been reflected. The accompanying condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and related notes included in the Company's Annual Report to Stockholders for the year ended December 31, 1996.

    Certain financial information that is normally included in annual financial statements prepared in accordance with generally accepted accounting principles, but is not required for interim reporting purposes, has been condensed or omitted.

    THE BOARD OF DIRECTORS ON OCTOBER 22, 1997 DECLARED A THREE-FOR-TWO SPLIT IN TRV'S COMMON STOCK, IN THE FORM OF A 50% STOCK DIVIDEND, WHICH IS PAYABLE ON NOVEMBER 19, 1997 TO STOCKHOLDERS OF RECORD ON NOVEMBER 3, 1997. CURRENT AND PRIOR YEAR INFORMATION HAS BEEN RESTATED TO REFLECT THE STOCK SPLIT.

    Certain reclassifications have been made to the prior year's financial statements to conform to the current year's presentation.

2.  PENDING MERGER
    --------------

    On September 24, 1997, TRV and Salomon Inc (Salomon) announced that they had entered into an agreement and plan of merger pursuant to which a newly formed wholly owned subsidiary of TRV will merge with and into Salomon. The transaction has been approved by the Boards of Directors of both TRV and Salomon. Pursuant to the merger agreement, Salomon common stockholders will receive 1.695 shares of TRV common stock (after giving effect to the TRV stock split) for each share of Salomon common stock that they own, for a total value of approximately $9 billion; each share of preferred stock of Salomon will be converted into a share of a substantially identical series of preferred stock of TRV; and Salomon will become a wholly owned subsidiary of TRV. After the merger, Salomon and Smith Barney Holdings Inc., a wholly owned subsidiary of TRV, will merge to form Salomon Smith Barney Holdings Inc.

    The transaction is expected to be completed by late November 1997 and is subject to various regulatory approvals and approval by Salomon stockholders. The merger will be a tax-free exchange and will be accounted for on a "pooling of interests" basis. As a result of the merger the Company expects to record a restructuring charge of between $400 million and $500 million (after-tax) primarily for severance and costs related to excess or unused office space and other facilities.

3.  AETNA P&C ACQUISITION - PRO FORMA RESULTS OF OPERATIONS
    -------------------------------------------------------

    On April 2, 1996, Travelers Property Casualty Corp. (TAP), an indirect majority-owned subsidiary of the Company, purchased from Aetna Services, Inc. all of the outstanding capital stock of Travelers Casualty and Surety Company (formerly The Aetna Casualty and Surety Company) and The Standard Fire Insurance Company (collectively, Aetna P&C) for approximately $4.2 billion in cash. This acquisition was financed in part by the issuance by TAP of common stock resulting in a minority interest in TAP of approximately 18%. The acquisition was accounted for under the purchase method of accounting and, accordingly, the condensed consolidated financial statements include the results of Aetna P&C's operations only from the date of acquisition.

    On June 23, 1997, TAP repurchased an aggregate of approximately 6.6 million shares of Class A Common Stock held by four private investors for approximately $240.8 million. This repurchase increased TRV's ownership of TAP to approximately 83.4%.

    The following unaudited pro forma information presents the results of operations of the Company and Aetna P&C for the nine months ended September 30, 1996, with pro forma adjustments as if the acquisition and transactions related to the funding of the acquisition had been consummated as of the beginning of the period presented. This pro forma information is not indicative of what would have occurred had the acquisition and related transactions occurred on the date indicated, or of future results of the Company.


                                                          Nine Months Ended
                                                         September 30, 1996*
                                                         ---------------------
    (in millions, except per share data)

    Revenues                                                    $ 17,163
                                                                 =======
    Income from continuing operations                           $  1,419
                                                                 =======
    Net income                                                  $  1,450
                                                                 =======
    Net income per common share:

       Continuing operations                                    $   1.41
                                                                 =======
       Net income                                               $   1.44
                                                                 =======

    * Historical results of Aetna P&C for the first quarter of 1996 include $307 million ($200 million after tax) of realized investment gains.

    In the second quarter of 1996 TAP recorded charges related to the acquisition and integration of Aetna P&C. These charges resulted primarily from anticipated costs of the acquisition and the application of Travelers strategies, policies and practices to Aetna P&C reserves and include: $221 million after tax and minority interest ($414 million before tax and minority interest) in reserve increases, net of reinsurance, related primarily to cumulative injury claims other than asbestos (CIOTA); a $45 million after tax and minority interest ($84 million before tax and minority interest) provision for an additional asbestos liability related to an existing settlement agreement with a policyholder of Aetna P&C; a $14 million after tax and minority interest ($27 million before tax and minority interest) charge related to premium collection issues; a $22 million after tax and minority interest ($41 million before tax and minority interest) provision for uncollectibility of reinsurance recoverables; and a $19 million after tax and minority interest ($35 million before tax and minority interest) provision for lease and severance costs of The Travelers Indemnity Company related to the restructuring plan for the acquisition. In addition, in the second quarter of 1996 the Company recognized a gain of $363 million (before and after tax) from the issuance of shares of Class A Common Stock by TAP and such gain is not reflected in the pro forma financial information above.

4.  CHANGES IN ACCOUNTING PRINCIPLES AND ACCOUNTING STANDARDS NOT YET ADOPTED
    -------------------------------------------------------------------------

    Effective January 1, 1997, the Company adopted Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" (FAS No. 125). This Statement establishes accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. These standards are based on an approach that focuses on control. Under this approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered and derecognizes liabilities when extinguished. FAS No. 125 provides standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. The requirements of FAS No. 125 are effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996, and are to be applied prospectively. However, in December 1996 the Financial Accounting Standards Board
    (FASB) issued Statement of Financial Accounting Standards No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125," which delays until January 1, 1998 the effective date for certain provisions. Earlier or retroactive application is not permitted. The adoption of the provisions of this Statement effective January 1, 1997 did not have a material impact on results of operations, financial condition or liquidity, and the Company is currently evaluating the impact of the provisions whose effective date has been delayed until January 1, 1998.

    In February 1997, the FASB issued Statement of Financial Accounting Standards No. 128, "Earnings per Share" (FAS No. 128). This Statement establishes standards for computing and presenting earnings per share
    (EPS) and applies to entities with publicly held common stock. This Statement simplifies the standards for computing earnings per share previously found in Accounting Principles Board Opinion No. 15, "Earnings per Share" (Opinion 15), and makes them comparable to international EPS standards. It replaces the presentation of primary EPS with a presentation of basic EPS. It also requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation.

    Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised.

    FAS No. 128 supersedes Opinion 15 and related accounting interpretations and is effective for financial statements issued for periods ending after December 15, 1997, including interim periods; earlier application is not permitted. However, an entity is permitted to disclose pro forma amounts computed using this Statement in the notes to the financial statements in periods prior to required adoption.

    On a pro forma basis, for the three months ended September 30, 1997 and 1996, basic EPS is $0.88 and $0.61, respectively, and diluted EPS is $0.83 and $0.59, respectively.

    On a pro forma basis, for the nine months ended September 30, 1997 and 1996, basic EPS is $2.25 and $1.76, respectively, and diluted EPS is $2.13 and $1.68, respectively.

    In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (FAS No. 130). FAS No. 130 establishes standards for the reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. All items that are required to be recognized under accounting standards as components of comprehensive income are to be reported in a financial statement that is displayed with the same prominence as other financial statements. This Statement stipulates that comprehensive income reflect the change in equity of an enterprise during a period from transactions and other events and circumstances from nonowner sources. Comprehensive income will thus represent the sum of net income and other comprehensive income, although FAS No. 130 does not require the use of the terms comprehensive income or other comprehensive income. The accumulated balance of other comprehensive income is required to be displayed separately from retained earnings and additional paid-in capital in the statement of financial position. This Statement is effective for fiscal years beginning after December 15, 1997. The Company anticipates that the adoption of FAS No. 130 will result primarily in reporting unrealized gains and losses on investments in debt and equity securities in comprehensive income.

    In June 1997, the FASB also issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" (FAS No. 131). FAS No. 131 establishes standards for the way that public enterprises report information about operating segments in annual financial statements and requires that selected information about those operating segments be reported in interim financial statements. This Statement supersedes Statement of Financial Accounting Standards No. 14, "Financial Reporting for Segments of a Business Enterprise." FAS No. 131 requires that all public enterprises report financial and descriptive information about their reportable operating segments. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decisionmaker in deciding how to allocate resources and in assessing performance. This Statement is effective for fiscal years beginning after December 15, 1997. The Company is in the process of determining the impact, if any, of the adoption of FAS No. 131.

5.  DEBT
    ----

    Investment banking and brokerage borrowings consisted of the following:


    (Millions)                        September 30, 1997     December 31, 1996
    ---------                        --------------------  --------------------
    Commercial paper                        $4,220                 $3,028
    Bank loans and other borrowings            863                    189
                                          ---------               --------
                                            $5,083                 $3,217
                                          =========               ========

    Investment banking and brokerage borrowings are short term and include commercial paper and bank loans and other borrowings used to finance Smith Barney Holdings Inc.'s (Smith Barney) operations, including the securities settlement process. The bank loans and other borrowings bear interest at variable rates based primarily on the Federal Funds interest rate. Smith Barney and its subsidiary Smith Barney Inc. have commercial paper programs that consist of both discounted and interest-bearing paper. Smith Barney also has substantial borrowing arrangements consisting of facilities that it has been advised are available, but where no contractual lending obligation exists.

    Short-term borrowings consisted of commercial paper outstanding as follows:


    (Millions)                          September 30, 1997   December 31, 1996
    ---------                          --------------------  ------------------
    Commercial Credit Company                   $3,157               $1,482
    Travelers Property Casualty Corp.              127                   25
    The Travelers Insurance Company                  -                   50
                                               --------             -------
                                                $3,284               $1,557
                                               ========             =======

    Long-term debt, including its current portion, consisted of the following:


    (Millions)                          September 30, 1997   December 31, 1996
    ---------                          -------------------- -------------------
    Travelers Group Inc.                    $  1,696               $1,903
    Commercial Credit Company                  6,300                5,750
    Smith Barney Holdings Inc.                 3,008                2,369
    Travelers Property Casualty Corp.          1,249                1,249
    The Travelers Insurance Group Inc.            44                   56
                                            ---------            ---------
                                             $12,297              $11,327
                                            =========            =========

    TRV, Commercial Credit Company (CCC), TAP and The Travelers Insurance Company (TIC) issue commercial paper directly to investors. Each maintains unused credit availability under its respective bank lines of credit at least equal to the amount of its outstanding commercial paper. Each may borrow under its revolving credit facilities at various interest rate options (LIBOR, CD, base rate or money market) and compensates the banks for the facilities through commitment fees.

    TRV, CCC and TIC have a five-year revolving credit facility with a syndicate of banks to provide $1.0 billion of revolving credit, to be allocated to any of TRV, CCC or TIC. The participation of TIC in this agreement is limited to $250 million. This facility expires in June 2001. Currently, $500 million is allocated to TRV, $450 million to CCC and $50 million to TIC. Under this facility TRV is required to maintain a certain level of consolidated stockholders' equity (as defined in the agreement). At September 30, 1997, this requirement was exceeded by approximately $5.3 billion. At September 30, 1997, there were no borrowings outstanding under this facility.

    CCC also has committed and available revolving credit facilities on a stand-alone basis of $4.4 billion of which $3.4 billion expires in 2002 and $1.0 billion expires in 1998.

    CCC is limited by covenants in its revolving credit agreements as to the amount of dividends and advances that may be made to its parent or its affiliated companies. At September 30, 1997, CCC would have been able to remit $562 million to its parent under its most restrictive covenants.

    Smith Barney has a $1.250 billion revolving credit agreement with a bank syndicate that extends through May 2000, and has a $750 million, 364-day revolving credit agreement that extends through May 1998. Smith Barney may borrow under its revolving credit facilities at various interest rate options (LIBOR, CD or base rate) and compensates the banks for the facilities through commitment fees. At September 30, 1997, there were no borrowings outstanding under either facility.

    Smith Barney is limited as to the amount of dividends that may be paid to TRV. The amount of dividends varies based upon, among other things, levels of net income of Smith Barney. At September 30, 1997, Smith Barney would have been able to remit approximately $854 million to TRV under its most restrictive covenants.

    During the first nine months of 1997, CCC issued $900 million and Smith Barney issued $816 million of long-term notes with varying interest rates and maturities.

    TAP has a five-year revolving credit facility in the amount of $500 million with a syndicate of banks that expires in December 2001. Under this facility TAP is required to maintain a certain level of consolidated stockholders' equity (as defined in the agreement). At September 30, 1997, this requirement was exceeded by approximately $3.1 billion. At September 30, 1997, there were no borrowings outstanding under this facility.

    TAP's insurance subsidiaries are subject to various regulatory restrictions that limit the maximum amount of dividends available to be paid to their parent without prior approval of insurance regulatory authorities. Dividend payments to TAP from its insurance subsidiaries are limited to $647 million in 1997 without prior approval of the Connecticut Insurance Department. TAP received $245 million of dividends from its insurance subsidiaries during the first nine months of 1997.

    TIC is subject to various regulatory restrictions that limit the maximum amount of dividends available to its parent without prior approval of the Connecticut Insurance Department. A maximum of $507 million of statutory surplus is available in 1997 for such dividends without Department approval, of which $300 million has been paid during the first nine months of 1997.

6.  STOCKHOLDERS' EQUITY
    --------------------

    In June 1997, the Company sold in a public offering 8.0 million depositary shares, each representing one-fifth of a share of 6.365% Cumulative Preferred Stock, Series F (Series F Preferred Stock), at an offering price of $50 per depositary share for an aggregate principal amount of $400 million. The Series F Preferred Stock has cumulative dividends payable quarterly commencing September 1, 1997 and a liquidation preference equivalent to $50 per depositary share plus accrued and accumulated unpaid dividends. On or after June 16, 2007, the Company may redeem the Series F Preferred Stock, in whole or in part, at any time at a redemption price of $50 per depositary share plus dividends accrued and unpaid to the redemption date.

    In July 1997, the Company sold in a public offering 4.0 million depositary shares, each representing one-fifth of a share of 6.213% Cumulative Preferred Stock, Series G (Series G Preferred Stock), at an offering price of $50 per depositary share for an aggregate principal amount of $200 million. The Series G Preferred Stock has cumulative dividends payable quarterly commencing September 1, 1997 and a liquidation preference equivalent to $50 per depositary share plus accrued and accumulated unpaid dividends. On or after July 11, 2007, the Company may redeem the Series G Preferred Stock, in whole or in part, at any time at a redemption price of $50 per depositary share plus dividends accrued and unpaid to the redemption date.

    In September 1997, the Company sold in a public offering 4.0 million depositary shares, each representing one-fifth of a share of 6.231% Cumulative Preferred Stock, Series H (Series H Preferred Stock), at an offering price of $50 per depositary share for an aggregate principal amount of $200 million. The Series H Preferred Stock has cumulative dividends payable quarterly commencing November 1, 1997 and a liquidation preference equivalent to $50 per depositary share plus accrued and accumulated unpaid dividends. On or after September 8, 2007, the Company may redeem the Series H Preferred Stock, in whole or in part, at any time at a redemption price of $50 per depositary share plus dividends accrued and unpaid to the redemption date.

    In October 1997, the Company sold in a public offering 4.0 million depositary shares, each representing one-fifth of a share of 5.864% Cumulative Preferred Stock, Series M (Series M Preferred Stock), at an offering price of $50 per depositary share for an aggregate principal amount of $200 million. The Series M Preferred Stock has cumulative dividends payable quarterly commencing November 1, 1997 and a liquidation preference equivalent to $50 per depositary share plus accrued and accumulated unpaid dividends. On or after October 8, 2007, the Company may redeem the Series M Preferred Stock, in whole or in part, at any time at a redemption price of $50 per depositary share plus dividends accrued and unpaid to the redemption date.

    On July 1, 1997 the Company redeemed all of the 7.5 million outstanding shares (15 million depositary shares) of its 9.25% Preferred Stock, Series D (Series D Preferred Stock) at $50 per share ($25 per depositary share). The aggregate amount of Series D Preferred Stock outstanding on the redemption date was $375 million.

    On July 28, 1997 the Company redeemed all of the 1.2 million outstanding shares (12 million depositary shares) of its 8.125% Cumulative Preferred Stock, Series A (Series A Preferred Stock) at $250 per share ($25 per depositary share) plus accrued and unpaid dividends to the redemption date. The aggregate amount of Series A Preferred Stock outstanding on the redemption date was $300 million.

7.  CONTINGENCIES
    -------------

    Certain subsidiaries of the Company were in arbitration with underwriters at Lloyd's of London (Lloyd's) in New York State to enforce reinsurance contracts with respect to recoveries for certain asbestos claims. The dispute involved the ability to aggregate asbestos claims under a market agreement between Lloyd's and those subsidiaries or under the applicable reinsurance treaties. The Company recently finalized an agreement to settle this arbitration with underwriters at Lloyd's and certain London companies in New York State. The outcome of this agreement will have no impact on earnings.

    It is difficult to estimate the reserves for environmental and asbestos-related claims due to the vagaries of court coverage decisions, plaintiffs' expanded theories of liability, the risks inherent in major litigation and other uncertainties. Conventional actuarial techniques are not used to estimate such reserves.

    The reserves carried for environmental and asbestos claims at September 30, 1997 are the Company's best estimate of ultimate claims and claim adjustment expenses based upon known facts and current law. However, the conditions surrounding the final resolution of these claims continues to change. Currently, it is not possible to predict changes in the legal and legislative environment and their impact on the future development of asbestos and environmental claims. Such development will be affected by future court decisions and interpretations and changes in legislation. Because of these future unknowns, additional liabilities may arise for amounts in excess of the current reserves. These additional amounts, or a range of these additional amounts, cannot now be reasonably estimated, and could result in a liability exceeding reserves by an amount that would be material to the Company's operating results in a future period. However, the Company believes that it is not likely that these claims will have a material adverse effect on the Company's financial condition or liquidity.

    In the ordinary course of business TRV and/or its subsidiaries are also defendants or co-defendants in various litigation matters, other than those described above. Although there can be no assurances, the Company believes, based on information currently available, that the ultimate resolution of these legal proceedings would not be likely to have a material adverse effect on the Company's results of operations, financial condition or liquidity.



    ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                         AND RESULTS OF OPERATIONS


CONSOLIDATED RESULTS OF OPERATIONS


                                             Three Months Ended        Nine Months Ended
                                                 September 30            September 30
                                             ----------------------  ----------------------
(In millions, except per share amounts)        1997         1996       1997         1996
---------------------------------------      ---------    ---------  ---------    ---------

Revenues                                      $ 6,476     $ 5,622    $18,377       $15,563
                                             =========    =========  =========    =========

Income from continuing operations             $   823     $   561    $ 2,128      $  1,657
Income from discontinued operations                 -          31          -            31
                                             ---------    ---------  ---------    ---------
Net income                                    $   823     $   592    $ 2,128      $  1,688
                                             =========    =========  =========    =========
Earnings per share*:

 Continuing operations                        $  0.83     $  0.56    $   2.13     $   1.66

 Discontinued operations                          -          0.03         -           0.03
                                             ---------    ---------  ---------    ---------
 Net income                                   $  0.83     $  0.59    $   2.13     $   1.69
                                             =========    =========  =========    =========
Weighted average number of
  common shares outstanding
  and common stock equivalents*                 970.5       958.5       969.9        955.8
                                             =========    =========  =========    =========



* ON OCTOBER 22, 1997 THE BOARD OF DIRECTORS DECLARED A THREE-FOR-TWO STOCK SPLIT IN THE FORM OF A 50% STOCK DIVIDEND PAYABLE ON NOVEMBER 19, 1997 TO STOCKHOLDERS OF RECORD ON NOVEMBER 3, 1997. CURRENT AND PRIOR YEAR INFORMATION HAS BEEN RESTATED TO REFLECT THE STOCK SPLIT.

PENDING MERGER
As discussed in Note 2 of Notes to Condensed Consolidated Financial Statements of Travelers Group Inc. (TRV) and its subsidiaries (collectively, the Company), on September 24, 1997, TRV and Salomon Inc (Salomon) announced that they had entered into an agreement and plan of merger pursuant to which a newly formed wholly owned subsidiary of TRV will merge with and into Salomon. The transaction has been approved by the Boards of Directors of both TRV and Salomon. Pursuant to the merger agreement, Salomon common stockholders will receive 1.695 shares of TRV common stock (after giving effect to the TRV stock split) for each share of Salomon common stock that they own, for a total value of approximately $9 billion; each share of preferred stock of Salomon will be converted into a share of a substantially identical series of preferred stock of TRV; and Salomon will become a wholly owned subsidiary of TRV. After the merger, Salomon and Smith Barney Holdings Inc., a wholly owned subsidiary of TRV, will merge to form Salomon Smith Barney Holdings Inc.

The transaction is expected to be completed by late November 1997 and is subject to various regulatory approvals and approval by Salomon stockholders. The merger will be a tax-free exchange and will be accounted for on a "pooling of interests" basis. As a result of the merger the Company expects to record a restructuring charge of between $400 million and $500 million (after-tax) primarily for severance and costs related to excess or unused office space and other facilities.

ACQUISITION - AETNA P&C
As discussed in Note 3 of Notes to Condensed Consolidated Financial Statements, on April 2, 1996, Travelers Property Casualty Corp. (TAP), an indirect majority-owned subsidiary of Travelers Group Inc. (TRV), completed the acquisition of the domestic property and casualty insurance subsidiaries of Aetna Services, Inc. (Aetna P&C) for approximately $4.2 billion in cash. This acquisition was financed in part by the issuance by TAP of common stock resulting in a minority interest in TAP of approximately 18%. The acquisition was accounted for under the purchase method of accounting and, accordingly, the condensed consolidated financial statements include the results of Aetna P&C's operations only from the date of acquisition. TAP also owns The Travelers Indemnity Company (Travelers Indemnity). Travelers Indemnity along with Aetna P&C are the primary vehicles through which the Company engages in the property and casualty insurance business.

On June 23, 1997, TAP repurchased an aggregate of approximately 6.6 million shares of Class A Common Stock held by four private investors for approximately $240.8 million. This repurchase increased TRV's ownership of TAP to approximately 83.4%.

RESULTS OF OPERATIONS
Consolidated income from continuing operations for the quarter ended September 30, 1997 was $823 million, and includes reported investment portfolio gains of $82 million after tax and minority interest. This compares with income from continuing operations of $561 million in the 1996 period, which included portfolio losses of $15 million after tax and minority interest.

Excluding reported investment portfolio gains/losses, net income for the third quarter of 1997 was 29% above the comparable period in 1996, primarily reflecting improved performance at Smith Barney Holdings Inc. (Smith Barney) and increased earnings from the insurance operations.

Income from continuing operations for the nine months ended September 30, 1997 was $2.128 billion, compared to $1.657 billion in the 1996 period. Included in the 1997 nine-month period are portfolio gains of $97 million after tax and minority interest, compared to $33 million after tax and minority interest of portfolio losses in the 1996 nine-month period. Also included in the 1996 nine-month period are gains of $389 million after tax and minority interest from sales of stock of subsidiaries and affiliates and charges related to the acquisition of Aetna P&C in April 1996, amounting to $321 million after tax and minority interest. Excluding these items, net income for the first nine months of 1997 was 25% above the comparable period in 1996.

The gain from discontinued operations for the third quarter and nine months of 1996 represents the contingency payment received in 1996 from the 1995 sale of The MetraHealth Companies, Inc.

The effective income tax rate for the nine months ended September 30, 1996 is below the statutory rate of 35% due primarily to the nontaxability of the $363 million gain recognized from the sale of shares of Class A Common Stock by TAP.

The following discussion presents in more detail each segment's performance.


     SEGMENT RESULTS FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996
     ----------------------------------------------------------------------

INVESTMENT SERVICES



                                          Three Months Ended September 30,
                              ------------------------------------------------
                                       1997                    1996
----------------------------- ---------------------- -------------------------
(millions)                     Revenues   Net income  Revenues    Net income
----------------------------- ---------- ----------- ----------- ------------
Smith Barney                    $2,389       $303      $1,889        $209
============================= ========== =========== =========== ============

SMITH BARNEY
Smith Barney reported net income of $303 million for the three months ended September 30, 1997, compared to $209 million reported in the third quarter of 1996, reflecting strength in commission revenues, asset management and administration fees and investment banking. Smith Barney's return on equity of 39.3% for the third quarter of 1997 continues to be among the highest of its industry peer group. Pre-tax profit margins increased to 26.9% in the third quarter of 1997, up from 22.7% in the comparable prior year period.

SMITH BARNEY REVENUES

                                        Three Months Ended September 30,
                                        --------------------------------
(millions)                                     1997         1996
----------------------------------------- -------------  -------------

Commissions                                     $677         $498
Asset management and administration fees         433          343
Investment banking                               364          288
Principal transactions                           252          243
Interest income, net*                            131          106
Other income                                      36           29
----------------------------------------- -------------  -------------
Net revenues*                                 $1,893       $1,507
========================================= =============  =============

* Net of interest expense of $496 million and $382 million in 1997 and 1996, respectively. Revenues included in the condensed consolidated statement of income are before deductions for interest expense.

Revenues, net of interest expense were $1.893 billion in the third quarter of 1997, 26% ahead of the $1.507 billion in the third quarter of 1996. Commission revenues were $677 million in the 1997 third quarter, compared to $498 million in the 1996 comparable period, reflecting strong increases in listed and over-the-counter securities commissions as well as mutual fund commissions. Annualized retail gross production per Financial Consultant rose 28% to $428,000 in the third quarter of 1997 from $334,000 in the comparable 1996 period. Smith Barney currently has a sales force of approximately 10,300 registered Financial Consultants working out of 434 domestic retail offices.

Asset management and administration fees rose 26% to a record $433 million, reflecting growth in all recurring fee-based products -- led by a 40% increase in managed accounts revenues, a 31% increase in Consulting Group revenues, and a 15% increase in money market and mutual fund revenues. At September 30, 1997 total fee-based assets under management were a record $188.1 billion, which includes a record $129.7 billion in internally managed assets, up 28% and 23%, respectively, from the comparable 1996 period.

Investment banking revenues totaled $364 million, a 26% increase over the comparable 1996 period, primarily reflecting revenue increases in unit trust, high grade debt and public finance underwriting.

Principal transaction revenues were $252 million in the third quarter of 1997, a 4% improvement over the comparable 1996 period, with an increase in taxable fixed income trading partially offset by a decline in municipal trading.

Net interest income reached $131 million, up 23% over the comparable 1996 period. The increase is primarily due to increased margin lending to clients and higher levels of securities lending activity.

Total expenses, excluding interest, increased 19% to $1.384 billion in the third quarter of 1997 compared to $1.165 billion in the third quarter of 1996, primarily the result of higher production related compensation expense. Smith Barney's ratio of non-compensation expenses to net revenues was 18.5% for the third quarter of 1997 compared to 21.3% in the comparable 1996 period. Smith Barney's ratio of compensation and benefit expense to net revenues declined to 54.6% from 56.0% in the prior year period.

Smith Barney's business is significantly affected by the levels of activity in the securities markets, which in turn are affected by the level and trend of interest rates, the general state of the economy and the national and worldwide political environments, among other factors. An increasing interest rate environment could have an adverse impact on Smith Barney's businesses, including commissions (which are linked in part to the economic attractiveness of securities relative to time deposits) and investment banking (which is affected by the relative benefit to corporations and public entities of issuing public debt and/or equity versus other avenues for raising capital). Such effects, however, could be at least partially offset by a strengthening U.S. economy that would include growth in the business sector -- accompanied by an increase in the demand for capital -- and an increase in the capacity of individuals to invest. A declining interest rate environment could favorably impact Smith Barney's businesses. Smith Barney's asset management business provides a more predictable and steady income stream than its other businesses. Smith Barney continues to maintain tight expense controls which management believes will help the firm weather periodic downturns in market conditions.

Smith Barney's principal business activities are, by their nature, highly competitive and subject to various risks, particularly volatile trading markets and fluctuations in the volume of market activity. While higher volatility can increase risk, it can also increase order flow, which drives many of Smith Barney's businesses. Other market and economic conditions, and the size, number and timing of transactions may also impact net income. As a result, revenues and profitability can vary significantly from year to year, and from quarter to quarter.

Note 19 of Notes to Consolidated Financial Statements included in the Company's 1996 Annual Report describes Smith Barney's activities in derivative financial instruments, which are used primarily to facilitate customer transactions.

ASSETS UNDER MANAGEMENT

                                                  At September 30,
                                              -----------------------
 (billions)                                      1997        1996
 -------------------------------------------- ----------  -----------
 Smith Barney                                    $129.7      $105.4
 Travelers Life and Annuity (1)                    22.9        21.4
 -------------------------------------------- ----------  -----------
 Total Assets Under Management                   $152.6      $126.8
 ============================================ ==========  ===========

(1) Part of the Life Insurance Services segment.

CONSUMER FINANCE SERVICES


                                     Three Months Ended September 30,
                                  ---------------------------------------
 (millions)                               1997                 1996
 -------------------------------- ------------------- -------------------
                                  Revenues Net income Revenues Net income
                                  -------- ---------- -------- ----------
 Consumer Finance Services            $448        $66     $351        $54
 ================================ ======== ========== ======== ==========


Consumer finance earnings increased 21% to $66 million in the third quarter of 1997, from $54 million in the third quarter of 1996, reflecting strong receivables growth in all major products, largely as a result of investments made over the last year in marketing, training and systems enhancements. Net receivables reached a record $10.7 billion versus $7.7 billion a year ago. This increase reflects strong internal growth as well as the July 31, 1997 acquisition of Security Pacific Financial Services, which contributed approximately $1.2 billion in receivables. The Security Pacific acquisition did not have a material impact on earnings during the third quarter, but is expected to be accretive beginning in the final quarter of 1997. Integration of the new unit has proceeded rapidly, with the conversion to the Company's proprietary systems and the closing of approximately 100 of Security Pacific's original 297 branch offices. As of September 30, 1997, the Company had 1,057 branches, making it the third largest domestic branch network in the consumer finance industry.

Net receivables increased $1.6 billion, or 18%, during the third quarter of 1997, which included the addition of receivables from Security Pacific as well as internal growth driven primarily by real estate loans generated through the Company's branch network and through the sales efforts of Primerica Financial Services (PFS) representatives.

The average yield, at 14.57%, was lower than the 1996 quarter's yield of 15.17%, mainly because of a shift in the portfolio mix toward lower risk/lower margin real estate loans. Sales of real estate-secured ($.M.A.R.T.SM) loans sold exclusively through PFS continued at record levels during the quarter. Travelers Bank credit card outstandings were $1.163 billion at September 30, 1997, up from $832 million at September 30, 1996, as a result of strong credit card originations.

Delinquencies in excess of 60 days were 2.17% at the end of the third quarter of 1997 compared to 2.14% at the end of the second quarter of 1997 and 2.31% a year ago. The charge-off rate was 2.50% during the third quarter of 1997, lower than the 2.82% rate during the second quarter of 1997 and the 2.91% rate during the third quarter of 1996. Loan losses reflect a short-term benefit related to the Security Pacific acquisition, largely from the transition of that portfolio to the Company's charge-off policies. The acquisition also helped to increase the reserves as a percentage of net receivables to 3.05% at September 30, 1997, up from 2.91% in the second quarter of 1997 and 2.92% a year ago.

                                                   As of, or for, the
                                            Three Months Ended September 30,
                                           -----------------------------------
                                                 1997              1996
                                           ------------------ ----------------

Allowance for credit losses as a %
 of net outstandings                              3.05%             2.92%


Charge-off rate for the period                    2.50%             2.91%

60 + days past due on a contractual
   basis as a % of gross consumer
   finance receivables at quarter end             2.17%             2.31%

LIFE INSURANCE SERVICES


                                       Three Months Ended September 30,
                                   ----------------------------------------
                                          1997                  1996
                                   -------------------  -------------------
(millions)                         Revenues Net income  Revenues Net income
---------------------------------- -------- ----------  -------- ----------
Travelers Life and Annuity (1)        $716      $ 150      $573      $  78
Primerica Financial Services (2)       385         87       349         68
---------------------------------- -------- ----------  -------- ----------
Total Life Insurance Services       $1,101     $237        $922       $146
================================== ======== ==========  ======== ==========


(1) Net income includes $43 million of reported investment portfolio gains in 1997 and $13 million of reported investment portfolio losses in 1996.
(2) Net income in 1997 includes $2 million of reported investment portfolio gains.

TRAVELERS LIFE AND ANNUITY
Travelers Life and Annuity consists of annuity, life and long-term care products marketed by The Travelers Insurance Company (TIC) and its wholly owned subsidiary The Travelers Life and Annuity Company (TLAC) under the Travelers name. Among the range of products offered are fixed and variable deferred annuities, payout annuities and term, universal and variable life and long-term care insurance to individuals and small businesses. Travelers Life and Annuity also provides group pension products, including guaranteed investment contracts, and group annuities to employer-sponsored retirement and savings plans. These products are primarily marketed through The Copeland Companies (Copeland), an indirect wholly owned subsidiary of TIC, Smith Barney Financial Consultants and a nationwide network of independent agents. The majority of the annuity business and a substantial portion of the life business written by Travelers Life and Annuity is accounted for as investment contracts, with the result that the premium deposits collected are not included in revenues.

Earnings before reported investment portfolio gains/losses increased 17% to $107 million in the third quarter of 1997 from $91 million in the comparable 1996 period. Higher earnings were largely driven by strong investment income as well as growth in annuity account balances and long term care insurance. The positive earnings momentum attributable to strong sales of recently introduced products -- including less capital-intensive variable life insurance and annuities -continues to be partially offset by the gradual decline in the amount of higher margin business written several years ago.

Deferred annuity policyholder account balances and benefit reserves at September 30, 1997 were $15.6 billion compared to $12.6 billion at September 30, 1996. Net written premiums and deposits were $574.3 million in the third quarter of 1997, up 20% from $477.7 million in the third quarter of 1996. Significant sales through Copeland, Smith Barney and a nationwide network of independent agents reflect the Company's ongoing effort to build market share by strengthening relationships in key distribution channels.

Payout and group annuity net premiums and deposits (excluding those of affiliates) totaled $350.5 million in the third quarter of 1997, up 14% from $308.8 million in the third quarter of 1996, reflecting the strong sales of new variable rate guaranteed investment contracts. Policyholder account balances and reserves totaled $11.7 billion at September 30, 1997, slightly ahead of the September 30, 1996 balances of $11.2 billion.

Direct written premiums and deposits (excluding single premium policies) for individual life insurance were $71.6 million in the third quarter of 1997, marginally ahead of the $70.8 million in the third quarter of 1996. Face amount of individual life insurance issued during the third quarter of 1997 was

$1.5 billion, compared to $1.7 billion in the third quarter of 1996, bringing total life insurance in force to $50.9 billion at September 30, 1997.

Net written premiums for the growing long-term care insurance line were $43.7 million in the third quarter of 1997, compared to $34.4 million in the third quarter of 1996.

Future sales across all lines of business are expected to benefit from A.M. Best Company's recent upgrade of The Travelers Insurance Company's rating to A+ (Superior), which rating may be revised or withdrawn at anytime.

PRIMERICA FINANCIAL SERVICES
Earnings (before reported investment portfolio gains/losses) for the third quarter of 1997 increased 25% to $85 million from $68 million in the third quarter of 1996 reflecting healthy sales of mutual funds, variable annuities and consumer loans, continued strength in life insurance in force as well as favorable mortality experience and well disciplined expense management.

Face amount of new term life insurance sales was $13.1 billion in the third quarter of 1997, compared to $12.6 billion in the third quarter of 1996. Life insurance in force reached $368.1 billion at September 30, 1997, up from $357.2 billion at September 30, 1996, and continued to reflect good policy persistency and stable sales levels.

Sales of mutual funds (at net asset value) were $635.9 million for the third quarter of 1997, a 14% increase over third quarter 1996 sales of $557.3 million. More than 33% of U.S. sales were from the Smith Barney products, predominantly The Concert SeriesSM, which PFS first introduced to its market in March 1996. Net receivables from $.M.A.R.T.SM and $.A.F.E.SM consumer loans continued to advance, reaching $2.071 billion at the end of the third quarter of 1997, up 9% from $1.901 billion at the end of the 1997 second quarter and up 48% from $1.404 billion at the end of the 1996 third quarter. Earnings and assets relating to these consumer loans are included in the Consumer Finance segment. The TRAVELERS SECURE(R) home and auto insurance products -- issued through TAP -- continue to experience growth in applications and policies and the number of policies issued during the third quarter of 1997 grew to 25,941, compared to 10,516 in the third quarter of 1996. As of September 30, 1997, this product had been introduced in 37 states and was sold through nearly 8,000 agents licensed to sell the product.

PROPERTY & CASUALTY INSURANCE SERVICES


                                              Three Months Ended September 30,
                                             ----------------------------------
(millions)                                        1997             1996
-------------------------------------------- ---------------- -----------------
                                                       Net               Net
                                                      income            income
                                             Revenues (loss)  Revenues  (loss)
-------------------------------------------- -------- ------- -------- --------
Commercial Lines (1) (2)                      $1,651   $255    $1,669    $203
Personal Lines (1) (3)                           853    101       781      72
Financing costs and other (1)                      3    (29)        2     (28)
Minority interest                                  -    (55)        -     (44)
-------------------------------------------- -------- ------- -------- --------
Total Property & Casualty Insurance Services  $2,507   $272    $2,452    $203
============================================ ======== ======= ======== ========

(1) Before minority interest.
(2) Net income includes $31 million of reported investment portfolio gains in 1997.
(3) Net income includes $6 million and $1 million of reported investment portfolio gains in 1997 and 1996, respectively.

COMMERCIAL LINES
Earnings before reported investment portfolio gains/losses increased 10% to $224 million in the third quarter of 1997 from $203 million in the third quarter of 1996, primarily reflecting strong net investment income, expense savings and lower catastrophe losses. Catastrophe losses were insignificant in the third quarter of 1997 compared to $16.2 million (after taxes and reinsurance) in the third quarter of 1996.

Commercial Lines net written premiums for the third quarter of 1997 totaled $1.176 billion, down $41 million from $1.217 billion in the third quarter of 1996, reflecting highly competitive conditions in the marketplace and the Company's continuing selective underwriting.

Fee income for the third quarter of 1997 was $90.4 million compared to $100.6 million in the third quarter of 1996. This decrease was due to the depopulation of involuntary pools as the loss experience of workers' compensation improved and insureds moved to voluntary markets, and the Company's continued success in lowering workers' compensation losses of service customers, partially offset by National Accounts writing more service fee-based product versus premium-based product.

A significant component of Commercial Lines is National Accounts, which works with national brokers and regional agents providing insurance coverages and services, primarily workers' compensation, mainly to large corporations. National Accounts also includes the alternative market business which covers primarily workers' compensation products and services to voluntary and involuntary pools. National Accounts net written premiums of $151.1 million for the third quarter of 1997 decreased $89.5 million from the third quarter of 1996. This decrease was primarily due to a decrease in the Company's level of involuntary pool participation as well as National Accounts writing less premium-based product versus service fee-based product and the competitive marketplace. National Accounts new business was moderately higher and the business retention ratio was significantly higher in the third quarter of 1997 when compared to the third quarter of 1996. Both the amount of new business and the business retention ratio were unusually low in the third quarter of 1996. Premiums from involuntary pools are not included in the amount of new business or the business retention ratio.

Commercial Accounts serves mid-sized businesses through a network of independent agents and brokers. Commercial Accounts net written premiums were $502.3 million in the third quarter of 1997 compared to $450.6 million in the third quarter of 1996. For the third quarter of 1997, new premium business in Commercial Accounts was significantly higher than in the third quarter of 1996, reflecting continued growth through programs designed to leverage underwriting experience in specific industries. The Commercial Accounts business retention ratio was also significantly higher in the third quarter of 1997 than in the third quarter of 1996. Commercial Accounts continues to focus on the retention of existing business while maintaining its product pricing standards and its selective underwriting policy.

Select Accounts serves small businesses through a network of independent agents. Select Accounts net written premiums were $353.9 million in the third quarter of 1997, compared to $345.3 million in the third quarter of 1996. New premium business in Select Accounts was virtually the same in the third quarter of 1997 as in the third quarter of 1996. The Select Accounts business retention ratio was moderately higher in the third quarter of 1997 than in the third quarter of 1996. Select Accounts continues to benefit from the broader industry and product line expertise of the combined company, partially offset by the competitive marketplace.

Specialty Accounts markets products to national, midsize and small customers and distributes them through both wholesale brokers and retail agents and brokers throughout the United States. Specialty Accounts net written premiums were $169.1 million in the third quarter of 1997 compared to $180.0 million in the third quarter of 1996. This decrease primarily reflects lower directors' and officers' liability insurance writings due to the termination of an exclusive arrangement with a managing general agent.

The statutory combined ratio (before policyholder dividends) for Commercial Lines in the third quarter of 1997 was 109.2%, compared to 109.0% in the third quarter of 1996. The GAAP combined ratio (before policyholder dividends) for Commercial Lines in the third quarter of 1997 was 108.0%, compared to 108.5% in the third quarter of 1996. The GAAP combined ratio for Commercial Lines differs from the statutory combined ratio primarily due to the deferral and amortization of certain expenses for GAAP reporting purposes only.

For purposes of computing GAAP combined ratios, fee income is now reflected as a reduction of losses and loss adjustment expenses and other underwriting expenses. Previously fee income was included with premiums for purposes of computing GAAP combined ratios. The 1996 GAAP combined ratios have been restated to conform to the current year's presentation.

PERSONAL LINES
Earnings before reported investment portfolio gains/losses increased 35% to $95 million in the third quarter of 1997 from $71 million in the third quarter of 1996. Results for the third quarter of 1996 reflect the impact of catastrophe losses, after taxes and reinsurance, of $19.5 million. The strong operating earnings reflect no catastrophe losses in 1997 and the continued favorable prior year reserve development in personal automobile lines.

Net written premiums in the third quarter of 1997 were $774.8 million, compared to $667.7 million in the third quarter of 1996. This increase reflects growth in target markets served by independent agents and growth in the affinity marketing and TRAVELERS SECURE(R) programs, partially offset by reductions due to catastrophe management strategies. Business retention continued to be strong.

The statutory combined ratio for Personal Lines in the third quarter of 1997 was 93.0%, compared to 102.5% in the third quarter of 1996. The GAAP combined ratio for Personal Lines in the third quarter of 1997 was 93.2%, compared to 100.9% in the third quarter of 1996. The decrease in the combined ratios in 1997 was due to lower catastrophe losses and the favorable prior year reserve development in personal automobile lines. The GAAP combined ratio for Personal Lines differs from the statutory combined ratio primarily due to the deferral and amortization of certain expenses for GAAP reporting purposes only.

FINANCING COSTS AND OTHER
The primary component of net income (loss) in the third quarter of 1997 was interest expense of $27 million after tax, compared to $26 million after tax in the third quarter of 1996, reflecting financing costs associated with the acquisition of Aetna P&C.

CORPORATE AND OTHER

                                      Three Months Ended September 30,
                            ---------------------------------------------------
(millions)                            1997                      1996
--------------------------- ------------------------- -------------------------
                                         Net income                Net income
                             Revenues     (expense)    Revenues     (expense)
--------------------------- ------------ ------------ ------------ ------------
Total Corporate and Other       $31         $(55)          $8         $(51)
=========================== ============ ============ ============ ============

(1) Net income (expense) includes $6 million of reported investment portfolio gains in 1997 and $3 million of reported investment portfolio losses in 1996.

Net corporate expenses (before reported investment portfolio gains/losses) increased in the third quarter of 1997 compared to the third quarter of 1996, however, corporate expenses as a percentage of operating earnings were lower than a year ago.

      SEGMENT RESULTS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996

The overall operating trends for the nine months ended September 30, 1997 and 1996 were substantially the same as those of the third quarter periods except as noted below.

INVESTMENT SERVICES

                               Nine Months Ended September 30,
                ------------------------------------------------------------
                           1997                           1996
--------------- ----------------------------  ------------------------------
(millions)        Revenues      Net income       Revenues      Net income
--------------- -------------- -------------  --------------- --------------
Smith Barney        $6,593          $774          $5,816           $663
=============== ============== =============  =============== ==============

SMITH BARNEY REVENUES

                                             Nine Months Ended September 30,
                                           ----------------------------------
(millions)                                       1997            1996
------------------------------------------ ----------------- ----------------
Commissions                                     $1,860          $1,680
Asset management and administration fees         1,195             991
Investment banking                                 882             864
Principal transactions                             766             786
Interest income, net*                              365             301
Other income                                       103             100
------------------------------------------ ----------------- ----------------
Net revenues*                                   $5,171          $4,722
========================================== ================= ================

* Net of interest expense of $1,422 million and $1,094 million in 1997 and 1996, respectively. Revenues included in the condensed consolidated statement of income are before deductions for interest expense.

Revenues, net of interest expense increased 10% to $5.171 billion for the first nine months of 1997 from $4.722 billion in the first nine months of 1996. Commission revenues were $1.860 billion in the first nine months of 1997, 11% ahead of the $1.680 billion in the 1996 comparable period. Asset management and administration fees rose 21% to a record $1.195 billion in the first nine months of 1997. Investment banking revenues in the first nine months of 1997 totaled $882 million compared to $864 million in the 1996 period. Investment banking revenues during the first nine months of 1997 were impacted by declines in equity underwriting and fee income from merger and acquisition advisory activity. Principal transaction revenues were $766 million in the first nine months of 1997, a 3% decline from the comparable 1996 period. This decrease is a result of a decline in equity and municipal income trading, offset to an extent by an increase in taxable fixed income trading. Net interest income reached $365 million in the first nine months of 1997, up 21% over the comparable 1996 period.

Total expenses, excluding interest, increased to $3.870 billion in the first nine months of 1997 from $3.636 billion in the comparable 1996 period. Smith Barney's ratio of non-compensation expenses to net revenues was 19.8% for the first nine months of 1997, compared to 20.8% in the 1996 period. Smith Barney's ratio of compensation and benefit expense to net revenues declined to 55.1% for the first nine months of 1997 from 56.2% in the comparable prior year period.

CONSUMER FINANCE SERVICES


                                      Nine Months Ended September 30,
                                  ---------------------------------------
 (millions)                              1997                1996
 -------------------------------- ------------------- -------------------
                                  Revenues Net income Revenues Net income
 -------------------------------- -------- ---------- -------- ----------
 Consumer Finance Services (1)      $1,205     $167     $1,047     $171
 ================================ ======== ========== ======== ==========


(1) Net income in 1996 includes a portion of the gain ($1 million) from the disposition of RCM Capital Management, a California Limited Partnership
    (RCM).

During the first nine months of 1997 the average yield, at 14.55%, was lower than the 15.33% in the first nine months of 1996, mainly because of a shift in the portfolio mix toward lower risk/lower margin real estate loans. The charge-off rate at 2.74% for the first nine months of 1997 was lower than the comparable 1996 period's rate of 2.90%.

LIFE INSURANCE SERVICES


                                      Nine Months Ended September 30,
                                  ---------------------------------------
                                         1997                 1996
                                  ------------------- -------------------
(millions)                        Revenues Net income Revenues Net income
--------------------------------- -------- ---------- -------- ----------
Travelers Life and Annuity (1)     $2,000       $370   $1,699       $241
Primerica Financial Services (2)    1,135        247    1,058        209
--------------------------------- -------- ---------- -------- ----------
Total Life Insurance Services      $3,135       $617   $2,757       $450
================================= ======== ========== ======== ==========


(1) Net income includes $57 million of reported investment portfolio gains in 1997 and $22 million of reported investment portfolio losses in 1996.
(2) Net income includes $2 million and $6 million of reported investment portfolio gains in 1997 and 1996, respectively, and in 1996 a portion of the gain ($4 million) from the disposition of RCM.

TRAVELERS LIFE AND ANNUITY
Deferred annuity net written premiums and deposits were $1.776 billion in the first nine months of 1997, up 20% from $1.475 billion in the first nine months of 1996.

Payout and group annuity net premiums and deposits (excluding those of affiliates) totaled $1.630 billion in the first nine months of 1997, up 63% from $997.7 million in the first nine months of 1996.

Face amount of individual life insurance issued during the first nine months of 1997 was $4.5 billion, compared to $4.9 billion in the first nine months of 1996. Direct written premiums and deposits (excluding single premium policies) for individual life insurance were $211.3 million in the first nine months of 1997, relatively even with the first nine months of 1996.

Net written premiums for the growing long-term care insurance line were $129.5 million in the first nine months of 1997, compared to $92.9 million in the first nine months of 1996.

PRIMERICA FINANCIAL SERVICES
Face amount of new term life insurance sales was $39.2 billion in the first nine months of 1997, compared to $38.9 billion in the first nine months of 1996. Sales of mutual funds (at net asset value) were $2.027 billion for the first nine months of 1997, a 15% increase over the comparable 1996 period sales of $1.761 billion.

PROPERTY & CASUALTY INSURANCE SERVICES



                                               Nine Months Ended September 30,
                                             ----------------------------------
(millions)                                         1997             1996
-------------------------------------------- ---------------- -----------------
                                                        Net              Net
                                                      income           income
                                             Revenues (loss)  Revenues (loss)
-------------------------------------------- -------- ------- -------- --------
Commercial Lines (1) (2)                      $4,887   $666    $3,919   $  60
Personal Lines (1) (3)                         2,473    303     1,904     145
Financing costs and other (1)                      9    (93)        9     (58)
Minority interest                                  -   (153)        -       -
-------------------------------------------- -------- ------- -------- --------
Total Property & Casualty Insurance Services  $7,369   $723    $5,832    $147
============================================ ======== ======= ======== ========

(1)  Before minority interest.

(2) Net income in 1997 includes $39 million of reported investment portfolio gains. Net income in 1996 includes $11 million of reported investment portfolio losses and $383 million of charges related to the acquisition and integration of Aetna P&C.

(3) Net income includes $1 million and $4 million of reported investment portfolio losses in 1997 and 1996, respectively, and $8 million of charges in 1996 related to the acquisition and integration of Aetna P&C.

Segment earnings exclude the property and casualty operations of Aetna P&C prior to its acquisition on April 2, 1996. Certain production statistics related to Aetna P&C operations are provided for comparative purposes for periods prior to April 2, 1996 and are not reflected in such prior period revenues or operating results.

As previously indicated, in the second quarter of 1996 TAP recorded charges related to the acquisition and integration of Aetna P&C. These charges resulted primarily from anticipated costs of the acquisition and the application of Travelers strategies, policies and practices to Aetna P&C reserves and include: $221 million after tax and minority interest ($414 million before tax and minority interest) in reserve increases, net of reinsurance, related primarily to cumulative injury claims other than asbestos (CIOTA); $45 million after tax and minority interest ($84 million before tax and minority interest) provision for an additional asbestos liability related to an existing settlement agreement with a policyholder of Aetna P&C; $14 million after tax and minority interest ($27 million before tax and minority interest) charge related to premium collection issues; $22 million after tax and minority interest ($41 million before tax and minority interest) provision for uncollectibility of reinsurance recoverables; and a $19 million after tax and minority interest ($35 million before tax and minority interest) provision for lease and severance costs of Travelers Indemnity related to the restructuring plan for the acquisition.

COMMERCIAL LINES
Commercial Lines net written premiums for the first nine months of 1997 totaled $3.656 billion, up $699 million from $2.957 billion for the first nine months of 1996 (excluding an adjustment associated with a reinsurance transaction in 1996). This premium increase reflects the inclusion in 1997 of Aetna P&C for the entire nine months compared to only the second and third quarter of 1996 and a $142 million increase due to a change to conform the Aetna P&C method with the Travelers Indemnity and its subsidiaries (Travelers P&C) method of recording certain net written premiums within Commercial Lines. This increase was offset in part by the highly competitive conditions in the marketplace and the Company's selective underwriting focus.

On a combined total basis including Aetna P&C (for periods prior to April 2, 1996 for comparative purposes only), Commercial Lines net written premiums for the first nine months of 1997 totaled $3.656 billion, compared to $3.562 billion for the first nine months of 1996. This increase was primarily attributable to the change to conform the Aetna P&C method with the Travelers P&C method of recording net written premiums, partially offset by the competitive marketplace.

Fee income for the first nine months of 1997 was $278.8 million compared to $294.3 million in the first nine months of 1996.

National Accounts net written premiums of $522.4 million for the first nine months of 1997 decreased $93.7 million from the first nine months of 1996 (excluding an adjustment associated with a reinsurance transaction in 1996). On a combined total basis including Aetna P&C (for periods prior to April 2, 1996 for comparative purposes only), National Accounts net written premiums were $522.4 million for the first nine months of 1997 compared to $686.9 million for the first nine months of 1996. National Accounts new business in the first nine months of 1997 was moderately higher than in the first nine months of 1996. National Accounts business retention ratio was significantly higher in the first nine months of 1997 than in the first nine months of 1996, reflecting an unusually low retention ratio in the first and third quarters of 1996.

Commercial Accounts net written premiums were $1.516 billion in the first nine months of 1997 compared to $1.033 billion in the first nine months of 1996. On a combined total basis including Aetna P&C (for periods prior to April 2, 1996 for comparative purposes only), Commercial Accounts net written premiums were $1.516 billion in the first nine months of 1997 compared to $1.272 billion in the first nine months of 1996. This increase reflected $127 million due to the change to conform the Aetna P&C method with the Travelers P&C method of recording certain net written premiums and the continued growth through programs designed to leverage underwriting experience in specific industries, partially offset by the competitive marketplace. For the first nine months of 1997, new premium business in Commercial Accounts has significantly improved compared to the first nine months of 1996, reflecting continued growth in programs designed to leverage underwriting experience in specific industries. The Commercial Accounts business retention ratio in the first nine months of 1997 has significantly improved compared to the first nine months of 1996.

Select Accounts net written premiums were $1.087 billion in the first nine months of 1997 compared to $854.8 million in the first nine months of 1996. On a combined total basis including Aetna P&C (for periods prior to April 2, 1996 for comparative purposes only), Select Accounts net written premiums of $1.087 billion for the first nine months of 1997 were $11 million above the first nine months of 1996 premium levels. This increase reflected $15 million due to the change to conform the Aetna P&C method with Travelers P&C method of recording certain net written premiums, partially offset by a decrease due to the competitive marketplace. New premium business in Select Accounts was moderately higher in the first nine months of 1997 than in the first nine months of 1996, reflecting an increase due to the acquisition of Aetna P&C, partially offset by a decrease due to the competitive marketplace. The Select Accounts business retention ratio was moderately higher in the first nine months of 1997 than in the first nine months of 1996, reflecting the broader industry and product line expertise of the combined company.

Specialty Accounts net written premiums were $530.1 million in the first nine months of 1997 compared to $453.3 million in the first nine months of 1996. On a combined total basis including Aetna P&C (for periods prior to April 2, 1996 for comparative purposes only), Specialty Accounts net written premiums were $530.1 million in the first nine months of 1997 compared to $527.2 million in the first nine months of 1996. The growth is primarily attributable to increased writings of its excess and surplus lines business partially offset by lower directors' and officers' liability insurance writings due to the termination of an exclusive arrangement with a managing general agent.

Catastrophe losses, net of taxes and reinsurance, were $5.1 million and $22.6 million in the first nine months of 1997 and 1996, respectively. The 1997 catastrophe losses were primarily due to tornadoes in the Midwest in the first quarter. The 1996 catastrophe losses were primarily due to winter storms in the first quarter and Hurricane Fran in the third quarter.

The statutory combined ratio (before policyholder dividends) for Commercial Lines in the first nine months of 1997 was 109.3%, compared to 131.9% in the first nine months of 1996. The GAAP combined ratio (before policyholder dividends) for Commercial Lines in the first nine months of 1997 was 108.3%, compared to 131.4% in the first nine months of 1996.

The decreases in the first nine months of 1997 statutory and GAAP combined ratios for Commercial Lines compared to the first nine months of 1996 were primarily attributable to the 1996 charges related to the acquisition and integration of Aetna P&C. Excluding these amounts, the statutory and GAAP combined ratios for the nine months ended September 30, 1996 would have been 109.9% and 110.4%, respectively. The decrease in the first nine months of 1997 statutory and GAAP combined ratios compared to the first nine months of 1996 statutory and GAAP combined ratios excluding acquisition-related charges was generally due to the inclusion in 1997 of Aetna P&C's results for the entire nine months compared to only the second and third quarters in 1996. Aetna P&C has historically had a higher underwriting expense ratio, partially offset by a lower loss ratio, which reflects the mix of business including the favorable effect of the lower loss ratio of the Bond business.

PERSONAL LINES
Net written premiums in the first nine months of 1997 were $2.295 billion, compared to $1.685 billion in the first nine months of 1996. This increase primarily reflects the acquisition of Aetna P&C. On a combined total basis including Aetna P&C (for periods prior to April 2, 1996 for comparative purposes only), Personal Lines net written premiums for the first nine months of 1997 totaled $2.295 billion compared to $2.001 billion for the first nine months of 1996.

The statutory combined ratio for Personal Lines in the first nine months of 1997 was 91.9%, compared to 102.1% in the first nine months of 1996. The GAAP combined ratio for Personal Lines in the first nine months of 1997 was 91.3%, compared to 101.9% in the first nine months of 1996. The decrease in the combined ratios in 1997 was due to the favorable prior year reserve development in personal automobile lines, lower catastrophe losses and expense reductions.

FINANCING COSTS AND OTHER
The primary component of net income (loss) for the first nine months of 1997 was interest expense of $79 million after tax, compared to $51 million after tax in the first nine months of 1996, reflecting financing costs associated with the acquisition of Aetna P&C in the second quarter of 1996.

ENVIRONMENTAL CLAIMS
The Company's reserves for environmental claims are not established on a claim-by-claim basis. An aggregate bulk reserve is carried for all of the Company's environmental claims that are in the dispute process, until the dispute is resolved. This bulk reserve is established and adjusted based upon the volume of in-process environmental claims and the Company's experience in resolving such claims. At September 30, 1997, approximately 15% of the net environmental reserve (i.e., approximately $173 million) is case reserves for resolved claims. The balance, approximately 85% of the net environmental reserve (i.e., approximately $990 million), is carried in a bulk reserve and includes incurred but not yet reported environmental claims for which the Company has not received any specific claims.

The following table displays activity for environmental losses and loss expenses and reserves for the nine months ended September 30, 1997 and 1996.


ENVIRONMENTAL LOSSES                  Nine Months Ended     Nine Months Ended
(millions)                            September 30, 1997    September 30, 1996
                                    ---------------------  --------------------
Beginning reserves:
  Direct                                    $ 1,369              $   454
  Ceded                                        (127)                 (50)
                                            -------              -------
  Net                                         1,242                  404
Acquisition of Aetna P&C:
  Direct                                       --                    938
  Ceded                                        --                    (24)
Incurred losses and loss expenses:

  Direct                                         55                   82
  Ceded                                          (1)                 (31)
Losses paid:

  Direct                                        181                  113
  Ceded                                         (48)                 (20)
Ending reserves:

  Direct                                      1,243                1,361
  Ceded                                         (80)                 (85)
                                            -------               -------
  Net                                       $ 1,163               $ 1,276
                                            =======               =======


ASBESTOS CLAIMS
At September 30, 1997, approximately 26% of the net asbestos reserve (i.e., approximately $274 million) is for pending asbestos claims. The balance, approximately 74% (i.e., approximately $790 million) of the net asbestos reserve, represents incurred but not yet reported losses.

The following table displays activity for asbestos losses and loss expenses and reserves for the nine months ended September 30, 1997 and 1996. In general, the Company posts case reserves for pending asbestos claims within approximately 30 business days of receipt of such claims.



ASBESTOS LOSSES                     Nine Months Ended       Nine Months Ended
(millions)                          September 30, 1997      September 30, 1996
                                   --------------------    -------------------

Beginning reserves:
  Direct                                  $  1,443                  $695
  Ceded                                       (370)                 (293)
                                          ---------              ---------
  Net                                        1,073                   402
Acquisition of Aetna P&C:
  Direct                                         -                   776
  Ceded                                          -                  (116)
Incurred losses and loss expenses:

  Direct                                        60                    83
  Ceded                                        (15)                   (8)
Losses paid:

  Direct                                       114                   135
  Ceded                                        (60)                  (58)
Ending reserves:

  Direct                                     1,389                 1,419
  Ceded                                       (325)                 (359)
                                          ---------              ---------
  Net                                       $1,064                $1,060
                                          =========              =========


UNCERTAINTY REGARDING ADEQUACY OF ENVIRONMENTAL AND ASBESTOS RESERVES
It is difficult to estimate the reserves for environmental and asbestos-related claims due to the vagaries of court coverage decisions, plaintiffs' expanded theories of liability, the risks inherent in major litigation and other uncertainties. Conventional actuarial techniques are not used to estimate such reserves.

The reserves carried for environmental and asbestos claims at September 30, 1997 are the Company's best estimate of ultimate claims and claim adjustment expenses based upon known facts and current law. However, the conditions surrounding the final resolution of these claims continue to change. Currently, it is not possible to predict changes in the legal and legislative environment and their impact on the future development of asbestos and environmental claims. Such development will be affected by future court decisions and interpretations and changes in legislation. Because of these future unknowns, additional liabilities may arise for amounts in excess of the current reserves. These additional amounts, or a range of these additional amounts, cannot now be reasonably estimated, and could result in a liability exceeding reserves by an amount that would be material to the Company's operating results in a future period. However, the Company believes that it is not likely that these claims will have a material adverse effect on the Company's financial condition or liquidity.

CUMULATIVE INJURY OTHER THAN ASBESTOS (CIOTA) CLAIMS
Cumulative injury other than asbestos (CIOTA) claims are generally submitted to the Company under general liability policies and often involve an allegation by a claimant against an insured that the claimant has suffered injuries as a result of long-term or continuous exposure to potentially harmful products or substances. Such potentially harmful products or substances include, but are not limited to, lead paint, pesticides, pharmaceutical products, silicone-based personal products, solvents and other deleterious substances.

At September 30, 1997, approximately 19% of the net CIOTA reserve (i.e., approximately $204 million) is for pending CIOTA claims. The balance, approximately 81% (i.e., approximately $893 million) of the net CIOTA reserve, represents incurred but not yet reported losses for which the Company has not received any specific claims.

The following table displays activity for CIOTA losses and loss expenses and reserves for the nine months ended September 30, 1997 and 1996. In general, the Company posts case reserves for pending CIOTA claims within approximately 30 business days of receipt of such claims.


CIOTA LOSSES                        Nine Months Ended       Nine Months Ended
(millions)                          September 30, 1997      September 30, 1996
                                   --------------------    --------------------
Beginning reserves:
  Direct                                   $1,560                   $374
  Ceded                                      (446)                     -
                                          ---------              ---------
  Net                                       1,114                    374
Acquisition of Aetna P&C:
  Direct                                        -                    709
  Ceded                                         -                   (293)
Incurred losses and loss expenses:

  Direct                                       26                    557
  Ceded                                        (6)                  (155)
Losses paid:

  Direct                                       51                     53
  Ceded                                       (14)                    (7)
Ending reserves:

  Direct                                    1,535                  1,587
  Ceded                                      (438)                  (441)
                                          ---------              ---------
  Net                                      $1,097                 $1,146
                                          =========              =========


CORPORATE AND OTHER

                                                      Nine Months Ended September 30,
                                           ----------------------------------------------------
 (millions)                                         1997                       1996
 ----------------------------------------- ------------------------- --------------------------
                                                       Net income                 Net income
                                            Revenues    (expense)      Revenues    (expense)
 ----------------------------------------- ---------- -------------- ----------- --------------

 Net expenses (1)                                 -         $(153)           -         $(158)
 Net gain (loss) on sale of subsidiaries
   and affiliates                                 -             -            -           384
 ----------------------------------------- ---------- -------------- ----------- --------------
 Total Corporate and Other                       $75         $(153)        $111         $ 226
 ========================================= =========== ============== =========== ==============

(1) Net income (expense) includes $6 million of reported investment portfolio gains in 1997 and $8 million of reported investment portfolio losses in 1996.

Net corporate expenses (before reported investment portfolio gains/losses) were down in the first nine months of 1997 compared to the first nine months of 1996, reflecting higher income from corporate investments and lower borrowing costs.

LIQUIDITY AND CAPITAL RESOURCES
TRV services its obligations primarily with dividends and other advances that it receives from subsidiaries. The subsidiaries' dividend-paying abilities are limited by certain covenant restrictions in credit agreements and/or by regulatory requirements. TRV believes it will have sufficient funds to meet current and future commitments. Each of TRV's major operating subsidiaries finances its operations on a stand-alone basis consistent with its capitalization and ratings.

TRAVELERS GROUP INC. (TRV)
TRV issues commercial paper directly to investors and maintains unused credit availability under committed revolving credit agreements at least equal to the amount of commercial paper outstanding.

TRV, Commercial Credit Company (CCC) and The Travelers Insurance Company
(TIC) have a five-year revolving credit facility with a syndicate of banks to provide $1.0 billion of revolving credit, to be allocated to any of TRV, CCC or TIC. The participation of TIC in this agreement is limited to $250 million. This facility expires in June 2001. Currently $500 million is allocated to TRV, $450 million to CCC and $50 million to TIC. Under this facility TRV is required to maintain a certain level of consolidated stockholders' equity (as defined in the agreement). At September 30, 1997, this requirement was exceeded by approximately $5.3 billion. At September 30, 1997, there were no borrowings outstanding under this facility.

Currently, TRV has unused credit availability of $500 million under the five-year revolving credit facility. TRV may borrow under this revolving credit facility at various interest rate options (LIBOR, CD or base rate) and compensates the banks for the facility through commitment fees.

In June 1997, the Company sold in a public offering 8.0 million depositary shares, each representing one-fifth of a share of 6.365% Cumulative Preferred Stock, Series F (Series F Preferred Stock), at an offering price of $50 per depositary share for an aggregate principal amount of $400 million. The Series F Preferred Stock has cumulative dividends payable quarterly commencing September 1, 1997 and a liquidation preference equivalent to $50 per depositary share plus accrued and accumulated unpaid dividends. On or after June 16, 2007, the Company may redeem the Series F Preferred Stock, in whole or in part, at any time at a redemption price of $50 per depositary share plus dividends accrued and unpaid to the redemption date.

In July 1997, the Company sold in a public offering 4.0 million depositary shares, each representing one-fifth of a share of 6.213% Cumulative Preferred Stock, Series G (Series G Preferred Stock), at an offering price of $50 per depositary share for an aggregate principal amount of $200 million. The Series G Preferred Stock has cumulative dividends payable quarterly commencing September 1, 1997 and a liquidation preference equivalent to $50 per depositary share plus accrued and accumulated unpaid dividends. On or after July 11, 2007, the Company may redeem the Series G Preferred Stock, in whole or in part, at any time at a redemption price of $50 per depositary share plus dividends accrued and unpaid to the redemption date.

In September 1997, the Company sold in a public offering 4.0 million depositary shares, each representing one-fifth of a share of 6.231% Cumulative Preferred Stock, Series H (Series H Preferred Stock), at an offering price of $50 per depositary share for an aggregate principal amount of $200 million. The Series H Preferred Stock has cumulative dividends payable quarterly commencing November 1, 1997 and a liquidation preference equivalent to $50 per depositary share plus accrued and accumulated unpaid dividends. On or after September 8, 2007, the Company may redeem the Series H Preferred Stock, in whole or in part, at any time at a redemption price of $50 per depositary share plus dividends accrued and unpaid to the redemption date.

In October 1997, the Company sold in a public offering 4.0 million depositary shares, each representing one-fifth of a share of 5.864% Cumulative Preferred Stock, Series M (Series M Preferred Stock), at an offering price of $50 per depositary share for an aggregate principal amount of $200 million. The Series M Preferred Stock has cumulative dividends payable quarterly commencing November 1, 1997 and a liquidation preference equivalent to $50 per depositary share plus accrued and accumulated unpaid dividends. On or after October 8, 2007, the Company may redeem the Series M Preferred Stock, in whole or in part, at any time at a redemption price of $50 per depositary share plus dividends accrued and unpaid to the redemption date.

On July 1, 1997 the Company redeemed all of the 7.5 million outstanding shares (15 million depositary shares) of its 9.25% Preferred Stock, Series D (Series D Preferred Stock) at $50 per share ($25 per depositary share). The aggregate amount of Series D Preferred Stock outstanding on the redemption date was $375 million.

On July 28, 1997 the Company redeemed all of the 1.2 million outstanding shares (12 million depositary shares) of its 8.125% Cumulative Preferred Stock, Series A (Series A Preferred Stock) at $250 per share ($25 per depositary share) plus accrued and unpaid dividends to the redemption date. The aggregate amount of Series A Preferred Stock outstanding on the redemption date was $300 million.

TRV as of November 7, 1997, had $1.0 billion available for debt offerings under its shelf registration statements.

TRAVELERS PROPERTY CASUALTY CORP. (TAP)
TAP also issues commercial paper directly to investors and maintains unused credit availability under a committed revolving credit agreement at least equal to the amount of commercial paper outstanding.

TAP has a five-year revolving credit facility in the amount of $500 million with a syndicate of banks that expires in December 2001. TAP may borrow under this revolving credit facility at various interest rate options (LIBOR or base rate) and compensates the banks for the facility through commitment fees. Under this facility TAP is required to maintain a certain level of consolidated stockholders' equity (as defined in the agreement). At September 30, 1997, this requirement was exceeded by approximately $3.1 billion. At September 30, 1997, there were no borrowings outstanding under this facility.

TAP's insurance subsidiaries are subject to various regulatory restrictions that limit the maximum amount of dividends available to be paid to their parent without prior approval of insurance regulatory authorities. Dividend payments to TAP from its insurance subsidiaries are limited to $647 million in 1997 without prior approval of the Connecticut Insurance Department. TAP received $245 million of dividends from its insurance subsidiaries during the first nine months of 1997.

TAP as of November 7, 1997, had $750 million available for debt offerings under its shelf registration statement.

COMMERCIAL CREDIT COMPANY (CCC)
CCC also issues commercial paper directly to investors and maintains unused credit availability under committed revolving credit agreements at least equal to the amount of commercial paper outstanding. CCC has unused credit availability of $3.850 billion under five-year revolving credit facilities, (including the $450 million referred to above) and $1.0 billion under a 364-day facility. CCC may borrow under its revolving credit facilities at various interest rate options (LIBOR, CD, base rate or money market) and compensates the banks for the facilities through commitment fees.

CCC is limited by covenants in its revolving credit agreements as to the amount of dividends and advances that may be made to its parent or its affiliated companies. At September 30, 1997, CCC would have been able to remit $562 million to its parent under its most restrictive covenants.

CCC completed the following long-term debt offerings in 1997 and, as of November 7, 1997 had $650 million available for debt offerings and $400 million available for trust preferred security offerings under its shelf registration statements:

o  6.45% Notes due July 1, 2002.............................$300 million
o  6.75% Notes due July 1, 2007.............................$300 million
o  6.50% Notes due August 1, 2004...........................$250 million

SMITH BARNEY HOLDINGS INC. (SMITH BARNEY)
Smith Barney funds its day-to-day operations through the use of commercial paper, collateralized and uncollateralized borrowings (both committed and uncommitted), internally generated funds, repurchase transactions, and securities lending arrangements. The volume of Smith Barney's borrowings generally fluctuates in response to changes in the amount of reverse repurchase transactions outstanding, the level of securities inventories, customer balances and securities borrowing transactions. Smith Barney has a $1.250 billion revolving credit agreement with a bank syndicate that extends through May 2000, and has a $750 million 364-day revolving credit agreement with a bank syndicate that extends through May 1998. Smith Barney may borrow under its revolving credit facilities at various interest rate options (LIBOR, CD or base rate) and compensates the banks for the facilities through commitment fees. At September 30, 1997, there were no borrowings outstanding under either facility. Smith Barney also has substantial borrowing arrangements consisting of facilities that it has been advised are available, but where no contractual lending obligation exists.

Smith Barney and its subsidiary Smith Barney Inc. issue commercial paper directly to investors. As a policy, Smith Barney attempts to maintain sufficient capital and funding sources in order to have the capacity to finance itself on a fully collateralized basis at all times, including periods of financial stress. In addition, Smith Barney monitors its leverage and capital ratios on a daily basis.

Smith Barney is limited as to the amount of dividends that may be paid to TRV. At September 30, 1997, Smith Barney would have been able to remit approximately $854 million to TRV under its most restrictive covenants.

Smith Barney completed the following long-term debt offerings in 1997 and, as of November 7, 1997, had $463 million available for debt offerings under its shelf registration statement:

o  S&P 500 Equity Linked Notes due March 11, 2002..........$  66 million
o  7% Notes due March 15, 2004..............................$250 million
o  7 3/8% Notes due May 15, 2007............................$200 million
o  6 5/8% Notes due July 1, 2002............................$250 million
o  Floating Rate Medium Term Notes due September 10, 2002..$  25 million
o  S&P 500 Equity Linked Notes due October 3, 2003.........$  62 million
o  6 3/8% Notes due October 1, 2004.........................$200 million

In addition to the long-term debt offerings above, in May 1997 Smith Barney, through a private placement, issued $25 million of 6.98% Notes due December 30, 1999.

SECURITIES BORROWED, LOANED AND SUBJECT TO REPURCHASE AGREEMENTS
Smith Barney engages in "matched book" transactions in government and mortgage-backed securities as well as "conduit" transactions in corporate equity and debt securities. These transactions are similar in nature. A "matched book" transaction involves a security purchased under an agreement to resell (i.e., reverse repurchase transaction) and simultaneously sold under an agreement to repurchase (i.e., repurchase transaction). A "conduit" transaction involves the borrowing of a security from a counterparty and the simultaneous lending of the security to another counterparty. These transactions are reported gross in the Condensed Consolidated Statement of Financial Position and typically yield interest spreads, generally ranging from 10 to 30 basis points. The interest spread results from the net of interest received on the reverse repurchase or security borrowed transaction and the interest paid on the corresponding repurchase or security loaned transaction. Interest rates charged or credited in these activities are usually based on current Federal Funds rates but can fluctuate based on security availability and other market conditions. The size of balance sheet positions resulting from these activities can vary significantly depending primarily on levels of activity in the bond markets, but the impact on net income would be relatively smaller.

THE TRAVELERS INSURANCE COMPANY (TIC)
At September 30, 1997, TIC had $23.5 billion of life and annuity product deposit funds and reserves. Of that total, $12.8 billion is not subject to discretionary withdrawal based on contract terms. The remaining $10.7 billion is for life and annuity products that are subject to discretionary withdrawal by the contractholder. Included in the amount that is subject to discretionary withdrawal is $1.8 billion of liabilities that are surrenderable with market value adjustments. Also included are an additional $5.1 billion of life insurance and individual annuity liabilities, which are subject to discretionary withdrawal and have an average surrender charge of 4.8%. In the payout phase, these funds are credited at significantly reduced interest rates. The remaining $3.8 billion of liabilities is surrenderable without charge. More than 17% of these relate to individual life products. These risks would have to be underwritten again if transferred to another carrier, which is considered a significant deterrent against withdrawal by long-term policyholders. Insurance liabilities that are surrendered or withdrawn are reduced by outstanding policy loans and related accrued interest prior to payout.

TIC issues commercial paper to investors and maintains unused committed revolving credit facilities at least equal to the amount of commercial paper outstanding. TIC may borrow under this revolving credit facility at various rate options (LIBOR, CD or base rate) and compensates the banks for the facility through commitment fees. Currently, TIC has unused credit availability of $50 million under the five-year revolving credit facility referred to above.

TIC is subject to various regulatory restrictions that limit the maximum amount of dividends available to its parent without prior approval of the Connecticut Insurance Department. A maximum of $507 million of statutory surplus is available in 1997 for such dividends without Department approval, of which $300 million has been paid during the first nine months of 1997.

FUTURE APPLICATION OF ACCOUNTING STANDARDS

See Note 4 of Notes to Condensed Consolidated Financial Statements for a discussion of recently issued accounting pronouncements.

                         PART II. OTHER INFORMATION


ITEM 1.  LEGAL PROCEEDINGS.

     For information concerning a case filed by certain subsidiaries of the Company involving certain reinsurance contracts with Lloyd's of London ("Lloyd's"), see the descriptions that appear in the paragraph that begins on page 2 and ends on page 3 of the Company's Current Report on Form 8-K dated March 1, 1994 and the first paragraph on page 84 of the Company's Annual Report on Form 10-K for the year ended December 31, 1996, which descriptions are incorporated by reference herein. A copy of the pertinent paragraphs of such filings is included as an exhibit to this Form 10-Q. In October 1997, the Company finalized an agreement to settle the arbitration with underwriters at Lloyd's and certain London companies in New York State to enforce reinsurance contracts with respect to recoveries for certain asbestos claims. The outcome of this agreement will have no impact on earnings.

     For information concerning actions filed against several insurance companies and industry organizations relating to service fee charges and premium calculations on certain workers' compensation insurance, see the descriptions that appear in the paragraph that begins on page 90 and ends on page 91 of the Prospectus dated April 22, 1996 of Travelers Property Casualty Corp., the second paragraph on page 34 of the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996 and the second paragraph on page 84 of the Company's Annual Report on Form 10-K for the year ended December 31, 1996, which descriptions are incorporated by reference herein. A copy of the pertinent paragraphs of such filings is included as an exhibit to this Form 10-Q. In September 1997, AMUNDSON & ASSOCIATES ART STUDIO V. NCCI, ET AL. was remanded to District Court, Wyandotte County, Kansas. In August 1997, all pending motions to dismiss were denied in SOUTH CAROLINA EX REL. MEDLOCK V. NCCI. In October 1997, EL CHICO RESTAURANTS, INC. V. THE AETNA CASUALTY AND SURETY COMPANY, ET AL. was remanded to Superior Court, Richmond County, Georgia.


ITEM 6.  EXHIBITS AND REPORTS ON FORM 8-K.

    (a)  EXHIBITS:

         See Exhibit Index.

    (b)  REPORTS ON FORM 8-K:

     On July 10, 1997, the Company filed a Current Report on Form 8-K, dated July 8, 1997, filing certain exhibits under Item 7 thereof relating to the offer and sale of the Company's 6.213% Cumulative Preferred Stock, Series G, $1.00 par value per share.

     On September 5, 1997, the Company filed a Current Report on Form 8-K, dated September 3, 1997, filing certain exhibits under Item 7 thereof relating to the offer and sale of the Company's 6.231% Cumulative Preferred Stock, Series H, $1.00 par value per share.

     On September 25, 1997, the Company filed a Current Report on Form 8-K, dated September 24, 1997 (which was amended by a Form 8-K/A-1 filed October 28, 1997), reporting under Item 5 thereof that it had entered into a definitive merger agreement with Salomon Inc and filing certain exhibits under Item 7 thereof relating to the merger.

     No other reports on Form 8-K were filed during the quarter ended September 30, 1997; however, on October 7, 1997, the Company filed a Current Report on Form 8-K, dated October 3, 1997, filing certain exhibits under Item 7 thereof relating to the offer and sale of the Company's 5.864% Cumulative Preferred Stock, Series M, $1.00 par value per share; and on October 20, 1997, the Company filed a Current Report on Form 8-K, dated October 13, 1997, reporting under Item 5 thereof the results of its operations for the three and nine months ended September 30, 1997, and certain other selected financial data.

                               EXHIBIT INDEX
                               -------------

EXHIBIT                                                              FILING
NUMBER   DESCRIPTION OF EXHIBIT                                      METHOD
------   ----------------------                                      ------

3.01     Restated Certificate of Incorporation of Travelers         Electronic
         Group Inc. (the "Company"), Certificate of Designation of
         Cumulative Adjustable Rate Preferred Stock, Series Y,
         Certificate of Amendment to the Restated Certificate of Incorporation, filed April 24, 1996, Certificate of
         Amendment to the Restated Certificate of Incorporation, filed April 23, 1997, Certificate of Designation of 6.365%
         Cumulative Preferred Stock, Series F, Certificate of
         Designation of 6.213% Cumulative Preferred Stock, Series G. Certificate of Designation of 6.231% Cumulative Preferred
         Stock, Series H, and Certificate of Designation of 5.864%
         Cumulative Preferred Stock, Series M.

3.02 By-Laws of the Company as amended and restated through April 23, 1997, incorporated by reference to Exhibit 3.02 to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1997 (File No. 1-9924) (the
         "Company's 3/31/97 10-Q").

10.01    Letter Agreement, dated as of August 14, 1997, between     Electronic
         the Company and Thomas W. Jones.

10.02    Travelers Group Capital Accumulation Plan (as amended      Electronic
         through July 23, 1997).

10.03    Travelers Group 1996 Stock Incentive Plan (as amended      Electronic
         through July 23, 1997).

10.04    Amendment No. 15 to the Travelers Group Stock Option       Electronic
         Plan (effective July 23, 1997).

11.01    Computation of Earnings Per Share.                         Electronic

12.01    Computation of Ratio of Earnings to Fixed Charges.         Electronic

27.01    Financial Data Schedule.                                   Electronic

99.01    The paragraph that begins on page 2 and ends on page 3     Electronic
         of the Company's Current Report on Form 8-K dated March 1,
         1994 and the first paragraph on page 84 of the Company's
         Annual Report on Form 10-K for the fiscal year ended
         December 31, 1996.

EXHIBIT                                                              FILING
NUMBER   DESCRIPTION OF EXHIBIT                                      METHOD
------   ----------------------                                      ------

99.02    The paragraph that begins on page 90 and ends on page       Electronic
         91 of the Prospectus dated April 22, 1996 of Travelers
         Property Casualty Corp., the second paragraph on page 34 of the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1996 and the second paragraph on page 84 of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996.



The total amount of securities authorized pursuant to any instrument defining rights of holders of long-term debt of the Company does not exceed 10% of the total assets of the Company and its consolidated subsidiaries. The Company will furnish copies of any such instrument to the Securities and Exchange Commission upon request.

                                 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                              TRAVELERS GROUP INC.


Date:  November 12, 1997        By /s/ Heidi Miller
                                   ----------------------------
                                   Heidi Miller
                                   Senior Vice President and
                                   Chief Financial Officer
                                   (Principal Financial
                                   Officer)





Date:  November 12, 1997        By /s/ Irwin Ettinger
                                   ------------------------------
                                   Irwin Ettinger
                                   Executive Vice President and
                                   Chief Accounting Officer
                                   (Principal Accounting
                                   Officer)

                               EXHIBIT INDEX
                               -------------

EXHIBIT                                                              FILING
NUMBER   DESCRIPTION OF EXHIBIT                                      METHOD
------   ----------------------                                      ------

3.01     Restated Certificate of Incorporation of Travelers          Electronic
         Group Inc. (the "Company"), Certificate of Designation of
         Cumulative Adjustable Rate Preferred Stock, Series Y,
         Certificate of Amendment to the Restated Certificate of Incorporation, filed April 24, 1996, Certificate of
         Amendment to the Restated Certificate of Incorporation, filed April 23, 1997, Certificate of Designation of 6.365%
         Cumulative Preferred Stock, Series F, Certificate of
         Designation of 6.213% Cumulative Preferred Stock, Series G. Certificate of Designation of 6.231% Cumulative Preferred
         Stock, Series H, and Certificate of Designation of 5.864%
         Cumulative Preferred Stock, Series M.

3.02 By-Laws of the Company as amended and restated through April 23, 1997, incorporated by reference to Exhibit 3.02 to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1997 (File No. 1-9924) (the
         "Company's 3/31/97 10-Q").

10.01    Letter Agreement, dated as of August 14, 1997, between      Electronic
         the Company and Thomas W. Jones.

10.02    Travelers Group Capital Accumulation Plan (as amended       Electronic
         through July 23, 1997).

10.03    Travelers Group 1996 Stock Incentive Plan (as amended       Electronic
         through July 23, 1997).

10.04    Amendment No. 15 to the Travelers Group Stock Option        Electronic
         Plan (effective July 23, 1997).

11.01    Computation of Earnings Per Share.                          Electronic

12.01    Computation of Ratio of Earnings to Fixed Charges.          Electronic

27.01    Financial Data Schedule.                                    Electronic

99.01    The paragraph that begins on page 2 and ends on page 3      Electronic
         of the Company's Current Report on Form 8-K dated March 1,
         1994 and the first paragraph on page 84 of the Company's
         Annual Report on Form 10-K for the fiscal year ended
         December 31, 1996.



EXHIBIT                                                              FILING
NUMBER   DESCRIPTION OF EXHIBIT                                      METHOD
------   ----------------------                                      ------

99.02    The paragraph that begins on page 90 and ends on page       Electronic
         91 of the Prospectus dated April 22, 1996 of Travelers
         Property Casualty Corp., the second paragraph on page 34 of the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1996 and the second paragraph on page 84 of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996.



The total amount of securities authorized pursuant to any instrument defining rights of holders of long-term debt of the Company does not exceed 10% of the total assets of the Company and its consolidated subsidiaries. The Company will furnish copies of any such instrument to the Securities and Exchange Commission upon request.

                                                               Exhibit 3.01


                         Certificate of Designation
                                     of
                5.864% Cumulative Preferred Stock, Series M
                                     of
                            Travelers Group Inc.

                       ______________________________

                       pursuant to Section 151 of the
              General Corporation Law of the State of Delaware

                       ______________________________

          Travelers Group Inc., a Delaware corporation (the "Corporation"), hereby certifies that:

          1. The Restated Certificate of Incorporation, as amended, of the Corporation (the "Certificate of Incorporation") fixes the total number of shares of all classes of capital stock that the Corporation shall have the authority to issue at one billion five hundred million (1,500,000,000) shares of common stock, par value $.01 per share ("Common Stock") and thirty million (30,000,000) shares of preferred stock, par value $1.00 per share ("Preferred Stock").

          2. The Certificate of Incorporation expressly grants to the Board of Directors of the Corporation (the "Board of Directors") authority to provide for the issuance of the shares of Preferred Stock in series, and to establish from time to time the number of shares to be included in each such series and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof. Pursuant to resolutions duly adopted by the Board of Directors in accordance with Section 141 of the General Corporation Law of the State of Delaware (the "DGCL"), the Board of Directors has granted such authority to its Executive Committee (the "Executive Committee").

          3. Pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation, and upon the Executive Committee by resolution of the Board of Directors, the Executive Committee, by action duly taken on July 8, 1997, and the Notes Committee by action duly taken on October 3, 1997 adopted resolutions that provide for a series of Preferred Stock as follows:

          RESOLVED, that an issue of a series of Preferred Stock is hereby provided for, and the number of shares to be included in such series is established, and the designation, powers, preference and rights, and qualifications, limitations or restrictions thereof, of such series are fixed, hereby as follows:


              1. Designation and Number of Shares. The designation of such series shall be 5.864% Cumulative Preferred Stock, Series M (the "Series M Preferred Stock"), and the number of shares constituting such series shall be 800,000. The number of authorized shares of Series M Preferred Stock may be reduced (but not below the number of shares thereof then outstanding) by further resolution duly adopted by the Board of Directors or the Executive Committee and by the filing of a certificate pursuant to the provisions of the DGCL stating that such reduction has been so authorized, but the number of authorized shares of Series M Preferred Stock shall not be increased.

              2. Dividends. Dividends on each share of Series M Preferred Stock shall be cumulative from the date of original issue of such share and shall be payable, when and as declared by the Board of Directors out of funds legally available therefor, in cash on February 1, May 1, August 1 and November 1 of each year, commencing November 1, 1997.

              Each quarterly period beginning on February 1, May 1, August 1 and November 1 in each year and ending on and including the day next preceding the first day of the next such quarterly period shall be a "Dividend Period." If a share of Series M Preferred Stock is outstanding during an entire Dividend Period, the dividend payable on such share on the first day of the calendar month immediately following the last day of such Dividend Period shall be $3.665 (or one-fourth of 5.864% of the Liquidation Preference (as defined in Section 7) for such share). If a share of Series M Preferred Stock is outstanding for less than an entire Dividend Period, the dividend payable on such share on the first day of the calendar month immediately following the last day of such Dividend Period on which such share shall be outstanding shall be the product of $3.665 multiplied by the ratio (which shall not exceed one) that the number of days that such share was outstanding during such Dividend Period bears to the number of days in such Dividend Period.

              If, prior to 18 months after the date of the original issuance of the Series M Preferred Stock, one or more amendments to the Internal Revenue Code of 1986, as amended (the "Code") are enacted that reduce the percentage of the dividends-received deduction (currently 70%) as specified in section 243(a)(1) of the Code or any successor provision (the "Dividends-Received Percentage"), the amount of each dividend payable (if declared) per share of Series M Preferred Stock for dividend payments made on or after the effective date of such change in the Code will be adjusted by multiplying the amount of the dividend payable described above (before adjustment) by the following fraction (the "DRD Formula"), and rounding the result to the nearest cent (with one-half cent rounded up):

                                1-.35(1-.70)
                                ------------
                                1-.35(1-DRP)

    For the purposes of the DRD Formula, "DRP" means the Dividends-Received Percentage (expressed as a decimal) applicable to the dividend in question; provided, however, that if the Dividends-Received Percentage applicable to the dividend in question shall be less than 50%, then the DRP shall equal .50. Notwithstanding the foregoing provisions, if, with respect to any such amendment, the Company receives either an unqualified opinion of nationally recognized independent tax counsel selected by the Company or a private letter ruling or similar form of authorization from the Internal Revenue Service ("IRS") to the effect that such amendment does not apply to a dividend payable on the Series M Preferred Stock, then such amendment will not result in the adjustment provided for pursuant to the DRD Formula with respect to such dividend. Such opinion shall be based upon the legislation amending or establishing the DRP or upon a published pronouncement of the IRS addressing such legislation.

              If any such amendment to the Code is enacted after the dividend payable on a dividend payment date has been declared, the amount of the dividend payable on such dividend payment date will not be increased; instead, additional dividends (the "Post Declaration Date Dividends") equal to the excess, if any, of (x) the product of the dividend paid by the Company on such dividend payment date and the DRD Formula (where the DRP used in the DRD Formula would be equal to the greater of the Dividends-Received Percentage applicable to the dividend in question and .50) over (y) the dividend paid by the Company on such dividend payable date, will be payable (if declared) to holders of Series M Preferred Stock on the record date applicable to the next succeeding dividend payment date or, if the Series M Preferred Stock is called for redemption prior to such record date, to holders of Series M Preferred Stock on the applicable redemption date, as the case may be, in addition to any other amounts payable on such date.

              If any such amendment to the Code is enacted and the reduction in the Dividends-Received Percentage retroactively applies to a dividend payment date as to which the Company previously paid dividends on the Series M Preferred Stock (each, an "Affected Dividend Payment Date"), the Company will pay (if declared) additional dividends (the "Retroactive Dividends") to holders of Series M Preferred Stock on the record date applicable to the next succeeding dividend payment date (or, if such amendment is enacted after the dividend payable on such dividend payment date has been declared, to holders of Series M Preferred Stock on the record date following the date of enactment) or, if the Series M Preferred Stock is called for redemption prior to such record date, to holders of Series M Preferred Stock on the applicable redemption date, as the case may be, in an amount equal to the excess of (x) the product of the dividend paid by the Company on each Affected Dividend Payment Date and the DRD Formula (where the DRP used in the DRD Formula would be equal to the greater of the Dividends-Received Percentage and .50 applied to each Affected Dividend Payment Date) over
    (y) the sum of the dividend paid by the Company on each Affected Dividend Payment Date; provided, however that if the Company has received the opinion, letter ruling or authorization referred to above, with respect to a dividend payable on the Affected Payment Date, then no such Retroactive Dividends will be payable.

              Each dividend on the shares of Series M Preferred Stock shall be paid to the holders of record of shares of Series M Preferred Stock as they appear on the stock register of the Company on such record date, not more than 60 days nor less than 10 days preceding the payment date of such dividend, as shall be fixed in advance by the Board of Directors. Dividends on account of arrears for any past Dividend Periods may be declared and paid at any time, without reference to any regular dividend payment date, to holders of record on such date, not exceeding 45 days preceding the payment date thereof, as may be fixed in advance by the Board of Directors.

              If there shall be outstanding shares of any other class or series of preferred stock of the Company ranking on a parity as to dividends with the Series M Preferred Stock, the Company, in making any dividend payment on account of arrears on the Series M Preferred Stock or such other class or series of preferred stock, shall make payments ratably upon all outstanding shares of Series M Preferred Stock and such other class or series of preferred stock in proportion to the respective amounts of dividends in arrears upon all such outstanding shares of Series M Preferred Stock and such other class or series of preferred stock to the date of such dividend payment.

              Holders of shares of Series M Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends on such shares. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment that is in arrears.

              3. Redemption. The Series M Preferred Stock is not subject to any mandatory redemption pursuant to a sinking fund or otherwise. The Company, at its option, may redeem shares of Series M Preferred Stock, as a whole or in part, at any time or from time to time on or after October 8, 2007, at a price of $250 per share, plus accrued and accumulated but unpaid dividends thereon to but excluding the date fixed for redemption (the "Redemption Price").

              If the Company shall redeem shares of Series M Preferred Stock pursuant to this Section 3, notice of such redemption shall be given by first class mail, postage prepaid, not less than 30 or more than 90 days prior to the redemption date, to each holder of record of the shares to be redeemed, at such holder's address as shown on the stock register of the Company. Each such notice shall state: (a) the redemption date; (b) the number of shares of Series M Preferred Stock to be redeemed and, if less than all such shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (c) the Redemption Price; (d) the place or places where certificates for such shares are to be surrendered for payment of the Redemption Price; and (e) that dividends on the shares to be redeemed will cease to accrue on such redemption date. Notice having been mailed as aforesaid, from and after the redemption date (unless default shall be made by the Company in providing money for the payment of the Redemption Price) dividends on the shares of Series M Preferred Stock so called for redemption shall cease to accrue, and such shares shall no longer be deemed to be outstanding, and all rights of the holders thereof as stockholders of the Company (except the right to receive from the Company the Redemption Price) shall cease. Upon surrender in accordance with such notice of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors shall so require and the notice shall so state), the Company shall redeem such shares at the Redemption Price. If less than all the outstanding shares of Series M Preferred Stock are to be redeemed, the Company shall select those shares to be redeemed from outstanding shares of Series M Preferred Stock not previously called for redemption by lot or pro rata (as nearly as may be) or by any other method determined by the Board of Directors to be equitable.

              The Company shall not redeem less than all the outstanding shares of Series M Preferred Stock pursuant to this Section 3, or purchase or acquire any shares of Series M Preferred Stock otherwise than pursuant to a purchase or exchange offer made on the same terms to all holders of shares of Series M Preferred Stock, unless full cumulative dividends shall have been paid or declared and set apart for payment upon all outstanding shares of Series M Preferred Stock for all past Dividend Periods, and unless all matured obligations of the Company with respect to all sinking funds, retirement funds or purchase funds for all series of Preferred Stock then outstanding have been met.

              4. Shares to be Retired. All shares of Series M Preferred Stock redeemed by the Company shall be retired and canceled and shall be restored to the status of authorized but unissued shares of Preferred Stock, without designation as to series, and may thereafter be reissued.

              5. Conversion or Exchange. The holders of shares of Series M Preferred Stock shall not have any rights to convert any such shares into or exchange any such shares for shares of any other class or series of capital stock of the Company.

              6. Voting. Except as otherwise provided in this Section 6 or as otherwise required by law, the Series M Preferred Stock shall have no voting rights.

              If six quarterly dividends (whether or not consecutive) payable on shares of Series M Preferred Stock are in arrears at the time of the record date to determine stockholders for any annual meeting of stockholders of the Company, the number of directors of the Company shall be increased by two, and the holders of shares of Series M Preferred Stock (voting separately as a class with the holders of shares of any one or more other series of Preferred Stock upon which like voting rights have been conferred and are exercisable) shall be entitled at such annual meeting of stockholders to elect two directors of the Company, with the remaining directors of the Company to be elected by the holders of shares of any other class or classes or series of stock entitled to vote therefor. In any such election, holders of shares of Series M Preferred Stock shall have one vote for each share held.

              At all meetings of stockholders at which holders of Preferred Stock shall be entitled to vote for Directors as a single class, the holders of a majority of the outstanding shares of all classes and series of capital stock of the Company having the right to vote as a single class shall be necessary to constitute a quorum, whether present in person or by proxy, for the election by such single class of its designated Directors. In any election of Directors by stockholders voting as a class, such Directors shall be elected by the vote of at least a plurality of shares held by such stockholders present or represented at the meeting. At any such meeting, the election of Directors by stockholders voting as a class shall be valid notwithstanding that a quorum of other stockholders voting as one or more classes may not be present or represented at such meeting.

              Any director who has been elected by the holders of shares of Series M Preferred Stock (voting separately as a class with the holders of shares of any one or more other series of Preferred Stock upon which like voting rights have been conferred and are exercisable) may be removed at any time, with or without cause, only by the affirmative vote of the holders of the shares at the time entitled to cast a majority of the votes entitled to be cast for the election of any such director at a special meeting of such holders called for that purpose, and any vacancy thereby created may be filled by the vote of such holders. If a vacancy occurs among the Directors elected by such stockholders voting as a class, other than by removal from office as set forth in the preceding sentence, such vacancy may be filled by the remaining Director so elected, or his successor then in office, and the Director so elected to fill such vacancy shall serve until the next meeting of stockholders for the election of Directors.

              The voting rights of the holders of the Series M Preferred Stock to elect Directors as set forth above shall continue until all dividend arrearages on the Series M Preferred Stock have been paid or declared and set apart for payment. Upon the termination of such voting rights, the terms of office of all persons who may have been elected pursuant to such voting rights shall immediately terminate, and the number of directors of the Company shall be decreased by two.

              Without the consent of the holders of shares entitled to cast at least two-thirds of the votes entitled to be cast by the holders of the total number of shares of Preferred Stock then outstanding, voting separately as a class without regard to series, with the holders of shares of Series M Preferred Stock being entitled to cast one vote per share, the Company may not:

              (i) create any class of stock that shall have preference as to dividends or distributions of assets over the Series M Preferred Stock; or

              (ii) alter or change the provisions of the Certificate of Incorporation (including any Certificate of Amendment or Certificate of Designation relating to the Series M Preferred Stock) so as to adversely affect the powers, preferences or rights of the holders of shares of Series M Preferred Stock;

    provided, however, that if such creation or such alteration or change would adversely affect the powers, preferences or rights of one or more, but not all, series of Preferred Stock at the time outstanding, such alteration or change shall require consent of the holders of shares entitled to cast at least two-thirds of the votes entitled to be cast by the holders of all of the shares of all such series so affected, voting as a class.

              7. Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Company, voluntary or involuntary, the holders of Series M Preferred Stock shall be entitled to receive out of the assets of the Company available for distribution to stockholders, before any distribution of assets shall be made to the holders of the Common Stock or of any other shares of stock of the Company ranking as to such distribution junior to the Series M Preferred Stock, a liquidating distribution in an amount equal to $250 per share (the "Liquidation Preference") plus an amount equal to any accrued and accumulated but unpaid dividends thereon to the date of final distribution. The holders of the Series M Preferred Stock shall not be entitled to receive the Liquidation Preference and such accrued dividends, however, until the liquidation preference of any other class of stock of the Company ranking senior to the Series M Preferred Stock as to rights upon liquidation, dissolution or winding up shall have been paid (or a sum set aside therefor sufficient to provide for payment) in full.

              If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the assets available for distribution are insufficient to pay in full the amounts payable with respect to the Series M Preferred Stock and any other shares of stock of the Company ranking as to any such distribution on a parity with the Series M Preferred Stock, the holders of the Series M Preferred Stock and of such other shares shall share ratably in any distribution of assets of the Company in proportion to the full respective preferential amounts to which they are entitled.

              After payment to the holders of the Series M Preferred Stock of the full preferential amounts provided for in this Section 7, the holders of the Series M Preferred Stock shall be entitled to no further participation in any distribution of assets by the Company.

              Consolidation or merger of the Company with or into one or more other corporations, or a sale, whether for cash, shares of stock, securities or properties, of all or substantially all of the assets of the Company, shall not be deemed or construed to be a liquidation, dissolution or winding up of the Company within the meaning of this
    Section 7 if the preferences or special voting rights of the holders of shares of Series M Preferred Stock are not impaired thereby.

              8. Limitation on Dividends on Junior Stock. So long as any Series M Preferred Stock shall be outstanding the Company shall not declare any dividends on the Common Stock or any other stock of the Company ranking as to dividends or distributions of assets junior to the Series M Preferred Stock (the Common Stock and any such other stock being herein referred to as "Junior Stock"), or make any payment on account of, or set apart money for, a sinking fund or other similar fund or agreement for the purchase, redemption or other retirement of any shares of Junior Stock, or make any distribution in respect thereof, whether in cash or property or in obligations or stock of the Company, other than a distribution of Junior Stock (such dividends, payments, setting apart and distributions being herein called "Junior Stock Payments"), unless the following conditions shall be satisfied at the date of such declaration in the case of any such dividend, or the date of such setting apart in the case of any such fund, or the date of such payment or distribution in the case of any other Junior Stock
    Payment:

              (i) full cumulative dividends shall have been paid or declared and set apart for payment on all outstanding shares of Preferred Stock other than Junior Stock; and

              (ii) the Company shall not be in default or in arrears with respect to any sinking fund or other similar fund or agreement for the purchase, redemption or other retirement of any shares of Preferred Stock other than Junior Stock;

    provided, however, that any funds theretofore deposited in any sinking fund or other similar fund with respect to any Preferred Stock in compliance with the provisions of such sinking fund or other similar fund may thereafter be applied to the purchase or redemption of such Preferred Stock in accordance with the terms of such sinking fund or other similar fund regardless of whether at the time of such application full cumulative dividends upon shares of Series M Preferred Stock outstanding to the last dividend payment date shall have been paid or declared and set apart for payment by the Company.

    Travelers Group Inc. has caused this Certificate to be duly executed by its Executive Vice President, and attested by its Assistant Secretary this 7th day of October, 1997.


                              TRAVELERS GROUP INC.


                                By /s/ Charles O. Prince, III
                                   ----------------------------
                                   Charles O. Prince, III
                                   Executive Vice President


Attest:


 /s/ Shelley J. Dropkin
 ----------------------------
 Shelley J. Dropkin
 Assistant Secretary

                         Certificate of Designation
                                     of
                6.231% Cumulative Preferred Stock, Series H
                                     of
                            Travelers Group Inc.

                       ------------------------------

                       pursuant to Section 151 of the
              General Corporation Law of the State of Delaware

                       ------------------------------

         Travelers Group Inc., a Delaware corporation (the "Corporation"), hereby certifies that:

         1. The Restated Certificate of Incorporation, as amended, of the Corporation (the "Certificate of Incorporation") fixes the total number of shares of all classes of capital stock that the Corporation shall have the authority to issue at one billion five hundred million (1,500,000,000) shares of common stock, par value $.01 per share ("Common Stock") and thirty million (30,000,000) shares of preferred stock, par value $1.00 per share ("Preferred Stock").

         2. The Certificate of Incorporation expressly grants to the Board of Directors of the Corporation (the "Board of Directors") authority to provide for the issuance of the shares of Preferred Stock in series, and to establish from time to time the number of shares to be included in each such series and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof. Pursuant to resolutions duly adopted by the Board of Directors in accordance with Section 141 of the General Corporation Law of the State of Delaware (the "DGCL"), the Board of Directors has granted such authority to its Executive Committee (the "Executive Committee").

         3. Pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation, and upon the Executive Committee by resolution of the Board of Directors, the Executive Committee, by action duly taken on July 8, 1997, and the Notes Committee by action duly taken on September 3, 1997 adopted resolutions that provide for a series of Preferred Stock as follows:

         RESOLVED, that an issue of a series of Preferred Stock is hereby provided for, and the number of shares to be included in such series is established, and the designation, powers, preference and rights, and qualifications, limitations or restrictions thereof, of such series are fixed, hereby as follows:


              1. Designation and Number of Shares. The designation of such series shall be 6.231% Cumulative Preferred Stock, Series H (the "Series H Preferred Stock"), and the number of shares constituting such series shall be 800,000. The number of authorized shares of Series H Preferred Stock may be reduced (but not below the number of shares thereof then outstanding) by further resolution duly adopted by the Board of Directors or the Executive Committee and by the filing of a certificate pursuant to the provisions of the DGCL stating that such reduction has been so authorized, but the number of authorized shares of Series H Preferred Stock shall not be increased.

              2. Dividends. Dividends on each share of Series H Preferred Stock shall be cumulative from the date of original issue of such share and shall be payable, when and as declared by the Board of Directors out of funds legally available therefor, in cash on February 1, May 1, August 1 and November 1 of each year, commencing November 1, 1997.

              Each quarterly period beginning on February 1, May 1, August 1 and November 1 in each year and ending on and including the day next preceding the first day of the next such quarterly period shall be a "Dividend Period." If a share of Series H Preferred Stock is outstanding during an entire Dividend Period, the dividend payable on such share on the first day of the calendar month immediately following the last day of such Dividend Period shall be $3.894375 (or one-fourth of 6.231% of the Liquidation Preference (as defined in Section 7) for such share). If a share of Series H Preferred Stock is outstanding for less than an entire Dividend Period, the dividend payable on such share on the first day of the calendar month immediately following the last day of such Dividend Period on which such share shall be outstanding shall be the product of $3.894375 multiplied by the ratio (which shall not exceed one) that the number of days that such share was outstanding during such Dividend Period bears to the number of days in such Dividend Period.

              If, prior to 18 months after the date of the original issuance of the Series H Preferred Stock, one or more amendments to the Internal Revenue Code of 1986, as amended (the "Code") are enacted that reduce the percentage of the dividends-received deduction (currently 70%) as specified in section 243(a)(1) of the Code or any successor provision (the "Dividends-Received Percentage"), the amount of each dividend payable (if declared) per share of Series H Preferred Stock for dividend payments made on or after the effective date of such change in the Code will be adjusted by multiplying the amount of the dividend payable described above (before adjustment) by the following fraction (the "DRD Formula"), and rounding the result to the nearest cent (with one-half cent rounded up):

                                1-.35(1-.70)
                                ------------
                                1-.35(1-DRP)

    For the purposes of the DRD Formula, "DRP" means the Dividends-Received Percentage (expressed as a decimal) applicable to the dividend in question; provided, however, that if the Dividends-Received Percentage applicable to the dividend in question shall be less than 50%, then the DRP shall equal .50. Notwithstanding the foregoing provisions, if, with respect to any such amendment, the Company receives either an unqualified opinion of nationally recognized independent tax counsel selected by the Company or a private letter ruling or similar form of authorization from the Internal Revenue Service ("IRS") to the effect that such amendment does not apply to a dividend payable on the Series H Preferred Stock, then such amendment will not result in the adjustment provided for pursuant to the DRD Formula with respect to such dividend. Such opinion shall be based upon the legislation amending or establishing the DRP or upon a published pronouncement of the IRS addressing such legislation.

              If any such amendment to the Code is enacted after the dividend payable on a dividend payment date has been declared, the amount of the dividend payable on such dividend payment date will not be increased; instead, additional dividends (the "Post Declaration Date Dividends") equal to the excess, if any, of (x) the product of the dividend paid by the Company on such dividend payment date and the DRD Formula (where the DRP used in the DRD Formula would be equal to the greater of the Dividends-Received Percentage applicable to the dividend in question and .50) over (y) the dividend paid by the Company on such dividend payable date, will be payable (if declared) to holders of Series H Preferred Stock on the record date applicable to the next succeeding dividend payment date or, if the Series H Preferred Stock is called for redemption prior to such record date, to holders of Series H Preferred Stock on the applicable redemption date, as the case may be, in addition to any other amounts payable on such date.

              If any such amendment to the Code is enacted and the reduction in the Dividends-Received Percentage retroactively applies to a dividend payment date as to which the Company previously paid dividends on the Series H Preferred Stock (each, an "Affected Dividend Payment Date"), the Company will pay (if declared) additional dividends (the "Retroactive Dividends") to holders of Series H Preferred Stock on the record date applicable to the next succeeding dividend payment date (or, if such amendment is enacted after the dividend payable on such dividend payment date has been declared, to holders of Series H Preferred Stock on the record date following the date of enactment) or, if the Series H Preferred Stock is called for redemption prior to such record date, to holders of Series H Preferred Stock on the applicable redemption date, as the case may be, in an amount equal to the excess of (x) the product of the dividend paid by the Company on each Affected Dividend Payment Date and the DRD Formula (where the DRP used in the DRD Formula would be equal to the greater of the Dividends-Received Percentage and .50 applied to each Affected Dividend Payment Date) over
    (y) the sum of the dividend paid by the Company on each Affected Dividend Payment Date; provided, however that if the Company has received the opinion, letter ruling or authorization referred to above, with respect to a dividend payable on the Affected Payment Date, then no such Retroactive Dividends will be payable.

              Each dividend on the shares of Series H Preferred Stock shall be paid to the holders of record of shares of Series H Preferred Stock as they appear on the stock register of the Company on such record date, not more than 60 days nor less than 10 days preceding the payment date of such dividend, as shall be fixed in advance by the Board of Directors. Dividends on account of arrears for any past Dividend Periods may be declared and paid at any time, without reference to any regular dividend payment date, to holders of record on such date, not exceeding 45 days preceding the payment date thereof, as may be fixed in advance by the Board of Directors.

              If there shall be outstanding shares of any other class or series of preferred stock of the Company ranking on a parity as to dividends with the Series H Preferred Stock, the Company, in making any dividend payment on account of arrears on the Series H Preferred Stock or such other class or series of preferred stock, shall make payments ratably upon all outstanding shares of Series H Preferred Stock and such other class or series of preferred stock in proportion to the respective amounts of dividends in arrears upon all such outstanding shares of Series H Preferred Stock and such other class or series of preferred stock to the date of such dividend payment.

              Holders of shares of Series H Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends on such shares. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment that is in arrears.

              3. Redemption. The Series H Preferred Stock is not subject to any mandatory redemption pursuant to a sinking fund or otherwise. The Company, at its option, may redeem shares of Series H Preferred Stock, as a whole or in part, at any time or from time to time on or after September 8, 2007, at a price of $250 per share, plus accrued and accumulated but unpaid dividends thereon to but excluding the date fixed for redemption (the "Redemption Price").

              If the Company shall redeem shares of Series H Preferred Stock pursuant to this Section 3, notice of such redemption shall be given by first class mail, postage prepaid, not less than 30 or more than 90 days prior to the redemption date, to each holder of record of the shares to be redeemed, at such holder's address as shown on the stock register of the Company. Each such notice shall state: (a) the redemption date; (b) the number of shares of Series H Preferred Stock to be redeemed and, if less than all such shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (c) the Redemption Price; (d) the place or places where certificates for such shares are to be surrendered for payment of the Redemption Price; and (e) that dividends on the shares to be redeemed will cease to accrue on such redemption date. Notice having been mailed as aforesaid, from and after the redemption date (unless default shall be made by the Company in providing money for the payment of the Redemption Price) dividends on the shares of Series H Preferred Stock so called for redemption shall cease to accrue, and such shares shall no longer be deemed to be outstanding, and all rights of the holders thereof as stockholders of the Company (except the right to receive from the Company the Redemption Price) shall cease. Upon surrender in accordance with such notice of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors shall so require and the notice shall so state), the Company shall redeem such shares at the Redemption Price. If less than all the outstanding shares of Series H Preferred Stock are to be redeemed, the Company shall select those shares to be redeemed from outstanding shares of Series H Preferred Stock not previously called for redemption by lot or pro rata (as nearly as may be) or by any other method determined by the Board of Directors to be equitable.

              The Company shall not redeem less than all the outstanding shares of Series H Preferred Stock pursuant to this Section 3, or purchase or acquire any shares of Series H Preferred Stock otherwise than pursuant to a purchase or exchange offer made on the same terms to all holders of shares of Series H Preferred Stock, unless full cumulative dividends shall have been paid or declared and set apart for payment upon all outstanding shares of Series H Preferred Stock for all past Dividend Periods, and unless all matured obligations of the Company with respect to all sinking funds, retirement funds or purchase funds for all series of Preferred Stock then outstanding have been met.

              4. Shares to be Retired. All shares of Series H Preferred Stock redeemed by the Company shall be retired and canceled and shall be restored to the status of authorized but unissued shares of Preferred Stock, without designation as to series, and may thereafter be reissued.

              5. Conversion or Exchange. The holders of shares of Series H Preferred Stock shall not have any rights to convert any such shares into or exchange any such shares for shares of any other class or series of capital stock of the Company.

              6. Voting. Except as otherwise provided in this Section 6 or as otherwise required by law, the Series H Preferred Stock shall have no voting rights.

              If six quarterly dividends (whether or not consecutive) payable on shares of Series H Preferred Stock are in arrears at the time of the record date to determine stockholders for any annual meeting of stockholders of the Company, the number of directors of the Company shall be increased by two, and the holders of shares of Series H Preferred Stock (voting separately as a class with the holders of shares of any one or more other series of Preferred Stock upon which like voting rights have been conferred and are exercisable) shall be entitled at such annual meeting of stockholders to elect two directors of the Company, with the remaining directors of the Company to be elected by the holders of shares of any other class or classes or series of stock entitled to vote therefor. In any such election, holders of shares of Series H Preferred Stock shall have one vote for each share held.

              At all meetings of stockholders at which holders of Preferred Stock shall be entitled to vote for Directors as a single class, the holders of a majority of the outstanding shares of all classes and series of capital stock of the Company having the right to vote as a single class shall be necessary to constitute a quorum, whether present in person or by proxy, for the election by such single class of its designated Directors. In any election of Directors by stockholders voting as a class, such Directors shall be elected by the vote of at least a plurality of shares held by such stockholders present or represented at the meeting. At any such meeting, the election of Directors by stockholders voting as a class shall be valid notwithstanding that a quorum of other stockholders voting as one or more classes may not be present or represented at such meeting.

              Any director who has been elected by the holders of shares of Series H Preferred Stock (voting separately as a class with the holders of shares of any one or more other series of Preferred Stock upon which like voting rights have been conferred and are exercisable) may be removed at any time, with or without cause, only by the affirmative vote of the holders of the shares at the time entitled to cast a majority of the votes entitled to be cast for the election of any such director at a special meeting of such holders called for that purpose, and any vacancy thereby created may be filled by the vote of such holders. If a vacancy occurs among the Directors elected by such stockholders voting as a class, other than by removal from office as set forth in the preceding sentence, such vacancy may be filled by the remaining Director so elected, or his successor then in office, and the Director so elected to fill such vacancy shall serve until the next meeting of stockholders for the election of Directors.

              The voting rights of the holders of the Series H Preferred Stock to elect Directors as set forth above shall continue until all dividend arrearages on the Series H Preferred Stock have been paid or declared and set apart for payment. Upon the termination of such voting rights, the terms of office of all persons who may have been elected pursuant to such voting rights shall immediately terminate, and the number of directors of the Company shall be decreased by two.

              Without the consent of the holders of shares entitled to cast at least two-thirds of the votes entitled to be cast by the holders of the total number of shares of Preferred Stock then outstanding, voting separately as a class without regard to series, with the holders of shares of Series H Preferred Stock being entitled to cast one vote per share, the Company may not:

              (i) create any class of stock that shall have preference as to dividends or distributions of assets over the Series H Preferred Stock; or

              (ii) alter or change the provisions of the Certificate of Incorporation (including any Certificate of Amendment or Certificate of Designation relating to the Series H Preferred Stock) so as to adversely affect the powers, preferences or rights of the holders of shares of Series H Preferred Stock;

    provided, however, that if such creation or such alteration or change would adversely affect the powers, preferences or rights of one or more, but not all, series of Preferred Stock at the time outstanding, such alteration or change shall require consent of the holders of shares entitled to cast at least two-thirds of the votes entitled to be cast by the holders of all of the shares of all such series so affected, voting as a class.

              7. Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Company, voluntary or involuntary, the holders of Series H Preferred Stock shall be entitled to receive out of the assets of the Company available for distribution to stockholders, before any distribution of assets shall be made to the holders of the Common Stock or of any other shares of stock of the Company ranking as to such distribution junior to the Series H Preferred Stock, a liquidating distribution in an amount equal to $250 per share (the "Liquidation Preference") plus an amount equal to any accrued and accumulated but unpaid dividends thereon to the date of final distribution. The holders of the Series H Preferred Stock shall not be entitled to receive the Liquidation Preference and such accrued dividends, however, until the liquidation preference of any other class of stock of the Company ranking senior to the Series H Preferred Stock as to rights upon liquidation, dissolution or winding up shall have been paid (or a sum set aside therefor sufficient to provide for payment) in full.

              If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the assets available for distribution are insufficient to pay in full the amounts payable with respect to the Series H Preferred Stock and any other shares of stock of the Company ranking as to any such distribution on a parity with the Series H Preferred Stock, the holders of the Series H Preferred Stock and of such other shares shall share ratably in any distribution of assets of the Company in proportion to the full respective preferential amounts to which they are entitled.

              After payment to the holders of the Series H Preferred Stock of the full preferential amounts provided for in this Section 7, the holders of the Series H Preferred Stock shall be entitled to no further participation in any distribution of assets by the Company.

              Consolidation or merger of the Company with or into one or more other corporations, or a sale, whether for cash, shares of stock, securities or properties, of all or substantially all of the assets of the Company, shall not be deemed or construed to be a liquidation, dissolution or winding up of the Company within the meaning of this
    Section 7 if the preferences or special voting rights of the holders of shares of Series H Preferred Stock are not impaired thereby.

              8. Limitation on Dividends on Junior Stock. So long as any Series H Preferred Stock shall be outstanding the Company shall not declare any dividends on the Common Stock or any other stock of the Company ranking as to dividends or distributions of assets junior to the Series H Preferred Stock (the Common Stock and any such other stock being herein referred to as "Junior Stock"), or make any payment on account of, or set apart money for, a sinking fund or other similar fund or agreement for the purchase, redemption or other retirement of any shares of Junior Stock, or make any distribution in respect thereof, whether in cash or property or in obligations or stock of the Company, other than a distribution of Junior Stock (such dividends, payments, setting apart and distributions being herein called "Junior Stock Payments"), unless the following conditions shall be satisfied at the date of such declaration in the case of any such dividend, or the date of such setting apart in the case of any such fund, or the date of such payment or distribution in the case of any other Junior Stock
    Payment:

              (i) full cumulative dividends shall have been paid or declared and set apart for payment on all outstanding shares of Preferred Stock other than Junior Stock; and

              (ii) the Company shall not be in default or in arrears with respect to any sinking fund or other similar fund or agreement for the purchase, redemption or other retirement of any shares of Preferred Stock other than Junior Stock;

    provided, however, that any funds theretofore deposited in any sinking fund or other similar fund with respect to any Preferred Stock in compliance with the provisions of such sinking fund or other similar fund may thereafter be applied to the purchase or redemption of such Preferred Stock in accordance with the terms of such sinking fund or other similar fund regardless of whether at the time of such application full cumulative dividends upon shares of Series H Preferred Stock outstanding to the last dividend payment date shall have been paid or declared and set apart for payment by the Company.

    Travelers Group Inc. has caused this Certificate to be duly executed by its Executive Vice President, and attested by its Assistant Secretary this 5th day of September, 1997.


                              TRAVELERS GROUP INC.



                                By /s/ Charles O. Prince, III
                                   ----------------------------
                                   Charles O. Prince, III
                                   Executive Vice President


Attest:


/s/ Shelley J. Dropkin
-----------------------------
Shelley J. Dropkin
Assistant Secretary

                         Certificate of Designation
                                     of
                6.213% Cumulative Preferred Stock, Series G
                                     of
                            Travelers Group Inc.

                       ------------------------------

                       pursuant to Section 151 of the
              General Corporation Law of the State of Delaware

                       ------------------------------

         Travelers Group Inc., a Delaware corporation (the "Corporation"), hereby certifies that:

         1. The Restated Certificate of Incorporation, as amended, of the Corporation (the "Certificate of Incorporation") fixes the total number of shares of all classes of capital stock that the Corporation shall have the authority to issue at one billion five hundred million (1,500,000,000) shares of common stock, par value $.01 per share ("Common Stock") and thirty million (30,000,000) shares of preferred stock, par value $1.00 per share ("Preferred Stock").

         2. The Certificate of Incorporation expressly grants to the Board of Directors of the Corporation (the "Board of Directors") authority to provide for the issuance of the shares of Preferred Stock in series, and to establish from time to time the number of shares to be included in each such series and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof. Pursuant to resolutions duly adopted by the Board of Directors in accordance with Section 141 of the General Corporation Law of the State of Delaware (the "DGCL"), the Board of Directors has granted such authority to its Executive Committee (the "Executive Committee").

         3. Pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation, and upon the Executive Committee by resolution of the Board of Directors, the Executive Committee, by action duly taken on July 8, 1997, and the Notes Committee by action duly taken on July 8, 1997 adopted resolutions that provide for a series of Preferred Stock as follows:

         RESOLVED, that an issue of a series of Preferred Stock is hereby provided for, and the number of shares to be included in such series is established, and the designation, powers, preference and rights, and qualifications, limitations or restrictions thereof, of such series are fixed, hereby as follows:

         1. Designation and Number of Shares. The designation of such series shall be 6.213% Cumulative Preferred Stock, Series G (the "Series G Preferred Stock"), and the number of shares constituting such series shall be 800,000. The number of authorized shares of Series G Preferred Stock may be reduced (but not below the number of shares thereof then outstanding) by further resolution duly adopted by the Board of Directors or the Executive Committee and by the filing of a certificate pursuant to the provisions of the DGCL stating that such reduction has been so authorized, but the number of authorized shares of Series G Preferred Stock shall not be increased.

         2. Dividends. Dividends on each share of Series G Preferred Stock shall be cumulative from the date of original issue of such share and shall be payable, when and as declared by the Board of Directors out of funds legally available therefor, in cash on March 1, June 1, September 1 and December 1 of each year, commencing September 1, 1997.

         Each quarterly period beginning on March 1, June 1, September 1 and December 1 in each year and ending on and including the day next preceding the first day of the next such quarterly period shall be a "Dividend Period." If a share of Series G Preferred Stock is outstanding during an entire Dividend Period, the dividend payable on such share on the first day of the calendar month immediately following the last day of such Dividend Period shall be $3.883125 (or one-fourth of 6.213% of the Liquidation Preference (as defined in Section 7) for such share). If a share of Series G Preferred Stock is outstanding for less than an entire Dividend Period, the dividend payable on such share on the first day of the calendar month immediately following the last day of such Dividend Period on which such share shall be outstanding shall be the product of $3.883125 multiplied by the ratio (which shall not exceed one) that the number of days that such share was outstanding during such Dividend Period bears to the number of days in such Dividend Period.

         If, prior to 18 months after the date of the original issuance of the Series G Preferred Stock, one or more amendments to the Internal Revenue Code of 1986, as amended (the "Code") are enacted that reduce the percentage of the dividends-received deduction (currently 70%) as specified in section 243(a)(1) of the Code or any successor provision (the "Dividends-Received Percentage"), the amount of each dividend payable (if declared) per share of Series G Preferred Stock for dividend payments made on or after the effective date of such change in the Code will be adjusted by multiplying the amount of the dividend payable described above (before adjustment) by the following fraction (the "DRD Formula"), and rounding the result to the nearest cent (with one-half cent rounded up):

                                1-.35(1-.70)
                               --------------
                                1-.35(1-DRP)

For the purposes of the DRD Formula, "DRP" means the Dividends-Received Percentage (expressed as a decimal) applicable to the dividend in question; provided, however, that if the Dividends-Received Percentage applicable to the dividend in question shall be less than 50%, then the DRP shall equal
 .50. Notwithstanding the foregoing provisions, if, with respect to any such amendment, the Company receives either an unqualified opinion of nationally recognized independent tax counsel selected by the Company or a private letter ruling or similar form of authorization from the Internal Revenue Service ("IRS") to the effect that such amendment does not apply to a dividend payable on the Series G Preferred Stock, then such amendment will not result in the adjustment provided for pursuant to the DRD Formula with respect to such dividend. Such opinion shall be based upon the legislation amending or establishing the DRP or upon a published pronouncement of the IRS addressing such legislation.

         If any such amendment to the Code is enacted after the dividend payable on a dividend payment date has been declared, the amount of the dividend payable on such dividend payment date will not be increased; instead, additional dividends (the "Post Declaration Date Dividends") equal to the excess, if any, of (x) the product of the dividend paid by the Company on such dividend payment date and the DRD Formula (where the DRP used in the DRD Formula would be equal to the greater of the Dividends-Received Percentage applicable to the dividend in question and
 .50) over (y) the dividend paid by the Company on such dividend payable date, will be payable (if declared) to holders of Series G Preferred Stock on the record date applicable to the next succeeding dividend payment date or, if the Series G Preferred Stock is called for redemption prior to such record date, to holders of Series G Preferred Stock on the applicable redemption date, as the case may be, in addition to any other amounts payable on such date.

         If any such amendment to the Code is enacted and the reduction in the Dividends-Received Percentage retroactively applies to a dividend payment date as to which the Company previously paid dividends on the Series G Preferred Stock (each, an "Affected Dividend Payment Date"), the Company will pay (if declared) additional dividends (the "Retroactive Dividends") to holders of Series G Preferred Stock on the record date applicable to the next succeeding dividend payment date (or, if such amendment is enacted after the dividend payable on such dividend payment date has been declared, to holders of Series G Preferred Stock on the record date following the date of enactment) or, if the Series G Preferred Stock is called for redemption prior to such record date, to holders of Series G Preferred Stock on the applicable redemption date, as the case may be, in an amount equal to the excess of (x) the product of the dividend paid by the Company on each Affected Dividend Payment Date and the DRD Formula (where the DRP used in the DRD Formula would be equal to the greater of the Dividends-Received Percentage and .50 applied to each Affected Dividend Payment Date) over (y) the sum of the dividend paid by the Company on each Affected Dividend Payment Date; provided, however that if the Company has received the opinion, letter ruling or authorization referred to above, with respect to a dividend payable on the Affected Payment Date, then no such Retroactive Dividends will be payable.

         Each dividend on the shares of Series G Preferred Stock shall be paid to the holders of record of shares of Series G Preferred Stock as they appear on the stock register of the Company on such record date, not more than 60 days nor less than 10 days preceding the payment date of such dividend, as shall be fixed in advance by the Board of Directors. Dividends on account of arrears for any past Dividend Periods may be declared and paid at any time, without reference to any regular dividend payment date, to holders of record on such date, not exceeding 45 days preceding the payment date thereof, as may be fixed in advance by the Board of Directors.

         If there shall be outstanding shares of any other class or series of preferred stock of the Company ranking on a parity as to dividends with the Series G Preferred Stock, the Company, in making any dividend payment on account of arrears on the Series G Preferred Stock or such other class or series of preferred stock, shall make payments ratably upon all outstanding shares of Series G Preferred Stock and such other class or series of preferred stock in proportion to the respective amounts of dividends in arrears upon all such outstanding shares of Series G Preferred Stock and such other class or series of preferred stock to the date of such dividend payment.

         Holders of shares of Series G Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends on such shares. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment that is in arrears.

         3. Redemption. The Series G Preferred Stock is not subject to any mandatory redemption pursuant to a sinking fund or otherwise. The Company, at its option, may redeem shares of Series G Preferred Stock, as a whole or in part, at any time or from time to time on or after July 11, 2007, at a price of $250 per share, plus accrued and accumulated but unpaid dividends thereon to but excluding the date fixed for redemption (the "Redemption Price").

         If the Company shall redeem shares of Series G Preferred Stock pursuant to this Section 3, notice of such redemption shall be given by first class mail, postage prepaid, not less than 30 or more than 90 days prior to the redemption date, to each holder of record of the shares to be redeemed, at such holder's address as shown on the stock register of the Company. Each such notice shall state: (a) the redemption date; (b) the number of shares of Series G Preferred Stock to be redeemed and, if less than all such shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (c) the Redemption Price; (d) the place or places where certificates for such shares are to be surrendered for payment of the Redemption Price; and (e) that dividends on the shares to be redeemed will cease to accrue on such redemption date. Notice having been mailed as aforesaid, from and after the redemption date (unless default shall be made by the Company in providing money for the payment of the Redemption Price) dividends on the shares of Series G Preferred Stock so called for redemption shall cease to accrue, and such shares shall no longer be deemed to be outstanding, and all rights of the holders thereof as stockholders of the Company (except the right to receive from the Company the Redemption Price) shall cease. Upon surrender in accordance with such notice of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors shall so require and the notice shall so state), the Company shall redeem such shares at the Redemption Price. If less than all the outstanding shares of Series G Preferred Stock are to be redeemed, the Company shall select those shares to be redeemed from outstanding shares of Series G Preferred Stock not previously called for redemption by lot or pro rata (as nearly as may be) or by any other method determined by the Board of Directors to be equitable.

         The Company shall not redeem less than all the outstanding shares of Series G Preferred Stock pursuant to this Section 3, or purchase or acquire any shares of Series G Preferred Stock otherwise than pursuant to a purchase or exchange offer made on the same terms to all holders of shares of Series G Preferred Stock, unless full cumulative dividends shall have been paid or declared and set apart for payment upon all outstanding shares of Series G Preferred Stock for all past Dividend Periods, and unless all matured obligations of the Company with respect to all sinking funds, retirement funds or purchase funds for all series of Preferred Stock then outstanding have been met.

         4. Shares to be Retired. All shares of Series G Preferred Stock redeemed by the Company shall be retired and canceled and shall be restored to the status of authorized but unissued shares of Preferred Stock, without designation as to series, and may thereafter be reissued.

         5. Conversion or Exchange. The holders of shares of Series G Preferred Stock shall not have any rights to convert any such shares into or exchange any such shares for shares of any other class or series of capital stock of the Company.

         6. Voting. Except as otherwise provided in this Section 6 or as otherwise required by law, the Series G Preferred Stock shall have no voting rights.

         If six quarterly dividends (whether or not consecutive) payable on shares of Series G Preferred Stock are in arrears at the time of the record date to determine stockholders for any annual meeting of stockholders of the Company, the number of directors of the Company shall be increased by two, and the holders of shares of Series G Preferred Stock (voting separately as a class with the holders of shares of any one or more other series of Preferred Stock upon which like voting rights have been conferred and are exercisable) shall be entitled at such annual meeting of stockholders to elect two directors of the Company, with the remaining directors of the Company to be elected by the holders of shares of any other class or classes or series of stock entitled to vote therefor. In any such election, holders of shares of Series G Preferred Stock shall have one vote for each share held.

         At all meetings of stockholders at which holders of Preferred Stock shall be entitled to vote for Directors as a single class, the holders of a majority of the outstanding shares of all classes and series of capital stock of the Company having the right to vote as a single class shall be necessary to constitute a quorum, whether present in person or by proxy, for the election by such single class of its designated Directors. In any election of Directors by stockholders voting as a class, such Directors shall be elected by the vote of at least a plurality of shares held by such stockholders present or represented at the meeting. At any such meeting, the election of Directors by stockholders voting as a class shall be valid notwithstanding that a quorum of other stockholders voting as one or more classes may not be present or represented at such meeting.

         Any director who has been elected by the holders of shares of Series G Preferred Stock (voting separately as a class with the holders of shares of any one or more other series of Preferred Stock upon which like voting rights have been conferred and are exercisable) may be removed at any time, with or without cause, only by the affirmative vote of the holders of the shares at the time entitled to cast a majority of the votes entitled to be cast for the election of any such director at a special meeting of such holders called for that purpose, and any vacancy thereby created may be filled by the vote of such holders. If a vacancy occurs among the Directors elected by such stockholders voting as a class, other than by removal from office as set forth in the preceding sentence, such vacancy may be filled by the remaining Director so elected, or his successor then in office, and the Director so elected to fill such vacancy shall serve until the next meeting of stockholders for the election of Directors.

         The voting rights of the holders of the Series G Preferred Stock to elect Directors as set forth above shall continue until all dividend arrearages on the Series G Preferred Stock have been paid or declared and set apart for payment. Upon the termination of such voting rights, the terms of office of all persons who may have been elected pursuant to such voting rights shall immediately terminate, and the number of directors of the Company shall be decreased by two.

         Without the consent of the holders of shares entitled to cast at least two-thirds of the votes entitled to be cast by the holders of the total number of shares of Preferred Stock then outstanding, voting separately as a class without regard to series, with the holders of shares of Series G Preferred Stock being entitled to cast one vote per share, the Company may not:

         (i) create any class of stock that shall have preference as to dividends or distributions of assets over the Series G Preferred Stock; or

         (ii) alter or change the provisions of the Certificate of Incorporation (including any Certificate of Amendment or Certificate of Designation relating to the Series G Preferred Stock) so as to adversely affect the powers, preferences or rights of the holders of shares of Series G Preferred Stock;

provided, however, that if such creation or such alteration or change would adversely affect the powers, preferences or rights of one or more, but not all, series of Preferred Stock at the time outstanding, such alteration or change shall require consent of the holders of shares entitled to cast at least two-thirds of the votes entitled to be cast by the holders of all of the shares of all such series so affected, voting as a class.

         7. Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Company, voluntary or involuntary, the holders of Series G Preferred Stock shall be entitled to receive out of the assets of the Company available for distribution to stockholders, before any distribution of assets shall be made to the holders of the Common Stock or of any other shares of stock of the Company ranking as to such distribution junior to the Series G Preferred Stock, a liquidating distribution in an amount equal to $250 per share (the "Liquidation Preference") plus an amount equal to any accrued and accumulated but unpaid dividends thereon to the date of final distribution. The holders of the Series G Preferred Stock shall not be entitled to receive the Liquidation Preference and such accrued dividends, however, until the liquidation preference of any other class of stock of the Company ranking senior to the Series G Preferred Stock as to rights upon liquidation, dissolution or winding up shall have been paid (or a sum set aside therefor sufficient to provide for payment) in full.

         If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the assets available for distribution are insufficient to pay in full the amounts payable with respect to the Series G Preferred Stock and any other shares of stock of the Company ranking as to any such distribution on a parity with the Series G Preferred Stock, the holders of the Series G Preferred Stock and of such other shares shall share ratably in any distribution of assets of the Company in proportion to the full respective preferential amounts to which they are entitled.

         After payment to the holders of the Series G Preferred Stock of the full preferential amounts provided for in this Section 7, the holders of the Series G Preferred Stock shall be entitled to no further participation in any distribution of assets by the Company.

         Consolidation or merger of the Company with or into one or more other corporations, or a sale, whether for cash, shares of stock, securities or properties, of all or substantially all of the assets of the Company, shall not be deemed or construed to be a liquidation, dissolution or winding up of the Company within the meaning of this Section 7 if the preferences or special voting rights of the holders of shares of Series G Preferred Stock are not impaired thereby.

         8. Limitation on Dividends on Junior Stock. So long as any Series G Preferred Stock shall be outstanding the Company shall not declare any dividends on the Common Stock or any other stock of the Company ranking as to dividends or distributions of assets junior to the Series G Preferred Stock (the Common Stock and any such other stock being herein referred to as "Junior Stock"), or make any payment on account of, or set apart money for, a sinking fund or other similar fund or agreement for the purchase, redemption or other retirement of any shares of Junior Stock, or make any distribution in respect thereof, whether in cash or property or in obligations or stock of the Company, other than a distribution of Junior Stock (such dividends, payments, setting apart and distributions being herein called "Junior Stock Payments"), unless the following conditions shall be satisfied at the date of such declaration in the case of any such dividend, or the date of such setting apart in the case of any such fund, or the date of such payment or distribution in the case of any other Junior Stock Payment:

         (i) full cumulative dividends shall have been paid or declared and set apart for payment on all outstanding shares of Preferred Stock other than Junior Stock; and

         (ii) the Company shall not be in default or in arrears with respect to any sinking fund or other similar fund or agreement for the purchase, redemption or other retirement of any shares of Preferred Stock other than Junior Stock;

provided, however, that any funds theretofore deposited in any sinking fund or other similar fund with respect to any Preferred Stock in compliance with the provisions of such sinking fund or other similar fund may thereafter be applied to the purchase or redemption of such Preferred Stock in accordance with the terms of such sinking fund or other similar fund regardless of whether at the time of such application full cumulative dividends upon shares of Series G Preferred Stock outstanding to the last dividend payment date shall have been paid or declared and set apart for payment by the Company.

         Travelers Group Inc. has caused this Certificate to be duly executed by its Executive Vice President, and attested by its Assistant Secretary this 10th day of July, 1997.

                              TRAVELERS GROUP INC.



                                By /s/ Charles O. Prince, III
                                   ----------------------------
                                   Charles O. Prince, III
                                   Executive Vice President


Attest:



/s/ Shelley J. Dropkin
-----------------------------
Shelley J. Dropkin
Assistant Secretary

                         Certificate of Designation
                                     of
                6.365% Cumulative Preferred Stock, Series F
                                     of
                            Travelers Group Inc.

                       ------------------------------

                       pursuant to Section 151 of the
              General Corporation Law of the State of Delaware

                       ------------------------------

         Travelers Group Inc., a Delaware corporation (the "Corporation"), hereby certifies that:

         1. The Restated Certificate of Incorporation, as amended, of the Corporation (the "Certificate of Incorporation") fixes the total number of shares of all classes of capital stock that the Corporation shall have the authority to issue at one billion five hundred million (1,500,000,000) shares of common stock, par value $.01 per share ("Common Stock") and thirty million (30,000,000) shares of preferred stock, par value $1.00 per share ("Preferred Stock").

         2. The Certificate of Incorporation expressly grants to the Board of Directors of the Corporation (the "Board of Directors") authority to provide for the issuance of the shares of Preferred Stock in series, and to establish from time to time the number of shares to be included in each such series and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof. Pursuant to resolutions duly adopted by the Board of Directors in accordance with Section 141 of the General Corporation Law of the State of Delaware (the "DGCL"), the Board of Directors has granted such authority to its Executive Committee (the "Executive Committee").

         3. Pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation, and upon the Executive Committee by resolution of the Board of Directors, the Executive Committee, by action duly taken on May 30, 1997, and the Notes Committee by action duly taken on June 11, 1997 adopted resolutions that provide for a series of Preferred Stock as follows:

         RESOLVED, that an issue of a series of Preferred Stock is hereby provided for, and the number of shares to be included in such series is established, and the designation, powers, preference and rights, and qualifications, limitations or restrictions thereof, of such series are fixed, hereby as follows:

         1. Designation and Number of Shares. The designation of such series shall be 6.365% Cumulative Preferred Stock, Series F (the "Series F Preferred Stock"), and the number of shares constituting such series shall be 1,600,000. The number of authorized shares of Series F Preferred Stock may be reduced (but not below the number of shares thereof then outstanding) by further resolution duly adopted by the Board of Directors or the Executive Committee and by the filing of a certificate pursuant to the provisions of the DGCL stating that such reduction has been so authorized, but the number of authorized shares of Series F Preferred Stock shall not be increased.

         2. Dividends. Dividends on each share of Series F Preferred Stock shall be cumulative from the date of original issue of such share and shall be payable, when and as declared by the Board of Directors out of funds legally available therefor, in cash on March 1, June 1, September 1 and December 1 of each year, commencing September 1, 1997.

         Each quarterly period beginning on February 15, May 15, August 15 and November 15 in each year and ending on and including the day next preceding the first day of the next such quarterly period shall be a "Dividend Period." If a share of Series F Preferred Stock is outstanding during an entire Dividend Period, the dividend payable on such share on the first day of the calendar month immediately following the last day of such Dividend Period shall be $3.978125 (or one-fourth of 6.365% of the Liquidation Preference (as defined in Section 7) for such share). If a share of Series F Preferred Stock is outstanding for less than an entire Dividend Period, the dividend payable on such share on the first day of the calendar month immediately following the last day of such Dividend Period on which such share shall be outstanding shall be the product of $3.978125 multiplied by the ratio (which shall not exceed one) that the number of days that such share was outstanding during such Dividend Period bears to the number of days in such Dividend Period.

         If, prior to 18 months after the date of the original issuance of the Series F Preferred Stock, one or more amendments to the Internal Revenue Code of 1986, as amended (the "Code") are enacted that reduce the percentage of the dividends-received deduction (currently 70%) as specified in section 243(a)(1) of the Code or any successor provision (the "Dividends-Received Percentage"), the amount of each dividend payable (if declared) per share of Series F Preferred Stock for dividend payments made on or after the effective date of such change in the Code will be adjusted by multiplying the amount of the dividend payable described above (before adjustment) by the following fraction (the "DRD Formula"), and rounding the result to the nearest cent (with one-half cent rounded up):

                                1-.35(1-.70)
                               --------------
                                1-.35(1-DRP)

For the purposes of the DRD Formula, "DRP" means the Dividends-Received Percentage (expressed as a decimal) applicable to the dividend in question; provided, however, that if the Dividends-Received Percentage applicable to the dividend in question shall be less than 50%, then the DRP shall equal
 .50. Notwithstanding the foregoing provisions, if, with respect to any such amendment, the Corporation receives either an unqualified opinion of nationally recognized independent tax counsel selected by the Corporation or a private letter ruling or similar form of authorization from the Internal Revenue Service ("IRS") to the effect that such amendment does not apply to a dividend payable on the Series F Preferred Stock, then such amendment will not result in the adjustment provided for pursuant to the DRD Formula with respect to such dividend. Such opinion shall be based upon the legislation amending or establishing the DRP or upon a published pronouncement of the IRS addressing such legislation.

         If any such amendment to the Code is enacted after the dividend payable on a dividend payment date has been declared, the amount of the dividend payable on such dividend payment date will not be increased; instead, additional dividends (the "Post Declaration Date Dividends") equal to the excess, if any, of (x) the product of the dividend paid by the Corporation on such dividend payment date and the DRD Formula (where the DRP used in the DRD Formula would be equal to the greater of the Dividends-Received Percentage applicable to the dividend in question and
 .50) over (y) the dividend paid by the Corporation on such dividend payable date, will be payable (if declared) to holders of Series F Preferred Stock on the record date applicable to the next succeeding dividend payment date or, if the Series F Preferred Stock is called for redemption prior to such record date, to holders of Series F Preferred Stock on the applicable redemption date, as the case may be, in addition to any other amounts payable on such date.

         If any such amendment to the Code is enacted and the reduction in the Dividends-Received Percentage retroactively applies to a dividend payment date as to which the Corporation previously paid dividends on the Series F Preferred Stock (each, an "Affected Dividend Payment Date"), the Corporation will pay (if declared) additional dividends (the "Retroactive Dividends") to holders of Series F Preferred Stock on the record date applicable to the next succeeding dividend payment date (or, if such amendment is enacted after the dividend payable on such dividend payment date has been declared, to holders of Series F Preferred Stock on the record date following the date of enactment) or, if the Series F Preferred Stock is called for redemption prior to such record date, to holders of Series F Preferred Stock on the applicable redemption date, as the case may be, in an amount equal to the excess of (x) the product of the dividend paid by the Corporation on each Affected Dividend Payment Date and the DRD Formula (where the DRP used in the DRD Formula would be equal to the greater of the Dividends-Received Percentage and .50 applied to each Affected Dividend Payment Date) over (y) the sum of the dividend paid by the Corporation on each Affected Dividend Payment Date; provided, however that if the Corporation has received the opinion, letter ruling or authorization referred to above, with respect to a dividend payable on the Affected Payment Date, then no such Retroactive Dividends will be payable.

         Each dividend on the shares of Series F Preferred Stock shall be paid to the holders of record of shares of Series F Preferred Stock as they appear on the stock register of the Corporation on such record date, not more than 60 days nor less than 10 days preceding the payment date of such dividend, as shall be fixed in advance by the Board of Directors. Dividends on account of arrears for any past Dividend Periods may be declared and paid at any time, without reference to any regular dividend payment date, to holders of record on such date, not exceeding 45 days preceding the payment date thereof, as may be fixed in advance by the Board of Directors.

         If there shall be outstanding shares of any other class or series of preferred stock of the Corporation ranking on a parity as to dividends with the Series F Preferred Stock, the Corporation, in making any dividend payment on account of arrears on the Series F Preferred Stock or such other class or series of preferred stock, shall make payments ratably upon all outstanding shares of Series F Preferred Stock and such other class or series of preferred stock in proportion to the respective amounts of dividends in arrears upon all such outstanding shares of Series F Preferred Stock and such other class or series of preferred stock to the date of such dividend payment.

         Holders of shares of Series F Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends on such shares. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment that is in arrears.

         3. Redemption. The Series F Preferred Stock is not subject to any mandatory redemption pursuant to a sinking fund or otherwise. The Corporation, at its option, may redeem shares of Series F Preferred Stock, as a whole or in part, at any time or from time to time on or after June 16, 2007, at a price of $250 per share, plus accrued and accumulated but unpaid dividends thereon to but excluding the date fixed for redemption (the "Redemption Price").

         If the Corporation shall redeem shares of Series F Preferred Stock pursuant to this Section 3, notice of such redemption shall be given by first class mail, postage prepaid, not less than 30 or more than 90 days prior to the redemption date, to each holder of record of the shares to be redeemed, at such holder's address as shown on the stock register of the Corporation. Each such notice shall state: (a) the redemption date; (b) the number of shares of Series F Preferred Stock to be redeemed and, if less than all such shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (c) the Redemption Price; (d) the place or places where certificates for such shares are to be surrendered for payment of the Redemption Price; and (e) that dividends on the shares to be redeemed will cease to accrue on such redemption date. Notice having been mailed as aforesaid, from and after the redemption date (unless default shall be made by the Corporation in providing money for the payment of the Redemption Price) dividends on the shares of Series F Preferred Stock so called for redemption shall cease to accrue, and such shares shall no longer be deemed to be outstanding, and all rights of the holders thereof as stockholders of the Corporation (except the right to receive from the Corporation the Redemption Price) shall cease. Upon surrender in accordance with such notice of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors shall so require and the notice shall so state), the Corporation shall redeem such shares at the Redemption Price. If less than all the outstanding shares of Series F Preferred Stock are to be redeemed, the Corporation shall select those shares to be redeemed from outstanding shares of Series F Preferred Stock not previously called for redemption by lot or pro rata (as nearly as may be) or by any other method determined by the Board of Directors to be equitable.

         The Corporation shall not redeem less than all the outstanding shares of Series F Preferred Stock pursuant to this Section 3, or purchase or acquire any shares of Series F Preferred Stock otherwise than pursuant to a purchase or exchange offer made on the same terms to all holders of shares of Series F Preferred Stock, unless full cumulative dividends shall have been paid or declared and set apart for payment upon all outstanding shares of Series F Preferred Stock for all past Dividend Periods, and unless all matured obligations of the Corporation with respect to all sinking funds, retirement funds or purchase funds for all series of Preferred Stock then outstanding have been met.

         4. Shares to be Retired. All shares of Series F Preferred Stock redeemed by the Corporation shall be retired and canceled and shall be restored to the status of authorized but unissued shares of Preferred Stock, without designation as to series, and may thereafter be reissued.

         5. Conversion or Exchange. The holders of shares of Series F Preferred Stock shall not have any rights to convert any such shares into or exchange any such shares for shares of any other class or series of capital stock of the Corporation.

         6. Voting. Except as otherwise provided in this Section 6 or as otherwise required by law, the Series F Preferred Stock shall have no voting rights.

         If six quarterly dividends (whether or not consecutive) payable on shares of Series F Preferred Stock are in arrears at the time of the record date to determine stockholders for any annual meeting of stockholders of the Corporation, the number of directors of the Corporation shall be increased by two, and the holders of shares of Series F Preferred Stock (voting separately as a class with the holders of shares of any one or more other series of Preferred Stock upon which like voting rights have been conferred and are exercisable) shall be entitled at such annual meeting of stockholders to elect two directors of the Corporation, with the remaining directors of the Corporation to be elected by the holders of shares of any other class or classes or series of stock entitled to vote therefor. In any such election, holders of shares of Series F Preferred Stock shall have one vote for each share held.

         At all meetings of stockholders at which holders of Preferred Stock shall be entitled to vote for Directors as a single class, the holders of a majority of the outstanding shares of all classes and series of capital stock of the Corporation having the right to vote as a single class shall be necessary to constitute a quorum, whether present in person or by proxy, for the election by such single class of its designated Directors. In any election of Directors by stockholders voting as a class, such Directors shall be elected by the vote of at least a plurality of shares held by such stockholders present or represented at the meeting. At any such meeting, the election of Directors by stockholders voting as a class shall be valid notwithstanding that a quorum of other stockholders voting as one or more classes may not be present or represented at such meeting.

         Any director who has been elected by the holders of shares of Series F Preferred Stock (voting separately as a class with the holders of shares of any one or more other series of Preferred Stock upon which like voting rights have been conferred and are exercisable) may be removed at any time, with or without cause, only by the affirmative vote of the holders of the shares at the time entitled to cast a majority of the votes entitled to be cast for the election of any such director at a special meeting of such holders called for that purpose, and any vacancy thereby created may be filled by the vote of such holders. If a vacancy occurs among the Directors elected by such stockholders voting as a class, other than by removal from office as set forth in the preceding sentence, such vacancy may be filled by the remaining Director so elected, or his successor then in office, and the Director so elected to fill such vacancy shall serve until the next meeting of stockholders for the election of Directors.

         The voting rights of the holders of the Series F Preferred Stock to elect Directors as set forth above shall continue until all dividend arrearages on the Series F Preferred Stock have been paid or declared and set apart for payment. Upon the termination of such voting rights, the terms of office of all persons who may have been elected pursuant to such voting rights shall immediately terminate, and the number of directors of the Corporation shall be decreased by two.

         Without the consent of the holders of shares entitled to cast at least two-thirds of the votes entitled to be cast by the holders of the total number of shares of Preferred Stock then outstanding, voting separately as a class without regard to series, with the holders of shares of Series F Preferred Stock being entitled to cast one vote per share, the Corporation may not:

         (i) create any class of stock that shall have preference as to dividends or distributions of assets over the Series F Preferred Stock; or

         (ii) alter or change the provisions of the Certificate of Incorporation (including any Certificate of Amendment or Certificate of Designation relating to the Series F Preferred Stock) so as to adversely affect the powers, preferences or rights of the holders of shares of Series F Preferred Stock;

provided, however, that if such creation or such alteration or change would adversely affect the powers, preferences or rights of one or more, but not all, series of Preferred Stock at the time outstanding, such alteration or change shall require consent of the holders of shares entitled to cast at least two-thirds of the votes entitled to be cast by the holders of all of the shares of all such series so affected, voting as a class.

         7. Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Corporation, voluntary or involuntary, the holders of Series F Preferred Stock shall be entitled to receive out of the assets of the Corporation available for distribution to stockholders, before any distribution of assets shall be made to the holders of the Common Stock or of any other shares of stock of the Corporation ranking as to such distribution junior to the Series F Preferred Stock, a liquidating distribution in an amount equal to $250 per share (the "Liquidation Preference") plus an amount equal to any accrued and accumulated but unpaid dividends thereon to the date of final distribution. The holders of the Series F Preferred Stock shall not be entitled to receive the Liquidation Preference and such accrued dividends, however, until the liquidation preference of any other class of stock of the Corporation ranking senior to the Series F Preferred Stock as to rights upon liquidation, dissolution or winding up shall have been paid (or a sum set aside therefor sufficient to provide for payment) in full.

         If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the assets available for distribution are insufficient to pay in full the amounts payable with respect to the Series F Preferred Stock and any other shares of stock of the Corporation ranking as to any such distribution on a parity with the Series F Preferred Stock, the holders of the Series F Preferred Stock and of such other shares shall share ratably in any distribution of assets of the Corporation in proportion to the full respective preferential amounts to which they are entitled.

         After payment to the holders of the Series F Preferred Stock of the full preferential amounts provided for in this Section 7, the holders of the Series F Preferred Stock shall be entitled to no further participation in any distribution of assets by the Corporation.

         Consolidation or merger of the Corporation with or into one or more other corporations, or a sale, whether for cash, shares of stock, securities or properties, of all or substantially all of the assets of the Corporation, shall not be deemed or construed to be a liquidatin, dissolution or winding up of the Corporation within the meaning of this
Section 7 if the preferences or special voting rights of the holders of shares of Series F Preferred Stock are not impaired thereby.

         8. Limitation on Dividends on Junior Stock. So long as any Series F Preferred Stock shall be outstanding the Corporation shall not declare any dividends on the Common Stock or any other stock of the Corporation ranking as to dividends or distributions of assets junior to the Series F Preferred Stock (the Common Stock and any such other stock being herein referred to as "Junior Stock"), or make any payment on account of, or set apart money for, a sinking fund or other similar fund or agreement for the purchase, redemption or other retirement of any shares of Junior Stock, or make any distribution in respect thereof, whether in cash or property or in obligations or stock of the Corporation, other than a distribution of Junior Stock (such dividends, payments, setting apart and distributions being herein called "Junior Stock Payments"), unless the following conditions shall be satisfied at the date of such declaration in the case of any such dividend, or the date of such setting apart in the case of any such fund, or the date of such payment or distribution in the case of any other Junior Stock Payment:

         (i) full cumulative dividends shall have been paid or declared and set apart for payment on all outstanding shares of Preferred Stock other than Junior Stock; and

         (ii) the Corporation shall not be in default or in arrears with respect to any sinking fund or other similar fund or agreement for the purchase, redemption or other retirement of any shares of Preferred Stock other than Junior Stock;

provided, however, that any funds theretofore deposited in any sinking fund or other similar fund with respect to any Preferred Stock in compliance with the provisions of such sinking fund or other similar fund may thereafter be applied to the purchase or redemption of such Preferred Stock in accordance with the terms of such sinking fund or other similar fund regardless of whether at the time of such application full cumulative dividends upon shares of Series F Preferred Stock outstanding to the last dividend payment date shall have been paid or declared and set apart for payment by the Corporation.

Travelers Group Inc. has caused this Certificate to be duly executed by its Executive Vice President, and attested by its Assistant Secretary this 13th day of June, 1997.

                              TRAVELERS GROUP INC.



                                By /s/ Charles O. Prince, III
                                   ----------------------------
                                   Charles O. Prince, III
                                   Executive Vice President


Attest:



/s/ Shelley J. Dropkin
-----------------------------
Shelley J. Dropkin
Assistant Secretary

                          CERTIFICATE OF AMENDMENT
                                   TO THE
                  RESTATED CERTIFICATE OF INCORPORATION OF
                            TRAVELERS GROUP INC.

                         -------------------------

                   Pursuant to Section 242 of the General
                  Corporation Law of the State of Delaware

                         -------------------------

         TRAVELERS GROUP INC., a Delaware corporation (the "Corporation") does hereby certify as follows:

         FIRST: Article SEVENTH is hereby amended to read in its entirety as follows:

    The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors, the exact number of directors to be determined from time to time by resolution adopted by affirmative vote of a majority of the entire Board of Directors. At each annual meeting, each director shall be elected for a one-year term. A director shall hold office until the annual meeting held the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Any vacancy on the Board of Directors that results from an increase in the number of directors may be filled by a majority of the Board of Directors then in office, provided that a quorum is present, and any other vacancy occurring in the Board of Directors may be filled by a majority of the directors then in office, even if less than a quorum, or a sole remaining director. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his or her predecessor. Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Restated Certificate of Incorporation applicable thereto.

         SECOND: The foregoing amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.


         IN WITNESS WHEREOF, Travelers Group Inc. has caused this certificate to be executed in its corporate name this 23rd day of April, 1997.


                               TRAVELERS GROUP INC.

                                By:/s/ Charles O. Prince, III
                                   ----------------------------
                                   Charles O. Prince, III
                                   Executive Vice President and
                                   Secretary

                          CERTIFICATE OF AMENDMENT
                                   TO THE
                  RESTATED CERTIFICATE OF INCORPORATION OF
                            TRAVELERS GROUP INC.

                           ---------------------

                   Pursuant to Section 242 of the General
                  Corporation Law of the State of Delaware

                           ---------------------


         TRAVELERS GROUP INC., a Delaware corporation (the "Corporation") does hereby certify as follows:

         FIRST: The first sentence of paragraph A, Article FOURTH of the Restated Certificate of Incorporation is hereby amended to read in its entirety as set forth below:

              The total number of shares of Common Stock which the Corporation shall have authority to issue is One Billion Five Hundred Million (1,500,000,000) shares of Common Stock having a par value of one cent ($.01) per share.


         SECOND: The foregoing amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, Travelers Group Inc. has caused this certificate to be executed in its corporate name this 24th day of April, 1996.


                               TRAVELERS GROUP INC.

                                By: /s/ Charles O. Prince, III
                                   ----------------------------
                                   Charles O. Prince, III
                                   Senior Vice President and
                                   Secretary

                          CERTIFICATE OF AMENDMENT
                                   TO THE
                  RESTATED CERTIFICATE OF INCORPORATION OF
                             THE TRAVELERS INC.

             -------------------------------------------------

                   Pursuant to Section 242 of the General
                  Corporation Law of the State of Delaware

             -------------------------------------------------

         THE TRAVELERS INC., a Delaware corporation (the "Corporation") does hereby certify as follows:

         FIRST: Article FIRST of the Restated Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as set forth below:

         FIRST: The name of the Corporation is:

                            TRAVELERS GROUP INC.

         SECOND: The foregoing amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, The Travelers Inc. has caused this certificate to be executed in its corporate name this 26th day of April, 1995.


                               THE TRAVELERS INC.


                                By: /s/ Charles O. Prince, III
                                    ---------------------------
                                    Charles O. Prince, III
                                    Senior Vice President and
                                    Secretary

                         Certificate of Designation
                                     of
            Cumulative Adjustable Rate Preferred Stock, Series Y
                                     of
                             The Travelers Inc.
                       ------------------------------

                       Pursuant to Section 151 of the
              General Corporation Law of the State of Delaware
                       ------------------------------


         The Travelers Inc., a Delaware corporation (the "Corporation"), hereby certifies that:

         1. The Restated Certificate of Incorporation of the Corporation (the "Certificate of Incorporation") fixes the total number of shares of all classes of capital stock that the Corporation shall have the authority to issue at five hundred million (500,000,000) shares of common stock, par value $.01 per share ("Common Stock"), and thirty million (30,000,000) shares of preferred stock, par value $1.00 per share ("Preferred Stock").

         2. The Certificate of Incorporation expressly grants to the Board of Directors of the Corporation (the "Board of Directors") authority to provide for the issuance of the shares of Preferred Stock in series, and to establish from time to time the number of shares to be included in each such series and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

         3. Pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation, the Board of Directors, by action duly taken on March 23, 1994, adopted resolutions providing for the Cumulative Adjustable Rate Preferred Stock, Series Y (the "Series Y Preferred Stock") as follows:

         RESOLVED, that an issue of a series of Preferred Stock is hereby provided for, and the number of shares to be included in such series is established, and the designation, powers, preference and rights, and qualifications, limitations or restrictions of such series are fixed hereby as follows:


            CUMULATIVE ADJUSTABLE RATE PREFERRED STOCK, SERIES Y

         1. Designation and Number of Shares. The designation of such series shall be Cumulative Adjustable Rate Preferred Stock, Series Y (the "Series Y Preferred Stock"), and the number of shares constituting such series shall be 5,000. Shares of the Series Y Preferred Stock shall have a par value of $1.00 per share, and the amount of $100,000 shall be the "liquidation value" of each share of the Series Y Preferred Stock.

The number of authorized shares of Series Y Preferred Stock may be reduced (but not below the number of shares thereof then outstanding) by further resolution duly adopted by the Board of Directors or the Executive Committee and by the filing of a certificate pursuant to the provisions of the General Corporation Law of the State of Delaware stating that such reduction has been so authorized, but the number of authorized shares of Series Y Preferred Stock shall not be increased.

         2. Dividends. (a) Dividends on each share of Series Y Preferred Stock shall be payable with respect to each quarter beginning on the last day of March, June, September and December of each year and ending on the day immediately prior to the first day of the next succeeding period ("Quarterly Dividend Period"), in arrears, payable commencing on June 30, 1994, and on each September 30, December 31, March 31 and June 30 thereafter with respect to the quarter then ended, provided that if such day is not a Business Day (as hereinafter defined), such dividend shall be paid on the next succeeding Business Day (each a "Dividend Payment Date"), at a rate per annum equal to the Applicable Rate (as determined in accordance with paragraph (b) or (c) of this Section 2, as applicable) in effect for the Quarterly Dividend Period to which such dividend relates, multiplied by the liquidation value of each such share. Such dividends shall be cumulative from March 31, 1994, and shall be payable, when and as declared by the Board of Directors, out of assets legally available for such purpose, on each Dividend Payment Date as set forth above. Each such dividend shall be paid to the holders of record of shares of the Series Y Preferred Stock as they appear on the books of the Corporation on such record date, not exceeding 30 days preceding the payment date thereof, as shall be fixed in advance by the Board of Directors of the Corporation. Dividends in arrears for any past Quarterly Dividend Periods may be declared and paid at any time, without reference to any regular Dividend Payment Date, to holders of record on such date, not exceeding 45 days preceding the payment date thereof, as may be fixed by the Board of Directors of the Corporation.

         (b) The Applicable Rate for each Quarterly Dividend Period commencing prior to December 31, 1995 shall be 4.85%.

         (c) The Applicable Rate for each Quarterly Dividend Period commencing on or after December 31, 1995, shall be equal to the greater of
(i) the Short Term Rate (as hereinafter defined) on the Business Day immediately preceding the Dividend Payment Date for the immediately preceding Quarterly Dividend Period (the "Dividend Reset Date"), and (ii) 4.85%.

         (d) "Short Term Rate" shall mean a rate equal to (i) 85% of the Commercial Paper Rate (as hereinafter defined) if on the Dividend Reset Date either (x) the rating for the Preferred Stock of the Corporation published by Moody's Investors Service Inc. ("Moody's") is "A2" or lower or the rating for the Preferred Stock of the Corporation published by Standard & Poor's Corporation ("S&P") is "A" or lower, or (y) the Preferred Stock of the Corporation is not rated by both Moody's and S&P, and (ii) 78% of the Commercial Paper Rate if the rating for the Preferred Stock of the

Corporation published by Moody's is "Aa2" or higher and the rating for the Preferred Stock of the Corporation published by S&P is "AA" or higher.

         (e) "Commercial Paper Rate" shall mean, on any Dividend Reset Date, a rate equal to the Money Market Yield (calculated as described below) of the 90-day rate for commercial paper, as made available and subsequently published in H.15(519) under the heading "Commercial Paper" for such date. In the event that such rate is not made available by 3:00 P.M., New York City time, on such Dividend Reset Date, then the Commercial Paper Rate shall be the Money Market Yield of the 90-day rate on such Dividend Reset Date for commercial paper as made available and subsequently published in Composite Quota- tions under the heading "Commercial Paper." If by 3:00 P.M., New York City time, on such Dividend Reset Date such rate has not yet been made available in either H.15(519) or Composite Quotations, the Commercial Paper Rate for such Dividend Reset Date shall be the Money Market Yield of the arithmetic mean of the offered rates as of 11:00 A.M., New York City time, on such Dividend Reset Date of three leading dealers of commercial paper in the city of New York selected by the Corporation for 90-day commercial paper placed for an industrial issuer whose senior unsecured bond rating is "AA" or the equiva- lent from a nationally recognized securities rating agency; provided, however, that if the dealers selected as aforesaid are not quoting as mentioned in this sentence, the Commercial Paper Rate with respect to such Dividend Reset Date will be the Commercial Paper Rate in effect on the immediately preceding Dividend Reset Date.

         (f) "Money Market Yield" shall be a yield (expressed as a percentage) calculated in accordance with the following formula:

                                            x
                Money Market Yield = ----------------- x 100
                                       360 - (D x M)


where "D" refers to the per annum rate for the commercial paper quoted on a bank discount basis and expressed as a decimal; and "M" refers to the actual number of days in the interest period for which interest is being calcu- lated.

         (g) "Business Day" means any day that is not a Saturday, Sunday or a legal holiday in the State of New York.

         (h) Dividends payable on the Series Y Preferred Stock for any Quarterly Dividend Period ending prior to December 31, 1995 shall be computed on the basis of one-fourth of the Applicable Rate. Dividends payable on the Series Y Preferred Stock for any Quarterly Dividend Period beginning on or after December 31, 1995 shall be computed on the basis of the actual number of days elapsed in the period for which such dividends are payable (whether a full or partial Quarterly Dividend Period) and based upon a year of 360 days. If the Corporation determines in good faith that for any reason the Applicable Rate cannot be determined for any Quarterly Dividend Period, then the

Applicable Rate in effect for the preceding Quarterly Dividend Period shall be continued for such Quarterly Dividend Period.

         3. Optional Redemption. (a) The Corporation, at its sole option, out of funds legally available therefor, may redeem shares of the Series Y Preferred Stock, in whole or in part, on any Dividend Payment Date on or after December 31, 1995, at a redemption price of $100,000 per share, plus, in each case, an amount equal to accrued and unpaid dividends thereon to the date fixed for redemption (the "Redemption Price").

         (b) In the event that fewer than all the outstanding shares of the Series Y Preferred Stock are to be redeemed, the shares to be redeemed from each holder of record shall be determined by lot or pro rata as may be determined by the Board of Directors or by any other method as may be determined by the Board of Directors in its sole discretion to be equitable.

         (c) In the event the Corporation shall redeem shares of the Series Y Preferred Stock, written notice of such redemption shall be given by first class mail, postage prepaid, mailed not less than 30 days prior to the redemption date, to each holder of record of the shares to be redeemed, at such holder's address as the same appears on the books of the Corporation. Each such notice shall state: (i) the redemption date; (ii) the number of shares of the Series Y Preferred Stock to be redeemed and, in the case of a partial redemption pursuant to Section 3(b) hereof, the identification (by the number of the certificate or otherwise) of the shares of Series Y Preferred Stock to be redeemed; (iii) the Redemption Price; (iv) the place or places where certificates for such shares are to be surrendered for payment of the Redemption Price; and (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date.

         (d) If notice of redemption shall have been duly given, and if, on or before the redemption date specified therein, all funds necessary for such redemption shall have been set aside by the Corporation, separate and apart from its other funds, in trust for the pro rata benefit of the holders of the shares called for redemption, so as to be and continue to be available therefor, then, notwithstanding that any certificate for shares so called for redemption shall not have been surrendered for cancellation, all shares so called for redemption shall no longer be deemed outstanding on and after such redemption date, and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on redemption thereof, without interest.

         If such notice of redemption shall have been duly given or if the Corporation shall have given to the bank or trust company hereinafter referred to irrevocable authorization promptly to give such notice, and if on or before the redemption date specified therein the funds necessary for such redemption shall have been deposited by the Corporation with such bank or trust company in trust for the pro rata benefit of the holders of the shares called for redemption, then, notwithstanding that any certificate for shares so called for redemption shall not have been surrendered for cancellation, from and after the time of such deposit, all shares so called for redemption shall no longer be deemed to be outstanding and all rights with respect to such shares shall forthwith cease and terminate, except only the right of the holders thereof to receive from such bank or trust company at any time after the time of such deposit the funds so deposited, without interest. The aforesaid bank or trust company shall be a bank or trust company organized and in good standing under the laws of the United States of America or of the State of New York, doing business in the Borough of Manhattan, The city of New York, having capital surplus and undivided profits aggregating at least $50,000,000 according to its latest published statement of condition, and shall be identified in the notice of redemption. Any interest accrued on such funds shall be for the benefit of the Corporation. Any funds so set aside or deposited, as the case may be, and unclaimed at the end of one year from such redemption date shall, to the extent permitted by law, be released or repaid to the Corporation, after which repayment the holders of the shares so called for redemption shall look only to the Corporation for payment thereof.

         (e) Notwithstanding the foregoing provisions of this Section 3, unless the full cumulative dividends on all outstanding shares of the Series Y Preferred Stock shall have been paid or contemporaneously are declared and paid for all past Quarterly Dividend Periods, no shares of the Series Y Preferred Stock shall be redeemed unless all outstanding shares of the Series Y Preferred Stock are simultaneously redeemed, and neither the Corporation nor a subsidiary of the Corporation shall purchase or otherwise acquire for valuable consideration any shares of the Series Y Preferred Stock, provided, however, that the foregoing shall not prevent the purchase or acquisition of shares of the Series Y Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all the outstanding shares of the Series Y Preferred Stock and mailed to the holders of record of all such outstanding shares at such holders' addresses as the same appear on the books of the Corporation and provided further that if some, but less than all, of the shares of the Series Y Preferred Stock are to be purchased or otherwise acquired pursuant to such purchase or exchange offer and the number of shares so tendered exceeds the number of shares so to be purchased or otherwise acquired by the Corporation, the shares of the Series Y Preferred Stock so tendered will be purchased or otherwise acquired by the Corporation on a pro rata basis according to the number of such shares duly tendered by each holder so tendering shares of the Series Y Preferred Stock for such purchase or exchange.

         (f) If all the outstanding shares of the Series Y Preferred Stock shall not have been redeemed on or prior to March 30, 1999, each holder of the shares of the Series Y Preferred Stock remaining outstanding shall have the right to require that the Corporation repurchase, on the Business Day next following such date or on the Business Day next following each fifth anniversary of such date thereafter (the "Repurchase Date"), all but not less than all of such holder's then outstanding shares at a purchase price (the "Purchase Price") in cash equal to 100% of the aggregate liquidation value of such shares, together with all accrued and unpaid dividends on such shares to but not including the Repurchase Date, in accordance with the procedures set forth below.

         (g) Not less than 30 or more than 60 days prior to the Repurchase Date any holder who desires to cause the Corporation to repurchase such holder's shares of

Series Y Preferred Stock shall send by first-class mail, postage prepaid, to the Corporation at its principal executive offices, a notice stating (i) that such holder desires to cause the Corporation to repurchase such holder's shares of Series Y Preferred Stock, (ii) the number of shares to be repurchased, and (iii) the Repurchase Date. Holders electing to have shares of the Series Y Preferred Stock repurchased will be required to surrender the certificate or certificates representing such shares to the Corporation at least five business days prior to the Repurchase Date, and on the Repurchase Date the Corporation shall pay to such holder the Purchase Price.

         (h) Any shares of the Series Y Preferred Stock that shall at any time have been redeemed or repurchased shall, after such redemption or repurchase, have the status of authorized but unissued shares of Preferred Stock, without designation as to series until such shares are once again designated as part of a particular series by the Board of Directors.

         4. Conversion or Exchange; Sinking Fund. The holders of shares of the Series Y Preferred Stock shall not have any rights herein to convert such shares into, or exchange such shares for, shares of any other class or classes or of any other series of any class or classes of capital stock of the Corporation; nor shall the holders of shares of the Series Y Preferred Stock be entitled to the benefits of a sinking fund in respect of their shares of the Series Y Preferred Stock.

         5. Voting. (a) Except as otherwise provided in this Section 5 or as otherwise required by law, the Series Y Preferred Stock shall have no voting rights.

         (b) If six quarterly dividends (whether or not consecutive) payable on shares of Series Y Preferred Stock are in arrears at the time of the record date to determine stockholders for any annual meeting of stockholders of the Corporation, the number of directors of the Corporation shall be increased by two, and the holders of shares of Series Y Preferred Stock (voting separately as a class with the holders of shares of any one or more other series of Preferred Stock upon which like voting rights have been conferred and are exercisable) shall be entitled at such annual meeting of stockholders to elect two directors of the Corporation, with the remaining directors of the Corporation to be elected by the holders of shares of any other class or classes or series of stock entitled to vote therefor. In any such election, holders of shares of Series Y Preferred Stock shall have one vote for each share held.


         At all meetings of stockholders at which holders of Preferred Stock shall be entitled to vote for Directors as a single class, the holders of a majority of the outstanding shares of all classes and series of capital stock of the Corporation having the right to vote as a single class shall be necessary to constitute a quorum, whether present in person or by proxy, for the election by such single class of its designated Directors. In any election of Directors by stockholders voting as a class, such Directors shall be elected by the vote of at least a plurality of shares held by such stockholders present or represented at the meeting. At any such meeting, the election of Directors by stockholders voting as a class shall be valid notwithstanding that a quorum of other stockholders voting as one or more classes may not be present or represented at such meeting.

         (c) Any director who has been elected by the holders of shares of Series Y Preferred Stock (voting separately as a class with the holders of shares of any one or more other series of Preferred Stock upon which like voting rights have been conferred and are exercisable) may be removed at any time, with or without cause, only by the affirmative vote of the holders of the shares at the time entitled to cast a majority of the votes entitled to be cast for the election of any such director at a special meeting of such holders called for that purpose, and any vacancy thereby created may be filled by the vote of such holders. If a vacancy occurs among the Directors elected by such stockholders voting as a class, other than by removal from office as set forth in the preceding sentence, such vacancy may be filled by the remaining Director so elected, or his or her successor then in office, and the Director so elected to fill such vacancy shall serve until the next meeting of stockholders for the election of Directors.

         (d) The voting rights of the holders of Series Y Preferred Stock to elect Directors as set forth above shall continue until all dividend arrearages on the Series Y Preferred Stock have been paid or declared and set apart for payment. Upon the termination of such voting rights, the terms of office of all persons who may have been elected pursuant to such voting rights shall immediately terminate, and the number of directors of the Corporation shall be decreased by two.

         (e) Without the consent of the holders of shares entitled to cast at least two-thirds of the votes entitled to be cast by the holders of the total number of shares of Preferred Stock then outstanding, voting separately as a class without regard to series, with the holders of shares of Series Y Preferred Stock being entitled to cast one vote per share, the Corporation may not:

         (i) create any class of stock that shall have preference as to dividends or distributions of assets over the Series Y Preferred Stock; or

         (ii) alter or change the provisions of the Certificate of Incorporation (including any Certificate of Amendment or Certificate of Designation relating to the Series Y Preferred Stock) so as to adversely affect the powers, preferences or rights of the holders of shares of Series Y Preferred Stock; provided, however, that if such creation or such alteration or change would adversely affect the powers, preferences or rights of one or more, but not all, series of Preferred Stock at the time outstanding, such alteration or change shall require consent of the holders of shares entitled to cast at least two-thirds of the votes entitled to be cast by the holders of all of the shares of all such series so affected, voting as a class.

         6. Liquidation Rights. (a) Upon the dissolution, liquidation or winding up of the Corporation, the holders of the shares of the Series Y Preferred Stock shall be entitled to receive out of the assets of the Corporation available for distribution to stockholders, before any payment or distribution shall be made on the Common Stock or on any other class or series of stock ranking junior to shares of the Series Y Preferred Stock as to amounts distributable on dissolution, liquidation or winding up, $100,000 per share, plus an amount equal to all dividends (whether or not earned or declared) on such shares accrued and unpaid thereon to the date of final distribution.

         (b) Neither the merger or consolidation of the Corporation into or with any other corporation nor the merger or consolidation of any other corporation into or with the Corporation, shall be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, of the Corporation for the purpose of this Section 6.

         (c) After the payment to the holders of the shares of the Series Y Preferred Stock of the full preferential amounts provided for in this
Section 6, the holders of the Series Y Preferred Stock as such shall have no right or claim to any of the remaining assets of the Corporation.

         (d) In the event the assets of the Corporation available for distribution to the holders of shares of the Series Y Preferred Stock upon any dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, shall be insufficient to pay in full all amounts to which such holders are entitled pursuant to paragraph (a) of this
Section 6, the holders of shares of the Series Y Preferred Stock and of any shares of Preferred Stock of any series or any other stock of the Corporation ranking, as to the amounts distributable upon dissolution, liquidation or winding up, on a parity with the Series Y Preferred Stock, shall share ratably in any distribution in proportion to the full respective preferential amounts to which they are entitled.

         7. Ranking of Stock of the Corporation. In respect of the Series Y Preferred Stock, any stock of any class or classes of the Corporation shall be deemed to rank:

         (a) prior to the shares of Series Y Preferred Stock, either as to dividends or upon liquidation, if the holders of such stock shall be entitled to either the receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, as the case may be, in preference or priority to the holders of shares of the Series Y Preferred Stock;

         (b) on a parity with shares of the Series Y Preferred Stock, either as to dividends or upon liquidation, whether or not the dividend rates, dividend payment dates, redemption amounts per share or liquidation values per share or sinking fund provisions, if any, are different from those of the Series Y Preferred Stock, if the holders of such stock shall be entitled to either the receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, as the case may be, in proportion to their respective dividend rates or liquidation values, without preference or priority, one over the other, as between the holders of such stock and the holders of shares of the Series Y Preferred Stock, provided in any such case such stock does not rank prior to the Series Y Preferred Stock; and

         (c) junior to shares of the Series Y Preferred Stock, as to dividends and upon liquidation, if such stock shall be Common Stock or if the holders of shares of the Series Y Preferred Stock shall be entitled to receipt of dividends and of amounts distributable upon dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, as the case may be, in preference or priority to the holders of such stock.

         The Series Y Preferred Stock is on a parity with the 8.125% Cumulative Preferred Stock, Series A; the 5.50% Convertible Preferred Stock, Series B; the $4.53 ESOP Convertible Preferred Stock, Series C; the 9.25% Preferred Stock, Series D; and the $45,000 Cumulative Redeemable Preferred Stock, Series Z, of the Corporation heretofore authorized for issuance by the Corporation.

         8. Definition. When used herein, the term "subsidiary" shall mean any corporation a majority of whose voting stock ordinarily entitled to elect directors is owned, directly or indirectly, by the Corporation.

         9. Limitation on Dividends on Junior Stock. So long as any shares of Series Y Preferred Stock shall be outstanding, without the consent of the holders of two-thirds of the shares of the Series Y Preferred Stock then outstanding the Corporation shall not declare any dividends on the Common Stock or any other stock of the Corporation ranking as to dividends or distributions of assets junior to the Series Y Preferred Stock (the Common Stock and any such other stock being herein referred to as "Junior Stock"), or make any payment on account of, or set apart money for, a sinking fund or other similar fund or agreement for the purchase, redemption or other retirement of any shares of Junior Stock, or make any distribution in respect thereof, whether in cash or property or in obligations or stock of the Corporation, other than a distribution of Junior Stock (such dividends, payments, setting apart and distributions being herein called "Junior Stock Payments"), unless the following conditions shall be satisfied at the date of such declaration in the case of any such dividend, or the date of such setting apart in the case of any such fund, or the date of such payment or distribution in the case of any other Junior Stock Payment:

         (a) full cumulative dividends shall have been paid or declared and set apart for payment on all outstanding shares of Preferred Stock other than Junior Stock; and

         (b) the Corporation shall not be in default or in arrears with respect to any sinking fund or other similar fund or agreement for the purchase, redemption or other retirement of any shares of Preferred Stock other than Junior Stock;

    provided, however, that any funds theretofore deposited in any sinking fund or other similar fund with respect to any Preferred Stock in compliance with the provisions of such sinking fund or other similar fund may thereafter be applied to the purchase or redemption of such Preferred Stock in accordance with the terms of such sinking fund or other similar fund regardless of whether at the time of such application full cumulative dividends upon shares of Series Y Preferred Stock outstanding to the last dividend payment date shall have been paid or declared and set apart for payment by the Corporation.

         10. Waiver, Modification and Amendment. notwithstanding any other provisions relating to the Series Y Preferred Stock, any of the rights or benefits of the holders of the Series Y Preferred Stock may be waived, modified or amended with the consent of the holders of all of the then outstanding shares of Series Y Preferred Stock. Any such waiver, modification or amendment shall be deemed to have the same effect as satisfaction in full of any such right or benefit as though actually received by such holders.


         The Travelers Inc. has caused this Certificate to be duly executed by its Senior Vice President, and attested by its Assistant Secretary this 30th day of March, 1994.


                               THE TRAVELERS INC.

                                By: /s/ Charles O. Prince, III
                                    ---------------------------
                                    Charles O. Prince, III
                                    Senior Vice President

Attest:

/s/ Mark J. Amrhein
-----------------------------
Mark J. Amrhein
Assistant Secretary

                                  RESTATED
                        CERTIFICATE OF INCORPORATION
                                     OF
                             THE TRAVELERS INC.



         The Travelers Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

         The name of the corporation is The Travelers Inc. (hereinafter the "Corporation") and the date of filing of its original Certificate of Incorporation with the Delaware Secretary of State is March 8, 1988. The name under which the Corporation filed its Certificate of Incorporation is Commercial Credit Group, Inc.

         The text of the Certificate of Incorporation as amended or supplemented heretofore is hereby restated and integrated, but not amended, to read as herein set forth in full:


         FIRST: The name of the Corporation is:

                             THE TRAVELERS INC.

         SECOND: The registered office of the Corporation is to be located at the Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, in the county of New Castle, in the State of Delaware. The name of its registered agent at that address is The Corporation Trust Company.

         THIRD: The purpose of the Corporation is:

         To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

         FOURTH: A. The total number of shares of Common Stock which the Corporation shall have authority to issue is Five Hundred Million
(500,000,000) shares of Common Stock having a par value of one cent ($.01) per share. The total number of shares of Preferred Stock which the Corporation shall have the authority to issue is Thirty Million
(30,000,000) shares having a par value of one dollar ($1.00) per share.

         B. The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of this Article FOURTH, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

              (i) The number of shares constituting that series and the distinctive designation of that series.

              (ii) The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

              (iii) Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

              (iv) Whether that series shall have conversion or exchange privileges, and, if so, the terms and conditions of such conversion or exchange, including provision for adjustment of the conversion or exchange rate in such events as the Board of Directors shall determine;

              (v) Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the manner of selecting shares for redemption if less than all shares are to be redeemed, the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

              (vi) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

              (vii) The right of the shares of that series to the benefit of conditions and restrictions upon the creation of indebtedness of the Corporation or any subsidiary, upon the issue of any additional stock (including additional shares of such series or any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the Corporation or any subsidiary of any outstanding stock of the Corporation;

              (viii) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

              (ix) Any other relative, participating, optional or other special rights, qualifications, limitations or restrictions of that series.

         C. Dividends on outstanding shares of Preferred Stock shall be paid, or declared and set apart for payment, before any dividends shall be paid or declared and set apart for payment on outstanding shares of Common

Stock. If upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the assets available for distribution to holders of shares of Preferred Stock of all series shall be insufficient to pay such holders the full preferential amount to which they are entitled, then such assets shall be distributed ratably among the shares of all series of Preferred Stock in accordance with the respective preferential amounts (including unpaid cumulative dividends, if any) payable with respect thereto.

         D. Shares of any series of Preferred Stock which have been redeemed (whether through the operation of a sinking fund or otherwise) or which, if convertible or exchangeable, have been converted into or exchanged for shares of stock of any other class or classes shall have the status of authorized and unissued shares of Preferred Stock of the same series and may be reissued as a part of the series of which they were originally a part or may be reclassified and reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors or as part of any other series of Preferred Stock, all subject to the conditions and the restrictions on issuance set forth in the resolution or resolutions adopted by the Board of Directors providing for the issue of any series of Preferred Stock.

         E. Subject to the provisions of any applicable law or except as otherwise provided by the resolution or resolutions providing for the issue of any series of Preferred Stock, the holders of outstanding shares of Common Stock shall exclusively possess voting power for the election of directors and for all other purposes, each holder of record of shares of Common Stock being entitled to one vote for each share of Common Stock standing in his name on the books of the Corporation.

         F. Except as otherwise provided by the resolution or resolutions providing for the issue of any series of Preferred Stock, after payment shall have been made to the holders of Preferred Stock of the full amount of dividends to which they shall be entitled pursuant to the resolution or resolutions providing for the issue of any series of Preferred Stock, the holders of Common Stock shall be entitled, to the exclusion of the holders of Preferred Stock of any and all series, to receive such dividends as from time to time may be declared by the Board of Directors.

         G. Except as otherwise provided by the resolution or resolutions providing for the issue of any series of Preferred Stock, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment shall have been made to the holders of Preferred Stock of the full amount to which they shall be entitled pursuant to the resolution or resolutions providing for the issue of any series of Preferred Stock, the holders of Common Stock shall be entitled, to the exclusion of the holders of Preferred Stock of any and all series, to share ratably according to the number of shares of Common Stock held by them, in all remaining assets of the Corporation available for distribution.

         H. The issuance of any shares of Common Stock or Preferred Stock authorized hereunder and any other actions permitted to be taken by the Board of Directors pursuant to this Article FOURTH must be authorized by the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the entire Board of Directors or by a committee of the Board of Directors constituted by the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the entire Board of Directors.

         I. Notwithstanding any other provision of this Certificate of Incorporation, the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of the shares entitled to vote at an election of directors shall be required to amend, alter, change or repeal, or adopt any provision as part of this Certificate of Incorporation inconsistent with the purpose and intent of, section B through I of this Article FOURTH.

         J. 8.125% CUMULATIVE PREFERRED STOCK, SERIES A

         1. Designation and Number of Shares. The designation of such series shall be 8.125% Cumulative Preferred Stock, Series A (the "Series A Preferred Stock"), and the number of shares constituting such series shall be 1,200,000. The number of authorized shares of Series A Preferred Stock may be reduced (but not below the number of shares thereof then outstanding) by further resolution duly adopted by the Board of Directors or the Executive Committee and by the filing of a certificate pursuant to the provisions of the General Corporation Law of the State of Delaware stating that such reduction has been so authorized, but the number of authorized shares of Series A Preferred Stock shall not be increased.

         2. Dividends. Dividends on each share of Series A Preferred Stock shall be cumulative from the date of original issue of such share and shall be payable, when and as declared by the Board of Directors out of funds legally available therefor, in cash on March 1, June 1, September 1 and December 1 of each year, commencing September 1, 1992.

         Each quarterly period beginning on February 15, May 15, August 15 and November 15 in each year and ending on and including the day next preceding the first day of the next such quarterly period shall be a "Dividend Period." If a share of Series A Preferred Stock is outstanding during an entire Dividend Period, the dividend payable on such share on the first day of the calendar month immediately following the last day of such Dividend Period shall be $5.078125 (or one-fourth of 8.125% of the Liquidation Preference (as defined in Section 7) for such share). If a share of Series A Preferred Stock is outstanding for less than an entire Dividend Period, the dividend payable on such share on the first day of the calendar month immediately following the last day of such Dividend Period on which such share shall be outstanding shall be the product of $5.078125 multiplied by the ratio (which shall not exceed one) that the number of days that such share was outstanding during such Dividend Period bears to the number of days in such Dividend Period.

         Each dividend on the shares of Series A Preferred Stock shall be paid to the holders of record of shares of Series A Preferred Stock as they appear on the stock register of the Corporation on such record date, not more than 60 days nor less than 10 days preceding the payment date of such dividend, as shall be fixed in advance by the Board of Directors. Dividends on account of arrears for any past Dividend Periods may be declared and paid at any time, without reference to any regular dividend payment date, to holders of record on such date, not exceeding 45 days preceding the payment date thereof, as may be fixed in advance by the Board of Directors.

         If there shall be outstanding shares of any other class or series of preferred stock of the Corporation ranking on a parity as to dividends with the Series A Preferred Stock, the Corporation, in making any dividend payment on account of arrears on the Series A Preferred Stock or such other class or series of preferred stock, shall make payments ratably upon all outstanding shares of Series A Preferred Stock and such other class or series of preferred stock in proportion to the respective amounts of dividends in arrears upon all such outstanding shares of Series A Preferred Stock and such other class or series of preferred stock to the date of such dividend payment.

         Holders of shares of Series A Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends on such shares. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment that is in arrears.

         3. Redemption. The Series A Preferred Stock is not subject to any mandatory redemption pursuant to a sinking fund or otherwise. The Corporation, at its option, may redeem shares of Series A Preferred Stock, as a whole or in part, at any time or from time to time on or after July 28, 1997, at a price of $250 per share, plus accrued and accumulated but unpaid dividends thereon to but excluding the date fixed for redemption (the "Redemption Price").

         If the Corporation shall redeem shares of Series A Preferred Stock pursuant to this Section 3, notice of such redemption shall be given by first class mail, postage prepaid, not less than 30 or more than 90 days prior to the redemption date, to each holder of record of the shares to be redeemed, at such holder's address as shown on the stock register of the Corporation. Each such notice shall state: (a) the redemption date; (b) the number of shares of Series A Preferred Stock to be redeemed and, if less than all such shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (c) the Redemption Price; (d) the place or places where certificates for such shares are to be surrendered for payment of the Redemption Price; and (e) that dividends on the shares to be redeemed will cease to accrue on such redemption date. Notice having been mailed as aforesaid, from and after the redemption date (unless default shall be made by the Corporation in providing money for the payment of the Redemption Price) dividends on the shares of Series A Preferred Stock so called for redemption shall cease to accrue, and such shares shall no longer be deemed to be outstanding, and all rights of the holders thereof as stockholders of the Corporation (except the right to receive from the Corporation the Redemption Price) shall cease. Upon surrender in accordance with such notice of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors shall so require and the notice shall so state), the Corporation shall redeem such shares at the Redemption Price. If less than all the outstanding shares of Series A Preferred Stock are to be redeemed, the Corporation shall select those shares to be redeemed from outstanding shares of Series A Preferred Stock not previously called for redemption by lot or pro rata (as nearly as may be) or by any other method determined by the Board of Directors to be equitable.

         The Corporation shall not redeem less than all the outstanding shares of Series A Preferred Stock pursuant to this Section 3, or purchase or acquire any shares of Series A Preferred Stock otherwise than pursuant to a purchase or exchange offer made on the same terms to all holders of shares of Series A Preferred Stock, unless full cumulative dividends shall have been paid or declared and set apart for payment upon all outstanding shares of Series A Preferred Stock for all past Dividend Periods, and unless all matured obligations of the Corporation with respect to all sinking funds, retirement funds or purchase funds for all series of Preferred Stock then outstanding have been met.

         4. Shares to be Retired. All shares of Series A Preferred Stock redeemed by the Corporation shall be retired and canceled and shall be restored to the status of authorized but unissued shares of Preferred Stock, without designation as to series, and may thereafter be reissued.

         5. Conversion or Exchange. The holders of shares of Series A Preferred Stock shall not have any rights to convert any such shares into or exchange any such shares for shares of any other class or series of capital stock of the Corporation.

         6. Voting. Except as otherwise provided in this Section 6 or as otherwise required by law, the Series A Preferred Stock shall have no voting rights.

         If six quarterly dividends (whether or not consecutive) payable on shares of Series A Preferred Stock are in arrears at the time of the record date to determine stockholders for any annual meeting of stockholders of the Corporation, the number of directors of the Corporation shall be increased by two, and the holders of shares of Series A Preferred Stock (voting separately as a class with the holders of shares of any one or more other series of Preferred Stock upon which like voting rights have been conferred and are exercisable) shall be entitled at such annual meeting of stockholders to elect two directors of the Corporation, with the remaining directors of the Corporation to be elected by the holders of shares of any other class or classes or series of stock entitled to vote therefor. In any such election, holders of shares of Series A Preferred Stock shall have one vote for each share held.

         At all meetings of stockholders at which holders of Preferred Stock shall be entitled to vote for Directors as a single class, the holders of a majority of the outstanding shares of all classes and series of capital stock of the Corporation having the right to vote as a single class shall be necessary to constitute a quorum, whether present in person or by proxy, for the election by such single class of its designated Directors. In any election of Directors by stockholders voting as a class, such Directors shall be elected by the vote of at least a plurality of shares held by such stockholders present or represented at the meeting. At any such meeting, the election of Directors by stockholders voting as a class shall be valid notwithstanding that a quorum of other stockholders voting as one or more classes may not be present or represented at such meeting.

         Any director who has been elected by the holders of shares of Series A Preferred Stock (voting separately as a class with the holders of shares of any one or more other series of Preferred Stock upon which like voting rights have been conferred and are exercisable) may be removed at any time, with or without cause, only by the affirmative vote of the holders of the shares at the time entitled to cast a majority of the votes entitled to be cast for the election of any such director at a special meeting of such holders called for that purpose, and any vacancy thereby created may be filled by the vote of such holders. If a vacancy occurs among the Directors elected by such stockholders voting as a class, other than by removal from office as set forth in the preceding sentence, such vacancy may be filled by the remaining Director so elected, or his successor then in office, and the Director so elected to fill such vacancy shall serve until the next meeting of stockholders for the election of Directors.

         The voting rights of the holders of the Series A Preferred Stock to elect Directors as set forth above shall continue until all dividend arrearages on the Series A Preferred Stock have been paid or declared and set apart for payment. Upon the termination of such voting rights, the terms of office of all persons who may have been elected pursuant to such voting rights shall immediately terminate, and the number of directors of the Corporation shall be decreased by two.

         Without the consent of the holders of shares entitled to cast at least two-thirds of the votes entitled to be cast by the holders of the total number of shares of Preferred Stock then outstanding, voting separately as a class without regard to series, with the holders of shares of Series A Preferred Stock being entitled to cast one vote per share, the Corporation may not:

              (i) create any class of stock that shall have preference as to dividends or distributions of assets over the Series A Preferred Stock; or

              (ii) alter or change the provisions of the Certificate of Incorporation (including any Certificate of Amendment or Certificate of Designation relating to the Series A Preferred

    Stock) so as to adversely affect the powers, preferences or rights of the holders of shares of Series A Preferred Stock;

provided, however, that if such creation or such alteration or change would adversely affect the powers, preferences or rights of one or more, but not all, series of Preferred Stock at the time outstanding, such alteration or change shall require consent of the holders of shares entitled to cast at least two-thirds of the votes entitled to be cast by the holders of all of the shares of all such series so affected, voting as a class.

         7. Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Corporation, voluntary or involuntary, the holders of Series A Preferred Stock shall be entitled to receive out of the assets of the Corporation available for distribution to stockholders, before any distribution of assets shall be made to the holders of the Common Stock or of any other shares of stock of the Corporation ranking as to such distribution junior to the Series A Preferred Stock, a liquidating distribution in an amount equal to $250 per share (the "Liquidation Preference") plus an amount equal to any accrued and accumulated but unpaid dividends thereon to the date of final distribution. The holders of the Series A Preferred Stock shall not be entitled to receive the Liquidation Preference and such accrued dividends, however, until the liquidation preference of any other class of stock of the Corporation ranking senior to the Series A Preferred Stock as to rights upon liquidation, dissolution or winding up shall have been paid (or a sum set aside therefor sufficient to provide for payment) in full.

         If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the assets available for distribution are insufficient to pay in full the amounts payable with respect to the Series A Preferred Stock and any other shares of stock of the Corporation ranking as to any such distribution on a parity with the Series A Preferred Stock, the holders of the Series A Preferred Stock and of such other shares shall share ratably in any distribution of assets of the Corporation in proportion to the full respective preferential amounts to which they are entitled.

         After payment to the holders of the Series A Preferred Stock of the full preferential amounts provided for in this Section 7, the holders of the Series A Preferred Stock shall be entitled to no further participation in any distribution of assets by the Corporation.

         Consolidation or merger of the Corporation with or into one or more other corporations, or a sale, whether for cash, shares of stock, securities or properties, of all or substantially all of the assets of the Corporation, shall not be deemed or construed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this
Section 7 if the preferences or special voting rights of the holders of shares of Series A Preferred Stock are not impaired thereby.

         8. Limitation on Dividends on Junior Stock. So long as any Series A Preferred Stock shall be outstanding the Corporation shall not declare any dividends on the Common Stock or any other stock of the Corporation ranking as to dividends or distributions of assets junior to the Series A Preferred Stock (the Common Stock and any such other stock being herein referred to as "Junior Stock"), or make any payment on account of, or set apart money for, a sinking fund or other similar fund or agreement for the purchase, redemption or other retirement of any shares of Junior Stock, or make any distribution in respect thereof, whether in cash or property or in obligations or stock of the Corporation, other than a distribution of Junior Stock (such dividends, payments, setting apart and distributions being herein called "Junior Stock Payments"), unless the following conditions shall be satisfied at the date of such declaration in the case of any such dividend, or the date of such setting apart in the case of any such fund, or the date of such payment or distribution in the case of any other Junior Stock Payment:

              (i) full cumulative dividends shall have been paid or declared and set apart for payment on all outstanding shares of Preferred Stock other than Junior Stock; and

              (ii) the Corporation shall not be in default or in arrears with respect to any sinking fund or other similar fund or agreement for the purchase, redemption or other retirement of any shares of Preferred Stock other than Junior Stock;

provided, however, that any funds theretofore deposited in any sinking fund or other similar fund with respect to any Preferred Stock in compliance with the provisions of such sinking fund or other similar fund may thereafter be applied to the purchase or redemption of such Preferred Stock in accordance with the terms of such sinking fund or other similar fund regardless of whether at the time of such application full cumulative dividends upon shares of Series A Preferred Stock outstanding to the last dividend payment date shall have been paid or declared and set apart for payment by the Corporation.

         K. 5.50% CONVERTIBLE PREFERRED STOCK, SERIES B

         1. Designation and Number of Shares. The designation of such series shall be 5.50% Convertible Preferred Stock, Series B (the "Series B Convertible Preferred Stock"), and the number of shares constituting such series shall be 2,500,000. The number of authorized shares of Series B Convertible Preferred Stock may be reduced (but not below the number of shares thereof then outstanding) by further resolution duly adopted by the Board of Directors or the Executive Committee and by the filing of a certificate pursuant to the provisions of the General Corporation Law of the State of Delaware stating that such reduction has been so authorized, but the number of authorized shares of Series B Convertible Preferred Stock shall not be increased.

         2. Dividends. Dividends on each share of Series B Convertible Preferred Stock shall be cumulative from the date of original issue of such share and shall be payable, when and as declared by the Board of Directors out of funds legally available therefor, in cash on March 1, June 1, September 1 and December 1 of each year, commencing September 1, 1993.

         Each quarterly period beginning on February 15, May 15, August 15 and November 15 in each year and ending on and including the day next preceding the first day of the next such quarterly period shall be a "Dividend Period." If a share of Series B Convertible Preferred Stock is outstanding during an entire Dividend Period, the dividend payable on such share on the first day of the calendar month immediately following the last day of such Dividend Period shall be $.6875 (or one-fourth of 5.50% of the Liquidation Preference (as defined in Section 6) for such share). If a share of Series B Convertible Preferred Stock is outstanding for less than an entire Dividend Period, the dividend payable on such share on the first day of the calendar month immediately following the last day of such Divi-dend Period on which such share shall be outstanding shall be the product of $.6875 multiplied by the ratio (which shall not exceed one) that the number of days that such share was outstanding during such Dividend Period bears to the number of days in such Dividend Period.

         Each dividend on the shares of Series B Convertible Preferred Stock shall be paid to the holders of record of shares of Series B Con-vertible Preferred Stock as they appear on the stock register of the Corporation on such record date, not more than 60 days nor less than 10 days preceding the payment date of such dividend, as shall be fixed in advance by the Board of Directors. Dividends on account of arrears for any past Dividend Periods may be declared and paid at any time, without reference to any regular dividend payment date, to holders of record on such date, not exceeding 45 days preceding the payment date thereof, as may be fixed in advance by the Board of Directors.

         If there shall be outstanding shares of any other class or series of preferred stock of the Corporation ranking on a parity as to dividends with the Series B Convertible Preferred Stock, the Corporation, in making any dividend payment on account of arrears on the Series B Convertible Preferred Stock or such other class or series of preferred stock, shall make payments ratably upon all outstanding shares of Series B Convertible Preferred Stock and such other class or series of preferred stock in proportion to the respective amounts of dividends in arrears upon all such outstanding shares of Series B Convertible Preferred Stock and such other class or series of preferred stock to the date of such dividend payment.

         Holders of shares of Series B Convertible Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends on such shares. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment that is in arrears.

         3. Redemption. The Series B Convertible Preferred Stock is not subject to any mandatory redemption pursuant to a sinking fund or otherwise. The Corporation, at its option, may redeem shares of Series B Convertible Preferred Stock, as a whole or in part, at any time or from time to time on or after July 30, 1996 at the following redemption prices per share (expressed as a percentage of the Liquidation Preference (as defined in Section 6 hereof)), if redeemed during the 12-month period beginning July 30 of the year indicated:

                 Year       Redemption Price
                 ----       ----------------
                 1996          103.85%
                 1997          103.30%
                 1998          102.75%
                 1999          102.20%
                 2000          101.65%
                 2001          101.10%
                 2002          100.55%

and thereafter at a price of $50.00 per share, plus, in each case, accrued and accumulated but unpaid dividends thereon to but excluding the date fixed for redemption (the "Redemption Price").

         If the Corporation shall redeem shares of Series B Convertible Preferred Stock pursuant to this Section 3, notice of such redemption shall be given by first class mail, postage prepaid, not less than 30 or more than 90 days prior to the redemption date, to each holder of record of the shares to be redeemed, at such holder's address as shown on the stock register of the Corporation. Each such notice shall state: (a) the redemption date; (b) the number of shares of Series B Convertible Preferred Stock to be redeemed and, if less than all such shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (c) the Redemption Price; (d) the place or places where certifi-cates for such shares are to be surrendered for payment of the Redemption Price; and (e) that dividends on the shares to be redeemed will cease to accrue on such redemption date. Notice having been mailed as aforesaid, from and after the redemption date (unless default shall be made by the Corporation in providing money for the payment of the Redemption Price) dividends on the shares of Series B Convertible Preferred Stock so called for redemption shall cease to accrue, and such shares shall no longer be deemed to be outstanding, and all rights of the holders thereof as stockholders of the Corporation (except the right to receive from the Corporation the Redemption Price) shall cease. Upon surrender in accor-dance with such notice of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors shall so require and the notice shall so state), the Corporation shall redeem such shares at the Redemption Price. If less than all the outstand-ing shares of Series B Convertible Preferred Stock are to be redeemed, the Corporation shall select those shares to be redeemed from outstanding shares of Series B Convertible Preferred Stock not previously called for redemption by lot or pro rata (as nearly as may be) or by any other method reasonably determined by the Board of Directors in good faith to be equitable.

         The Corporation shall not redeem less than all the outstanding shares of Series B Convertible Preferred Stock pursuant to this Section 3, or purchase or acquire any shares of Series B Convertible Preferred Stock otherwise than pursuant to a purchase or exchange offer made on the same terms to all holders of shares of Series B Convertible Preferred Stock, unless full cumulative dividends shall have been paid or declared and set apart for payment upon all outstanding shares of Series B Convertible Preferred Stock for all past Dividend Periods, and unless all matured obligations of the Corporation with respect to all sinking funds, retirement funds or purchase funds for all series of Preferred Stock then outstanding have been met.

         4. Shares to be Retired. All shares of Series B Convertible Preferred Stock redeemed by the Corporation shall be retired and canceled and shall be restored to the status of authorized but unissued shares of Preferred Stock, without designation as to series, and may thereafter be reissued.

         5. Voting. Except as otherwise provided in this Section 5 or as otherwise required by law, the Series B Convertible Preferred Stock shall have no voting rights.

         If six quarterly dividends (whether or not consecutive) payable on shares of Series B Convertible Preferred Stock are in arrears at the time of the record date to determine stockholders for any annual meeting of stockholders of the Corporation, the number of directors of the Corporation shall be increased by two, and the holders of shares of Series B Convertible Preferred Stock (voting separately as a class with the holders of shares of any one or more other series of Preferred Stock upon which like voting rights have been conferred and are exercisable) shall be enti-tled at such annual meeting of stockholders to elect two directors of the Corporation, with the remaining directors of the Corporation to be elected by the holders of shares of any other class or classes or series of stock entitled to vote therefor. In any such election, holders of shares of Series B Convertible Preferred Stock shall have one vote for each share held.

         At all meetings of stockholders at which holders of Preferred Stock shall be entitled to vote for Directors as a single class, the holders of a majority of the outstanding shares of all classes and series of capital stock of the Corporation having the right to vote as a single class shall be necessary to constitute a quorum, whether present in person or by proxy, for the election by such single class of its designated Directors. In any election of Directors by stockholders voting as a class, such Directors shall be elected by the vote of at least a plurality of shares held by such stockholders present or represented at the meeting. At any such meeting, the election of Directors by stockholders voting as a class shall be valid notwithstanding that a quorum of other stockholders voting as one or more classes may not be present or represented at such meeting.

         Any director who has been elected by the holders of shares of Series B Convertible Preferred Stock (voting separately as a class with the holders of shares of any one or more other series of Preferred Stock upon which like voting rights have been conferred and are exercisable) may be removed at any time, with or without cause, only by the affirmative vote of the holders of the shares at the time entitled to cast a majority of the votes entitled to be cast for the election of any such director at a special meeting of such holders called for that purpose, and any vacancy thereby created may be filled by the vote of such holders. If a vacancy occurs among the Directors elected by such stockholders voting as a class, other than by removal from office as set forth in the preceding sentence, such vacancy may be filled by the remaining Director so elected, or his successor then in office, and the Director so elected to fill such vacancy shall serve until the next meeting of stockholders for the election of Directors.

         The voting rights of the holders of the Series B Convertible Preferred Stock to elect Directors as set forth above shall continue until all dividend arrearages on the Series B Convertible Preferred Stock have been paid or declared and set apart for payment. Upon the termination of such voting rights, the terms of office of all persons who may have been elected pursuant to such voting rights shall immediately terminate, and the number of directors of the Corporation shall be decreased by two.

         Without the consent of the holders of shares entitled to cast at least two-thirds of the votes entitled to be cast by the holders of the total number of shares of Preferred Stock then outstanding, voting separately as a class without regard to series, with the holders of shares of Series B Convertible Preferred Stock being entitled to cast one vote per share, the Corporation may not:

              (i) create any class of stock that shall have preference as to dividends or distributions of assets over the Series B Convertible Preferred Stock; or

              (ii) alter or change the provisions of the Certificate of Incorporation (including any Certificate of Amendment or Certif- icate of Designation relating to the Series B Convertible Pre- ferred Stock) so as to adversely affect the powers, preferences or rights of the holders of shares of Series B Convertible Pre- ferred Stock;

provided, however, that if such creation or such alteration or change would adversely affect the powers, preferences or rights of one or more, but not all, series of Preferred Stock at the time outstanding, such alteration or change shall require consent of the holders of shares entitled to cast at least two-thirds of the votes entitled to be cast by the holders of all of the shares of all such series so affected, voting as a class.

         6. Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Corporation, voluntary or involuntary, the holders of Series B Convertible Preferred Stock shall be entitled to re-ceive out of the assets of the Corporation available for distribution to stockholders, before any distribution of assets shall be made to the holders of the Common Stock or of any other shares of stock of the Corporation ranking as to such distribution junior to the Series B Convert-ible Preferred Stock, a liquidating distribution in an amount equal to

$50.00 per share (the "Liquidation Preference") plus an amount equal to any accrued and accumulated but unpaid dividends thereon to the date of final distribution. The holders of the Series B Convertible Preferred Stock shall not be entitled to receive the Liquidation Preference and such accrued dividends, however, until the liquidation preference of any other class of stock of the Corporation ranking senior to the Series B Con- vertible Preferred Stock as to rights upon liquidation, dissolution or winding up shall have been paid (or a sum set aside therefor sufficient to provide for payment) in full.

         If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the assets available for distribution are insufficient to pay in full the amounts payable with respect to the Series B Convertible Preferred Stock and any other shares of stock of the Corporation ranking as to any such distribution on a parity with the Series B Convertible Preferred Stock, the holders of the Series B Convertible Pre-ferred Stock and of such other shares shall share ratably in any distribution of assets of the Corporation in proportion to the full respec-tive preferential amounts to which they are entitled.

         After payment to the holders of the Series B Convertible Pre-ferred Stock of the full preferential amounts provided for in this Section 6, the holders of the Series B Convertible Preferred Stock shall be entitled to no further participation in any distribution of assets by the Corporation.

         Consolidation or merger of the Corporation with or into one or more other corporations, or a sale, whether for cash, shares of stock, securities or properties, of all or substantially all of the assets of the Corporation, shall not be deemed or construed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this
Section 6 if the preferences or special voting rights of the holders of shares of Series B Convertible Preferred Stock are not impaired thereby.

         7. Limitation on Dividends on Junior Stock. So long as any Series B Convertible Preferred Stock shall be outstanding, the Corporation shall not declare any dividends on the Common Stock or any other stock of the Corporation ranking as to dividends or distributions of assets junior to the Series B Convertible Preferred Stock (the Common Stock and any such other stock being herein referred to as "Junior Stock"), or make any payment on account of, or set apart money for, a sinking fund or other similar fund or agreement for the purchase, redemption or other retirement of any shares of Junior Stock, or make any distribution in respect thereof, whether in cash or property or in obligations or stock of the Corporation, other than a distribution of Junior Stock (such dividends, payments, setting apart and distributions being herein called "Junior Stock Payments"), unless the following conditions shall be satisfied at the date of such declaration in the case of any such dividend, or the date of such setting apart in the case of any such fund, or the date of such payment or distribution in the case of any other Junior Stock Payment:

              (i) full cumulative dividends shall have been paid or de-clared and set apart for payment on all outstanding shares of Preferred Stock other than Junior Stock; and

              (ii) the Corporation shall not be in default or in arrears with respect to any sinking fund or other similar fund or agree- ment for the purchase, redemption or other retirement of any shares of Preferred Stock other than Junior Stock;

provided, however, that any funds theretofore deposited in any sinking fund or other similar fund with respect to any Preferred Stock in compliance with the provisions of such sinking fund or other similar fund may thereafter be applied to the purchase or redemption of such Preferred Stock in accordance with the terms of such sinking fund or other similar fund re-gardless of whether at the time of such application full cumulative dividends upon shares of Series B Convertible Preferred Stock outstanding to the last dividend payment date shall have been paid or declared and set apart for payment by the Corporation.

         8. Conversion Rights. The shares of Series B Convertible Pre-ferred Stock shall be convertible, in whole or in part, at the option of the holder(s) thereof, into shares of Common Stock subject to the following terms and conditions:

              (a) The shares of Series B Convertible Preferred Stock shall be convertible at the office of any transfer agent of the Corporation, and at such other office or offices, if any, as the Board of Directors may designate, into fully paid and nonassess- able shares (calculated as to each conversion to the nearest 1/100 of a share) of common stock, $.01 par value per share, of the Corporation ("Common Stock") at the rate of that number of shares of Common Stock for each share of Series B Convertible Preferred Stock that is equal to $50.00 divided by the Conver- sion Price applicable per share of Common Stock at the time of conversion (the "Conversion Price"). The Conversion Price shall initially be $49.00. The Conversion Price shall be adjusted in certain instances as provided below.

              (b) In order to convert shares of Series B Convertible Preferred Stock into Common Stock, the holder thereof shall surrender the certificate or certificates evidencing such shares of Series B Convertible Preferred Stock at the office of the transfer agent for the Series B Convertible Preferred Stock, which certificate or certificates, if the Corporation shall so require, shall be duly endorsed to the Corporation or in blank, or accompanied by proper instruments of transfer to the Corpora- tion or in blank, accompanied by (i) an irrevocable written notice to the Corporation that the holder elects so to convert such shares of Series B Convertible Preferred Stock and specify- ing the name or names (with address or addresses) in which a certificate or certificates evidencing shares of Common Stock are to be issued and (ii) if required pursuant to paragraph (p) of this Section 8, an amount sufficient to pay any transfer or similar tax (or evidence reasonably satisfactory to the Corpora- tion demonstrating that such taxes have been paid).

              A payment or adjustment shall not be made by the Corpora-tion upon any conversion on account of any dividends accrued on the shares of Series B Convertible Preferred Stock surrendered for conversion or on account of any dividends on the Common Stock issued upon conversion.

              Shares of Series B Convertible Preferred Stock shall be deemed to have been converted immediately prior to the close of business on the day of the surrender of such shares for conversion in accordance with the foregoing provisions, and the person or persons entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Stock at such time. As promptly as practicable on or after the conversion date, the Corporation shall issue and shall deliver at such office a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion, together with payment in lieu of any fraction of a share, as hereinafter provided, to the person or persons entitled to receive the same. In case shares of Series B Convertible Preferred Stock are called for redemption, the right to convert such shares shall cease and terminate at the close of business on the date fixed for redemption, unless default shall be made in payment of the Redemption Price.

              (c) In case the Corporation shall pay or make a dividend or other distribution on any class of capital stock of the Corporation in Common Stock, the Conversion Price in effect at the close of business on the date fixed for the determination of stockholders entitled to receive such dividend or other distri- bution shall be reduced to a price determined by multiplying such Conversion Price by a fraction of which the numerator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination and the denominator shall be the sum of such number of shares and the total number of shares constituting such dividend or other distribution, such reduction to become effective at the opening of business on the day following the date fixed for such deter-mination. In the event that such dividend or distribution is not so paid or made, the Conversion Price shall again be adjust- ed to be the Conversion Price which would then be in effect if such date fixed for the determination of stockholders entitled to receive such dividend or other distribution had not been fixed, but such subsequent adjustment shall not affect the number of shares of Common Stock issued upon any conversion of the Series B Convertible Preferred Stock prior to the date such subsequent adjustment is made. For the purposes of this para-graph (c), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Corporation, but shall include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock.

              (d) In case the Corporation shall issue rights or warrants to all holders of its Common Stock entitling them to subscribe for or purchase shares of Common Stock at a price per share less than the Average Market Price (as defined below) of Common Stock on the date fixed for the determination of stockholders entitled to receive such rights or warrants, the Conversion Price in ef- fect at the close of business on the date fixed for such determination shall be reduced to a price determined by multi- plying such Conversion Price by a fraction of which the numera- tor shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock which the aggregate of the offering price of the total number of shares of Common Stock so offered for subscription or purchase would purchase at such Average Market Price and the denominator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock so offered for subscription or purchase, such reduction to become effective at the opening of business on the day following the date fixed for such determination. To the extent that shares of Common Stock are not delivered after the expiration of such rights or warrants, the Conversion Price shall be readjusted to the Conversion Price which would then be in effect had the adjustments made upon the issuance of such rights or warrants been made on the basis of delivery of only the number of shares of Common Stock actually delivered. In the event that such rights or warrants are not so issued, the Con- version Price shall again be adjusted to be the Conversion Price which would then be in effect if the date fixed for the determi- nation of stockholders entitled to receive such rights or war- rants had not been fixed, but such subsequent adjustment shall not affect the number of shares of Common Stock issued upon any conversion of the Series B Convertible Preferred Stock prior to the date such subsequent adjustment is made. For the purposes of this paragraph (d), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Corporation, but shall include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock. As used herein the term "Average Market Price" of the Common Stock shall mean the average of the daily reported closing sales prices, regular way, per share of the Common Stock on the New York Stock Exchange (the "NYSE") or, if the Common Stock is not principally traded on the NYSE, such other market on which the Common Stock is listed or principally traded, for the 10 consecutive trading days prior to the date of determination.

              (e) In case outstanding shares of Common Stock shall be subdivided into a greater number of shares of Common Stock, the Conversion Price in effect at the close of business on the date upon which such subdivision becomes effective shall be propor- tionately reduced, and, conversely, in case outstanding shares of Common Stock shall each be combined into a smaller number of shares of Common Stock, the Conversion Price in effect at the close of business on the date upon which such combination be- comes effective shall be proportionately increased, such reduc- tion or increase, as the case may be, to become effective at the opening of business on the day following the date upon which such subdivision or combination becomes effective.

              (f) In case the Corporation shall, by dividend or other-wise, distribute to all holders of its Common Stock evidences of its indebtedness or assets (including securities, but excluding (i) any rights or warrants referred to in paragraph (d) of this Section 8, (ii) any dividend or distribution paid in cash or other property out of the retained earnings of the Corporation and (iii) any dividend or distribution referred to in paragraph (c) of this Section 8), then either (at the option of the Corpo- ration) (A) the Corporation shall elect to include in such distribution the holders of Series B Convertible Preferred Stock (as of the record date for such distribution) as if such holders had converted all shares of Series B Convertible Preferred Stock into Common Stock immediately prior to such record date (such conversion assumed to be made at the Conversion Price in effect without regard to the adjustment provided in the following clause (B)), or (B) the Conversion Price shall be reduced to a price determined by multiplying the Conversion Price in effect at the close of business on the date fixed for the determination of stockholders entitled to receive such distribution by a fraction of which the numerator shall be the Average Market Price per share of the Common Stock on the date fixed for such determination less the then fair market value (as reasonably determined in good faith by the Board of Directors) on such date of the portion of the assets or evidences of indebtedness so to be distributed applicable to one share of Common Stock and the denominator shall be such Average Market Price per share of the Common Stock, such adjustment to become effective at the opening of business on the day following the date fixed for the determination of stockholders entitled to receive such distribution. In the event that such dividend or distribution is not so paid or made, the Conversion Price shall again be adjusted to be the Conversion Price which would then be in effect if such date fixed for the determination of stockholders entitled to receive such dividend or other distribution had not been fixed, but such subsequent adjustment shall not affect the number of shares of Common Stock issued upon any conversion of the Series B Convertible Preferred Stock prior to the date such subsequent adjustment is made. If the Corporation makes an election under clause
    (A) of this paragraph (f) with respect to any such distribution payable on the Series B Convertible Preferred Stock (an "Elected Corporation Dividend"), the Corporation may in lieu of such distribution elect to pay to the holder of any share of Series B Convertible Preferred Stock the fair market value (determined as provided above) of such Elected Corporation Dividend in cash (the "Cash Equivalent").

              (g) The reclassification (including any reclassification upon a consolidation or merger in which the Corporation is the continuing corporation, but not including any transactions for which an adjustment is provided in paragraph (i) below) of Common Stock into securities including other than Common Stock shall be deemed to involve (i) a distribution of such securities other than Common Stock to all holders of Common Stock (and the effective date of such reclassification shall be deemed to be "the date fixed for the determination of stockholders entitled to receive such distribution" and "the date fixed for such determination" within the meaning of paragraph (f) of this Section 8) and (ii) a subdivision or combination, as the case may be, of the number of shares of Common Stock outstanding immediately prior to such reclassification into the number of shares of Common Stock outstanding immediately thereafter (and the effective date of such reclassification shall be deemed to be "the date upon which such subdivision becomes effective" or "the day upon which such combination becomes effective," as the case may be, and "the date upon which such subdivision or combi-nation becomes effective" within the meaning of paragraph (e) of this
    Section 8).

              (h) The Corporation may make such reductions in the Con-version Price, in addition to those required by paragraphs (c), (d),
    (e), (f) and (g) above, as it considers to be advisable in order that any event treated for Federal income tax purposes as a dividend of stock or stock rights shall not be taxable to the recipients.

              (i) In case of any consolidation of the Corporation with, or merger of the Corporation into, any other corporation, part- nership, joint venture, association or other entity (a "Per- son"), any merger of another Person into the Corporation (other than a merger which does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock) or any sale or transfer of all or substantially all of the assets of the Corporation, then each share of Series B Convertible Preferred Stock shall be convertible only into the kind and amount (if any) of securities, cash or other property receivable upon such consolidation, merger, sale or transfer by a holder of the number of shares of Common Stock into which such share of Series B Convertible Preferred Stock was convertible immediately prior to such consolidation, merger, sale or trans- fer. The above provisions of this paragraph (i) shall similarly apply to successive consolidations, mergers, sales or transfers.

              (j) No adjustment in the Conversion Price shall be re- quired unless such adjustment would require an increase or decrease of at least 1% in the Conversion Price; provided, however, that any adjustments which by reason of this subpara- graph (j) are not required to be made shall be carried forward and taken into account in determining whether any subsequent adjustment shall be required.

              (k) Notwithstanding any other provision of this Section 8, no adjustment to the Conversion Price shall reduce the Conver- sion Price below the then par value per share of the Common Stock, and any such purported adjustment shall instead reduce the Conversion Price to such par value.

              (l) Whenever the Conversion Price is adjusted as herein provided the Corporation shall compute the adjusted Conversion Price in accordance with this Section 8 and shall prepare a certificate signed by the Treasurer of the Corporation setting forth the adjusted Conversion Price and showing in reasonable detail the facts upon which such adjustment is based, and such certificate shall forthwith be filed with the transfer agent or agents for the Series B Convertible Preferred Stock and a copy mailed as soon as practicable to the holders of record of the shares of Series B Convertible Preferred Stock.

              (m) In case:

              (i) the Corporation shall declare a dividend (or any other distribution) on its Common Stock payable otherwise than in cash out of its retained earnings; or

              (ii) the Corporation shall authorize the granting to the holders of its Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any other rights; or

              (iii) of any reclassification of the capital stock of the Corporation (other than a subdivision or combination of its outstanding shares of Common Stock), or of any consolidation or merger to which the Corporation is a party and for which approval of any stockholders of the Corporation is required, or of the sale or transfer of all or substantially all of the assets of the Corporation; or

              (iv) of the voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

    then, in any such case, the Corporation shall cause to be filed with the transfer agent or agents, if any, for the Series B Convertible Preferred Stock, and shall cause to be mailed to the holders of record of the outstanding shares of Series B Convert- ible Preferred Stock, at least 30 days (or 15 days in any case specified in clause (i) or (ii) above) prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, rights or warrants, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, rights or warrants are to be determined, or (y) the date on which such reclassification, consolidation, merger, sale, trans- fer, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up (but no failure to mail such notice or any defect therein or in the mailing thereof shall affect the validity of the corporate action required to be specified in such notice).

              (n) The Corporation shall at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued Common Stock, for the purpose of effecting the conversion of shares of Series B Convertible Preferred Stock, the full number of shares of Common Stock then deliverable upon the conversion of all shares of Series B Convertible Preferred Stock then outstanding.

              (o) No fractional shares of Common Stock shall be issued upon conversion, but, instead of any fraction of a share which would otherwise be issuable, the Corporation shall pay a cash adjustment in respect of such fraction in an amount equal to the same fraction of the market price per share of Common Stock (as determined in good faith by the Board of Directors or in any manner prescribed by the Board of Directors) at the close of business on the day of conversion.


              (p) The Corporation will pay any and all taxes that may be payable in respect of the issue or delivery of shares of Common Stock on conversion of shares of Series B Convertible Preferred Stock pursuant hereto. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series B Convertible Preferred Stock so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax, or has established to the satisfaction of the Corporation that such tax has been paid.

              (q) For the purpose of this Section 8, the term "Common Stock" shall include any stock of any class of the Corporation which has no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquida- tion, dissolution or winding up of the Corporation and which is not subject to redemption by the Corporation. However, shares issuable on conversion of shares of Series B Convertible Pre- ferred Stock shall include only shares of the class designated as Common Stock of the Corporation as of July 31, 1993, or shares of any class or classes resulting from any reclassifica- tion or reclassifications thereof and which have no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation and which are not subject to redemption by the Corporation; provided that if at any time there shall be more than one such resulting class, the shares of each such class then so issuable shall be substantially in the proportion which the total number of shares of such class resulting from all such reclassifications bears to the total number of shares of all such classes resulting from all such reclassifications.

              (r) In any case in which this Section 8 shall require that an adjustment shall become effective on the day following a record date for an event, the Corporation may defer until the occurrence of such event (i) issuing to the holder of any share of Series B Convertible Preferred Stock, if such share is con- verted after such record date and before the occurrence of such event, the additional Common Stock (and associated Elected Corporation Dividend or Cash Equivalent, if any) issuable upon such conversion by reason of the adjustment required by such event over and above Common Stock (and associated Elected Corpo- ration Dividend or Cash Equivalent, if any) issuable upon such conversion before giving effect to such adjustment and (ii) pay- ing to such holders any amount in cash in lieu of a fractional share of Common Stock pursuant to paragraph (p) of this Section 8; provided that upon request of any such holder, the Corpo- ration shall deliver to such holder a due bill or other ap- propriate instrument evidencing such holder's right to receive such additional Common Stock and such cash, upon the occurrence of the event requiring such adjustment.

         9. Sinking Fund. The Series B Convertible Preferred Stock shall not be subject to any right of mandatory payment or prepayment (except for liquidation, dissolution or winding up of the Corporation) or to any sinking fund.

         10. Ranking. The Series B Convertible Preferred Stock shall rank on a parity with the Corporation's 8.125% Cumulative Preferred Stock, Series A and $45,000 Cumulative Redeemable Preferred Stock, Series Z with respect to dividends and distributions of assets upon liquidation, dissolution or winding up of the Corporation.

         11. Exchanges. Certificates representing shares of Series B Convertible Preferred Stock shall be exchangeable, at the option of the holder, for a new certificate or certificates of the same or different denominations representing in the aggregate the same number of shares of Series B Convertible Preferred Stock.

         L. $ 4.53 ESOP CONVERTIBLE PREFERRED STOCK, SERIES C

         1. Designation, Issuance and Transfer. (a) There shall be a series of Preferred Stock, the designation of which shall be "$4.53 ESOP Convertible Preferred Stock, Series C" (hereinafter called the "Series C Preferred Stock") and the number of authorized shares constituting the Series C Preferred Stock shall be eight million (8,000,000). Shares of the Series C Preferred Stock shall have a stated value of $53.25 per share. The number of authorized shares of the Series C Preferred Stock may be reduced by resolution duly adopted by the Board of Directors, or by a duly authorized committee thereof, and by the filing, pursuant to the provisions of the General Corporation Law of the State of Delaware, of a certificate of amendment to the Certificate of Incorporation of the Corporation, as theretofore amended, stating that such reduction has been so authorized, but the number of authorized shares of the Series C Preferred Stock shall not be increased.

         (b) Shares of Series C Preferred Stock shall be issued only to Shawmut Bank Connecticut, National Association, as trustee (the "Trustee") acting on behalf of the employee stock ownership feature of The Travelers Savings, Investment and Stock Ownership Plan, as amended from time to time or any successor to such plan (the "Plan"), or any successor trustee under the Plan. In the event of any transfer of shares of Series C Preferred Stock to any person other than the Trustee, other than a pledge of the shares of Series C Preferred Stock by the Trust in connection with the financing or refinancing of the purchase by the Trustee of shares of $4.53 Series A ESOP Convertible Preference Stock (without par value) of The Travelers Corporation (the "Series A Preference Stock"; such shares of Series A Preference Stock having been assumed by the Corporation and become shares of Series C Preferred Stock pursuant to the terms of such Series A Preference Stock) or of shares of Series C Preferred Stock, the shares of the Series C Preferred Stock so transferred, upon such transfer and without any further action by the Corporation or the holder, shall be automatically converted into shares of Common Stock on the terms otherwise provided for the conversion of shares of Series C Preferred Stock into shares of Common Stock pursuant to paragraph 4 of this Section L and no such transferee shall have any of the voting powers, preferences or rights of shares of Series C Preferred Stock hereunder, but rather, only the powers and rights pertaining to the Common Stock into which such shares of Series C Preferred Stock shall be so converted. Notwithstanding the foregoing provisions of this paragraph 1(b), shares of Series C Preferred Stock may be converted into shares of Common Stock as provided by paragraph 4 of this Section L and the shares of Common Stock issued upon such conversion may be transferred by the holder thereof as permitted by law.

         2. Dividend Rate. (a) Dividends on each share of the Series C Preferred Stock shall accrue from the date of its original issue (for purposes of this paragraph 2(a), the date of original issue of the Series C Preferred Stock shall be the date of commencement of the full quarterly period ending April 1, 1994) in the amount of $4.53 per annum per share (the "Rate"). Such dividends shall be cumulative from the date of original issue and shall be payable, when and as declared by the Board of Directors, out of assets legally available for such purpose, on January 1, April 1, July 1 and October 1 of each year, commencing April 1, 1994 (each such date being hereinafter individually a "Dividend Payment Date" and collectively the "Dividend Payment Dates"), except that if such date is a Sunday or legal holiday then such dividend shall be payable on the first immediately succeeding calendar day which is not a Sunday or legal holiday. Each such dividend shall be paid to the holders of record of shares of the Series C Preferred Stock as they appear on the books of the Corporation on such Dividend Payment Date, or such other date as shall be fixed by the Board of Directors as the record date. Dividends in arrears may be declared and paid at any time, without reference to any regular Dividend Payment Date, to holders of record on the payment date (which payment date may be fixed by the Board of Directors as the record date), or such other date as may be fixed by the Board of Directors as the record date.

        (b) Except as hereinafter provided, no dividends shall be declared or paid or set apart for payment on Preferred Stock of any other series ranking on a parity with the Series C Preferred Stock as to dividends and upon liquidation for any period unless full cumulative dividends have been or contemporaneously are declared and paid on the Series C Preferred Stock through the latest Dividend Payment Date. When dividends are not paid in full, as aforesaid, upon the shares of the Series C Preferred Stock and any such other series of Preferred Stock, all dividends declared upon shares of the Series C Preferred Stock and such other series of Preferred Stock shall be declared pro rata so that the amount of dividends declared per share on the Series C Preferred Stock and such other series of Preferred Stock shall in all cases bear to each other the same ratio that accrued dividends per share on the shares of the Series C Preferred Stock and such other series of Preferred Stock bear to each other. Holders of shares of the Series C Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of full cumulative dividends, as herein provided, on the Series C Preferred Stock. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series C Preferred Stock which may be in arrears.

        (c) So long as any shares of the Series C Preferred Stock are outstanding, no dividend (other than a dividend in Common Stock or in any other stock of the Corporation ranking junior to the Series C Preferred Stock as to dividends and upon liquidation and other than as provided in paragraph 2(b) of this Section L) shall be declared or paid or set aside for payment, and no other distribution shall be declared or made upon the Common Stock or upon any other stock of the Corporation ranking junior to or on a parity with the Series C Preferred Stock as to dividends or upon liquidation, nor shall any Common Stock nor any other stock of the Corporation ranking junior to or on a parity with the Series C Preferred Stock as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Corporation (except by conversion into or exchange for stock of the Corporation ranking junior to the Series C Preferred Stock as to dividends and upon liquidation), unless, in each case, the full cumulative dividends on all outstanding shares of the Series C Preferred Stock shall have been paid or contemporaneously are declared and paid through the latest Dividend Payment Date.

        (d) Dividends payable on the Series C Preferred Stock for any full quarterly period shall be computed by dividing the Rate by four (for purposes of this paragraph 2(d), the Series C Preferred Stock shall be deemed to have been outstanding for the full quarterly period ending April 1, 1994). Subject to the preceding sentence, dividends payable on the Series C Preferred Stock for any period less than a full quarterly period shall be computed on the basis of a 360-day year of 30-day months.

         3. Redemption. (a) The shares of Series C Preferred Stock shall not be redeemable before January 1, 1998 except as set forth in paragraphs 3(b), 3(c), 3(d) and 3(e) of this Section L. On or after January 1, 1998, the Corporation, at its sole option, may redeem the Series C Preferred Stock as a whole or in part at a price of $53.25 per share plus accrued and unpaid dividends thereon to the date fixed for redemption.

        (b) The shares of Series C Preferred Stock shall be redeemable by the Corporation, at its sole option, at any time and from time to time if there is a change in the Federal tax law of the United States of America which has the effect of precluding the Corporation from claiming any of the tax deductions for dividends paid on the Series C Preferred Stock when such dividends are used as provided under Section 404(k)(2) of the Internal Revenue Code of 1986, as amended, and as in effect on the date shares of Series C Preferred Stock are initially issued (for this purpose, such date of initial issuance being the date of the original issuance of the Series A Preference Stock), at the higher of (i) $53.25 per share plus accrued and unpaid dividends thereon to the date fixed for redemption or (ii) the fair market value per share of the Series C Preferred Stock as determined by an independent appraiser, appointed by the Trustee in accordance with the provisions of the Plan, as of the most recent Valuation Date, as defined in the Plan.

        (c) The shares of Series C Preferred Stock shall be redeemable in whole at any time upon the commencement of any action by a governmental authority having jurisdiction which may result in the divestiture or other material change in the business of the Corporation or any subsidiary by reason of the issuance of the Series C Preferred Stock. At such time as the shares of Series C Preferred Stock shall be redeemable pursuant to this paragraph 3(c), the Corporation, at its sole option, may redeem the Series C Preferred Stock at the following redemption prices per share plus, in each case, accrued and unpaid dividends thereon to the date fixed for redemption.

            If redeemed during the twelve-month period beginning January 1,


                Year       Price
                ----       -----
                1994       $55.52
                1995       $54.95
                1996       $54.38
                1997       $53.82

            and $53.25 if redeemed on or after January 1, 1998.

        (d) The shares of Series C Preferred Stock shall be redeemed by the Corporation at a redemption price which shall be the higher of (i) $53.25 per share plus accrued and unpaid dividends thereon to the date fixed for redemption or (ii) the fair market value per share of the Series C Preferred Stock as determined by an independent appraiser appointed by the Trustee in accordance with the provisions of the Plan, as of the most recent Valuation Date, as defined in the Plan, at the option of the holder, at any time and from time to time upon notice to the Corporation given not less than five business days prior to the date fixed by the holder in such notice for such redemption, upon certification by such holder to the Corporation, when and to the extent necessary for such holder to provide for distributions required to be made to participants under, or to satisfy an investment election provided to participants in accordance with, the Plan.

        (e) At the option of the holder, the shares of Series C Preferred Stock shall be redeemed in whole by the Corporation at a redemption price of $53.25 per share plus accrued and unpaid dividends thereon to the date fixed for redemption, at any time (i) upon a Change in Control of the Corporation or

            (ii) in the event that the Plan is not initially determined by the Internal Revenue Service to be qualified within the meaning of Sections 401(a) and 4975(e)(7) of the Internal Revenue Code of 1986, as amended, upon notice to the Corporation given not less than five business days prior to the date fixed by the holder in such notice for such redemption.

    For purposes of this paragraph (e), a "Change in Control" will be deemed to have occurred upon either of the following:

            (i) The date of public disclosure that any person or group of persons (excluding persons or entities affiliated with the Corporation) directly or indirectly acquires actual or beneficial ownership of 30% or more of the combined voting power of the Corporation's outstanding securities entitled to vote in the election of members of the Board of Directors, or the right to obtain such ownership; or

            (ii) The date Incumbent Directors cease to constitute a majority of the Board of Directors.

        Notwithstanding the foregoing, a Change in Control shall not be deemed to occur pursuant to (i) above solely because 30% or more of the combined voting power of the Corporation's outstanding securities entitled to vote in the election of members of the Board of Directors is acquired by a person, the majority interest in which is held, directly or indirectly, by the Corporation, or by one or more employee benefit plans maintained by the Corporation or an affiliated employer, the majority interest in which is held, directly or indirectly, by the Corporation.

        For the purposes of this definition, the term "person" shall have the same meaning as set forth in Section 3(a) of the Securities Exchange Act of 1934, as amended, and in the regulations promulgated thereunder.

        For purposes of this definition, the term "Incumbent Directors" shall mean the Board of Directors on December 31, 1993, to the extent that they continue to serve as members thereof. Any individual who becomes a member of such Board after December 31, 1993, if his or her election or nomination for election as a director was approved by a majority of the then Incumbent Directors, is an Incumbent Director.

            (f) Except with respect to subparagraph 3(e)(i) of this Section L, the Corporation, at its option, may make payment of the redemption price required upon redemption of shares of Series C Preferred Stock in cash or in shares of Common Stock, or in a combination of such shares and cash, any such shares of Common Stock to be valued for such purpose at the current market price as determined pursuant to paragraphs 4(d) and 9 of this Section L, provided, however, that in calculating the current market price, the five consecutive business days preceding and including the date of redemption shall be used. Payment of the redemption price required upon redemption of shares of Series C Preferred Stock pursuant to subparagraph 3(e)(i) of this Section L shall be made in cash.

            (g) In the event the Corporation shall redeem shares of the Series C Preferred Stock, notice of such redemption shall be given by first class mail, postage prepaid, mailed not less than 20 nor more than 60 days prior to the redemption date, to each holder of record of the shares to be redeemed, at such holder's address as the same appears on the books of the Corporation. Each such notice shall state: (i) the redemption date; (ii) the number of shares of the Series C Preferred Stock to be redeemed and, if fewer than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (iii) the redemption price; (iv) whether such payment shall be in cash or shares of Common Stock, or in a combination of such shares and cash; (v) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; (vi) that dividends on the shares to be redeemed will cease to accrue on such redemption date; and (vii) the conversion rights of the shares to be redeemed, the period within which conversion rights may be exercised, the conversion price and the number of shares of Common Stock issuable upon conversion of a share of Series C Preferred Stock at the time.

            (h) Notice having been mailed as aforesaid, from and after the redemption date (unless default shall be made by the Corporation in providing money or shares of Common Stock for the payment of the redemption price of the shares called for redemption) dividends on the shares of the Series C Preferred Stock so called for redemption shall cease to accrue, and said shares shall no longer be deemed to be outstanding, and all rights of the holders thereof as preferred stockholders of the Corporation (except the right to receive from the Corporation the redemption price) shall cease. Upon surrender in accordance with said notice of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors shall so require and the notice shall so state), such shares shall be redeemed by the Corporation at the redemption price aforesaid. In case fewer than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.

            (i) Any shares of the Series C Preferred Stock which shall at any time have been redeemed or repurchased by the Corporation, or surrendered to the Corporation upon conversion or otherwise acquired by the Corporation shall, upon such redemption, repurchase, surrender or other acquisition, be retired and thereafter have the status of authorized but unissued shares of Preferred Stock, without designation as to series until such shares are once more designated as part of a particular series by the Board of Directors or a duly authorized committee thereof.

            (j) Notwithstanding the foregoing provisions of this paragraph 3, unless the full cumulative dividends on all outstanding shares of the Series C Preferred Stock shall have been paid or contemporaneously are declared and paid through the latest Dividend Payment Date, no shares of the Series C Preferred Stock shall be redeemed, except at the option of the holder pursuant to paragraph 3(d) and paragraph 3(e) of this Section L, unless all outstanding shares of the Series C Preferred Stock are simultaneously redeemed, and the Corporation shall not purchase or otherwise acquire any shares of the Series C Preferred Stock; provided, however, that the foregoing shall not prevent the purchase or acquisition of shares of the Series C Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of the Series C Preferred Stock.

            (k) Any redemption, repurchase or other acquisition by, or any surrender upon conversion to, the Corporation of shares of Series C Preferred Stock may, to the extent required to be made out of funds legally available for such purpose, be made to the extent of any unreserved and unrestricted capital surplus attributable to such shares in addition to any other surplus, profits, earnings or other funds or amounts legally available for such purpose.

         4. Conversion. (a) The holder of any shares of the Series C Preferred Stock at his option may at any time (except that if any such shares shall have been called for redemption, then, as to such shares, such right shall terminate at the close of business on the date fixed for such redemption, unless default shall be made by the Corporation in providing money or shares of Common Stock for the payment of the redemption price of the shares called for redemption) convert the stated value of all such shares into a number of fully paid and nonassessable shares of Common Stock determined by dividing the stated value of the shares surrendered for conversion by the Conversion Price fixed or determined pursuant to paragraph 4(d) and paragraph 9 of this Section L. Such right shall be exercised by the surrender of the shares so to be converted to the Corporation at any time during normal business hours at the office of the Corporation, accompanied by written notice of such holder's election to convert and (if so required by the Corporation) by instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his duly authorized attorney, and transfer tax stamps or funds therefor, if required pursuant to paragraph 4(i) of this Section L.

         (b) As promptly as practicable after the surrender for conversion of the shares of the Series C Preferred Stock in the manner provided in paragraph 4(a) of this Section L and the payment in cash of any amount required by the provisions of paragraphs 4(a) and 4(h) of this Section L, the Corporation will deliver or cause to be delivered to or upon the written order of the holder of such shares, certificates representing the number of full shares of Common Stock issuable upon such conversion, issued in such name or names as such holder may direct. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares, and all rights of the holder of such shares as a holder of such shares shall cease at such time and the person or persons in whose name or names the certificates for such shares of Common Stock are to be issued shall be treated for all purposes as having become the record holder or holders thereof at such time and such conversion shall be at the Conversion Price (as hereinafter defined) in effect at such time; provided, however, that any such surrender and payment on any date when the stock transfer books of the Corporation shall be closed shall constitute the person or persons in whose name or names the certificates for such shares of Common Stock are to be issued as the record holder or holders thereof for all purposes immediately prior to the close of business on the next succeeding day on which such stock transfer books are opened and such conversion shall be at the Conversion Price in effect at such time on such succeeding day.

If the last day for the exercise of the conversion right shall be other than a business day, then such conversion right may be exercised on the next succeeding business day.

         (c) No adjustments in respect of dividends shall be made upon the conversion of the shares of the Series C Preferred Stock.

         (d) The initial Conversion Price shall be $66.21 per share of the Common Stock. The Conversion Price shall be subject to adjustment as provided in paragraph 9.

         (e) No fractional shares of stock shall be issued upon the conversion of shares of the Series C Preferred Stock. If any fractional interest in a share of Common Stock would, except for the provisions of this paragraph 4(e), be deliverable upon the conversion of shares, the Corporation shall in lieu of delivering the fractional share therefor, adjust such fractional interest by payment to the holder of such surrendered share or shares of an amount in cash equal

(computed to the nearest cent) to the current market value of such fractional interest, computed on the basis of the last reported sale price regular way of Common Stock on the New York Stock Exchange, or, if not reported for such Exchange, on the Composite Tape, on the business day prior to the date of conversion, or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked quotations on the New York Stock Exchange, or, if the Common Stock is not listed on such Exchange or no such quotations are available, the last sale price in the over-the-counter market reported by the National Association of Securities Dealers Automated Quotations System, or if not reported by such System, the average of the high bid and low asked quotations in the over-the-counter market as reported by National Quotation Bureau, Incorporated, or similar organization, or if no such quotations are available, the fair market price as determined by the Corporation (whose determination shall be conclusive).

         (f) The Corporation covenants that it will at all times reserve and keep available, solely for the purpose of issue upon conversion of the outstanding shares of the Series C Preferred Stock, such number of shares of Common Stock as shall be issuable upon the conversion of all such outstanding shares, provided that nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of (i) such reservation by reserving purchased shares of Common Stock which are held in the treasury of the Corporation and (ii) conversion of any shares of the Series C Preferred Stock by delivery of purchased shares of Common Stock which are held in the treasury of the Corporation.

The Corporation covenants that if any shares of Common Stock required to be reserved for purposes of conversion of the shares hereunder require registration with or approval of any governmental authority under any Federal or state law before such shares may be issued upon conversion, the Corporation will cause such shares to be duly registered or approved, as the case may be.

The Corporation will endeavor to list the shares of Common Stock required to be delivered upon conversion of shares prior to such delivery upon each national securities exchange upon which the outstanding Common Stock is listed at the time of such delivery.

The Corporation covenants that all shares of Common Stock which shall be issued upon conversion of the shares of Series C Preferred Stock will upon issue be fully paid and nonassessable.

         (g) Before taking any action which would cause an adjustment reducing the Conversion Price below the then par value of the Common Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at the Conversion Price as so adjusted.

         (h) The issuance of certificates for shares of Common Stock upon conversion or payment of the redemption price shall be made without charge for any stamp or other similar tax in respect of such issuance. However, if any such certificate is to be issued in a name other than that of the holder of the share or shares converted, the person or persons requesting the issuance thereof shall pay to the Corporation the amount of any tax which may be payable in respect of any transfer involved in such issuance or shall establish to the satisfaction of the Corporation that such tax has been paid.

         (i) Notwithstanding anything elsewhere contained in this Certificate of Incorporation, any funds which at any time shall have been deposited or set aside by the Corporation or on its behalf with any paying agent or otherwise for the purpose of paying dividends on or the redemption price of any of the shares of the Series C Preferred Stock and which shall not be required for such purposes because of the conversion of such shares, as provided in this paragraph 4, shall, upon delivery to the paying agent of evidence satisfactory to it of such conversion, after such conversion be repaid to the Corporation by the paying agent.

         (j) In case:

            (i) the Corporation shall take any action which would require an adjustment in the Conversion Price pursuant to paragraph 9 of this Section L; or

            (ii) the Corporation shall authorize the granting to the holders of its Common Stock of rights or warrants to subscribe for or purchase any shares of stock of any class or of any other rights and notice thereof shall be given to holders of Common Stock; or

            (iii) there shall be any capital reorganization or reclassification of the Common Stock (other than a subdivision or combination of the outstanding Common Stock and other than a change in par value or from par value to no par value or from no par value to par value of the Common Stock), or any consolidation or merger to which the Corporation is a party and for which approval of any stockholders of the Corporation is required, or any sale or transfer of all or substantially all of the assets of the Corporation; or

            (iv) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

        then the Corporation shall cause to be given to the holders of the shares of the Series C Preferred Stock at least ten days prior to the applicable date hereinafter specified, a notice of (x) the date on which a record is to be taken for the purpose of any distribution or grant to holders of Common Stock, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such distribution or grant are to be determined or (y) the date on which such reorganization, reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up. Failure to give such notice or any defect therein shall not affect the legality or validity of any proceedings described in clauses (i), (ii), (iii) or (iv) of this paragraph 4(j).

         5. Voting. The shares of the Series C Preferred Stock shall be entitled to vote for the election of directors and on all other matters submitted to a vote of stockholders of the Corporation. Each share of the Series C Preferred Stock shall be entitled to 1.3 votes per share when voting together as a single class with shares of Common Stock, such voting rights to be adjusted as the Conversion Price is adjusted pursuant to paragraphs 4(d) and 9 of this Section L. Such shares shall vote jointly as a single class with shares of Common Stock and not as a separate class except as otherwise expressly provided for in the General Corporation Law of the State of Delaware; provided, however, that whether or not the General Corporation Law of the State of Delaware so provides, the affirmative vote of the holders of at least two-thirds of the outstanding shares of the Series C Preferred Stock and all other series of Preferred Stock ranking on a parity with the Series C Preferred Stock as to dividends and upon liquidation, voting together as a class, shall be required for the Corporation to create a new class or increase an existing class of stock having rights in respect of the payment of dividends or in liquidation prior to the Series C Preferred Stock or any other series of Preferred Stock ranking on a parity with the Series C Preferred Stock as to dividends and upon liquidation, to issue any preferred stock of the Corporation ranking prior to the Series C Preferred Stock either as to dividends or upon liquidation, or to change the terms, limitations or relative rights or preferences of the Series C Preferred Stock or any other series of Preferred Stock ranking on a parity with the Series C Preferred Stock as to dividends and upon liquidation, either directly or by increasing the relative rights of the shares of another class. When the shares of Series C Preferred Stock are entitled to vote together with any other series of Preferred Stock, shares of Series C Preferred Stock shall be entitled to one vote per share.

         6. Liquidation Rights. (a) Upon the dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, the holders of the shares of the Series C Preferred Stock shall be entitled to receive out of the assets of the Corporation available for distribution to stockholders, before any payment or distribution shall be made on the Common Stock or on any other class of stock ranking junior to the Preferred Stock upon liquidation, the amount of $53.25 per share, plus accrued and unpaid dividends thereon to the date of final distribution.

         (b) Neither the sale, lease or exchange (for cash, shares of stock, securities or other consideration) of all or substantially all the property and assets of the Corporation nor the merger or consolidation of the Corporation into or with any other corporation or the merger or consolidation of any other corporation into or with the Corporation, shall be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, for the purposes of this paragraph 6.

         (c) After the payment to the holders of the shares of the Series C Preferred Stock of the full preferential amounts provided for in this paragraph 6, the holders of the Series C Preferred Stock as such shall have no right or claim to any of the remaining assets of the Corporation.

         (d) In the event the assets of the Corporation available for distribution to the holders of shares of the Series C Preferred Stock upon any dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, shall be insufficient to pay in full all amounts to which such holders are entitled pursuant to paragraph 6(a) of this Section L, no such distribution shall be made on account of any shares of any other series of Preferred Stock or any other class of stock of the Corporation, in either case ranking on a parity with the shares of the Series C Preferred Stock upon such dissolution, liquidation or winding up, unless proportionate distributive amounts shall be paid on account of the shares of the Series C Preferred Stock, ratably, in proportion to the full distributable amounts to which holders of all such parity shares are respectively entitled upon such dissolution, liquidation or winding up.

         7. Ranking. For purposes of the foregoing paragraphs 1 through 6 of this Section L, any stock of any class or classes of the Corporation shall be deemed to rank:

         (a) prior to the shares of the Series C Preferred Stock, either as to dividends or upon liquidation, if the holders of such class or classes shall be entitled to the receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, as the case may be, in preference or priority to the holders of shares of the Series C Preferred Stock;

         (b) on a parity with shares of the Series C Preferred Stock, either as to dividends or upon liquidation, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share or sinking fund provisions, if any, be different from those of the Series C Preferred Stock, if the holders of such stock shall be entitled to the receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, as the case may be, in proportion to their respective dividend rates or liquidation prices, without preference or priority, one over the other, as between the holders of such stock and the holders of shares of the Series C Preferred Stock; and

         (c) junior to shares of the Series C Preferred Stock, either as to dividends or upon liquidation, if such class or classes shall be Common Stock or if the holders of shares of the Series C Preferred Stock shall be entitled to receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, as the case may be, in preference or priority to the holders of shares of such class or classes.

Notwithstanding any other provision of this Section L or of Section M, the Series C Preferred Stock shall rank on a parity (within the meaning of paragraph 7(b) of this Section L) with the Corporation's 8.125% Cumulative Preferred Stock, Series A, 5.50% Convertible Preferred Stock, Series B, $45,000 Cumulative Redeemable Preferred Stock, Series Z and 9.25% Preferred Stock, Series D as to dividends and distributions of assets.

         8. Consolidation, Merger, etc. (a) In the event that the Corporation shall consummate any consolidation or merger or similar business combination, pursuant to which the outstanding shares of Common Stock are by operation of law exchanged solely for or changed, reclassified or converted solely into stock of any successor or resulting corporation (including the Corporation) that constitutes "qualifying employer securities" with respect to a holder of Series C Preferred Stock within the meaning of Section 409(1) of the Internal Revenue Code of 1986, as amended, and Section 407(d)(5) of the Employee Retirement Income Security Act of 1974, as amended, or any successor provisions of law, and, if applicable, for a cash payment in lieu of fractional shares, if any, the Series C Preferred Stock of such holder shall, in connection with such consolidation, merger or similar business combination, be assumed by and shall become preferred stock of such successor or resulting corporation, having in respect of such corporation, insofar as possible, the same powers, preferences and relative, participating, optional or other special rights (including the redemption rights provided by paragraph 3 of this Section L), and the qualifications, limitations or restrictions thereon, that the Series C Preferred Stock had immediately prior to such transaction, except that after such transaction each share of Series C Preferred Stock shall be convertible, otherwise on the terms and conditions provided by paragraph 4 of this Section L, into the number and kind of qualifying employer securities so receivable by a holder of the number of shares of Common Stock into which such Series C Preferred Stock could have been converted immediately prior to such transaction; provided, however, that if by virtue of the structure of such transaction, a holder of Common Stock is required to make an election with respect to the nature and kind of consideration to be received in such transaction, which election cannot practicably be made by the holders of the Series C Preferred Stock, then the Series C Preferred Stock shall, by virtue of such transaction and on the same terms as apply to the holders of Common Stock, be converted into or exchanged for the aggregate amount of stock, securities, cash or other property (payable in kind) receivable by a holder of the number of shares of Common Stock into which such Series C Preferred Stock could have been converted immediately prior to such transaction if such holder of Common Stock failed to exercise any rights of election to receive any kind or amount of stock, securities, cash or other property (other than such qualifying employer securities and a cash payment, if applicable, in lieu of fractional shares) receivable upon such transaction (provided that, if the kind or amount of qualifying employer securities receivable upon such transaction is not the same for each non-electing share, then the kind and amount so receivable upon such transaction for each non-electing share shall be the kind and amount so receivable per share by the plurality of the non-electing shares). The rights of the Series C Preferred Stock as preferred stock of such successor or resulting corporation shall successively be subject to adjustments pursuant to paragraphs 4 and 9 of this Section L after any such transaction as nearly equivalent as practicable to the adjustment provided for by such paragraph prior to such transaction. The Corporation shall not consummate any such merger, consolidation or similar transaction unless all then outstanding Series C Preferred Stock shall be assumed and authorized by the successor or resulting corporation as aforesaid.

         (b) In the event that the Corporation shall consummate any consolidation or merger or similar business combination, pursuant to which the outstanding shares of Common Stock are by operation of law exchanged for or changed, reclassified or converted into other stock or securities or cash or any other property, or any combination thereof, other than any such consideration which is constituted solely of qualifying employer securities (as referred to in paragraph 8(a) of this Section L) and cash payments, if applicable, in lieu of fractional shares, outstanding shares of Series C Preferred Stock shall, without any action on the part of the Corporation or any holder thereof (but subject to paragraph 8(c) of this Section L), be automatically converted by virtue of such merger, consolidation or similar transaction immediately prior to such consummation into the number of shares of Common Stock into which such Series C Preferred Stock could have been converted at such time so that each share of Series C Preferred Stock shall, by virtue of such transaction and on the same terms as apply to the holders of Common Stock, be converted into or exchanged for the aggregate amount of stock, securities, cash or other property (payable in like kind) receivable by a holder of the number of shares of Common Stock into which such shares of Series C Preferred Stock could have been converted immediately prior to such transaction; provided, however, that if by virtue of the structure of such transaction, a holder of Common Stock is required to make an election with respect to the nature and kind of consideration to be received in such transaction, which election cannot practicably be made by the holder of the Series C Preferred Stock, then the Series C Preferred Stock shall, by virtue of such transaction and on the same terms as apply to the holders of Common Stock, be converted into or exchanged for the aggregate amount of stock, securities, cash or other property (payable in kind) receivable by a holder of the number of shares of Common Stock into which such Series C Preferred Stock could have been converted immediately prior to such transaction if such holder of Common Stock failed to exercise any rights of election as to the kind or amount of stock, securities, cash or other property receivable upon such transaction (provided that, if the kind or amount of stock, securities, cash or other property receivable upon such transaction is not the same for each non-electing share, then the kind and amount of stock, securities, cash or other property receivable upon such transaction for each non-electing share shall be the kind and amount so receivable per share by a plurality of the non-electing shares).

         (c) In the event the Corporation shall enter into any agreement providing for any consolidation or merger or similar business combination described in paragraph 8(b) of this Section L, then the Corporation shall as soon as practicable thereafter (and in any event at least ten business days before consummation of such transaction) give notice of such agreement and the material terms thereof to each holder of Series C Preferred Stock and each such holder shall have the right to elect, by written notice to the Corporation, to receive, upon consummation of such transaction (if and when such transaction is consummated), from the Corporation or the successor of the Corporation, in redemption of such Series C Preferred Stock, a cash payment equal to the following redemption prices per share, plus, in each case, accrued and unpaid dividends thereon to the date fixed for redemption.

         If redeemed during the twelve-month period beginning January 1,


                     Year                     Price
                     ----                     -----
                     1994   . . . .       $   55.52
                     1995   . . . .       $   54.95
                     1996   . . . .       $   54.38
                     1997   . . . .       $   53.82

         and $53.25 if redeemed on or after January 1, 1998.

No such notice of redemption shall be effective unless given to the Corporation prior to the close of business on the fifth business day prior to consummation of such transaction, unless the Corporation or the successor of the Corporation shall waive such prior notice, but any notice of redemption so given prior to such time may be withdrawn by notice of withdrawal given to the Corporation prior to the close of business on the fifth business day prior to consummation of such transaction.

         9. Anti-dilution Adjustments. (a) In the event the Corporation shall, at any time or from time to time while any of the Series C Preferred Stock is outstanding, (i) pay a dividend or make a distribution in respect of the Common Stock in shares of Common Stock, (ii) subdivide the outstanding shares of Common Stock or (iii) combine the outstanding shares of Common Stock into a smaller number of shares, in each case whether by reclassification of shares, recapitalization of the Corporation (including a recapitalization effected by a merger or consolidation to which paragraph 8 of this Section L does not apply) or otherwise, the Conversion Price in effect immediately prior to such action shall be adjusted by multiplying such Conversion Price by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately before such event, and the denominator of which is the number of shares of Common Stock outstanding immediately after such event. An adjustment made pursuant to this paragraph 9(a) shall be given effect, upon payment of such a dividend or distribution, as of the record date for the determination of stockholders entitled to receive such dividend or distribution (on a retroactive basis) and in the case of a subdivision or combination shall become effective immediately as of the effective date thereof.

         (b) In the event that the Corporation shall, at any time or from time to time while any of the Series C Preferred Stock is outstanding, issue to holders of shares of Common Stock as a dividend or distribution, including by way of a reclassification of shares or a recapitalization of the

Corporation, any right or warrant to purchase shares of Common Stock (but not including as such a right or warrant any security convertible into or exchangeable for shares of Common Stock) at a purchase price per share less than the Fair Market Value (as hereinafter defined) of a share of Common Stock on the date of issuance of such right or warrant, then, subject to the provisions of paragraphs 9(e) and 9(f) of this Section L, the Conversion Price shall be adjusted by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately before such issuance of rights or warrants plus the number of shares of Common Stock which could be purchased at the Fair Market Value of a share of Common Stock at the time of such issuance for the maximum aggregate consideration payable upon exercise in full of all such rights or warrants, and the denominator of which shall be the number of shares of Common Stock outstanding immediately before such issuance of rights or warrants plus the maximum number of shares of Common Stock that could be acquired upon exercise in full of all such rights and warrants.

         (c) In the event the Corporation shall, at any time or from time to time while any of the shares of Series C Preferred Stock are outstanding, issue, sell or exchange shares of Common Stock (other than pursuant to any right or warrant to purchase or acquire shares of Common Stock (including as such a right or warrant any security convertible into or exchangeable for shares of Common Stock) and other than pursuant to any employee or director incentive or benefit plan or arrangement, including any employment, severance or consulting agreement, of the Corporation or any subsidiary of the Corporation heretofore or hereafter adopted) for a consideration having a Fair Market Value, on the date of such issuance, sale or exchange, less than the Fair Market Value of such shares on the date of issuance, sale or exchange, then, subject to the provisions of paragraphs 9(e) and 9(f) of this Section L, the Conversion Price shall be adjusted by multiplying such Conversion Price by a fraction, the numerator of which shall be the sum of (i) the Fair Market Value of all the shares of Common Stock outstanding on the day immediately preceding the first public announcement of such issuance, sale or exchange plus (ii) the Fair Market Value of the consideration received by the Corporation in respect of such issuance, sale or exchange of shares of Common Stock, and the denominator of which shall be the product of (x) the Fair Market Value of a share of Common Stock on the day immediately preceding the first public announcement of such issuance, sale or exchange multiplied by (y) the sum of the number of shares of Common Stock outstanding on such day plus the number of shares of Common Stock so issued, sold or exchanged by the Corporation. In the event the Corporation shall, at any time or from time to time while any Series C Preferred Stock is outstanding, issue, sell or exchange any right or warrant to purchase or acquire shares of Common Stock (including as such a right or warrant any security convertible into or exchangeable for shares of Common Stock), other than any such issuance to holders of shares of Common Stock as a dividend or distribution (including by way of a reclassification of shares or a recapitalization of the Corporation) and other than pursuant to any employee or director incentive or benefit plan or arrangement (including any employment, severance or consulting agreement) of the Corporation or any subsidiary of the Corporation heretofore or hereafter adopted, for a consideration having a Fair Market Value, on the date of such issuance, sale or exchange, less than the Non-Dilutive Amount (as hereinafter defined), then, subject to the provisions of paragraphs 9(e) and 9(f) of this Section L, the Conversion Price shall be adjusted by multiplying such Conversion Price by a fraction, the numerator of which shall be the sum of (i) the Fair Market Value of all the shares of Common Stock outstanding on the day immediately preceding the first public announcement of such issuance, sale or exchange plus (ii) the Fair Market Value of the consideration received by the Corporation in respect of such issuance, sale or exchange of such right or warrant plus
(iii) the Fair Market Value at the time of such issuance of the consideration which the Corporation would receive upon exercise in full of all such rights or warrants, and the denominator of which shall be the product of (x) the Fair Market Value of a share of Common Stock on the day immediately preceding the first public announcement of such issuance, sale or exchange multiplied by (y) the sum of the number of shares of Common Stock outstanding on such day plus the maximum number of shares of Common Stock which could be acquired pursuant to such right or warrant at the time of the issuance, sale or exchange of such right or warrant (assuming shares of Common Stock could be acquired pursuant to such right or warrant at such time).

         (d) In the event the Corporation shall, at any time or from time to time while any of the Series C Preferred Stock is outstanding, make an Extraordinary Distribution (as hereinafter defined) in respect of the Common Stock, whether by dividend, distribution, reclassification of shares or recapitalization of the Corporation (including a recapitalization or reclassification effected by a merger or consolidation to which paragraph 8 of this Section L does not apply) or effect a Pro Rata Repurchase (as hereinafter defined) of Common Stock, the Conversion Price in effect immediately prior to such Extraordinary Distribution or Pro Rata Repurchase shall, subject to paragraphs 9(e) and 9(f) of this Section L, be adjusted by multiplying such Conversion Price by a fraction, the numerator of which is the difference between (i) the product of (x) the number of shares of Common Stock outstanding immediately before such Extraordinary Distribution or Pro Rata Repurchase multiplied by (y) the Fair Market Value of a share of Common Stock on the day before the ex-dividend date with respect to an Extraordinary Distribution which is paid in cash and on the distribution date with respect to an Extraordinary Distribution which is paid other than in cash, or on the applicable expiration date (including all extensions thereof) of any tender offer which is a Pro Rata Repurchase, or on the date of purchase with respect to any Pro Rata Repurchase which is not a tender offer, as the case may be, and (ii) the Fair Market Value of the Extraordinary Distribution minus the aggregate amount of regularly scheduled quarterly dividends declared by the Board of Directors and paid by the Corporation in the twelve months immediately preceding such Extraordinary Distribution or the aggregate purchase price of the Pro Rata Repurchase, as the case may be, and the denominator of which shall be the product of (a) the number of shares of Common Stock outstanding immediately before such Extraordinary Distribution or Pro Rata Repurchase minus, in the case of a Pro Rata Repurchase, the number of shares of Common Stock repurchased by the Corporation multiplied by (b) the Fair Market Value of a share of Common Stock on the day before the ex-dividend date with respect to an Extraordinary Distribution which is paid in cash and on the distribution date with respect to an Extraordinary Distribution which is paid other than in cash, or on the applicable expiration date (including all extensions thereof) of any tender offer which is a Pro Rata Repurchase or on the date of purchase with respect to any Pro Rata Repurchase which is not a tender offer, as the case may be. The Corporation shall send each holder of Series C Preferred Stock (i) notice of its intent to make any Extraordinary Distribution and (ii) notice of any offer by the Corporation to make a Pro Rata Repurchase, in each case at the same time as, or as soon as practicable after, such offer is first communicated (including by announcement of a record date in accordance with the rules of any stock exchange on which the Common Stock is listed or admitted to trading) to holders of Common Stock. Such notice shall indicate the intended record date and the amount and nature of such dividend or distribution, or the number of shares subject to such offer for a Pro Rata Repurchase and the purchase price payable by the Corporation pursuant to such offer, as well as the Conversion Price and the number of shares of Common Stock into which a share of Series C Preferred Stock may be converted at such time.

         (e) Notwithstanding any other provisions of this paragraph 9, the Corporation shall not be required to make any adjustment to the Conversion Price unless such adjustment would require an increase or decrease of at least one percent (1%) in the Conversion Price. Any lesser adjustment shall be carried forward and shall be made no later than the time of, and together with, the next subsequent adjustment which, together with any adjustment or adjustments so carried forward, shall amount to an increase or decrease of at least one percent (1%) in the Conversion Price.

         (f) If the Corporation shall make any dividend or distribution on the Common Stock or issue any Common Stock, other capital stock or other security of the Corporation or any rights or warrants to purchase or acquire any such security, which transaction does not result in an adjustment to the Conversion Price pursuant to the foregoing provisions of this paragraph 9, the Board of Directors shall consider whether such action is of such a nature that an adjustment to the Conversion Price should equitably be made in respect of such transaction. If in such case the Board of Directors determines that an adjustment to the Conversion Price should be made, an adjustment shall be made effective as of such date, as determined by the Board of Directors. The determination of the Board of Directors as to whether an adjustment to the Conversion Price should be made pursuant to the foregoing provisions of this paragraph 9(f), and, if so, as to what adjustment should be made and when, shall be final and binding on the Corporation and all stockholders of the Corporation. The Corporation shall be entitled to make such additional adjustments in the Conversion Price, in addition to those required by the foregoing provisions of this paragraph 9, as shall be necessary in order that any dividend or distribution in shares of capital stock of the Corporation, subdivision, reclassification or combination of shares of stock of the Corporation or any recapitalization of the Corporation shall not be taxable to the holders of the Common Stock.

         (g) For purposes of this paragraph 9 the following definitions shall apply:

        "Business Day" shall mean each day that is not a Saturday, Sunday or a day on which state or federally chartered banking institutions in New York, New York are not required to be open.

        "Current Market Price" of publicly traded shares of Common Stock or any other class of capital stock or other security of the Corporation or any other issuer for any day shall mean the last reported sales price, regular way, or, in the event that no sale takes place on such day, the average of the reported closing bid and asked prices, regular way, in either case as reported on the New York Stock Exchange Composite Tape or, if such security is not listed or admitted to trading on the New York Stock Exchange, on the principal national securities exchange on which such security is listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, on the NASDAQ National Market System or, if such security is not quoted on such National Market System, the average of the closing bid and asked prices on each such day in the over-the-counter market as reported by NASDAQ or, if bid and asked prices for such security on each such day shall not have been reported through NASDAQ, the average of the bid and asked prices for such day as furnished by any New York Stock Exchange member firm regularly making a market in such security selected for such purpose by the Board of Directors or a committee thereof, in each case, on each trading day during the Adjustment Period.

        "Adjustment Period" shall mean the period of five consecutive trading days preceding, and including, the date as of which the Fair Market Value of a security is to be determined. The "Fair Market Value" of any security which is not publicly traded or of any other property shall mean the fair value thereof as determined by an independent investment banking or appraisal firm experienced in the valuation of such securities or property selected in good faith by the Board of Directors or a committee thereof, or, if no such investment banking or appraisal firm is in the good faith judgment of the Board of Directors or such committee available to make such determination, as determined in good faith by the Board of Directors or such committee.

        "Extraordinary Distribution" shall mean any dividend or other distribution to holders of Common Stock (effected while any shares of the Series C Preferred Stock are outstanding) (i) of cash, where the aggregate amount of such cash dividend or distribution together with the amount of all cash dividends and distributions made during the preceding period of 12 months, when combined with the aggregate amount of all Pro Rata Repurchases (for this purpose, including only that portion of the aggregate purchase price of such Pro Rata Repurchases which is in excess of the Fair Market Value of the Common Stock repurchased as determined on the applicable expiration date (including all extensions thereof) of any tender offer or exchange offer which is a Pro Rata Repurchase, or the date of purchase with respect to any other Pro Rata Repurchase which is not a tender offer or exchange offer made during such period), exceeds twelve and one-half percent (12 1/2%) of the aggregate Fair Market Value of all shares of Common Stock outstanding on the day before the ex-dividend date with respect to such Extraordinary Distribution which is paid in cash and on the distribution date with respect to an Extraordinary Distribution which is paid other than in cash, and/or (ii) of any shares of capital stock of the Corporation (other than shares of Common Stock), other securities of the Corporation (other than securities of the type referred to in paragraphs 9(b) or 9(c) of this Section L), evidences of indebtedness of the Corporation or any other person or any other property (including shares of any subsidiary of the Corporation) or any combination thereof. The Fair Market Value of an Extraordinary Distribution for purposes of paragraph 9(d) of this Section L shall be equal to the sum of the Fair Market Value of such Extraordinary Distribution plus the amount of any cash dividends which are not Extraordinary Distributions made during such 12-month period and not previously included in the calculation of an adjustment pursuant to paragraph 9(d) of this Section L.

        "Fair Market Value" shall mean, as to shares of Common Stock or any other class of capital stock or securities of the Corporation or any other issuer which are publicly traded, the average of the Current Market Prices of such shares or securities for each day of the Adjustment Period.

        "Non-Dilutive Amount" in respect of an issuance, sale or exchange by the Corporation of any right or warrant to purchase or acquire shares of Common Stock (including any security convertible into or exchangeable for shares of Common Stock) shall mean the difference between (i) the product of the Fair Market Value of a share of Common Stock on the day preceding the first public announcement of such issuance, sale or exchange multiplied by the maximum number of shares of Common Stock which could be acquired on such date upon the exercise in full of such rights and warrants (including upon the conversion or exchange of all such convertible or exchangeable securities), whether or not exercisable (or convertible or exchangeable) at such date, and
    (ii) the aggregate amount payable pursuant to such right or warrant to purchase or acquire such maximum number of shares of Common Stock; provided, however, that in no event shall the Non-Dilutive Amount be less than zero. For purposes of the foregoing sentence, in the case of a security convertible into or exchangeable for shares of Common Stock, the amount payable pursuant to a right or warrant to purchase or acquire shares of Common Stock shall be the Fair Market Value of such security on the date of the issuance, sale or exchange of such security by the Corporation.

        "Pro Rata Repurchase" shall mean any purchase of shares of Common Stock by the Corporation or any subsidiary thereof, whether for cash, shares of capital stock of the Corporation, other securities of the Corporation, evidences of indebtedness of the Corporation or any other person or any other property (including shares of a subsidiary of the Corporation), or any combination thereof, effected while any of the shares of Series C Preferred Stock are outstanding, pursuant to any tender offer or exchange offer subject to Section 13(e) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or any successor provision of law, or pursuant to any other offer available to substantially all holders of Common Stock; provided, however, that no purchases of shares by the Corporation or any subsidiary thereof made in open market transactions shall be deemed a Pro Rata Repurchase. For purposes of this paragraph 9(g), shares shall be deemed to have been purchased by the Corporation or any subsidiary thereof "in open market transactions" if they have been purchased substantially in accordance with the requirements of Rule 10b-18 as in effect under the Exchange Act, on the date Series C Preferred Stock is initially issued by the Corporation or on such other terms and conditions as the Board of Directors or a committee thereof shall have determined are reasonably designed to prevent such purchases from having a material effect on the trading market for the Common Stock.

         (h) Whenever an adjustment to the Conversion Price and the related voting rights of the Series C Preferred Stock is required pursuant to this paragraph 9, the Corporation shall forthwith place on file with the transfer agent for the Common Stock and with the Secretary of the Corporation, a statement signed by two officers of the Corporation stating the adjusted Conversion Price determined as provided herein and the resulting conversion ratio, and the voting rights (as appropriately adjusted), of the Series C Preferred Stock. Such statement shall set forth in reasonable detail such facts as shall be necessary to show the reason and the manner of computing such adjustment, including any determination of Fair Market Value involved in such computation. Promptly after each adjustment to the Conversion Price and the related voting rights of the Series C Preferred Stock, the Corporation shall mail a notice thereof and of the then prevailing conversion ratio to each holder of Series C Preferred Stock.

         M. 9.25% PREFERRED STOCK, SERIES D

         1. Designation; Issuance and Transfer. There shall be a series of Preferred Stock, the designation of which shall be "9.25% Preferred Stock, Series D" (hereinafter called the "Series D Preferred Stock") and the number of authorized shares constituting the Series D Preferred Stock shall be 7,500,000. Shares of the Series D Preferred Stock shall have a stated value of $50.00 per share. The number of authorized shares of the Series D Preferred Stock may be reduced by resolution duly adopted by the Board of Directors, or by a duly authorized committee thereof, and by the filing, pursuant to the provisions of the General Corporation Law of the State of Delaware, of a certificate of amendment to the Certificate of Incorporation, as theretofore amended, stating that such reduction has been so authorized, but the number of authorized shares of the Series D Preferred Stock shall not be increased.

         2. Dividend Rate. (a) Dividends on each share of the Series D Preferred Stock shall accrue from the date of its original issue (for purposes of this paragraph 2(a), the date of original issue of the Series D Preferred Stock shall be the date of commencement of the full quarterly period ending April 1, 1994) at a rate of 9.25% per annum per share (the "Rate") applied to the stated value of each such share. Such dividends shall be cumulative from the date of original issue and shall be payable, when and as declared by the Board of Directors, out of assets legally available for such purpose, on January 1, April 1, July 1 and October 1 of each year, commencing April 1, 1994 (each such date being hereinafter individually a "Dividend Payment Date" and collectively the "Dividend Payment Dates"), except that if such date is a Sunday or legal holiday then such dividend shall be payable on the first immediately succeeding calendar day which is not a Sunday or legal holiday. Each such dividend shall be paid to the holders of record of shares of the Series D Preferred Stock as they appear on the books of the Corporation on such record date, not exceeding 45 days preceding the payment date thereof, as shall be fixed by the Board of Directors. Dividends in arrears may be declared and paid at any time, without reference to any regular Dividend Payment Date, to holders of record on such record date, not exceeding 45 days preceding the payment date thereof, as may be fixed by the Board of Directors.

         (b) Except as hereinafter provided, no dividends shall be declared or paid or set apart for payment on Preferred Stock of any other series ranking on a parity with the Series D Preferred Stock as to dividends and upon liquidation for any period unless full cumulative dividends have been or contemporaneously are declared and paid on the Series D Preferred Stock through the latest Dividend Payment Date. When dividends are not paid in full, as aforesaid, upon the shares of the Series D Preferred Stock and any such other series of Preferred Stock, all dividends declared upon shares of the Series D Preferred Stock and such other series of Preferred Stock shall be declared pro rata so that the amount of dividends declared per share on the Series D Preferred Stock and such other series of Preferred Stock shall in all cases bear to each other the same ratio that accrued dividends per share on the shares of the Series D Preferred Stock and such other series of Preferred Stock bear to each other. Holders of shares of the Series D Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of full cumulative dividends, as herein provided, on the Series D Preferred Stock. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series D Preferred Stock which may be in arrears.

         (c) So long as any shares of the Series D Preferred Stock are outstanding, no dividend (other than a dividend in Common Stock or in any other stock of the Corporation ranking junior to the Series D Preferred Stock as to dividends and upon liquidation and other than as provided in paragraph 2(b) of this Section M) shall be declared or paid or set aside for payment, and no other distribution shall be declared or made upon the Common Stock or upon any other stock of the

Corporation ranking junior to or on a parity with the Series D Preferred Stock as to dividends or upon liquidation, nor shall any Common Stock nor any other stock of the Corporation ranking junior to or on a parity with the Series D Preferred Stock as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Corporation (except by conversion into or exchange for stock of the Corporation ranking junior to the Series D Preferred Stock as to dividends and upon liquidation) unless, in each case, the full cumulative dividends on all outstanding shares of the Series D Preferred Stock shall have been paid or contemporaneously are declared and paid through the latest Dividend Payment Date.

         (d) Dividends payable on each share of Series D Preferred Stock for any full quarterly period shall be computed by dividing the Rate by four and multiplying the quotient by the stated value of such share (for purposes of this paragraph 2(d), the Series D Preferred Stock shall be deemed to have been outstanding for the full quarterly period ending April 1, 1994). Subject to the preceding sentence, dividends payable on the Series D Preferred Stock for any period less than a full quarterly period shall be computed on the basis of a 360-day year of 30-day months.

         3. Redemption. (a) The shares of Series D Preferred Stock shall not be redeemable before July 1, 1997. On or after July 1, 1997, the Corporation, at its sole option, may redeem the Series D Preferred Stock as a whole or in part at a price of $50.00 per share plus accrued and unpaid dividends thereon to the date fixed for redemption.

         (b) In the event that fewer than all the outstanding shares of the Series D Preferred Stock are to be redeemed, the number of shares to be redeemed shall be determined by the Board of Directors and the shares to be redeemed shall be determined by lot or pro rata as may be determined by the Board of Directors or by any other method as may be determined by the Board of Directors in its sole discretion to be equitable, except that, notwithstanding such method of determination, the Corporation may redeem all shares of the Series D Preferred Stock owned by all stockholders of a number of shares not to exceed 100 as may be specified by the Corporation.

         (c) In the event the Corporation shall redeem shares of the Series D Preferred Stock, notice of such redemption shall be given by first class mail, postage prepaid, mailed not less than 30 nor more than 60 days prior to the redemption date, to each holder of record of the shares to be redeemed, at such holder's address as the same appears on the books of the Corporation. Each such notice shall state: (i) the redemption date; (ii) the number of shares of the Series D Preferred Stock to be redeemed and, if fewer than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (iii) the redemption price; (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date.

         (d) Notice having been mailed as aforesaid, from and after the redemption date (unless default shall be made by the Corporation in providing money for the payment of the redemption price of the shares called for redemption) dividends on the shares of the Series D Preferred Stock so called for redemption shall cease to accrue, and said shares shall no longer be deemed to be outstanding, and all rights of the holders thereof as stockholders of the Corporation (except the right to receive from the Corporation the redemption price) shall cease. Upon surrender in accordance with said notice of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors shall so require and the notice shall so state), such shares shall be redeemed by the Corporation at the redemption price aforesaid. In case fewer than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.

         (e) Any shares of the Series D Preferred Stock which shall at any time have been redeemed, repurchased or otherwise acquired by the Corporation shall, upon such redemption, repurchase or other acquisition, be retired and thereafter have the status of authorized but unissued shares of Preferred Stock, without designation as to series until such shares are once more designated as part of a particular series by the Board of Directors or a duly authorized committee thereof.

         (f) Notwithstanding the foregoing provisions of this paragraph 3, unless the full cumulative dividends on all outstanding shares of the Series D Preferred Stock shall have been paid or contemporaneously are declared and paid through the last Dividend Payment Date, no shares of the Series D Preferred Stock shall be redeemed unless all outstanding shares of the Series D Preferred Stock are simultaneously redeemed, and the Corporation shall not purchase or otherwise acquire any shares of the Series D Preferred Stock; provided, however, that the foregoing shall not prevent the purchase or acquisition of shares of the Series D Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of the Series D Preferred Stock.

         (g) Any redemption, repurchase or other acquisition by the Corporation of shares of Series D Preferred Stock may, to the extent required to be made out of funds legally available for such purpose, be made to the extent of any unreserved and unrestricted capital surplus attributable to such shares in addition to any other surplus, profits, earnings or other funds or amounts legally available for such purpose.

         4. Voting. The shares of the Series D Preferred Stock shall not have any voting powers, either general or special, except that:

        (a) If on the date used to determine stockholders of record for any annual meeting of stockholders at which directors are to be elected, a Default in Preferred Dividends (as hereinafter defined) on the Series D Preferred Stock shall exist, the number of directors constituting the Board of Directors shall be increased by two, and the holders of the Series D Preferred Stock and all other series of Preferred Stock ranking on a parity with the Series D Preferred Stock as to dividends and upon liquidation and upon which like voting rights have been conferred and are exercisable (whether or not the holders of such other series of Preferred Stock would be entitled to vote for the election of directors if such Default in Preferred Dividends did not exist) shall have the right at such meeting, voting together as a single class without regard to series, to the exclusion of the holders of Common Stock, to elect two directors of the Corporation to fill such newly created directorships. Each director elected by the holders of shares of the Preferred Stock (herein called a "Preferred Director") as aforesaid shall continue to serve as such director for the full term for which he shall have been elected, notwithstanding that prior to the end of such term a Default in Preferred Dividends shall cease to exist. Any Preferred Director may be removed by, and shall not be removed except by, the vote of the holders of record of the outstanding shares of the Series D Preferred Stock and all other series of Preferred Stock ranking on a parity with the Series D Preferred Stock as to dividends and upon liquidation, voting together as a single class without regard to series, at a meeting of the stockholders, or of the holders of shares of such Preferred Stock, called for the purpose. So long as a Default in Preferred Dividends on the Preferred Stock shall exist (i) any vacancy in the office of a Preferred Director may be filled (except as provided in the following clause (ii)) by an instrument in writing signed by the remaining Preferred Director and filed with the Corporation and (ii) in the case of the removal of any Preferred Director, the vacancy may be filled by the vote of the holders of the outstanding shares of Preferred Stock entitled to vote with respect to the removal of such Preferred Director, voting together as a single class without regard to series, at the same meeting at which such removal shall be voted. Each director appointed as aforesaid by the remaining Preferred Director shall be deemed, for all purposes hereof, to be a Preferred Director. Whenever the term of office of the Preferred Directors shall end and no Default in Preferred Dividends shall exist, the number of directors constituting the Board of Directors shall be reduced by two. For the purposes hereof, a "Default in Preferred Dividends" on any series of Preferred Stock shall be deemed to have occurred whenever the amount of accrued and unpaid dividends upon such series of the Preferred Stock shall be equivalent to six full quarterly dividends or more, and, having so occurred, such default shall be deemed to exist thereafter until, but only until, all accrued dividends on all shares of the Preferred Stock of such series then outstanding shall have been paid through the last Dividend Payment Date;

        (b) Whether or not the General Corporation Law of the State of Delaware so provides, the affirmative vote of the holders of at least two-thirds of the outstanding shares of the Series D Preferred Stock and all other series of Preferred Stock ranking on a parity with the Series D Preferred Stock as to dividends and upon liquidation, voting together as a single class without regard to series, shall be required for the Corporation to create a new class or increase an existing class of stock having rights in respect of the payment of dividends or in liquidation prior to the Series D Preferred Stock or any other series of Preferred Stock ranking on a parity with the Series D Preferred Stock as to dividends and upon liquidation, or to change the terms, limitations or relative rights or preferences of the Series D Preferred Stock or any other series of Preferred Stock ranking on a parity with the Series D Preferred Stock as to dividends and upon liquidation, either directly or by increasing the relative rights of the shares of another class; and

        (c) Whether or not the General Corporation Law of the State of Delaware so provides, the affirmative vote of the holders of at least two-thirds of the outstanding shares of the Series D Preferred Stock voting together as a single class without regard to series with the holders of any one or more other series of Preferred Stock ranking on a parity with the Series D Preferred Stock as to dividends and upon liquidation and similarly affected shall be required for authorizing, effecting, or validating the amendment, alteration or repeal of any of the provisions of the Certificate of Incorporation or of any Certificate of Amendment thereof or any similar document (including any Certificate of Amendment or any similar document relating to any series of the Preferred Stock) which would adversely affect the preferences, rights or privileges of the Series D Preferred Stock.

        (d) Whether or not the General Corporation Law of the State of Delaware so provides, the affirmative vote of the holders of at least two-thirds of the outstanding shares of the Series D Preferred Stock and all other series of Preferred Stock ranking on a parity with the Series D Preferred Stock as to dividends and upon liquidation and upon which like voting rights have been conferred, voting together as a single class without regard to series, shall be required for the Corporation to issue any authorized shares of preferred stock of the Corporation ranking prior to the Series D Preferred Stock either as to dividends or upon liquidation.

         5. Liquidation Rights. (a) Upon the dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, the holders of the shares of the Series D Preferred Stock shall be entitled to receive and to be paid out of the assets of the Corporation available for distribution to stockholders, before any payment or distribution shall be made on the Common Stock or on any other class of stock ranking junior to the Preferred Stock upon liquidation, the amount of $50.00 per share, plus accrued and unpaid dividends thereon to the date of final distribution.

        (b) Neither the sale, lease or exchange (for cash, shares of stock, securities or other consideration) of all or substantially all the property and assets of the Corporation nor the merger or consolidation of the Corporation into or with any other corporation or the merger or consolidation of any other corporation into or with the Corporation, shall be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, for the purposes of this paragraph 5.

        (c) After the payment to the holders of the shares of the Series D Preferred Stock of the full preferential amounts provided for in this paragraph 5, the holders of the Series D Preferred Stock as such shall have no right or claim to any of the remaining assets of the Corporation.


        (d) In the event the assets of the Corporation available for distribution to the holders of shares of the Series D Preferred Stock upon any dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, shall be insufficient to pay in full all amounts to which such holders are entitled pursuant to paragraph 5(a) of this Section M, no such distribution shall be made on account of any shares of any other series of the Preferred Stock or any other class of stock of the Corporation ranking on a parity with the shares of the Series D Preferred Stock upon such dissolution, liquidation or winding up unless proportionate distributive amounts shall be paid on account of the shares of the Series D Preferred Stock, ratably, in proportion to the full distributable amounts to which holders of all such parity shares are respectively entitled upon such dissolution, liquidation or winding up.

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


         6. Ranking. For purposes of the foregoing paragraphs 1 through 5 of this Section M, any stock of any class or classes of the Corporation shall be deemed to rank:

            (a) prior to the shares of the Series D Preferred Stock, either as to dividends or upon liquidation, if the holders of such class or classes shall be entitled to the receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, as the case may be, in preference or priority to the holders of shares of the Series D Preferred Stock;

            (b) on a parity with shares of the Series D Preferred Stock, either as to dividends or upon liquidation, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share or sinking fund provisions, if any, be different from those of the Series D Preferred Stock, if the holders of such stock shall be entitled to the receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, as the case may be, in proportion to their respective dividend rates or liquidation prices, without preference or priority, one over the other, as between the holders of such stock and the holders of shares of the Series D Preferred Stock; and

            (c) junior to shares of the Series D Preferred Stock, either as to dividends or upon liquidation, if such class or classes shall be Common Stock or if the holders of shares of the Series D Preferred Stock shall be entitled to the receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, as the case may be, in preference or priority to the holders of shares of such class or classes.

         Notwithstanding any other provision of this Section M or of Section L, the Series D Preferred Stock shall rank on a parity (within the meaning of paragraph 6(b) of this Section M) with the Corporation's 8.125% Cumulative Preferred Stock, Series A, 5.50% Convertible Preferred Stock, Series B, $45,000 Cumulative Redeemable Preferred Stock, Series Z and Series C Preferred Stock as to dividends and distributions of assets.

         N. $45,000 CUMULATIVE REDEEMABLE PREFERRED STOCK, SERIES Z

         1. Designation and Number of Shares. The designation of such series shall be $45,000 Cumulative Redeemable Preferred Stock, Series Z (the "Series Z Preferred Stock"), and the number of shares constituting such series shall be 4,444. Shares of the Series Z Preferred Stock shall have a par value of $1.00 per share and the amount of $45,000 shall be the "liquidation value" of each share of the Series Z Preferred Stock. The number of authorized shares of Series Z Preferred Stock may be reduced (but not below the number of shares thereof then outstanding) by further resolution duly adopted by the Board of Directors or the Executive Committee and by the filing of a certificate pursuant to the provisions of the General Corporation Law of the State of Delaware stating that such reduction has been so authorized, but the number of authorized shares of Series Z Preferred Stock shall not be increased.

        2. Dividends. (a) Dividends on each share of Series Z Preferred Stock shall be payable with respect to each quarter ending on February 15, May 15, August 15 and November 15 of each year ("Quarterly Dividend Period"), in arrears, payable commencing on March 1, 1993 and on each June 1, September 1, December 1 and March 1 thereafter ("Dividend Payment Dates") with respect to the quarter then ended, at a rate per annum equal to the Applicable Rate (as defined in paragraph (b) of this Section 2) in effect during the Quarterly Dividend Period to which such dividend relates, multiplied by the liquidation value ($45,000) of each such share. Such dividends shall be cumulative from December 16, 1992 and shall be payable, when and as declared by the Board of Directors, out of assets legally available for such purpose, on each Dividend Payment Date as set forth above. Each such dividend shall be paid to the holders of record of shares of the Series Z Preferred Stock as they appear on the books of the Corporation on such record date, not exceeding 30 days preceding the payment date thereof, as shall be fixed in advance by the Board of Directors of the Corporation. Dividends in arrears for any past Quarterly Dividend Periods may be declared and paid at any time, without reference to any regular Dividend Payment Date, to holders of record on such date, not exceeding 45 days preceding the payment date thereof, as may be fixed by the Board of Directors of the Corporation.

        (b) Except as provided below in this paragraph, the "Applicable Rate" for any Quarterly Dividend Period shall be 85% of the daily average of the Dealer Offer Rates for 30-day Commercial Paper placed by dealers whose firm's bond ratings are AA or equivalent, as reported in the Federal Reserve Board statistical release designated H-15 and converted to a 360-day yield basis and rounded to two decimal places. The daily average shall be calculated by the treasurer of the Corporation, whose calculation shall be final and conclusive, by dividing (i) the sum of (A) for each day in the Quarterly Dividend Period for which such rate is so published, the Dealer Offered Rate for such date, and (B) for each day in the Quarterly Dividend Period for which such rate is not so published, the Dealer Offered Rate for the most recent date for which such rate was so published, by (ii) the number of days in the Quarterly Dividend Period. Dividends payable on the Series Z Preferred Stock for any period shall be computed on the basis of the actual number of days elapsed in the period for which such dividends are payable (whether a full or partial

    Quarterly Dividend Period) and based upon a year of 360 days. If the Corporation determines in good faith that for any reason the Applicable Rate cannot be determined for any Quarterly Dividend Period, then the Applicable Rate in effect for the preceding Quarterly Dividend Period shall be continued for such Quarterly Dividend Period.

         3. Redemption. (a) The Corporation, at its sole option, out of funds legally available therefor, may redeem shares of the Series Z Preferred Stock, as a whole or in part, at any time or from time to time, at a redemption price of $45,000 per share, plus, in each case, an amount equal to accrued and unpaid dividends thereon to the date fixed for redemption (the "Redemption Price").

         (b) In the event that fewer than all the outstanding shares of the Series Z Preferred Stock are to be redeemed, the shares to be redeemed from each holder of record shall be determined by lot or pro rata as may be determined by the Board of Directors or by any other method as may be determined by the Board of Directors in its sole discretion to be equitable.

         (c) In the event the Corporation shall redeem shares of the Series Z Preferred Stock, written notice of such redemption shall be given by first class mail, postage prepaid, mailed not less than 30 days prior to the redemption date, to each holder of record of the shares to be redeemed, at such holder's address as the same appears on the books of the Corporation. Each such notice shall state: (i) the redemption date; (ii) the number of shares of the Series Z Preferred Stock to be redeemed and, in the case of a partial redemption pursuant to Section 3(b) hereof, the identification (by the number of the certificate or otherwise) and the number of shares of Series Z Preferred Stock evidenced thereby to be redeemed; (iii) the Redemption Price; (iv) the place or places where certificates for such shares are to be surrendered for payment of the Redemption Price; and (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date.

         (d) If notice of redemption shall have been duly given, and if, on or before the redemption date specified therein, all funds necessary for such redemption shall have been set aside by the Corporation, separate and apart from its other funds, in trust for the pro rata benefit of the holders of the shares called for redemption, so as to be and continue to be available therefor, then, notwithstanding that any certificate for shares so called for redemption shall not have been surrendered for cancellation, all shares so called for redemption shall no longer be deemed outstanding on and after such redemption date, and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on redemption thereof, without interest.

         If such notice of redemption shall have been duly given or if the Corporation shall have given to the bank or trust company hereinafter referred to irrevocable authorization promptly to give such notice, and if on or before the redemption date specified therein the funds necessary for such redemption shall have been deposited by the Corporation with such bank or trust company in trust for the pro rata benefit of the holders of the shares called for redemption, then, notwithstanding that any certificate for shares so called for redemption shall not have been surrendered for cancellation, from and after the time of such deposit, all shares so called for redemption shall no longer be deemed to be outstanding and all rights with respect to such shares shall forthwith cease and terminate, except only the right of the holders thereof to receive from such bank or trust company at any time after the time of such deposit the funds so deposited, without interest. The aforesaid bank or trust company shall be a bank or trust company organized and in good standing under the laws of the United States of America or of the State of New York, doing business in the Borough of Manhattan, The City of New York, having capital surplus and undivided profits aggregating at least $50,000,000 according to its latest published statement of condition, and shall be identified in the notice of redemption. Any interest accrued on such funds shall be for the benefit of the Corporation. Any funds so set aside or deposited, as the case may be, and unclaimed at the end of one year from such redemption date shall, to the extent permitted by law, be released or repaid to the Corporation, after which repayment the holders of the shares so called for redemption shall look only to the Corporation for payment thereof.

         (e) Any shares of the Series Z Preferred Stock that shall at any time have been redeemed shall, after such redemption, have the status of authorized but unissued shares of Preferred Stock, without designation as to series until such shares are once again designated as part of a particular series by the Board of Directors.

         (f) Notwithstanding the foregoing provisions of this Section 3, unless the full cumulative dividends on all outstanding shares of the Series Z Preferred Stock shall have been paid or contemporaneously are declared and paid for all past Quarterly Dividend Periods, no shares of the Series Z Preferred Stock shall be redeemed unless all outstanding shares of the Series Z Preferred Stock are simultaneously redeemed, and neither the Corporation nor a subsidiary of the Corporation shall purchase or otherwise acquire for valuable consideration any shares of the Series Z Preferred Stock, provided, however, that the foregoing shall not prevent the purchase or acquisition of shares of the Series Z Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all the outstanding shares of the Series Z Preferred Stock and mailed to the holders of record of all such outstanding shares at such holders' addresses as the same appear on the books of the Corporation and provided further that if some, but less than all, of the shares of the Series Z Preferred Stock are to be purchased or otherwise acquired pursuant to such purchase or exchange offer and the number of shares so tendered exceeds the number of shares so to be purchased or otherwise acquired by the Corporation, the shares of the Series Z Preferred Stock so tendered will be purchased or otherwise acquired by the Corporation on a pro rata basis according to the number of such shares duly tendered by each holder so tendering shares of the Series Z Preferred Stock for such purchase or exchange.

         (g) If all the outstanding shares of the Series Z Preferred Stock shall not have been redeemed on or prior to September 15, 1998, each holder of the shares of the Series Z Preferred Stock remaining outstanding shall have the right to require that the Corporation repurchase such holder's shares, in whole, at a purchase price (the "Purchase Price") in cash equal to 100% of the liquidation value of such share, together with all accrued and unpaid dividends on such shares to the date of such repurchase (the "Repurchase Date"), in accordance with the procedures set forth below.

Within 30 days prior to September 15, 1998, the Corporation shall send by first-class mail, postage prepaid, to each holder of the shares of the Series Z Preferred Stock, at its address as the same appears on the books of the Corporation, a notice stating the Repurchase Date, which shall be no earlier than 45 days nor later than 60 days from the date such notice is mailed, and the instructions a holder must follow in order to have his shares of the Series Z Preferred Stock repurchased in accordance with this
Section 3. Holders electing to have shares of the Series Z Preferred Stock repurchased will be required to surrender the certificate or certificates representing such shares to the Corporation at the address specified in the notice at least five business days prior to the Repurchase Date.

         4. Conversion or Exchange; Sinking Fund. The holders of shares of the Series Z Preferred Stock shall not have any rights herein to convert such shares into, or exchange such shares for, shares of any other class or classes or of any other series of any class or classes of capital stock of the Corporation; nor shall the holders of shares of the Series Z Preferred Stock be entitled to the benefits of a sinking fund in respect of their shares of the Series Z Preferred Stock.

         5. Voting. (a) Except as otherwise provided in this Section 5 or as otherwise required by law, the Series Z Preferred Stock shall have no voting rights.

         (b) If six quarterly dividends (whether or not consecutive) payable on shares of Series Z Preferred Stock are in arrears at the time of the record date to determine stockholders for any annual meeting of stockholders of the Corporation, the number of directors of the Corporation shall be increased by two, and the holders of shares of Series Z Preferred Stock (voting separately as a class with the holders of shares of any one or more other series of Preferred Stock upon which like voting rights have been conferred and are exercisable) shall be entitled at such annual meeting of stockholders to elect two directors of the Corporation, with the remaining directors of the Corporation to be elected by the holders of shares of any other class or classes or series of stock entitled to vote therefor. In any such election, holders of shares of Series Z Preferred Stock shall have one vote for each share held.

At all meetings of stockholders at which holders of Preferred Stock shall be entitled to vote for Directors as a single class, the holders of a majority of the outstanding shares of all classes and series of capital stock of the Corporation having the right to vote as a single class shall be necessary to constitute a quorum, whether present in person or by proxy, for the election by such single class of its designated Directors. In any election of Directors by stockholders voting as a class, such Directors shall be elected by the vote of at least a plurality of shares held by such stockholders present or represented at the meeting. At any such meeting, the election of Directors by stockholders voting as a class shall be valid notwithstanding that a quorum of other stockholders voting as one or more classes may not be present or represented at such meeting.

         (c) Any director who has been elected by the holders of shares of Series Z Preferred Stock (voting separately as a class with the holders of shares of any one or more other series of Preferred Stock upon which like voting rights have been conferred and are exercisable) may be removed at any time, with or without cause, only by the affirmative vote of the holders of the shares at the time entitled to cast a majority of the votes entitled to be cast for the election of any such director at a special meeting of such holders called for that purpose, and any vacancy thereby created may be filled by the vote of such holders. If a vacancy occurs among the Directors elected by such stockholders voting as a class, other than by removal from office as set forth in the preceding sentence, such vacancy may be filled by the remaining Director so elected, or his or her successor then in office, and the

Director so elected to fill such vacancy shall serve until the next meeting of stockholders for the election of Directors.

         (d) The voting rights of the holders of Series Z Preferred Stock to elect Directors as set forth above shall continue until all dividend arrearages on the Series Z Preferred Stock have been paid or declared and set apart for payment. Upon the termination of such voting rights, the terms of office of all persons who may have been elected pursuant to such voting rights shall immediately terminate, and the number of directors of the Corporation shall be decreased by two.

         (e) Without the consent of the holders of shares entitled to cast at least two-thirds of the votes entitled to be cast by the holders of the total number of shares of Preferred Stock then outstanding, voting separately as a class without regard to series, with the holders of shares of Series Z Preferred Stock being entitled to cast one vote per share, the Corporation may not:

            (i) create any class of stock that shall have preference as to dividends or distributions of assets over the Series Z Preferred Stock; or

            (ii) alter or change the provisions of the Certificate of Incorporation (including any Certificate of Amendment or Certificate of Designation relating to the Series Z Preferred Stock) so as to adversely affect the powers, preferences or rights of the holders of shares of Series Z Preferred Stock; provided, however, that if such creation or such alteration or change would adversely affect the powers, preferences or rights of one or more, but not all, series of Preferred Stock at the time outstanding, such alteration or change shall require consent of the holders of shares entitled to cast at least two-thirds of the votes entitled to be cast by the holders of all of the shares of all such series so affected, voting as a class.

         6. Liquidation Rights. (a) Upon the dissolution, liquidation or winding up of the Corporation, the holders of the shares of the Series Z Preferred Stock shall be entitled to receive out of the assets of the Corporation available for distribution to stockholders, before any payment or distribution shall be made on the Common Stock or on any other class or series of stock ranking junior to shares of the Series Z Preferred Stock as to amounts distributable on dissolution, liquidation or winding up, $45,000 per share, plus an amount equal to all dividends (whether or not earned or declared) on such shares accrued and unpaid thereon to the date of final distribution.

         (b) Neither the merger or consolidation of the Corporation into or with any other corporation nor the merger or consolidation of any other corporation into or with the Corporation, shall be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, of the Corporation for the purpose of this Section 6.

         (c) After the payment to the holders of the shares of the Series Z Preferred Stock of the full preferential amounts provided for in this
Section 6, the holders of the Series Z Preferred Stock as such shall have no right or claim to any of the remaining assets of the Corporation.

         (d) In the event the assets of the Corporation available for distribution to the holders of shares of the Series Z Preferred Stock upon any dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, shall be insufficient to pay in full all amounts to which such holders are entitled pursuant to paragraph (a) of this
Section 6, the holders of shares of the Series Z Preferred Stock and of any shares of Preferred Stock of any series or any other stock of the Corporation ranking, as to the amounts distributable upon dissolution, liquidation or winding up, on a parity with the Series Z Preferred Stock, shall share ratably in any distribution in proportion to the full respective preferential amounts to which they are entitled.

         7. Ranking of Stock of the Corporation. In respect of the Series Z Preferred Stock, any stock of any class or classes of the Corporation shall be deemed to rank:

            (a) prior to the shares of the Series Z Preferred Stock or prior to the Series Z Preferred Stock, either as to dividends or upon liquidation, if the holders of such stock shall be entitled to either the receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, as the case may be, in preference or priority to the holders of shares of the Series Z Preferred Stock;

            (b) on a parity with shares of the Series Z Preferred Stock or on a parity with the Series Z Preferred Stock, either as to dividends or upon liquidation, whether or not the dividend rates, dividend payment dates, redemption amounts per share or liquidation values per share or sinking fund provisions, if any, are different from those of the Series Z Preferred Stock, if the holders of such stock shall be entitled to either the receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, as the case may be, in proportion to their respective dividend rates or liquidation values, without preference or priority, one over the other, as between the holders of such stock and the holders of shares of the Series Z Preferred Stock, provided in any such case such stock does not rank prior to the Series Z Preferred Stock; and

            (c) junior to shares of the Series Z Preferred Stock or junior to the Series Z Preferred Stock, as to dividends and upon liquidation, if such stock shall be Common Stock or if the holders of shares of the Series Z Preferred Stock shall be entitled to receipt of dividends and of amounts distributable upon dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, as the case may be, in preference or priority to the holders of such stock.

         The Series Z Preferred Stock is on a parity with the 8.125% Cumulative Preferred Stock, Series A, of the Corporation, heretofore authorized for issuance by the Corporation.

         8. Definition. When used herein, the term "subsidiary" shall mean any corporation a majority of whose voting stock ordinarily entitled to elect directors is owned, directly or indirectly, by the Corporation.

         9. Limitation on Dividends on Junior Stock. So long as any Series Z Preferred Stock shall be outstanding, without the consent of the holders of two-thirds of the shares of the Series Z Preferred Stock then outstanding the Corporation shall not declare any dividends on the Common Stock or any other stock of the Corporation ranking as to dividends or distributions of assets junior to the Series Z Preferred Stock (the Common Stock and any such other stock being herein referred to as "Junior Stock"), or make any payment on account of, or set apart money for, a sinking fund or other similar fund or agreement for the purchase, redemption or other retirement of any shares of Junior Stock, or make any distribution in respect thereof, whether in cash or property or in obligations or stock of the Corporation, other than a distribution of Junior Stock (such dividends, payments, setting apart and distributions being herein called "Junior Stock Payments"), unless the following conditions shall be satisfied at the date of such declaration in the case of any such dividend, or the date of such setting apart in the case of any such fund, or the date of such payment or distribution in the case of any other Junior Stock Payment:

            (a) full cumulative dividends shall have been paid or declared and set apart for payment on all outstanding shares of Preferred Stock other than Junior Stock; and

            (b) the Corporation shall not be in default or in arrears with respect to any sinking fund or other similar fund or agreement for the purchase, redemption or other retirement of any shares of Preferred Stock other than Junior Stock;

provided, however, that any funds theretofore deposited in any sinking fund or other similar fund with respect to any Preferred Stock in compliance with the provisions of such sinking fund or other similar fund may thereafter be applied to the purchase or redemption of such Preferred Stock

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


in accordance with the terms of such sinking fund or other similar fund regardless of whether at the time of such application full cumulative dividends upon shares of Series Z Preferred Stock outstanding to the last dividend payment date shall have been paid or declared and set apart for payment by the Corporation.

         10. Waiver, Modification and Amendment. Notwithstanding any other provisions relating to the Series Z Preferred Stock, any of the rights or benefits of the holders of the Series Z Preferred Stock may be waived, modified or amended with the consent of the holders of all of the then outstanding shares of Series Z Preferred Stock. Any such waiver, modification or amendment shall be deemed to have the same effect as satisfaction in full of any such right or benefit as though actually received by such holders.

         FIFTH: The Directors need not be elected by written ballot unless and to the extent the By-Laws so require.

         SIXTH: The books and records of the Corporation may be kept (subject to any mandatory requirement of law) outside the State of Delaware at such place or places as may be determined from time to time by or pursuant to authority granted by the Board of Directors or by the By-Laws.

         SEVENTH: (A) The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors, the exact number of directors to be determined from time to time by resolution adopted by affirmative vote of a majority of the entire Board of Directors. The directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. Class I directors shall be elected initially for a one-year term, Class II directors initially for a two-year term and Class III directors initially for a three-year term. At each succeeding annual meeting of stockholders beginning in 1989, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual meeting for the year in which his term expires and until his successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Any vacancy on the Board of Directors that results from an increase in the number of directors may be filled by a majority of the Board of Directors then in office, provided that a quorum is present, and any other vacancy occurring in the Board of Directors may be filled by a majority of the directors then in office, even if less than a quorum, or a sole remaining director. Any director elected to fill a vacancy not resulting from an increase in the number of directors

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


shall have the same remaining term as that of his predecessor. Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate of Incorporation applicable thereto, and such directors so elected shall not be divided into classes pursuant to this Article SEVENTH unless expressly provided by such terms.

         B. Notwithstanding any other provision of this Certificate of Incorporation, the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of the shares entitled to vote at an election of directors shall be required to amend, alter, change or repeal, or to adopt any provision as part of this Certificate of Incorporation inconsistent with the purpose and intent of, this Article SEVENTH.

         EIGHTH: A. In addition to any affirmative vote required by law or this Certificate of Incorporation or the By-Laws of the Corporation, and except as otherwise expressly provided in Section B of this Article EIGHTH, a Business Combination (as hereinafter defined) shall require the affirmative vote of not less than sixty-six and two-thirds percent (66 2/3%) of the votes entitled to be cast by the holders of all the then outstanding shares of Voting Stock (as hereinafter defined), voting together as a single class, excluding from such number of outstanding shares and from such required vote, Voting Stock beneficially owned by any Interested Stockholder (as hereinafter defined). Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage or separate class vote may be specified, by law or in any agreement with any national securities exchange or otherwise.

         B. The provisions of Section A of this Article EIGHTH shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote, if any, as is required by law or by any other provision of this Certificate of Incorporation or the By-Laws of the Corporation or otherwise, if all of the conditions specified in either of the following Paragraphs 1 or 2 are met; provided, however, that in the case of a Business Combination that does not involve the payment of consideration to the holders of the Corporation's outstanding Capital Stock (as hereinafter defined), then the provisions of Section A of this Article EIGHTH must be satisfied unless the conditions specified in the following Paragraph 1 are met:

         1. The Business Combination shall have been approved (and such approval not subsequently rescinded) by a majority of the Continuing Directors (as hereinafter defined), either specifically or as a transaction which is within an approved category of transactions with an Interested Stockholder. Such approval may be given prior to or subsequent to the acquisition of, or announcement or public disclosure of the intention to acquire, beneficial ownership of the Voting Stock that caused the Interested Stockholder to become an Interested Stockholder; provided, however, that approval shall be effective for the purposes of this

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


Paragraph 1 only if obtained at a meeting at which a Continuing Director Quorum (as hereinafter defined) was present; and provided further, that such approval may be rescinded by a majority of the Continuing Directors at any meeting at which a Continuing Director Quorum is present and which is held prior to consummation of the proposed Business Combination.

         2. All of the following conditions, if applicable, shall have been met:

         The aggregate amount of cash and the Fair Market Value (as hereinafter defined), as of the date of the consummation of the Business Combination (the "Consummation Date"), of consideration other than cash to be received per share by holders of shares of any class or series of outstanding Capital Stock in such Business Combination shall be at least equal to the amount determined, as applicable, under Paragraph 2(a) or 2(b) below:

            (a) if the Fair Market Value per share of such class or series of Capital Stock on the date of the first public announcement of the proposed Business Combination (the "Announcement Date") is less than the Fair Market Value per share of such class or series of Capital Stock on the date on which the Interested Stockholder became an Interested Stockholder (the "Determination Date"), an amount (the "Premium Capital Stock Price") equal to the sum of (i) the Fair Market Value per share of such class or series of Capital Stock on the Announcement Date plus (ii) the product of the Fair Market Value per share of such class or series of Capital Stock on the Announcement Date multiplied by the highest percentage premium over the closing sale price per share of such class or series of Capital Stock paid on any day by or on behalf of the Interested Stockholder for any share of such class or series of Capital Stock in connection with the acquisition by the Interested Stockholder of beneficial ownership of shares of such class or series of Capital Stock within the two-year period immediately prior to the Announcement Date or in the transaction in which it became an Interested Stockholder; provided, however, that if the Premium Capital Stock Price as determined above is greater than the highest per share price paid by or on behalf of the Interested Stockholder for any share of such class or series of Capital Stock in connection with the acquisition by the Interested Stockholder of beneficial ownership of shares of such class or series of Capital Stock within the two-year period immediately prior to the Announcement Date, the amount required under this Paragraph 2(a) shall be the higher of (A) such highest price paid by or on behalf of the Interested Stockholder, and (B) the Fair Market Value per share of such class or series of Capital Stock on the Announcement Date (the Fair Market Value and other prices per share of such class or series of Capital Stock referred to in this Paragraph 2(a) shall be in each case appropriately adjusted for any subsequent stock split, stock

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


        dividend, subdivision or reclassification with respect to such class or series of Capital Stock); or

         (b) if the Fair Market Value per share of such class or series of Capital Stock on the Announcement Date is greater than or equal to the Fair Market Value per share of such class or series of Capital Stock on the Determination Date, in each case as appropriately adjusted for any subsequent stock split, stock dividend, subdivision or reclassification with respect to such class or series of Capital Stock, a price per share equal to the Fair Market Value per share of such class or series of Capital Stock on the Announcement Date.

         The provisions of this Paragraph 2 shall be required to be met with respect to every class or series of outstanding Capital Stock which is the subject of the Business Combination whether or not the Interested Stockholder has previously acquired beneficial ownership of any shares of a particular class or series of Capital Stock.

         (c) After the Determination Date and prior to the Consummation Date of such Business Combination: (i) except as approved by a majority of the Continuing Directors at a meeting at which a Continuing Director Quorum is present, there shall have been no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) payable in accordance with the terms of any outstanding Capital Stock; (ii) there shall have been an increase in the annual rate of dividends paid on the Common Stock as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction that has the effect of reducing the number of outstanding shares of Common Stock, unless the failure so to increase such annual rate is approved by a majority of the Continuing Directors at a meeting at which a Continuing Director Quorum is present; and (iii) such Interested Stockholder shall not have become the beneficial owner of any additional shares of Capital Stock except as part of the transaction that results in such Interested Stockholders becoming an Interested Stockholder and except in a transaction that, after giving effect thereto, would not result in any increase in the Interested Stockholder's percentage beneficial ownership of any class or series of Capital Stock.

         (d) After the Determination Date, such Interested Stockholder shall not have received the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation, whether in anticipation of or in connection with such Business Combination or otherwise.


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


         (e) A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (the "Act") (or any subsequent provisions replacing such Act, rules or regulations), shall be mailed to all stockholders of the Corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions). The proxy or information statement shall contain on the first page thereof, in a prominent place, any statement as to the advisability (or inadvisability) of the Business Combination that the Continuing Directors, or any of them, may choose to make and, if deemed advisable by a majority of the Continuing Directors, the opinion of an investment banking firm selected by a majority of the Continuing Directors as to the fairness (or not) of the terms of the Business Combination from a financial point of view to the holders of the outstanding shares of Capital Stock other than the Interested Stockholder and its Affiliates or Associates (as hereinafter defined), such investment banking firm to be paid a reasonable fee for its services by the Corporation.

         (f) Such Interested Stockholder shall not have made any major change in the Corporation's business or equity capital structure without the approval of at least a majority of the Continuing Directors.

         C. The following definitions shall apply with respect to this Article EIGHTH:

         1. The term "Business Combination" shall mean:

            (a) any merger or consolidation of the Corporation or any Major Subsidiary (as hereinafter defined) with, or any sale, lease, exchange, transfer or other disposition of substantially all the assets or outstanding shares of capital stock of the Corporation or any Major Subsidiary with or for the benefit of, (i) any Interested Stockholder or (ii) any other company (whether or not itself an Interested Stockholder) which is or after such merger, consolidation or sale, lease, exchange, transfer or other disposition would be an Affiliate or Associate of an Interested Stockholder; or

            (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition or security arrangement, investment, loan, advance, guarantee, agreement to purchase, agreement to pay, extension of credit, joint venture participation or other arrangement (in one transaction or a series of transactions) with or for the benefit of any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder involving any assets, securities or

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


        commitments of the Corporation, any Major Subsidiary or any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder having an aggregate Fair Market Value and/or involving aggregate commitments of Twenty-Five Million dollars ($25,000,000) or more; or

            (c) any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries (as hereinafter defined) or any other transaction (whether or not with or otherwise involving an Interested Stockholder) that has the effect, directly or indirectly, of increasing the proportionate share of any class or series of Capital Stock, or any securities convertible into Capital Stock or into equity securities of any Subsidiary, that is beneficially owned by any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder; or

            (d) any agreement, contract or other arrangement providing for any one or more of the actions specified in the foregoing clauses
        (a) to (d);

provided, however, that no such aforementioned transaction shall be deemed to be a Business Combination subject to this Article EIGHTH if the Announcement Date of such transaction occurs more than eighteen months after the Determination Date with respect to such Interested Stockholder.

         2. The term "Capital Stock" shall mean all capital stock of the Corporation authorized to be issued from time to time under Article FOURTH of this Certificate of Incorporation, including, without limitation, the Common Stock, and the term "Voting Stock" shall mean all Capital Stock which by its terms may be voted on all matters submitted to stockholders of the Corporation generally.

         3. The term "person" shall mean any individual, firm, company or other entity and shall include any group comprised of any person and any other person with whom such person or any Affiliate or Associate of such person has any agreement, arrangement or understanding, directly or indirectly, for the purpose of acquiring, holding, voting or disposing of Capital Stock.

         4. The term "Interested Stockholder" shall mean any person (other than the Corporation or any Subsidiary and other than any profit- sharing, employee stock ownership or other employee benefit plan of the Corporation or any trustee of or fiduciary with respect to any such plan when acting in such capacity) who (a) is, or has announced or publicly disclosed a plan or intention to become, the beneficial owner of Voting Stock representing twenty-five percent (25%) or more of the votes entitled to be cast by the holders of all then outstanding shares of Voting Stock; or (b) is an Affiliate or Associate of the Corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner of Voting Stock representing twenty-five percent (25%)

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

or more of the votes entitled to be cast by the holders of all then outstanding shares of Voting Stock.

            5.  A person shall be a "beneficial owner" of any Capital Stock
(a) which such person or any of its Affiliates or Associates beneficially owns directly or indirectly; (b) which such person or any of its Affiliates or Associates has, directly or indirectly, (i) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (ii) the right to vote pursuant to any agreement, arrangement or understanding; or (c) which is beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Capital Stock. For the purposes of determining whether a person is an Interested Stockholder pursuant to Paragraph 4 of this Section C, the number of shares of Capital Stock deemed to be outstanding shall include shares deemed beneficially owned by such person through application of this Paragraph 5 of Section C, but shall not include any other shares of Capital Stock that may be reserved for issuance or issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

         6. The terms "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 under the Act as in effect on the date that this Article EIGHTH is approved and adopted by the Sole Incorporator (the term "registrant" in said Rule 12b-2 meaning in this case the Corporation); provided, however, that the terms "Affiliate" and "Associate" shall not include any profit-sharing, employee stock ownership or other employee benefit plan of the Corporation or any trustee of or fiduciary with respect to any such plan when acting in such capacity.

         7. The term "Subsidiary" means any company of which a majority of any class of equity security is beneficially owned by the Corporation; provided, however, that for the purposes of the definition of Interested Stockholder set forth in Paragraph 4 of this Section C, the term "Subsidiary" shall mean only a company of which a majority of each class of equity security is beneficially owned by the Corporation.

         8. The term "Major Subsidiary" means a Subsidiary having assets of twenty-five million dollars ($25,000,000) or more as reflected in the most recent fiscal year-end audited, or if unavailable, unaudited, consolidated balance sheet, prepared in accordance with applicable state insurance law with respect to Subsidiaries engaged in an insurance business, and in accordance with generally accepted accounting principles with respect to Subsidiaries engaged in a business other than an insurance business.

         9. The term "Continuing Director" means any member of the Board of Directors of the Corporation, while such person is a member of the Board of Directors, who is not an Affiliate or Associate or representative

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


of the Interested Stockholder and who was a member of the Board of Directors prior to the time that the Interested Stockholder became an Interested Stockholder, and any successor of a Continuing Director while such successor is a member of the Board of Directors, who is not an Affiliate or Associate or representative of the Interested Stockholder and who is recommended or elected to succeed the Continuing Director by a majority of the Continuing Directors; provided, however, that the term "Continuing Director" shall not include any officer of the Corporation or of any Affiliate or Associate of the Corporation.

         10. The term "Fair Market Value" means (a) in the case of cash, the amount of such cash; (b) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange-Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Act on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any similar system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by a majority of the Continuing Directors in good faith; and (c) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined in good faith by a majority of the Continuing Directors.

         11. The term "Continuing Director Quorum" means at least two (2) Continuing Directors capable of exercising the power conferred upon them under the provisions of the Certificate of Incorporation and By-Laws of the Corporation.

         12. In the event of any Business Combination in which the Corporation survives, the phrase "consideration other than cash to be received" as used in Paragraph 2 of Section B of this Article EIGHTH shall include the shares of Common Stock and/or the shares of any other class or series of Capital Stock retained by the holders of such shares.

         D. A majority of the Continuing Directors at a meeting at which a Continuing Director Quorum is present shall have the power and duty to determine the purposes of this Article EIGHTH, on the basis of information known to them after reasonable inquiry, and to determine all questions arising under this Article EIGHTH, including, without limitation, (a) whether a person is an Interested Stockholder, (b) the number of shares of Capital Stock or other securities beneficially owned by any person, (c) whether a person is an Affiliate or Associate of another, (d) whether the assets that are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination has, an aggregate Fair Market Value of twenty-five million dollars ($25,000,000) or


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


more as provided in Paragraph 1(b) of Section C of this Article EIGHTH and
(e) whether a Subsidiary is a Major Subsidiary. Any such determination made in good faith shall be binding and conclusive on all parties. In the event a Continuing Director Quorum cannot be attained at such meeting, all such determinations shall be made by the Delaware Court of Chancery.

         E. Nothing contained in this Article EIGHTH shall be construed to relieve any Interested Stockholder from any fiduciary obligation imposed by law.

         F. The fact that any Business Combination complies with the provisions of Section B of this Article EIGHTH shall not be construed to impose any fiduciary duty, obligation or responsibility on the Board of Directors, or any member thereof, to approve such Business Combination or recommend its adoption or approval to the stockholders of the Corporation, nor shall such compliance limit, prohibit or otherwise restrict in any manner the Board of Directors, or any member thereof, with respect to evaluations of or actions and responses taken with respect to such Business Combination.

         G. Notwithstanding any other provisions of this Certificate of Incorporation or the By-Laws of the Corporation (and notwithstanding the fact that a lesser percentage or separate class vote may be specified by law, this Certificate of Incorporation or the By-Laws of the Corporation), the affirmative vote of the holders of not less than sixty-six and two-thirds percent (66 2/3%) of the votes entitled to be cast by the holders of all the then outstanding shares of Voting Stock, voting together as a single class, excluding Voting Stock beneficially owned by any Interested Stockholder, shall be required to amend, alter, change or repeal, or adopt any provision as part of this Certificate of Incorporation inconsistent with the purpose and intent of, this Article EIGHTH; provided, however, that this Section G shall not apply to, and such sixty-six and two-thirds percent (66 2/3%) vote shall not be required for, any amendment, repeal or adoption recommended by the affirmative vote of at least seventy-five percent (75%) of the entire Board of Directors if all of such directors voting for such recommendation are persons who would be eligible to serve as Continuing Directors within the meaning of Section C, Paragraph 9 of this Article EIGHTH.

         NINTH: In furtherance and not in limitation of the powers conferred upon it by the laws of the State of Delaware, the Board of Directors shall have the power to adopt, amend, alter or repeal the Corporation's By-Laws. The affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the entire Board of Directors shall be required to adopt, amend, alter or repeal the Corporation's By-Laws. Notwithstanding any other provisions of this Certificate of Incorporation or the By-Laws of the Corporation (and notwithstanding the fact that a lesser percentage or separate class vote may be specified by law, this Certificate of Incorporation or the By-Laws of the Corporation), the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of the shares entitled to vote at an election of directors shall be required to adopt, amend, alter or repeal, or adopt any provision as part of this

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


Certificate of Incorporation inconsistent with the purpose and intent of, this Article NINTH.

         TENTH: No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

         ELEVENTH: Except as provided in Articles FOURTH, SEVENTH, EIGHTH and NINTH of this Certificate of Incorporation, the Corporation reserves the right to amend and repeal any provision contained in this Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware, and all rights of stockholders shall be subject to this reservation.

         THE UNDERSIGNED, being a Senior Vice President of the Corporation, does hereby certify that the Corporation has restated its Certificate of Incorporation as set forth above, does hereby certify that such restatement has been duly adopted by the Board of Directors of the Corporation in accordance with the applicable provisions of Section 245 of the General Corporation Law of the State of Delaware, and does hereby make and file this Restated Certificate of Incorporation.

Dated:  March 29, 1994



                                 /s/ Charles O. Prince, III
                               -------------------------------
                               Charles O. Prince, III
                               Senior Vice President


ATTEST:


  /s/ Mark J. Amrhein
----------------------------
Mark J. Amrhein
Assistant Secretary






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                                                              Exhibit 10.01


                        [Travelers Group Letterhead]



PERSONAL AND CONFIDENTIAL
-------------------------

August 14, 1997

Mr. Thomas W. Jones
114 Adams Lane
New Canaan, CT  06840

Dear Tom:

We are pleased to offer you employment as Vice Chairman of Travelers Group and Chairman and Chief Executive Officer of Smith Barney Asset Management, reporting to me. The term of your employment will commence on or about August 18, 1997.

Your compensation will consist of the following:

- salary, paid in accordance with the company's standard procedures in effect from time to time (currently semi-monthly), at an annual rate of $700,000, guaranteed at this annual rate through August 31, 2000.

- guaranteed level of incentive compensation for each of calendar years 1997 and 1998 of $1,300,000. Incentive compensation for 1999 and there-after will be discretionary. Incentive compensation is subject to participation in our Capital Accumulation Plan.

- a grant of 200,000 options on Travelers Group common stock, pursuant to the Travelers Group Stock Incentive Plan, with an exercise price based on the closing market price (composite transactions) on the day before you commence employment.

In addition, Travelers Group will make a three (3) year forgivable loan to you in the amount of $1,200,000 on a standard form of forgivable loan agreement.

Travelers Group offers a comprehensive employee benefits program which includes medical and dental coverage, life insurance, disability insurance, retirement plan, and 401(k) savings plan. You are eligible to participate in most of these plans on the first day your employment commences. An orientation to company benefits and other services will be provided at your convenience.

Mr. Thomas W. Jones
August 14, 1997
Page Two


This letter describes our offer of employment with our company. Any other discussions that you may have had with us are not part of our offer unless they are described in this letter or in the attached Travelers Group Principles of Employment.

Tom, we are all very excited about you joining our company. We look forward to your acceptance of our offer. Please indicate your acceptance of our offer below and return it to my office.

Sincerely,                     Accepted:


/s/ Sanford I. Weill           /s/ Thomas W. Jones
                               -------------------
                               Thomas W. Jones

:a-ml-v

                                                              Exhibit 10.02
                                                                    ANNEX A
                              TRAVELERS GROUP
                         CAPITAL ACCUMULATION PLAN

                      as amended through July 23, 1997

Section 1.  Purpose of the Plan.

    The name of this plan is TRAVELERS GROUP CAPITAL ACCUMULATION PLAN (the "Plan"). The purpose of the Plan is to enable TRAVELERS GROUP INC. (the "Company") and its Subsidiaries to attract, retain and motivate officers and certain other employees, to compensate them for their contributions to the growth and profits of the Company and to encourage ownership of stock in the Company on the part of such personnel. The Plan provides incentives to participating officers and certain other employees which are linked directly to increases in stockholder value and will therefore inure to the benefit of all stockholders of the Company.

Section 2.  Definitions.

    For purposes of the Plan, the following terms shall be defined as set forth below:

    "Board" means the Board of Directors of the Company.

    "Cause" shall mean (1) failure by a Participant to perform substantially his or her duties with the Company or a Subsidiary, after reasonable notice to the Participant of such failure; (2) conduct by a Participant that is in material competition with the Company or a Subsidiary or (3) conduct by a Participant that breaches his or her duty of loyalty to the Company or a Subsidiary, or that is materially injurious to the Company or a Subsidiary, monetarily or otherwise, which conduct shall include, but not be limited to (i) disclosing or misusing any confidential information pertaining to the Company or a Subsidiary; (ii) any attempt, directly or indirectly to induce any employee, agent, insurance agent, insurance broker or broker-dealer of the Company or any Subsidiary to be employed or perform services elsewhere or (iii) any attempt by a Participant directly or indirectly to solicit the trade of any customer or supplier or prospective customer or supplier of the Company or any Subsidiary or (iv) disparaging the Company, any Subsidiary or any of their respective officers or directors. The determination of whether any conduct, action or failure to act constitutes "Cause" shall be made by the Committee.

    "Code" means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder.

    "Committee" shall mean, with respect to Section 16(a) Persons, the Incentive Compensation Subcommittee, and with respect to all other Participants, either the

    Nominations, Compensation and Corporate Governance Committee or the Incentive Compensation Subcommittee, as the case may be.

    "Disability" shall have the meaning set forth on Schedule A.

    "Early Retirement" shall have the meaning set forth on Schedule A.

    "Eligible Employee" means an employee of the Company or any Subsidiary as described in Section 3.

    "Employment" shall mean continuous employment with the Company or a Subsidiary, or in the case of a consultant, advisor or agent, a continuous contractual association between such person and the Company or a Subsidiary.

    "Incentive Compensation Subcommittee" shall mean a subcommittee of the Nominations, Compensation and Corporate Governance Committee, appointed by the Nominations, Compensation and Corporate Governance Committee, the composition of which subcommittee shall satisfy the requirements of Rule 16b-3 under the Securities and Exchange Act of 1934, as amended (the "1934 Act"), with respect to grants to Section 16(a) Persons, and who also qualify, and remain qualified as "outside directors" as defined in Section 162(m) of the Code.

    "Incremental Shares" shall have the meaning set forth in Section 6(i).

    "Leave of Absence" shall have the meaning set forth in Schedule A.

    "Nominations, Compensation and Corporate Governance Committee" shall mean the Nominations, Compensation and Corporate Governance Committee appointed by the Board.

    "Options" mean non-qualified stock options to purchase shares of Stock which are not incentive stock options under Section 422 of the Code and which are granted under Section 6 herein.

    "Participant" means an Eligible Employee selected by the Committee, pursuant to the Committee's authority in Section 7, to receive an award of Restricted Stock.

    "Related Employment" means the employment of an individual by an employer which is neither the Company nor a Subsidiary provided (i) such employment is undertaken by the individual at the request of the Company or a Subsidiary, (ii) immediately prior to undertaking such employment, the individual was an officer or employee of the Company or a Subsidiary, or was engaged in Related Employment as herein defined and (iii) such employment is recognized by the Committee, in its sole discretion, as Related Employment for purposes of this Plan.

    "Restricted Stock" means an award of shares of Stock that is subject to the restrictions set forth in Section 5.

    "Retirement" shall have the meaning set forth in Schedule A.

    "Section 16(a) Person" means any officer or director of the Company or any Subsidiary who is subject to the reporting requirements of Section 16(a) of the 1934 Act.

    "Stock" means the common stock of the Company.

    "Subsidiary" means any entity at least one-half of whose outstanding voting stock, or beneficial ownership for entities other than corporations, is owned, directly or indirectly, by the Company, or which is otherwise controlled directly or indirectly by the Company.

Section 3.  Eligibility and Participation.

    Officers and certain other employees of the Company and its Subsidiaries who are responsible for or contribute to the management, growth and/or profitability of the Company or its Subsidiaries shall be eligible to participate in the Plan. The Participants under the Plan shall be selected from time to time by the Committee, in its sole discretion, from among Eligible Employees.


Section 4.  Amount and Form of Awards.

    (a) Awards under the Plan shall be determined by the Committee and will be granted at such time as the Committee may in its sole discretion determine. The Committee may also, in its sole discretion, provide for alternative methods for grants of awards. A Participant will receive such award in Restricted Stock or, alternatively, and, if so elected by the Participant and determined by the Committee pursuant to Section 6, a portion of such award may be received in Options.

    (b) The maximum number of shares of Stock which may be issued under the Plan, either as Restricted Stock or pursuant to the exercise of Options, shall be not more than 82 million shares of Stock, plus, to the extent of repurchases of Stock after April 24, 1996, up to an additional 20 million shares of Stock, subject to adjustment as provided in Section 8, and such shares may be authorized but unissued shares, or previously issued shares reacquired by the Company, or both. In the event Restricted Stock is forfeited, or an outstanding Option is terminated, expires or is canceled, prior to the end of the period during which the restrictions on Restricted Stock expire, or the Options can be exercised, the shares of Stock called for by such award of Restricted Stock or the unexercised portion of the Option award will become available for future awards.

Section 5.  Restricted Stock.

    (a) The number of shares of Restricted Stock awarded to a Participant under the Plan will be determined by a formula or formulas approved by the Committee. In order to reflect the impact of the restrictions on the value of the Restricted Stock, as well as the possibility of forfeiture of Restricted Stock, the fair market value of Stock shall be discounted at a rate of 25% in determining the number of shares of Restricted Stock to be awarded. The Committee may, where it deems appropriate, and in its sole discretion, provide for an alternative discount rate. For purposes of this Plan, the fair market value of Stock for an award will be the average of the Stock's closing prices on the Composite Tape of the New York Stock Exchange Inc. ("NYSE") for the five trading days prior to the date of the award. The dollar value of an award will be divided by the discounted market value to determine the number of shares of Restricted Stock in an award. The value of fractional shares will be paid in cash. In the event the Committee provides for alternative methods for grants of awards, the Committee, in its sole discretion, may provide for alternative methods of determining the fair market value of Stock for such awards, and may also provide for alternative forfeiture provisions.

    (b) Unless the Committee determines otherwise, a Participant shall not have any rights with respect to an award, unless or until such Participant has executed an agreement evidencing the award (a "Restricted Stock Award Agreement") and has delivered a fully executed copy thereof to the Company. Each Participant who is awarded Restricted Stock may, but need not, be issued a stock certificate in respect of such shares of Restricted Stock. A "book entry" (i.e., a computerized or manual entry) shall be made in the records of the Company to evidence an award of shares of Restricted Stock to a Participant where no certificate is issued in the name of the Participant. Such Company records shall, absent manifest error, be binding on the Participants. Each certificate, if any, registered in the name of a Participant shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such award, substantially in the following form:

    "The transferability of the certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the Travelers Group Capital Accumulation Plan and a Restricted Stock Award Agreement entered into between the registered owner and Travelers Group Inc. Copies of such Plan and Agreement are on file in the offices of Travelers Group Inc."


    The Committee shall require that any stock certificate issued in the name of a Participant evidencing shares of Restricted Stock be held in the custody of the Company until the restrictions thereon shall have lapsed, and that, as a condition of such issuance of a certificate for Restricted Stock, the Participant shall have delivered a stock power, endorsed in blank, relating to the shares covered by such certificate.

    (c) The shares of Restricted Stock awarded pursuant to this Section 5 shall be subject to the following restrictions and conditions:

        (i) Subject to the provisions of the Plan and the Restricted Stock Award Agreements, during the two-year period (together with any extensions thereof approved as provided herein) commencing on the date of the award (the "Restricted Period"), the Participant shall not be permitted to sell, transfer, pledge or assign shares of Restricted Stock awarded under the Plan. The Committee may, in its sole discretion, (x) initially provide for an alternative Restricted Period or alter the two-year Restricted Period for a previously granted award (provided that the Committee may not extend the Restricted Period for a previously granted award without the Participant's written consent),
    (y) during any extension of such Restricted Period, provide for alternative restrictions, and (z) provide for the lapse of any such restrictions in installments and accelerate or waive any such restrictions in whole or in part based on such factors and such circumstances as the Committee may determine, in its sole discretion, including, but not limited to, the Participant's Retirement, termination, death or Disability. The terms, conditions and restrictions applicable to shares of Restricted Stock in the event of a Participant's termination of Employment, death, Disability, Retirement, Related Employment and/or Leave of Absence are set forth on Schedule A attached hereto and made a part hereof, which terms, conditions and restrictions remain subject to amendment from time to time by the Committee.

        (ii) Unless the Committee in its sole discretion shall determine otherwise at or prior to the time of the grant of any award, the Participant shall have the right to direct the vote of his shares of Restricted Stock during the Restricted Period, in accordance with paragraph (e) of this Section 5. The Participant shall have the right to receive any regular dividends on such shares of Restricted Stock. The Committee shall in its sole discretion determine the Participant's rights with respect to extraordinary dividends or distributions on the shares of Restricted Stock.

        (iii) Shares of Common Stock shall be delivered to the Participant either in certificate form or by crediting the Participant's brokerage account at Smith Barney Inc. promptly after, and only after, the Restricted Period shall expire (or such earlier time as the restrictions may lapse in accordance with paragraph (c)(i) of this
    Section 5) without forfeiture in respect of such shares of Restricted
    Stock.

    (d) Unless the Committee in its sole discretion shall determine otherwise at or prior to the time of the grant of any award, during the Restricted Period the shares of Restricted Stock shall be voted by the Company's senior administrative officer in charge of administering the Plan, or such other person as the Committee may designate (the "Plan Administrator"), and the Plan Administrator shall vote such shares in accordance with instructions received from Participants (unless to do so would constitute a violation of the Plan Administrator's fiduciary duties). Shares as to which no instructions are received shall be voted by the Plan Administrator proportionately in accordance with instructions received from Participants in the Plan (unless to do so would constitute a violation of the Plan Administrator's fiduciary duties).

    (e) In any instance where the vesting of an award of Restricted Stock or the vesting and/or exercisability of an Option or reload option extends past the date of termination of a Participant's Employment, either pursuant to the terms of the Plan or by action of the Committee, the Restricted Stock as well as any rights of continued vesting and exercisability with respect to Options and reload options shall be forfeited, if, in the determination of the Committee, the Participant, at any time within any such remaining period of continued vesting or exercisability engages in any of the conduct described in subparagraphs (2) or (3) of the definition of "Cause" under this Plan. In addition, if, in the determination of the Committee, the Participant engages in any of the conduct described in subparagraph (3) of the definition of "Cause" under this Plan, while holding any Incremental Shares which remain subject to restrictions on transferability, at the option of the Committee, the Participant shall forfeit such Incremental Shares and receive instead a cash payment equal to the original exercise price for the Option or reload option under which the Incremental Shares were issued, multiplied by the number of Incremental Shares forfeited.

Section 6.  Election of Options.

    (a) At the time a Participant is notified of his or her award of Restricted Stock under the Plan, the Committee in its sole discretion may permit such Participant to elect to receive up to a maximum of one-third (1/3) of his or her award in the form of Options. The Committee in its sole discretion shall determine the number of Options to be awarded in lieu of each share of Restricted Stock given up and may alter the maximum percentage of Restricted Stock which may be exchanged for Options. Such election shall be made within a period of sixty (60) days after the grant of the award (or such shorter period after the date of the award as the Committee may specify). In the absence of such an election, the award will be paid entirely in shares of Restricted Stock.

    (b) Options will be granted with an exercise price equal to the fair market value of Stock, which will be the average of the Stock's closing prices on the Composite Tape of the NYSE on the five trading days prior to the grant date. The Committee in its discretion shall determine the expiration date of the Options, provided that in no event shall the expiration date be later than ten years from the date of the award. Options granted under the Plan shall vest pursuant to a schedule determined by the Committee, in its sole discretion, prior to the Participant's election to receive Options.

    (c) In order to evidence acceptance of an Option, the Committee may require recipients of Options to enter into a stock option agreement with the Company, in such form as the Committee shall determine, which agreement shall set forth, among other things, the exercise price of the Option, the term of the Option and provisions regarding exercisability of the Option granted thereunder.

    (d) Options, reload options and, during any period of restrictions on transferability, Incremental Shares may not be sold, assigned, pledged, hypothecated or otherwise transferred by the Participant other than by will or the laws of descent and distribution, except as provided in this

Section 6(d). The Committee may permit (on such terms, conditions and limitations as it shall establish) Options and reload options to be transferred one time to or to a trust or similar vehicle for the benefit of the Participant's immediate family members (the "Permitted Transferee"). Except to the extent required by law, no right or interest of any Participant in the Plan or any award granted hereunder shall be subject to any lien, levy, attachment, pledge, obligation, liability or bankruptcy of the Participant. All rights with respect to awards granted to a Participant shall be exercisable during his or her lifetime only by the Participant, or if applicable, the Permitted Transferee.

    (e) An Option shall not be exercisable unless payment in full is made for the shares being acquired thereunder at the time of exercise; such payment shall be made (A) in United States dollars by cash or check, (B) in lieu thereof, unless the Committee shall in its sole discretion determine otherwise, by tendering to the Company Stock owned by the person exercising the Option (or owned by the person exercising the Option and his or her spouse, jointly) and acquired at least six months prior to such tender, including shares of Restricted Stock awarded hereunder at least six months prior to such tender, and having a fair market value equal to the cash exercise price applicable to such Option, such fair market value to be determined in such reasonable manner as may be provided for from time to time by the Committee or as may be required in order to comply with or to conform to the requirements of any applicable or relevant laws or regulations, (C) by a combination of United States dollars and Stock as aforesaid, or (D) if permitted by the Committee, by authorizing the Company to sell, on behalf of the Participant, the appropriate number of shares otherwise issuable to the Participant upon the exercise of the Option with the proceeds of sale applied to pay the exercise price.

    (f) An Option shall not be exercisable unless the person exercising the Option has been, at all times during the period beginning with the date of grant of the Option and ending on the date of such exercise, an officer or Employee of the Company or a Subsidiary, except as set forth on Schedule A attached hereto and made a part hereof. Notwithstanding the foregoing provisions of this Section 6(f) and those contained in Schedule A, the Committee shall have the authority, on a case by case basis, in its sole and absolute discretion, to alter and/or waive the period of vesting and/or exercisability, however such periods may not be changed to the detriment of the Participant after the date of grant without the Participant's written consent.

    (g) If an Option is exercised by a Participant, then, at the discretion of the committee administering the Company's Stock Option Plan, the Participant may receive a replacement or reload option under such Stock Option Plan or any successor plan, in accordance with the provisions of such plan.

    (h) If the exercise price of an Option is paid by delivery of a number of shares of Restricted Stock, then the Participant shall receive, in connection with the exercise, an equal number of identically restricted shares of Stock; the Incremental Shares of Stock issued upon such exercise shall contain any applicable restrictions that are set forth in the Participant's stock option agreement and/or in the Plan. In such event, the fair market value of shares of Restricted Stock delivered or withheld, for purposes of this Plan, shall not take into account the restrictions on such shares.

    (i) The Incremental Shares issued as a result of the exercise of an Option may not be sold, assigned, pledged, hypothecated or otherwise transferred by the Participant, except as specifically permitted pursuant to Section 6(d) above, for a period of one (1) year following the date of exercise if no reload option is granted in connection with such exercise, or for a period of two (2) years if a reload option is granted in connection with such exercise, or such other shorter or longer periods of restriction on transferability as may be determined by the Committee. For purposes of the Plan, the term "Incremental Shares" shall mean those shares of Stock actually issued to a Participant upon the exercise of an Option. The number of Incremental Shares will equal the number of Option shares exercised minus the sum of (a) the number of shares of Stock surrendered by the Participant or sold by the Company on behalf of the Participant to pay the exercise price and (b) the number of shares of Stock withheld by the Company, at the Participant's election to pay the applicable withholding taxes arising as a result of the Option exercise.

Section 7.  Administration.

    The Plan shall be administered by the Committee.

    The Committee shall have the power and authority to grant Restricted Stock or Options to Participants, pursuant to the terms of the Plan.

    In particular, the Committee shall have the authority:

        (a) to select those employees of the Company and its Subsidiaries who are Eligible Employees;

        (b) to determine whether and to what extent Restricted Stock or Options are to be granted to Participants hereunder;

        (c) to determine the number of shares of Stock to be covered by each such award granted hereunder;

        (d) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any award granted hereunder; and

        (e) to determine the terms and conditions, not inconsistent with the terms of the Plan, which shall govern all written instructions evidencing the Options and Restricted Stock.

    The Committee shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall, from time to time, deem advisable; to interpret the terms and provisions of the Plan and any award issued under the Plan; and to otherwise supervise the administration of the Plan. All decisions made by the Committee pursuant to the provisions of the Plan shall be final and binding on all persons, including the Company and the Participants. The Committee may delegate some or all of its authority over the administration of the Plan to any other committee, with approval by the Board, but only with respect to persons who are not Section 16(a) Persons.

Section 8.  Adjustments upon a Change in Common Stock.

    In the event of any change in the outstanding Stock of the Company by reason of any stock split, stock dividend, distribution, recapitalization, merger, consolidation, reorganization, combination or exchange of shares or other similar event if such change equitably requires an adjustment in the number or kind of shares that may be issued under the Plan pursuant to
Section 4(b), or in the number or kind of shares subject to, or the option price per share under, any outstanding Option which has been granted to any Participant, such adjustment shall be made by the Committee and shall be conclusive and binding for all purposes of the Plan. In no event shall the excess of the aggregate fair market value of the Stock subject to the Options immediately after any substitution, exchange or adjustment over the aggregate option price for such Stock be more than the excess of the aggregate fair market value of all of the Stock subject to the Option immediately before any such substitution, exchange or adjustment over the aggregate option price of such Stock nor shall the adjusted Option give the holder thereof any additional benefits he or she did not have under the old Option.

Section 9.  Amendment and Termination.

    The Plan may be amended or terminated at any time and from time to time by the Board, but no amendment which increases the aggregate number of shares of Stock which may be issued pursuant to the Plan (except as provided in Section 8) shall be effective unless and until the same is approved by the stockholders of the Company. Neither an amendment to the Plan nor the termination of the Plan shall adversely affect any right of any Participant with respect to any Restricted Stock or Option theretofore granted without such Participant's written consent. Subject to the foregoing limitations, the Committee shall have the authority to amend certain Plan provisions to the extent necessary to permit participation in the Plan by employees who are employed outside of the United States on terms and conditions which are comparable to those afforded to employees located within the United States.

Section 10.  General Provisions.

    (a) The Committee may require each person purchasing shares pursuant to an Option to represent and agree with the Company in writing that such person is acquiring the shares without a view to distribution thereof. The certificates for such shares may include any legend which the Committee deems appropriate to reflect any restriction on transfer. All certificates for shares of Stock delivered under the Plan shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the

Securities and Exchange Commission, any stock exchange upon which the Stock is then listed, and any applicable federal or state securities law.

    (b) Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases. The adoption of the Plan shall not confer upon any employee of the Company or any Subsidiary any right to continued Employment, as the case may be, nor shall it interfere in any way with the right of the Company or a Subsidiary to terminate the Employment of any of its employees at any time.

    (c) No member of the Board or the Committee, nor any officer or employee of the Company acting on behalf of the Board or the Committee, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Board and the Committee and each and any officer or employee of the Company acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, determination or interpretation.

    (d) A Participant's rights and interest under the Plan may not be assigned or transferred in whole or in part either directly or by operation of law or otherwise (except in the event of a Participant's death or as provided in Section 6(d) above) including, but not by way of limitation, execution, levy, garnishment, attachment, pledge, bankruptcy or in any other manner and no such right or interest of any Participant in the Plan shall be subject to any obligation or liability of such Participant. Upon the death of a Participant, the Participant's estate shall succeed to the rights of the Participant with respect to awards granted under the Plan.

    (e) The Company and its Subsidiaries shall have the right to deduct from any payment made under the Plan any federal, state or local income or other taxes required by law to be withheld with respect to such payment. It shall be a condition to the obligation of the Company to issue Stock upon the lapse of restrictions on Restricted Stock or upon exercise of an Option that the Participant (or any beneficiary or person entitled to exercise the Option) pay to the Company, upon its demand, such amount as may be requested by the Company for the purpose of satisfying any liability to withhold Federal, state or local income or other taxes. If the amount requested is not paid, the Company may refuse to issue shares. Unless the Committee shall in its sole discretion determine otherwise, payment for taxes required to be withheld may be made in whole or in part, upon election by a Participant, in accordance with rules adopted by the Committee from time to time (A) in cash, in United States dollars, (B) by having the Company sell or withhold shares of Stock otherwise issuable pursuant to the Plan having a fair market value equal to such tax liability, or (C) by tendering to the Company shares of Stock owned by the Participant (or the person exercising the option), including Stock owned jointly with his or her spouse, and acquired at least six (6) months prior to such tender (excluding shares of Restricted Stock awarded hereunder or under any other restricted stock program of the Company) and having a fair market value equal to such tax liability, such fair market value (in the case of clause (A) or (B)), to be determined in such reasonable manner as may be provided for from time to time by the Committee or as may be required in order to comply with or to conform to the requirements of any applicable or relevant laws or regulations.

    (f) Notwithstanding anything to the contrary contained herein, upon a "Change of Control" (defined below), the restrictions on each award of Restricted Stock shall immediately lapse, and all outstanding Options and reload options shall become immediately exercisable with respect to one hundred percent (100%) of the Stock subject thereto. "Change of Control" shall mean the occurrence of any of the following, unless such occurrence shall have been approved or ratified by at least a two-thirds (2/3) vote of the Continuing Directors (defined below): (A) any person within the meaning of Sections 13(d) and 14(d) of the 1934 Act, shall have become the beneficial owner, within the meaning of Rule 13d-3 under the 1934 Act, of shares of stock of the Company having twenty five percent (25%) or more of the total number of votes that may be cast for election of the directors of the Company, or (B) there shall have been a change in the composition of the Board such that at any time a majority of the Board shall have been members of the Board for less than twenty-four (24) months, unless the election of each new director who was not a director at the beginning of the period was approved by a vote of at least two-thirds (2/3) of the directors then still in office who were directors at the beginning of such period, or who were approved as directors pursuant to the provisions of this paragraph (the "Continuing Directors").

    (g) All claims and disputes between a Participant and the Company or any Subsidiary or affiliate arising out of the Plan or any award granted hereunder shall be submitted to arbitration in accordance with the then current arbitration policy of the Company or if the Subsidiary with whom the Participant is employed has adopted an arbitration policy, then the arbitration policy of such subsidiary. Notice of demand for arbitration shall be given in writing to the other party and shall be made within a reasonable time after the claim or dispute has arisen. The award rendered by the arbitrator shall be made in accordance with the Plan, shall be final, and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction thereof. The provisions of this
Section 10(g) shall be specifically enforceable under applicable law in any court having jurisdiction thereof.

    (h) The validity, construction, interpretation, administration and effect of the Plan and of its rules and regulations, and rights relating to the Plan, shall be determined solely in accordance with the laws of the State of Delaware.

    (i) No Stock or other securities shall be issued hereunder unless counsel for the Company shall be satisfied that such issuance will be in compliance with all applicable Federal, state and international securities statutes, rules and regulations. The appropriate officers of the Company or its Subsidiaries shall cause to be filed any reports, returns or other information regarding awards or Stock issued under the Plan as may be required by Section 13 or 15(d) of the 1934 Act or any other applicable statute, rule or regulation.

    (j) If any term or provision of this Plan or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, then the remainder of the Plan, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision hereof shall be valid and be enforced to the fullest extent permitted by applicable law.

Section 11.  Effective Date of Plan.

    The Plan shall be effective on the date it is adopted by the Board, subject to the approval of stockholders.

                                 SCHEDULE A
                                   to the
                 TRAVELERS GROUP CAPITAL ACCUMULATION PLAN




    Pursuant to action taken by the Board and the Nominations, Compensation and Corporate Governance Committee in the event of a Participant's termination of Employment, death, Disability, Retirement, Early Retirement, Related Employment and/or Leave of Absence the following terms, conditions and restrictions shall apply to Restricted Stock and Options granted under the Plan on or after July 23, 1997. Capitalized terms used, but not otherwise defined below shall have the meanings set forth in the Plan.

    1. Definitions. For purposes of the Plan and this Schedule A, the following terms shall have the following meanings:

    "Disability" shall mean a disability that renders an Employee unable to be occupied within his or her business or profession and as a result of such disability is receiving benefits under the Company's or a Subsidiary's short term or long term disability plan or, in the case of an Employee who did not elect to participate in a long term disability plan, would be eligible to receive benefits under such long term disability plan if the Participant had elected to participate.

    "Early Retirement" shall mean no longer being occupied within one's business or profession, and terminating active Employment after reaching at least age sixty (60) and having completed at least ten (10) years of service with the Company or a Subsidiary.

    "Leave of Absence" shall mean a temporary cessation from active Employment, as authorized in each individual case by the Company or the Subsidiary, in connection with military leave, personal leave or family and medical leave, but shall not include such a cessation resulting from or in connection with a Disability.

    "Retirement" shall mean no longer being occupied in one's business or profession and terminating Employment after reaching at least age fifty-five (55) and having a number of years of service with the Company or a Subsidiary which number when added together with the Employee's age shall not be less than seventy-five (75).

    2. Termination of Employment. The following provisions supplement and shall remain subject to Sections 5(c)(i) and 6(f) of the Plan:

    (a) Voluntary Termination.

        (i) Restricted Stock. In the event of a voluntary termination of Employment, other than pursuant to Retirement, Restricted Stock shall be forfeited.

        (ii) Options. In the event of a voluntary termination of Employment, vested Options (or portions thereof) that have not been exercised and have not expired shall be canceled upon the close of business on the last day of Employment.

    (b) Involuntary Termination for Cause.

        (i) Restricted Stock. In the event of an involuntary termination of Employment for Cause, Restricted Stock shall be forfeited.

        (ii) Options. In the event of an involuntary termination of Employment for Cause, vested Options (or portions thereof) that have not been exercised and have not expired shall be canceled upon the close of business on the last day of Employment.

    (c) Involuntary Termination other than for Cause.

        (i) Restricted Stock. If a Participant is involuntarily terminated other than for Cause, such Participant shall forfeit his or her Restricted Stock and receive in return a cash payment equal to seventy-five percent (75%) of the fair market value of the number of shares of Restricted Stock forfeited, calculated as of the date of the award.

        (ii) Options. If a Participant is involuntarily terminated other than for Cause, vested Options (or vested portions thereof) that have not been exercised and have not expired may be exercised at any time within thirty (30) days following the last day of Employment, but in no event after the Option has expired. At the end of such thirty day period, vested Options (or vested portions thereof) that have not been exercised and have not expired shall be canceled. If a Participant shall die or become Disabled within thirty (30) days of his or her involuntary termination of Employment other than for Cause, vested Options (or vested portions thereof) that have not been exercised and have not expired may be exercised by the Participant or his or her executors, administrators, heirs or distributees, as the case may be, at any time within one (1) year after the date of such event, but in no event after the Option has expired.

    (d) Death.

        (i) Restricted Stock. Upon the death of a Participant, the restrictions on his or her Restricted Stock shall immediately lapse.

        (ii) Options. Upon the death of a Participant, unvested Options shall immediately vest and become exercisable. Vested Options that have not been exercised and have not expired may be exercised by the Participant's executors, administrators, heirs or distributees within two (2) years following the date of death, but in no event later than the expiration date of the Option. At the end of such two (2) year period, all unexercised Options shall be canceled.


    (e) Disability.

        (i) Restricted Stock. In the event of a Participant's Disability prior to the termination of Employment, awards of Restricted Stock shall continue to vest as originally scheduled provided (a) the Participant continues to meet the definition of Disability and has not voluntarily terminated his or her Employment or (b) the Disability is discontinued and the Participant resumes active Employment upon the earlier to occur of (i) the end of the Disability period or (ii) twelve (12) months after the onset of the Disability. If the Disability continues for more than twelve (12) months, then the restrictions on the Participant's Restricted Stock shall lapse on the twelve (12) month anniversary of the onset of Disability.

        (ii) Options. Vested Options (or vested portions thereof) that have not been exercised and have not expired may be exercised during the Disability period, but in no event later than two (2) years from the onset of Disability or the expiration date of the Option, whichever is sooner, provided the Participant continues to meet the definition of Disability. If a Participant holds any unvested Options at the onset of Disability no further vesting shall occur unless the Participant resumes active Employment upon the earlier to occur of (a) the end of the period of Disability, or (b) twelve
        (12) months after the onset of Disability. If the Participant resumes active Employment within the applicable time limit, then vesting shall be restored and newly vested options shall become exercisable on the return-to-work date. If the Participant does not resume active Employment within the applicable time limit or, if at any time prior to the end of any remaining period of exercisability of Options, the Participant no longer meets the definition of Disability, vested Options (or vested portions thereof) that have not been exercised and have not expired shall be canceled.

    (f) Retirement.

        (i) Restricted Stock. A Participant, other than a financial consultant employed by the retail division of Smith Barney Inc., a Subsidiary of the Company (an "FC"), who meets the conditions for Retirement shall receive his or her Restricted Stock upon completion of the Restricted Period. Upon Retirement, an FC shall receive only those awards of Restricted Stock which were granted at least one (1) year prior to the date of Retirement, upon completion of the Restricted Period, but shall forfeit any awards of Restricted Stock granted within the one (1) year period immediately preceding the date of Retirement and shall receive in return a cash payment equal to seventy-five (75%) of the fair market value of the number of shares of Restricted Stock forfeited. If any Participant (including an FC) "retires" from Employment, (i.e., such person is no longer occupied within his or her business or profession and has terminated active Employment after reaching age fifty-five (55) and having completed at least five (5) years of Employment but has not met the definition of "Retirement" such Participant shall forfeit his or her Restricted Stock and receive instead, a cash payment equal to seventy-five percent (75%) of the fair market value of the number of shares of Restricted Stock forfeited, calculated as of the date of the award.

        (ii) Options. Upon Retirement, all of such Participant's unvested Options shall immediately vest and be exercisable. Vested Options that have not been exercised and have not expired may be exercised at any time within two (2) years following the last day of Employment, but in no event after the Option has expired. At the end of such two (2) year period, all unexercised Options shall be canceled. However, if at any time after such Retirement and prior to the end of any remaining period of exercisability, the Participant is occupied within his or her business or profession then all unexercised Options shall be canceled. If a Participant meets the conditions for Early Retirement, but does not meet the conditions for Retirement, Options which vest (or portions thereof) on or before the date of such Early Retirement may be exercised for a period of two (2) years thereafter, but in no event later than the expiration date of the Option.

    (g) Leave of Absence.

        (i) Restricted Stock. In the event a Participant takes a Leave of Absence, the Restricted Period will be extended for a period equal to the length of the Leave of Absence or three (3) months, whichever is shorter, provided the Participant resumes active Employment within twelve (12) months of the commencement date of the Leave of Absence, and remains actively Employed for a period (the "Restoration Period") equal to (x) three (3) months or (y) the length of the Leave of Absence, whichever is shorter. If the Participant remains on Leave of Absence for more than twelve (12) months, all Restricted Stock shall be forfeited.

        (ii) Options. Vested Options (or vested portions thereof) that have not been exercised and have not expired may be exercised during such Leave of Absence, but in no event later than one (1) year from the commencement of the Leave of Absence or the expiration date of the Option, whichever is sooner, provided the Participant continues to meet the conditions prescribed by the Committee for the Leave of Absence approved for such Participant. If a Participant holds any unvested Options at the time a Leave of Absence commences, no further vesting shall occur unless the Participant resumes active Employment upon the earlier to occur of (a) the end of the Leave of Absence period, or (b) twelve (12) months (or such other shorter or longer period as may be determined by the Committee) after the commencement of a Leave of Absence and remains an active Employee for the duration of the Restoration Period, in which event vesting shall be restored and newly vested options shall become exercisable at the end of the Restoration Period. If the Participant does not resume active Employment within the applicable time limit, or does resume active Employment but does not remain an active Employee for the duration of the Restoration Period or, if at any time prior to the end of any remaining period of exercisability of Options, the Participant no longer meets the conditions prescribed by the Committee in connection with the approved Leave of Absence, vested Options (or vested portions thereof) that have not been exercised and have not expired shall be canceled.

    (h) Related Employment. If a Participant ceases to be an Employee solely by reason of a period of Related Employment, then during such period of Related Employment (i) Restricted Stock shall be distributed at the end of the Restricted Period; (ii) vested Options (or vested portions thereof) that have not been exercised and have not expired shall remain exercisable;
(iii) unvested Options shall continue to vest as scheduled; and (iv) death, Disability, Leave of Absence, Early Retirement and Retirement of a Participant during a period of Related Employment shall be treated, for purposes of the Plan, as if the death, Disability, Leave of Absence, Early Retirement or Retirement had occurred while an individual was an Employee of the Company or a Subsidiary. A termination of Related Employment shall be treated in the same manner as a termination of Employment.

                                                              Exhibit 10.03

                                                                    ANNEX A

                              TRAVELERS GROUP
                         1996 STOCK INCENTIVE PLAN

                      as amended through July 23, 1997

    1. Purpose. The purpose of the Travelers Group 1996 Stock Incentive Plan is to advance the interests of the Company, its Subsidiaries and stockholders by providing: (i) incentives to those Employees who contribute significantly to the long-term performance and growth of the Company and its Subsidiaries and (ii) Options to eligible Employees under the WealthBuilder Program.

    2. Definitions. For purposes of the Plan, the following terms shall have the following meanings:

    "Additional Shares" shall have the meaning set forth in Section 5(a).

    "Award" shall mean an Option or Reload Option granted under the Plan.

    "Award Agreement" shall mean the document evidencing an Award granted under the Plan.

    "Board" shall mean the Board of Directors of the Company.

    "Cause" shall mean (a) failure by a Participant to perform substantially his or her duties with the Company or a Subsidiary, after reasonable notice to the Participant of such failure; (b) conduct by a Participant that is in material competition with the Company or a Subsidiary or (c) conduct by a Participant that breaches his or her duty of loyalty to the Company or a Subsidiary or that is materially injurious to the Company or a Subsidiary, monetarily or otherwise, which conduct shall include, but not be limited to (i) disclosing or misusing any confidential information pertaining to the Company or a Subsidiary; (ii) any attempt, directly or indirectly to induce any Employee, agent, insurance agent, insurance broker or broker-dealer of the Company or any Subsidiary to be employed or perform services elsewhere or (iii) any attempt by a Participant directly or indirectly to solicit the trade of any customer or supplier or prospective customer or supplier of the Company or any Subsidiary or (iv) disparaging the Company, any Subsidiary or any of their respective officers or directors. The determination of whether any conduct, action or failure to act constitutes "Cause" shall be made by the Committee.

    "Code" shall mean the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

    "Committee" shall mean, with respect to Section 16(a) Persons and Covered Employees, the Incentive Compensation Subcommittee, and with respect to all other Participants, either the Nominations and Compensation Committee or the Incentive Compensation Subcommittee, as the case may be.

    "Common Stock" shall mean the common stock of the Company, par value $.01 per share.

    "Company" shall mean Travelers Group Inc., a Delaware corporation.

    "Covered Employees" shall mean "covered employees", as such term is defined in Section 162(m) of the Code.

    "Disability" shall have the meaning set forth in Schedule A.

    "Early Retirement" shall have the meaning set forth in Schedule A.

    "Employee" shall have the meaning set forth in General Instruction A to the Registration Statement on Form S-8 promulgated under the Securities Act of 1933, as amended.

    "Employment" shall mean continuous employment with the Company or a Subsidiary, or in the case of a consultant, advisor or agent, a continuous contractual association between such person and the Company or a Subsidiary.

    "Exercise Price" shall mean the purchase price of a share of Common Stock covered by an Option, including a Reload Option and an Option granted under the WealthBuilder Program.

    "Fair Market Value" shall mean the closing price of the Common Stock as reported on the Composite Tape of the New York Stock Exchange, Inc. on the date that such Fair Market Value is to be determined, or if no shares were traded on the determination date, the immediately preceding day on which the Common Stock was traded, or the fair market value as determined by any other method adopted by the Committee, from time to time, which the Committee may deem appropriate under the circumstances, or as may be required in order to comply with or to conform to the requirements of applicable laws or regulations.

    "Incentive Compensation Subcommittee" shall mean a subcommittee of the Nominations, Compensation and Corporate Governance Committee, appointed by the Nominations, Compensation and Corporate Governance Committee, the composition of which subcommittee shall satisfy the requirements of Rule 16b-3 under the 1934 Act (with respect to grants to Section 16(a) Persons) and who also qualify, and shall remain qualified as "outside directors" as defined in Section 162(m) of the Code.

    "Incentive Stock Option" shall mean an option which is intended to meet the requirements of Section 422 of the Code.

    "Incremental Shares" shall have the meaning set forth in Section 9(f).

    "Leave of Absence" shall have the meaning set forth in Schedule A.

    "1934 Act" shall mean the Securities Exchange Act of 1934, as amended from time to time, or any successor statute, rule or regulation.

    "Nominations, Compensation and Corporate Governance Committee" shall mean the Nominations, Compensation and Corporate Governance Committee appointed by the Board, or its successor in function.

    "Nonqualified Option" shall mean an option which is not intended to be an Incentive Stock Option.

    "Option" shall mean the right, granted under the Plan, to purchase a specified number of shares of Common Stock, at a fixed price for a specified period of time.

    "Participant" shall mean an Employee who has received an Award under the Plan.

    "Plan" shall mean the Travelers Group 1996 Stock Incentive Plan, as the same may be amended from time to time.

    "Reload Options" shall have the meaning set forth in Section 10.

    "Related Employment" shall have the meaning set forth in Section 13.

    "Reload Grant Amount" shall have the meaning set forth in Section 10.

    "Restricted Period" shall mean the applicable period during which Incremental Shares are subject to restrictions on transferability.

    "Retirement" shall have the meaning set forth in Schedule A.

    "Section 16(a) Persons" shall mean Employees who are subject to the reporting requirements of Section 16(a) of the 1934 Act.

    "Subsidiary" shall mean any entity at least one-half of whose outstanding voting stock, or beneficial ownership for entities other than corporations, is owned, directly or indirectly, by the Company, or which is otherwise controlled directly or indirectly by the Company.

    "Surrendered Shares" shall have the meaning set forth in Section 9(f).

    "WealthBuilder Program" shall have the meaning set forth in Section 23.

    "Withheld Shares" shall have the meaning set forth in Section 9(f).

    3.   COMMITTEE POWERS AND AUTHORITY.

         (a) Granting of Awards. Awards granted to Section 16(a) Persons and Covered Employees shall be granted by the Incentive Compensation Subcommittee. Awards granted to Employees who are not Section 16(a) Persons or Covered Employees may be granted by the Nominations, Compensation and Corporate Governance Committee or the Incentive Compensation Subcommittee. No Award shall be granted to any member of the Committee. The Committee shall have all of the powers vested in it by the terms of the Plan, including the power and authority to select the Employees to be granted Awards under the Plan, and, subject to any limitations which may be specifically set forth in the Plan, to determine the type, the Exercise Price and the number of shares exercisable in connection with each Option and Reload Option, to determine the terms, conditions and limitations applicable to the vesting and exercisability of Awards, to determine the time when Awards will be granted and paid and whether payment of any Award may be deferred, to establish objectives and conditions for earning Awards, to determine whether such objectives or conditions have been met, to determine the payment provisions applicable to the exercise of Options and Reload Options, to determine, modify, waive, extend or accelerate the terms and conditions for vesting, exercisability and cancellation of Awards, to determine whether payment of an Award should be reduced or eliminated, to determine whether the Common Stock issued pursuant to Awards should be restricted in any manner, and the nature, terms and conditions of any such restrictions and to interpret the provisions of the Plan and all Awards granted hereunder.

         (b) Administration of the Plan. Subject to the allocation of responsibility for granting of Awards as set forth in Section 3(a) above, and to the extent permissible under Section 162(m) of the Code, the day-to-day administration of the Plan shall be managed by the Nominations, Compensation and Corporate Governance Committee, which shall have the power and authority to administer the Plan, to establish, amend and rescind such rules, regulations and administrative guidelines relating to the Plan, to prescribe and modify, as necessary, a form of Award Agreement, to correct any defect, supply any omission or clarify any inconsistency in the Plan and/or in any Award Agreement and to take such actions and make such administrative determinations that the Nominations, Compensation and Corporate Governance Committee deems necessary or advisable. Any decision of the Nominations, Compensation and Corporate

Governance Committee in the administration of the Plan, as described herein, shall be conclusive and binding on all parties concerned, including the Company, its stockholders and Subsidiaries and all Participants.

         (c) Delegation of Authority. The Nominations, Compensation and Corporate Governance Committee may delegate some or all of its authority over the day-to-day administration of the Plan, with respect to persons who are not Section 16(a) Persons or Covered Employees. Administration of the Plan with respect to Section 16(a) Persons and Covered Employees shall, to the extent required or appropriate under the 1934 Act or the Code, be delegated to the Incentive Compensation Subcommittee.

         (d) Committee Action. The Committee may act in writing by a majority of its members in office. The members of the Committee may authorize any one or more of the members of the Committee or any officer of the Company to execute and deliver documents on behalf of such Committee. No member of the Committee shall be personally liable for anything done or omitted to be done by him or her or by any other member of the Committee in connection with the Plan, except for his or her own willful misconduct or as expressly provided by statute.

         4. PARTICIPATION BY SUBSIDIARIES. Upon approval by the Board or a committee authorized by the Board, Subsidiaries of the Company may participate in the Plan. A Subsidiary's participation in the Plan may be terminated at any time by the Board or an authorized committee. If the participation in the Plan of a Subsidiary shall terminate, such termination shall not relieve it of any obligations theretofore incurred by it under the Plan, except with the approval of the Board or a committee authorized by the Board.

         5. MAXIMUM NUMBER OF SHARES.

         (a) Subject to the provisions of subsection (b) of this Section 5, the maximum number of shares of Common Stock that may be issued pursuant to Awards granted under the Plan shall be one hundred million (100,000,000) (as adjusted to reflect the 3 for 2 stock split paid by the Company on May 24, 1996 and the 4 for 3 stock split paid by the Company on November 22,
1996), plus the number of shares approved by the Company's stockholders under the 1986 Travelers Group Stock Option Plan remaining ungranted at the expiration of such plan, to wit, nineteen million five hundred fifty three thousand three hundred sixty (19,553,360) shares (the "Additional Shares"), with all such shares being subject to adjustment as provided in Section 15. The Additional Shares may not be issued to (i) any Participant pursuant to an Incentive Stock Option or (ii) Section 16(a) Persons pursuant to any Option. As described in Section 9(f) below, Surrendered Shares and Withheld Shares shall not be counted towards the maximum number of shares that may be issued hereunder.

         (b) No Awards may be granted hereunder if such grant would cause the number of shares of Common Stock which are then subject to Awards which have been granted, have not been canceled and remain unexercised under this Plan, or which are then subject to options, including reload options, which have been granted, have not been canceled and remain unexercised under the Travelers Group Stock Option Plan, the Travelers Group Capital Accumulation Plan ("CAP"), the Travelers Group Employee Incentive Plan ("EIP") or any other similar benefit plan of the Company, to exceed ten percent (10%) of the total number of shares of Common Stock issued and outstanding, determined as of the close of the most recent fiscal quarter of the Company, in accordance with generally accepted accounting principles.

         (c) Common Stock issued pursuant to Awards granted under the Plan may be either authorized but unissued shares or previously issued shares reacquired by the Company, or both. The number of shares of Common Stock available for grant of Awards under the Plan shall be decreased by the sum of (1) the number of shares of Common Stock with respect to which Awards have been granted and are then outstanding but unexercised and (2) the number of shares of Common Stock that have been issued pursuant to exercise of Awards granted under the Plan, less the aggregate of the Surrendered Shares and the Withheld Shares.

         (d) In the event any outstanding Award expires, is terminated or is canceled prior to the date the Plan is terminated, the shares of Common Stock that would otherwise be issuable with respect to the unexercised portion of such expired, terminated or canceled Award may be made subject to a subsequent Award under the Plan.

         6. MAXIMUM NUMBER OF SHARES ISSUABLE TO ANY ONE EMPLOYEE. During the term of the Plan, the aggregate number of shares of Common Stock that may be granted to any one Employee pursuant to Awards made under this Plan shall not exceed twenty-four million (24,000,000) shares (the "Maximum Allocation"). The Maximum Allocation shall be subject to adjustment as provided in Section 15.

         7. RIGHTS WITH RESPECT TO COMMON STOCK. Participants who have been granted Awards under the Plan (and persons succeeding to such Participant's rights pursuant to the Plan) shall not have any rights as stockholders with respect to any Common Stock until the date of the issuance of such shares, unless the Committee determines otherwise.

         8. AWARD AGREEMENTS. Awards granted under the Plan shall be evidenced in the manner prescribed by the Committee from time to time in accordance with the Plan. The Committee may require that a Participant execute and deliver an Award Agreement to the Company in order to evidence a Participant's acceptance of an Award.

         9. OPTIONS.

         (a) Grant of Options. Unless the Committee determines otherwise, Options granted under the Plan will be non-qualified stock options. At the discretion of the Committee, a Participant may also be eligible to receive a Reload Option in connection with an Option exercise, as more particularly set forth in Section 10 below.

         (b) Option Exercise Price. The Committee shall determine the Exercise Price at the time each Option is granted, provided that the Exercise Price shall not be less than 100% of the Fair Market Value of a share of Common Stock on the date of grant.

         (c) Vesting Schedules; Exercisability. The Committee shall determine the vesting schedules and the terms, conditions and limitations governing exercisability of Options granted under the Plan. If the Committee does not specify a vesting schedule for a particular Option, the Option shall vest, on a cumulative basis, at the rate of twenty percent (20%) per year, on each anniversary date of the date of grant. Unless the Committee determines otherwise, an Option may not be exercised until a period of at least one (1) year has elapsed from the date of grant, and the term of any Option granted hereunder shall not exceed ten (10) years.

         (d) Payment of Exercise Price. A Participant may exercise all or any portion of a vested Option by making payment in full of the Exercise Price for the shares being acquired at the time of exercise. Such payment shall be made (i) in cash, in United States dollars, (ii) if permitted by the Committee, by tendering Common Stock owned by the Participant (or the person exercising the Option) including Common Stock owned jointly with his or her spouse, and acquired at least six (6) months prior to such tender, including (for exercise of Nonqualified Options only) restricted shares of Common Stock awarded under CAP or EIP or any other similar benefit plan of the Company, granted at least six (6) months prior to such tender, and having a Fair Market Value equal to the Exercise Price applicable to such Option, (iii) by a combination of United States dollars and Common Stock as aforesaid or (iv) if permitted by the Committee, by authorizing the Company to sell, on behalf of the Participant, the appropriate number of shares otherwise issuable to the Participant upon the exercise of an Option with the proceeds of sale applied to pay the Exercise Price.

         (e) Payment with Restricted Common Stock. If the Exercise Price of an Option is paid by delivery of a number of restricted shares of Common Stock, then the Participant shall receive, in connection with the Option exercise, an equal number of shares of identically restricted Common Stock. The Fair Market Value of the restricted shares tendered by the Participant shall not be reduced to take into account any restrictions on such Common Stock.

         (f) Incremental Shares. For purposes of the Plan, "Incremental Shares" shall mean those shares of Common Stock actually issued to a Participant upon the exercise of an Option. If a Participant exercises an Option by paying the Exercise Price and the withholding taxes entirely in cash, the number of Incremental Shares will equal the number of shares exercised. If, however, a Participant exercises an Option by surrendering previously owned shares of Common Stock or restricted Common Stock, as may be permitted hereunder (the "Surrendered Shares"), to pay the Exercise Price of an Option, or if the Participant authorizes the Company to sell the appropriate number of shares of Common Stock in order to cover the Exercise Price, and/or requests that the Company sell or withhold the appropriate number of shares otherwise issuable to cover the withholding tax liability associated with the Option exercise (the "Withheld Shares"), the number of Incremental Shares will equal the number of Option shares exercised minus the sum of (a) the number of Surrendered Shares or the number of shares of Common Stock sold by the Company on behalf of the Participant to pay the Exercise Price and (b) the Withheld Shares. Surrendered Shares and Withheld Shares shall not count towards the maximum number of shares that may be issued under the Plan as set forth in
Section 5 above.

         (g) Sale Restriction on Incremental Shares. The Incremental Shares issued as a result of the exercise of an Option may not be sold, assigned, pledged, hypothecated or otherwise transferred by the Participant, except as specifically permitted pursuant to Section 16 and Schedule A below, for a period of one (1) year following the date of exercise if no Reload Option is granted in connection with such exercise, or for a period of two (2) years if a Reload Option is granted in connection with such exercise, or such other shorter or longer Restricted Periods as may be determined by the Committee.

         (h) Issuance of Incremental Shares. The Company may, but shall not be required to issue a stock certificate evidencing the issuance of Incremental Shares to a Participant. A "book entry" (i.e. computerized or manual entry) shall be made in the records of the Company to evidence the issuance of such shares where no certificate is issued. Such Company records shall, absent manifest error, be binding on the Participants. Each certificate, if any, registered in the name of a Participant shall bear an appropriate legend referring to the restrictions on transferability set forth herein, in such form as may be prescribed by the Committee from time to time. Any stock certificate issued in the name of the Participant evidencing shares of Common Stock subject to restrictions on transferability shall be held in the custody of the Company until the restrictions thereon have lapsed, and as a condition to the issuance of such certificate, the Participant shall deliver a stock power, endorsed in blank, relating to the shares covered by such certificate.

         (i) Termination of Employment. As a condition to the exercise of an Option, the Participant must have been, at all times during the period beginning on the date of grant of the Option and ending on the date of exercise, an Employee of the Company, a Subsidiary or of a corporation, or a parent or subsidiary of a corporation, substituting or assuming the Option in a transaction to which Section 424(a) of the Code applies. The terms, conditions and restrictions with respect to vesting, exercisability and cancellation of Options in the event of a Participant's termination of Employment, death, Disability, Retirement, Related Employment and/or Leave of

Absence are set forth on Schedule A attached hereto and made a part hereof, which terms, conditions and restrictions remain subject to amendment from time to time by the Committee. Except and only to the extent as specifically permitted by this Section 9(i) or Schedule A, or unless the Committee determines otherwise at or after the time of grant, vesting of Options shall cease and vested Options shall no longer be exercisable following a termination of Employment.

         10. RELOAD OPTIONS. A Reload Option gives the Participant the right to purchase a number of shares of Common Stock equal to the number of Surrendered Shares and/or the number of Withheld Shares (the "Reload Grant Amount"). At the discretion of the Committee, Reload Options granted under the Plan may be any type of option permitted under the Code.

         (a) Eligibility for Reload Options. Upon the exercise of an Option or a Reload Option granted hereunder or an option granted under other benefit plans which may be designated by the Committee from time to time (including but not limited to CAP or EIP), the Participant, at the discretion of the Committee, may receive a Reload Option on the terms, conditions and limitations determined by the Committee, from time to time.

         (b) Market Price Requirement. For a Participant to receive a Reload Option in connection with an Option exercise, the Fair Market Value of a share of Common Stock on the date of exercise must equal or exceed the minimum market price level, expressed as a percentage of the Exercise Price, established by the Committee from time to time (the "Market Price Requirement"). If the Fair Market Value of the Common Stock on the date of exercise of the Option does not equal or exceed the applicable Market Price Requirement, a vested Option may be exercised but no Reload Option will be granted in connection with such exercise. In no event will the Market Price Requirement be less than one hundred percent (100%) of the Exercise Price of any Option to which it applies. Unless the Committee selects a different percentage, the Market Price Requirement shall be one hundred twenty percent (120%).

         (c) Election by Participant. A Participant who has been determined by the Committee to be eligible to receive a Reload Option may elect, at the time of exercising an Option, whether to receive (i) Incremental Shares of Common Stock issuable upon the Option exercise, which Incremental Shares will be subject to restrictions on transferability for a period of one (1) year, or such other shorter or longer period as may be determined by the Committee, and no Reload Option, or (ii) Incremental Shares of Common Stock issuable upon the Option exercise, subject to restrictions on transferability for a period of two (2) years, or such other shorter or longer period as may be determined by the Committee, and a Reload Option for the number of shares equal to the Reload Grant Amount.

         (d) Exercise Price and Features of Reload Options. The Committee shall determine the Exercise Price at the time each Reload Option is granted, provided that the Exercise Price shall not be less than the Fair Market Value of a share of Common Stock on the underlying Option exercise date. Reload Options shall be subject to the terms and provisions contained in the Plan, including, but not limited to Sections 9(d) through 9(i), Schedule A and such other terms, conditions and limitations as the Committee shall determine from time to time regarding the vesting, exercisability, cancellation, payment provisions and other features of Reload Options. Unless the Committee determines otherwise, a Reload Option shall vest on the six-month anniversary of the date of grant and shall expire on the same date as the underlying Option with respect to which the Reload Option was granted.

         11. INCENTIVE STOCK OPTIONS. The terms and conditions of any Incentive Stock Options granted hereunder shall be subject to and shall be designed to comply with the provisions of Section 422 of the Code, and any other administrative procedures adopted by the Committee, from time to time. Incentive Stock Options may not be granted to any person who is not an employee of the Company or a Subsidiary at the time of grant.

         12. FORFEITURE OF AWARDS.

         (a) Options. In any instance where the vesting and/or exercisability of an Option or Reload Option extends past the date of termination of a Participant's Employment, either pursuant to the terms of the Plan or by action of the Committee, the rights of the Participant to continued vesting and exercisability shall be forfeited if, in the determination of the Committee, the Participant, at any time within such remaining period of continued vesting or exercisability engages in any of the conduct described in subparagraphs (b) or (c) of the definition of Cause under this Plan.

         (b) Incremental Shares. If during any period following the exercise of an Option or Reload Option and prior to the expiration of the Restricted Period on any Incremental Shares issued upon such exercise, the Participant, in the determination of the Committee, engages in any of the conduct described in subparagraph (c) of the definition of Cause under this Plan, at the option of the Committee, the Participant shall forfeit such Incremental Shares and shall receive instead, a cash payment, without interest, equal to the original Exercise Price for the Option or Reload Option under which the Incremental Shares were issued, multiplied by the number of Incremental Shares canceled.

         13. RELATED EMPLOYMENT. For the purposes of this Plan, Related Employment shall mean the employment of an individual by an employer that is neither the Company nor a Subsidiary, provided (i) such employment is undertaken by the individual at the request of the Company or a Subsidiary,
(ii) immediately prior to undertaking such employment the individual was an Employee of the Company or a Subsidiary, or was engaged in Related Employment as herein defined and (iii) such employment is recognized by the Committee, in its discretion, as Related Employment.

         14. CHANGE OF CONTROL. Notwithstanding anything to the contrary contained herein, upon a "Change of Control" (defined below), all outstanding Options and Reload Options shall become immediately exercisable with respect to one hundred percent (100%) of the Common Stock subject thereto. "Change of Control" shall mean the occurrence of any of the following, unless such occurrence shall have been approved or ratified by at least a two-thirds (2/3) vote of the Continuing Directors (defined below): (A) any person within the meaning of Sections 13(d) and 14(d) of the 1934 Act, shall have become the beneficial owner, within the meaning of Rule 13d-3 under the 1934 Act, of shares of stock of the Company having twenty-five percent (25%) or more of the total number of votes that may be cast for election of the directors of the Company, or (B) there shall have been a change in the composition of the Board such that at any time a majority of the Board shall have been members of the Board for less than twenty-four (24) months, unless the election of each new director who was not a director at the beginning of the period was approved by a vote of at least two-thirds (2/3) of the directors then still in office who were directors at the beginning of such period, or who were approved as directors pursuant to the provisions of this Section (the "Continuing Directors").

         15. DILUTION AND OTHER ADJUSTMENTS. In the event of any change in the outstanding Common Stock of the Company by reason of any stock split, stock dividend, distribution, recapitalization, merger, consolidation, reorganization, combination or exchange of shares or other similar event, and if the Committee determines that such change equitably requires an adjustment in (a) the number or kind of shares that may be issued pursuant to Awards granted under the Plan; (b) the number or kind of shares subject to an Option or Reload Option; (c) the Exercise Price under any outstanding Option or Reload Option; or (d) any measure of performance, such adjustment shall be made by the Committee and shall be conclusive and binding for all purposes of the Plan. In no event shall the excess of the aggregate Fair Market Value of the Common Stock subject to Awards immediately after any such adjustment over the aggregate Exercise Price for such Awards be more than the excess of the aggregate Fair Market Value of all of the Common Stock subject to the Award immediately before any such adjustment over the aggregate Exercise Price without regard to the adjustment, nor shall the adjusted Award give the Participant any additional benefits he or she did not have under the Award without regard to the adjustment.

         16. TRANSFERABILITY. Options, Reload Options and, during any period of restrictions on transferability, Incremental Shares, may not be sold, assigned, pledged, hypothecated or otherwise transferred by the Participant other than by will or the laws of descent and distribution, except as provided in this Section 16. The Committee may permit (on such terms, conditions and limitations as it shall establish) Options and Reload Options to be transferred one time to or to a trust or similar vehicle for the benefit of a Participant's immediate family members (the "Permitted Transferee"). Except to the extent required by law, no right or interest of any Participant in the Plan or any Award granted hereunder shall be subject to any lien, levy, attachment, pledge, obligation, liability or bankruptcy of the Participant. All rights with respect to Awards granted to a Participant shall be exercisable during his or her lifetime only by the Participant, or if applicable, the Permitted Transferee.

         17. INCOME AND WITHHOLDING TAXES. The Company and its Subsidiaries shall have the right to deduct from all amounts paid to a Participant (or his or her beneficiaries or any Permitted Transferee) under the Plan any Federal, state or local income or other taxes required by law to be withheld with respect to such payment. It shall be a condition to the obligation of the Company to issue Common Stock upon exercise of an Option or Reload Option that the Participant (or any beneficiary or person entitled to act on behalf of the Participant) pay to the Company, upon demand, such amount as may be requested by the Company for the purpose of satisfying any liability to withhold Federal, state or local income or other taxes. If the amount requested is not paid, the Company may refuse to issue shares. Unless the Committee determines otherwise, payment for taxes required to be withheld may be made in whole or in part, upon election by the Participant, in accordance with rules adopted by the Committee from time to time, (a) in cash, in United States dollars, (b) by having the Company sell or withhold shares of Common Stock otherwise issuable pursuant to the Plan having a Fair Market Value equal to such tax liability or (c) by tendering to the Company shares of Common Stock owned by the Participant (or the person exercising the Option), including Common Stock owned jointly with his or her spouse, and acquired at least six (6) months prior to such tender (excluding restricted stock awarded under CAP or EIP) and having a Fair Market Value equal to such tax liability.

         18. MISCELLANEOUS PROVISIONS.

         (a) No Rights to Awards or Employment. No Employee shall have any claim or right to be granted an Award under the Plan. There shall be no obligation of uniformity of treatment of Employees under the Plan. Neither the Plan nor any action taken thereunder shall be construed as giving any Employee any right to employment with the Company or any Subsidiary. In addition, the Company and each Subsidiary expressly reserve the right at any time to dismiss a Participant free from liability, or any claim under the Plan, except as provided herein or in an Award Agreement.

         (b) Governing Law. The validity, construction, interpretation, administration and effect of the Plan and of its rules and regulations, and rights relating to the Plan, shall be determined solely in accordance with the laws of the State of Delaware.

         (c) Securities Law Compliance. No Common Stock or other securities shall be issued hereunder unless counsel for the Company shall be satisfied that such issuance will be in compliance with all applicable Federal and state and international securities statutes, rules and regulations. The appropriate officers of the Company or its Subsidiaries shall cause to be filed any reports, returns or other information regarding Awards or Common Stock issued under the

Plan as may be required by Section 13 or 15(d) of the 1934 Act or any other applicable statute, rule or regulation.

         (d) Expenses of the Plan. The expenses of the administration of the Plan shall be borne by the Company and its Subsidiaries.

         (e) Unfunded Plan. The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the issuance of Common Stock under the Plan and the issuance of Common Stock shall be subordinate to the claims of the Company's general creditors.

         (f) Arbitration. All claims and disputes between a Participant and the Company or any Subsidiary or affiliate arising out of the Plan or any Award granted hereunder shall be submitted to arbitration in accordance with the then current arbitration policy of the Company or if the Subsidiary with whom the Participant is Employed has adopted an arbitration policy, then the arbitration policy of such Subsidiary. Notice of demand for arbitration shall be given in writing to the other party and shall be made within a reasonable time after the claim or dispute has arisen. The award rendered by the arbitrator shall be made in accordance with the provisions of the Plan, shall be final, and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction thereof. The provisions of this Section 18(f) shall be specifically enforceable under applicable law in any court having jurisdiction thereof.

         (g) Committee Determinations. The Committee's right to make any decision or determination under the Plan shall be in its sole and absolute discretion.

         19. TERMINATION; AMENDMENT. The Plan shall terminate on the earlier to occur of (a) a resolution of the Board of Directors terminating the Plan or (b) April 23, 2006. The Plan may be amended or suspended at any time and from time to time by the Board, provided that no amendment shall be made without stockholder approval, if stockholder approval is required under applicable law. No termination, amendment or suspension of the Plan shall adversely affect any right of any Participant with respect to any Award theretofore granted, as determined by the Committee, without such Participant's written consent. Subject to the foregoing limitations, the Committee shall have the authority to amend certain Plan provisions to the extent necessary to permit participation in the Plan by Employees who are employed outside of the United States on terms and conditions which are comparable to those afforded to Employees located within the United States.

         20. PARTIAL INVALIDITY. If any term or provision of this Plan or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, then the remainder of the Plan, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision hereof shall be valid and be enforced to the fullest extent permitted by applicable law.

         21. DEFERRALS. The Committee may postpone the exercising of Awards, the issuance or delivery of Common Stock under any Award or any action permitted under the Plan to prevent the Company or any Subsidiary from being denied a Federal income tax deduction with respect to any Award other than an Incentive Stock Option. In addition, the Committee may determine that all or a portion of a payment to a Participant, whether to be made in cash, shares of Common Stock or a combination thereof, shall be deferred. Deferrals shall be for such periods and upon such terms and conditions as the Committee shall determine.

         22. STOCKHOLDER ADOPTION; EFFECTIVE DATE. The Plan has been submitted to the stockholders of the Company for their approval and adoption, and became effective on April 24, 1996.

         23. WEALTHBUILDER PROGRAM. The Company has established the WealthBuilder Program, effective as of June 30, 1997, under which the Committee may grant Options to eligible Employees subject to such terms, conditions and restrictions as may be determined by the Committee from time to time. Section 16(a) Persons are not eligible to participate in the WealthBuilder Program.

                                 SCHEDULE A
                                   to the
                 TRAVELERS GROUP 1996 STOCK INCENTIVE PLAN

         Pursuant to action taken by the Board and the Nominations, Compensation and Corporate Governance Committee with respect to non-Section 16(a) Persons and by the Incentive Compensation Subcommittee with respect to Section 16(a) Persons, unless the applicable Committee determines otherwise, in the event of a Participant's termination of Employment, death, Disability, Retirement and/or Leave of Absence the following terms, conditions and restrictions shall apply to Options granted under the WealthBuilder Program on or after June 30, 1997, and with respect to all other Options granted under the Plan on or after July 23, 1997. Capitalized terms used, but not otherwise defined below shall have the meanings set forth in the Plan.

         1. DEFINITIONS. For purposes of the Plan and this Schedule A, the following terms shall have the following meanings:

    "Disability" shall mean a disability that renders an Employee unable to be occupied within his or her business or profession and as a result of such disability is receiving benefits under the Company's or a Subsidiary's short term or long term disability plan or, in the case of an Employee who did not elect to participate in a long term disability plan, would be eligible to receive benefits under such long term disability plan if the Participant had elected to participate.

    "Early Retirement" shall have the meaning set forth in paragraph 2(f) of this Schedule A.

    "Leave of Absence" shall mean a temporary cessation from active Employment with the Company or a Subsidiary, as authorized in each individual case by the Company or the Subsidiary, in connection with military leave, personal leave or family and medical leave, but shall not include such a cessation resulting from or in connection with a Disability.

    "Retirement" shall mean no longer being occupied in one's business or profession and terminating Employment with the Company or a Subsidiary after reaching at least age fifty-five (55) and having a number of years of service with the Company or a Subsidiary which number when added together with the Employee's age shall not be less than seventy-five (75).

         2. TERMINATION OF EMPLOYMENT. The following provisions supplement and shall remain subject to Section 9(i) of the Plan.

         (a) Voluntary Termination. In the event of a voluntary termination of Employment other than pursuant to Retirement, vested Options (or vested portions thereof) that have not been exercised and have not expired shall be canceled upon the close of business on the last day of Employment.

         (b) Involuntary Termination for Cause. In the event of an involuntary termination of Employment for Cause, vested Options (or vested portions thereof) that have not been exercised and have not expired shall be canceled upon the close of business on the last day of Employment.

         (c) Involuntary Termination other than for Cause. In the event of an involuntary termination of Employment other than for Cause and not due to death or Disability, vested Options (or vested portions thereof) that have not been exercised and have not expired may be exercised at any time within thirty (30) days following the last day of Employment, but in no event after the Option has expired. At the end of such thirty (30) day period, vested Options (or vested portions thereof) that have not been exercised and have not expired shall be canceled.

         (d) Death. In the event of a Participant's death prior to the termination of Employment, all of such Participant's unvested Options shall immediately vest and be exercisable. Vested Options that have not been exercised and have not expired may be exercised by the Participant's executors, administrators, heirs or distributees within two (2) years following the date of death, but in no event later than the expiration date of the Option. At the end of such two (2) year period, all unexercised Options shall be canceled. If a Participant dies at any time after a termination of Employment, the provisions relating to the particular conditions of such termination of Employment shall govern the vesting and exercisability of Options granted to such Participant, except that if a Participant dies within thirty (30) days of an involuntary termination other than for Cause, the provisions of paragraph (i) below shall apply.

         (e) Disability. In the event of a Participant's Disability prior to the termination of Employment, vested Options (or vested portions thereof) that have not been exercised and have not expired may be exercised during the Disability period, but in no event later than two (2) years from the onset of Disability or the expiration date of the Option, whichever is sooner, provided the Participant continues to meet the definition of Disability. If a Participant holds any unvested Options at the onset of Disability no further vesting shall occur unless the Participant resumes active Employment with the Company or a Subsidiary upon the earlier to occur of (a) the end of the period of Disability, or (b) twelve (12) months (or such other shorter or longer period as may be determined by the Committee) after the onset of Disability. If the Participant resumes active Employment with the Company or a Subsidiary within the applicable time limit, then vesting shall be restored and newly vested options shall become exercisable on the return-to-work date. If the Participant does not resume active Employment with the Company or a Subsidiary within the applicable time limit or, if at any time prior to the end of any remaining period of exercisability of Options, the Participant no longer meets the definition of Disability, vested Options (or vested portions thereof) that have not been exercised and have not expired shall be canceled.

         (f) Retirement. In the event a Participant ceases to be an Employee by reason of Retirement, all of such Participant's unvested Options, shall immediately vest and be exercisable. Vested Options that have not been exercised and have not expired may be exercised at any time within two (2) years following the last day of Employment, but in no event after the Option has expired. At the end of such two (2) year period, all unexercised Options shall be canceled. However, if at any time after such Retirement and prior to the end of any remaining period of exercisability, the Participant is occupied within his or her business or profession then all unexercised Options shall be canceled. If a Participant is no longer occupied within his or her business or profession, and terminates active Employment with the Company or a Subsidiary after reaching at least age sixty (60) and having completed at least ten (10) years of service with the Company or a Subsidiary (defined as "Early Retirement") but has not met the definition of "Retirement", Options which vest (or portions thereof) on or before the date of such Early Retirement may be exercised for a period of two (2) years thereafter, but in no event later than the expiration date of the Option.

         (g) Leave of Absence. In the event a Participant takes a Leave of Absence, vested Options (or vested portions thereof) that have not been exercised and have not expired may be exercised during such Leave of Absence, but in no event later than one (1) year from the commencement of the Leave of Absence or the expiration date of the Option, whichever is sooner, provided the Participant continues to meet the conditions prescribed by the Committee for the Leave of Absence approved for such Participant. If a Participant holds any unvested Options at the time a Leave of Absence commences no further vesting shall occur unless the Participant resumes active Employment with the Company or a Subsidiary upon the earlier to occur of (a) the end of the Leave of Absence period, or (b) twelve (12) months (or such other shorter or longer period as may be determined by the Committee) after the commencement of a Leave of Absence. If the Participant resumes active Employment with the Company or a Subsidiary within the applicable time limit and provided the Participant remains an active Employee for a period at least equal to his or her Leave of Absence or three (3) months, whichever is shorter (the "Restoration Period"), then vesting shall be restored and newly vested options shall become exercisable at the end of the Restoration Period. If the Participant does not resume active Employment with the Company or a Subsidiary within the applicable time limit, or does resume active Employment but does not remain an active Employee for the duration of the Restoration Period or, if at any time prior to the end of any remaining period of exercisability of Options, the Participant no longer meets the conditions prescribed by the Committee in connection with the approved Leave of Absence, vested Options (or vested portions thereof) that have not been exercised and have not expired shall be canceled.

         (h) Related Employment. If a Participant ceases to be an Employee solely by reason of a period of Related Employment, to the extent approved by the Committee (i) vested Options (or vested portions thereof) that have not been exercised and have not expired may be exercised during such period of Related Employment; (ii) unvested Options shall continue to vest as scheduled during such period of Related Employment and (iii) death, Disability, Leave of Absence, Early Retirement and Retirement of a Participant during a Period of Related Employment shall be treated, for purposes of the Plan, as if the death, Disability, Leave of Absence, Early Retirement or Retirement had occurred while an individual was an Employee of the Company or a Subsidiary.

         (i) Death or Disability within Thirty Days of Termination. If a Participant shall die or become Disabled within thirty (30) days of his or her involuntary termination of Employment other than for Cause, vested Options (or vested portions thereof) that have not been exercised and have not expired may be exercised by the Participant or his or her executors, administrators, heirs or distributees, as the case may be, at any time within one (1) year after the date of such event, but in no event after the Option has expired.

         3. SALE RESTRICTION ON INCREMENTAL SHARES.

         (a) Death. In the event of a Participant's death, the restrictions on the sale of Incremental Shares, as set forth in Section 9(g) of the Plan, shall immediately lapse.

         (b) Retirement. In the event of a Participant's Retirement or Early Retirement, any Incremental Shares acquired after such Retirement or Early Retirement shall not be subject to the restrictions on the sale of Incremental Shares, as set forth in Section 9(g) of the Plan.

                                                              Exhibit 10.04


                  Amendment No. 15 to the Travelers Group
                     Stock Option Plan (the "SOP Plan")
-----------------------------------------------------------------------------

    As of July 23, 1997, the Board of Directors of Travelers Group Inc. hereby approves the following amendment to the SOP Plan:

1.  Section 5(d)(iv)(F) is hereby amended to add the words "with respect to
    Section 16(a) Persons" immediately before the words "the Committee".

2.  Section 5(d)(iv) is hereby amended to add the following new subsection (G):

    Nothwithstanding the foregoing provisions of this Section 5(d)(iv), with respect to employees who are not Section 16(a) Persons, the Committee shall have the authority, based upon facts and circumstances to be determined by the Committee in its sole and absolute discretion, to accelerate the vesting of Options, to extend the period of vesting of Options referred to in Section 5(g) and to extend the period of exercisability of Options, provided any such extension complies with the provisions of Section 5(d)(i).

                                                              Exhibit 11.01

                   TRAVELERS GROUP INC. and Subsidiaries
                     COMPUTATION OF EARNINGS PER SHARE
                (In millions, except for per share amounts)


                                                     Three Months Ended            Nine Months Ended
                                                       September 30,                 September 30,
                                                  -------------------------      -----------------------
                                                     1997          1996            1997         1996
                                                  -----------    ----------      ---------    ----------
Earnings:
  Income from continuing operations                  $823           $561          $2,128       $1,657
  Discontinued operations                               -             31               -           31
                                                  -----------    ----------      ---------    ----------
  Net income                                          823            592           2,128        1,688
                                                  ===========    ==========      =========    ==========

Preferred dividends:
  8.125% Cumulative Preferred Stock - Series A         (2)            (6)            (14)         (18)
  5.5% Convertible Preferred Stock - Series B           -              -               -           (4)
  $4.53 Convertible Preferred Stock - Series C         (5)           (12)            (16)         (26)
  9 1/4% Preferred Stock - Series D                     -             (9)            (18)         (26)
  6.365% Cumulative Preferred Stock - Series F         (6)             -              (7)           -
  6.213% - Series G                                    (3)             -              (3)           -
  6.231% - Series H                                    (1)             -              (1)           -
                                                  -----------    ----------      ---------    ----------
                                                      (17)           (27)            (59)         (74)
                                                  -----------    ----------      ---------    ----------

  Income applicable to common stock                  $806           $565          $2,069       $1,614
                                                  ===========    ==========      =========    ==========

Average shares:
  Common                                             918.8          919.5          918.7         917.1
  Warrants                                             7.4            4.7            7.0           4.5
  Assumed exercise of dilutive stock options          19.1           15.0           19.6          15.6
  Incremental shares - Stock based incentive
   plans                                              25.2           19.3           24.6          18.6
                                                  -----------    ----------      ---------    ----------
                                                     970.5          958.5          969.9         955.8
                                                  ===========    ==========      =========    ==========
Earnings per share:

  Continuing operations                              $0.83         $0.56           $2.13        $1.66
  Discontinued operations                             -             0.03            -            0.03
                                                  -----------    ----------      ---------    ----------
  Net Income                                         $0.83         $0.59           $2.13        $1.69
                                                  ===========    ==========      =========    ==========


Earnings per common share is computed after recognition of preferred stock dividend requirements and is based on the weighted average number of common shares outstanding during the period after consideration of the dilutive effect of common stock warrants and stock options and the incremental shares assumed issued under the Capital Accumulation Plan and other restricted stock plans. Fully diluted earnings per common share, assuming conversion of all outstanding dilutive convertible preferred stock and the maximum dilutive effect of common stock equivalents, have not been presented because the effects are not material. The fully diluted earnings per common share calculation for the three and nine months ended September 30, 1997 would entail adding the number of shares issuable on conversion of the dilutive convertible preferred stock (7.0 and 7.0 million, respectively) and the incremental dilutive effect of common stock equivalents (1.0 million and 5.6 million, respectively) to the number of shares included in the earnings per common share calculation (resulting in 978.5 and 982.5 million shares, respectively) and eliminating the dividend requirements of the dilutive convertible preferred stock ($2.3 and $6.9 million, respectively). The fully diluted earnings per common share calculation for the three and nine months ended September 30, 1996 would entail adding the number of shares issuable on conversion of the dilutive convertible preferred stock (7.6 and 7.6 million, respectively) and the incremental dilutive effect of common stock equivalents (5.1 million and 7.7 million, respectively) to the number of shares included in the earnings per common share calculation (resulting in 971.2 and 971.1 million shares, respectively) and eliminating the dividend requirements of the dilutive convertible preferred stock ($2.5 and $8.9 million, respectively).

All current and prior year information has been restated to reflect the three-for-two stock split declared on October 22, 1997 and payable on November 19, 1997 to stockholders of record on November 3, 1997.

                                                              Exhibit 12.01


                   TRAVELERS GROUP INC. and Subsidiaries
             COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                 (In millions of dollars, except for ratio)

                                                      Nine months ended
                                                        September 30,
                                               -----------------------------
                                                   1997              1996
                                               ----------        -----------
Income from continuing operations
  before income taxes and minority interest      $3,527            $2,341
Interest                                          2,084             1,640
Portion of rentals deemed to be interest             83                80
                                               ----------        -----------
  Earnings available for fixed charges           $5,694            $4,061
                                               ==========        ===========
FIXED CHARGES

Interest                                         $2,084            $1,640
Portion of rentals deemed to be interest             83                80
                                               ----------        -----------
  Fixed charges                                  $2,167            $1,720
                                               ==========        ===========

Ratio of earnings to fixed charges                 2.63X             2.36x
                                               ==========        ===========


THIS SCHEDULE CONTAINS SUMMARY FINANCIAL INFORMATION EXTRACTED FROM THE SEPTEMBER 30, 1997 CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF TRAVELERS GROUP INC. AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SUCH FINANCIAL STATEMENTS.

$59,670; securities borrowed or purchased under agreements to resell $32,329; and trading securities owned, at market value $15,518.
receivables $8,129; net consumer finance receivables $10,401 and other receivables $5,145.
are indicated with a zero as required.
and brokerage borrowings $5,083; short-term borrowings $3,284 and long-term debt $12,297.
capital $7,747; retained earnings $9,233; treasury stock $(3,275); unrealized gain (loss) on investment securities $930; and other $(438).

                                                           Exhibit 99.01

                                                           COMPANY'S FORM 8-K
                                                           March 1, 1994
                                                           Pages 2 and 3


    In a case entitled The Travelers Insurance Company et al. v. Richard John Ratcliffe Keeling et al., filed in New York Supreme Court in June 1991, old Travelers seeks to enforce reinsurance contracts with certain underwriters at Lloyd's of London with respect to recoveries for certain asbestos claims. In January 1994, the Court stayed litigation of this matter in favor of arbitration. The issues before the arbitration panel include the underwriters' breach of contract and anticipated breach of their agreement with the Company on asbestos-related reinsurance claims.

                                                            COMPANY'S FORM 10K
                                                            DECEMBER 31, 1996
                                                            PAGE 84

For information concerning a case filed by certain subsidiaries of the Company involving certain reinsurance contracts with Lloyd's, see the description that appears in the paragraph that begins on page 2 and ends on page 3 of the Company's Current Report on Form 8-K dated March 1, 1994, which description is incorporated by reference herein. A copy of the pertinent paragraph of such filing is included as an exhibit to this Form 10-K. Hearings before the American Arbitration Association began in the second half of 1996 and are expected to continue into the second quarter of 1997.

                                                 Exhibit 99.02

                                                 PROSPECTUS OF TRAVELERS/AETNA
                                                 PROPERTY CASUALTY CORP.
                                                 April 22, 1996
                                                 Pages 90 and 91

A number of cases have been filed against several insurance companies and industry organizations relating to service fee charges and premium calculation on certain workers' compensation insurance. Certain subsidiaries of the Company are defendants in South Carolina ex rel. Medlock v. National Council on Compensation Insurance ("NCCI"), an action filed by the Attorney General of South Carolina in August 1994 in the court of Common Pleas, County of Greenville, South Carolina; Four Way Plant Farm
v. NCCI, a purported class action filed in September 1994 in the Circuit Court for Bullock county, Alabama, and NC Steel, Inc. v. NCCI, a purported class action filed in November 1993 in the Superior Court Division of the General Court of Justice, Wake County, North Carolina. In these cass, the plaintiffs generally allege that the administration of each state's workers' compensation assigned risk pool conspired with servicing carriers for the pool to collect excessive fees in violation of state antitrust and/or unfair trade practice laws. The plaintiffs seek unspecified compensatory, treble and/or punitive damages and injunctive relief. The Company believes it has meritorious defenses and intends to contest the allegations. In NC Steel, Inc. v. NCCI, the defendants' motion to dismiss was granted in February 1995, and the paintiffs have appealed to the North Carolina Court of Appeals. In April 1994, certain subsidiaries of [the Company] were named as additional defendants in a purported class action pending in the 116th District of Dallas County, Texas, entitled Weatherford Roofing Company v. Employers National Insurance Company. The plaintiffs in this case allege that the workers' compensation carriers in Texas have conspired to collect excessive or improper premiums in violation of state insurance laws, antitrust laws and/or state unfair trade practices laws. The plaintiffs seek compensatory, treble and/or punitive damages as well as declaratory and injunctive relief. In a statutory demand letter, plaintiffs' counsel allege classwide compensatory damages, including interest through October 1994, of approximately $572 million. Since that time, court-approved settlements with certain other insurers have been based on single damage, or alleged overcharge, calculations which, if applied to Company-issued policies of class members, would yield single damages of $50 million or less. the Company believes it has meritorious defenses and intends to contest the allegations unless and attractive settlement opportunity arises.

                                                            COMPANY FORM 10-Q
                                                            SEPTEMBER 30, 1996
                                                            PAGE 34

For information concerning actions filed against several insurance companies and industry organizations relating to service fee charges and premium calculations on certian workers' compensations insurance, see the descriptions that appear in the paragrah that begins on page 90 and ends on page 91 of the Prospectus dated April 22, 1996 of Travelers/Aetna Property Casualty Corp., a majority-owned subsidiary of the Company, and in the second paragraph on page 35 of the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996, which descriptions are incorporated by reference herein. A copy of the pertinent paragraphs of such filings is included as an exhibit to this Form 10-Q. In October 1996, certain subsidiaries of the Company were named as defendants in a purported class action filed in the District Court of Wyandotte County, Kansas, Civil Court Department under the name Amundson & Associates Art Studio Ltd. v. NCCI, et al. The plaintiffs make allegations and seek damages that are similar to those in the cases referred to above.

                                                            COMPANY'S FORM 10-K
                                                            DECEMBER 31, 1996
                                                            PAGE 84

For information concerning actions filed against several insurance companies and industry organizations relating to service fee charges and premium calculations on certain workers' compensation insurance, see the descriptions that appear in the paragraph that begins on page 90 and ends on page 91 of the Prospectus dated April 22, 1996 of TAP, the second paragraph on page 35 of the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996 and the second paragraph on page 34 of the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996, which descriptions are incorporated by reference herein. A copy of the pertinent paragraphs of such filings is included as an exhibit to this Form 10-K. In NC Steel, Inc. v. NCCI, plaintiffs and defendants have appealed to the North Carolina State Supreme Court. In November 1996, Amundson & Associates Art Studio v. NCCI, et al. was removed to the U.S. District Court for the District of Kansas. In December 1996, a purported class action entitled Forman, Inc. v. NCCI, et al. was filed in Chancery Court, Marion County, Tennessee, with allegations similar to those in NC Steel and seeking unspecified monetary damages. In January 1997, two additional purported class actions, each entitled El Chico Restaurants, Inc, v. The Aetna Casualty and Surety Company, et al., were filed in Chancery Court, Davidson County, Tennessee, and Superior Court, Richmond County, Georgia, respectively, with allegations similar to those in Weatherford Roofing Company v. Employers National Insurance Company, which was settled in mid-1996. Plaintiffs seek unspecified monetary damages. In February 1997, one action was removed to the U.S. District Court for the Middle District of Tennessee and the other action was removed to the U.S. District Court for the Southern District of Georgia. Also in January 1997, a purported class of Texas workers' compensation insureds filed a petition to intervene in a lawsuit pending since 1995 in District Court, Travis County, Texas, entitled Travelers Indemnity Company of Connecticut v. Texas Workers Compensation Insurance Facility. The pending lawsuit arose out of a fee dispute between certain subsidiaries of the Company and the administration of the Texas assigned risk pool. The proposed class challenges both the fees paid to servicing carriers for the pool from 1991 to 1993 and certain premium calculations on certain workers' compensation policies from 1991 forward. The Company believes it has meritorious defenses to these actions and intends to contest the allegations.